Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-227487

JOINT PROXY STATEMENT/PROSPECTUS

To the Shareholders of Transocean Ltd. and Ocean Rig UDW Inc.:

On September 3, 2018, Transocean Ltd. (“Transocean”), Transocean Oceanus Holdings Limited, a newly-formed, direct, wholly-owned subsidiary of Transocean (“Holdco”), Transocean Oceanus Limited, a newly-formed, indirect, wholly-owned subsidiary of Transocean (“Merger Sub”), and Ocean Rig UDW Inc. (“Ocean Rig”) entered into an agreement and plan of merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into Ocean Rig, with Ocean Rig being the surviving entity as a direct subsidiary of Holdco and an indirect, wholly-owned subsidiary of Transocean (the “Merger”).

At the effective time of the Merger (the “Effective Time”),  each issued and outstanding share of Ocean Rig immediately prior to such time (other than certain Ocean Rig shares that will be canceled as set forth in the Merger Agreement), will be canceled and automatically converted into the right to receive 1.6128 newly issued shares of Transocean (the “Share Consideration”) and $12.75 in cash (the “Cash Consideration” and, together with the Share Consideration, the “Merger Consideration”) in the manner described in the Merger Agreement. The Merger Consideration is fixed and will not be adjusted as a result of changes in the price of shares of Transocean or Ocean Rig occurring prior to the completion of the Merger. Transocean’s shares are currently listed on the New York Stock Exchange (“NYSE”) under the symbol “RIG,” and Ocean Rig Class A shares are currently listed on The Nasdaq Stock Market (“Nasdaq”) under the symbol “ORIG.” Based on the closing price of Transocean’s shares on the NYSE of $12.11 on August 31, 2018, the last trading day before announcement of the Merger, the Merger Consideration had an implied value of approximately $32.28 for each Ocean Rig share. Based on the closing price of Transocean’s shares on the NYSE of $13.16 on October 15, 2018, the latest practicable trading day before the date of this joint proxy statement/prospectus, the Merger Consideration had an implied value of approximately $33.97 for each Ocean Rig share. The value of the Share Consideration will fluctuate with changes in the market price of Transocean shares. We urge you to obtain current market quotations for Transocean shares and Ocean Rig Class A shares.

Based on the number of Transocean and Ocean Rig shares issued and outstanding on October 11, 2018 (including shares issuable by Ocean Rig under existing contracts between Ocean Rig and certain of its directors), we expect that payment of the Merger Consideration will require Transocean to issue approximately 147,700,195 shares and pay approximately $1.17 billion in cash in the aggregate in connection with the Merger, and that holders of Ocean Rig shares immediately prior to the Merger will hold, in the aggregate, approximately 24% of the issued and outstanding shares of Transocean immediately following the Merger.  Following the closing of the Merger, the Transocean shares that comprise the Share Consideration will be listed on the NYSE.

Transocean and Ocean Rig will each hold an extraordinary general meeting of shareholders to consider matters related to the Merger. Transocean and Ocean Rig cannot complete the Merger unless, among other things, (1) Transocean’s shareholders approve an amendment to Transocean’s Articles of Association to create additional authorized share capital of Transocean, pursuant to which Transocean’s board of directors is authorized to issue, subject to and upon completion of the Merger, and on a non-preemptive rights basis, up to 147,700,195 new Transocean shares to pay the Share Consideration in the Merger (the “Authorized Share Capital Proposal”), and the issuance of Transocean shares to pay the Share Consideration in the Merger (the “Share Issuance Proposal”), and (2) Ocean Rig shareholders approve the Merger Agreement.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend your company’s extraordinary general meeting, please complete and return the enclosed proxy card or submit your proxy to vote through the Internet or by telephone. Submitting a proxy now will not prevent you from being able to vote in person at your company’s shareholder meeting.

In evaluating the Merger, the Transocean board of directors consulted with Transocean’s legal and financial advisors and Transocean’s management. After careful consideration, the Transocean board unanimously determined that a strategic business combination with Ocean Rig was advisable and in the best interests of Transocean and authorized the negotiation, execution and delivery of the Merger Agreement in the form and on the terms and conditions approved by the Transaction Committee of the Transocean board. The Transaction Committee subsequently unanimously adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (including the issuance of Transocean shares to Ocean Rig shareholders in the Merger). Accordingly, the Transocean board unanimously recommends that Transocean shareholders vote (1) “FOR” approval of the Authorized Share Capital Proposal and (2) “FOR” approval of the Share Issuance Proposal. Approval of the Authorized Share Capital Proposal and the Share Issuance Proposal is a condition to the Merger.  Transocean is also asking shareholders to vote on an unrelated proposal to delete the special purpose authorized share capital contained in Article 5bis of Transocean’s Articles of Association (the “Clean-Up Proposal”). The Clean-Up Proposal is unrelated to the Merger, and approval of the Clean-Up Proposal is not a condition to the Merger. Transocean’s board of directors recommends that Transocean shareholders vote “FOR” the Clean-Up Proposal.

Pursuant to a voting and support agreement between Ocean Rig and Perestroika (Cyprus) Ltd., an affiliate of Perestroika AS (“Perestroika”) and a significant holder of Transocean shares representing approximately 7% of the issued and outstanding shares of Transocean (the “Transocean Voting Agreement”), Perestroika has agreed to appear (in person or by proxy) at any Transocean shareholder meeting at which the Authorized Share Capital Proposal, the Share Issuance Proposal and any related amendments to Transocean’s Articles of Association in connection with the Merger, are on the agenda and vote its Transocean shares in favor of such proposals, subject to the terms and conditions of the Transocean Voting Agreement.

As described in the accompanying proxy statement/prospectus, the Ocean Rig Board, after consultation with Ocean Rig’s legal and financial advisors and consideration of a number of factors, has unanimously determined that the Merger is in the best interests of Ocean Rig and its shareholders, and has unanimously approved, adopted, and declared advisable the Merger Agreement, and all transactions contemplated thereby and unanimously recommends that you vote “FOR” the approval of the Merger Agreement and “FOR” a proposal to approve adjournments of the Ocean Rig shareholders meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the Merger Agreement.

Pursuant to voting and support agreements between Transocean and certain significant holders of Ocean Rig shares, including all of the Ocean Rig directors that own Ocean Rig shares (the “Covered Shareholders”), representing approximately 48% of the issued and outstanding shares of Ocean Rig (collectively, the “Ocean Rig Voting Agreements”), the Covered Shareholders have agreed, subject to the terms and conditions of the Ocean Rig Voting Agreements, (i) to appear (in person or by proxy) at any meeting of the shareholders convened for the purpose of approving the Merger and the Merger Agreement and (ii) provided that neither the Ocean Rig Board has made an Adverse Recommendation Change (as such term is defined in the Merger Agreement), to vote all of their Ocean Rig shares (the “Covered Shares”) in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger, and against any action that would reasonably be expected to impede the Merger or result in a breach of the Merger Agreement or the Ocean Rig Voting Agreements.  If the Ocean Rig Board makes an Adverse Recommendation Change, the Covered Shareholders may vote their Covered Shares in any manner they determine.

The obligations of Transocean and Ocean Rig to complete the Merger are subject to the satisfaction or waiver of several conditions set forth in the Merger Agreement. This joint proxy statement/prospectus provides you with detailed information about the Merger and the Merger Agreement. It also contains or references information about Transocean and Ocean Rig and certain related matters. You are encouraged to carefully read this joint proxy statement/prospectus in its entirety. In particular, you should read the “Risk Factors” section beginning on page 31 for a discussion of the risks you should consider in evaluating the Merger and how it will affect you.

Sincerely,

Jeremy D. Thigpen	Pankaj Khanna
President and Chief Executive Officer	Chief Executive Officer
Transocean Ltd.	Ocean Rig UDW Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, the other transactions contemplated by the Merger Agreement or the securities to be issued under this joint proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated October 16, 2018, and is first being mailed to Transocean and Ocean Rig shareholders on or about October 16, 2018.

NOTICE OF EXTRAORDINARY GENERAL MEETING OF

TRANSOCEAN LTD. SHAREHOLDERS

TO BE HELD ON NOVEMBER 29, 2018

Dear Shareholder:

An extraordinary general meeting of shareholders (the “Extraordinary General Meeting”) of Transocean Ltd. (“Transocean”) will be held on November 29, 2018 at 5:00 p.m., Swiss time, at Transocean’s offices in Steinhausen, Switzerland. The invitation to the Extraordinary General Meeting, the joint proxy statement/prospectus related to the Extraordinary General Meeting and a proxy card are enclosed and describe the matters to be acted upon at the meeting.

On September 3, 2018, Transocean, Transocean Oceanus Holdings Limited, a newly-formed, direct, wholly-owned subsidiary of Transocean (“Holdco”), Transocean Oceanus Limited, a newly-formed, indirect, wholly-owned subsidiary of Transocean (“Merger Sub”), and Ocean Rig UDW Inc. (“Ocean Rig”) entered into an agreement and plan of merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into Ocean Rig, with Ocean Rig being the surviving entity as a direct subsidiary of Holdco and an indirect, wholly-owned subsidiary of Transocean (the “Merger”).  Upon completion of the Merger, each issued and outstanding share of Ocean Rig immediately prior to the Merger shall be converted into the right to receive 1.6128 newly issued shares of Transocean (the “Share Consideration”) and $12.75 in cash (the “Cash Consideration” and, together with the Share Consideration, the “Merger Consideration”), shall automatically be canceled and retired, and shall cease to exist as of the effective time of the Merger. The Merger Consideration is fixed and will not be adjusted as a result of changes in the price of shares of Transocean or Ocean Rig occurring prior to the completion of the Merger.

At the Extraordinary General Meeting, we will ask you to vote on the following items:

Agenda Item	Description	Board Recommendation
1

Amendment to Transocean’s Articles of Association to create additional authorized share capital for the issuance of up to 147,700,195 Transocean shares to pay the Share Consideration in the Merger (the “Authorized Share Capital Proposal”)

FOR
2	Issuance of Transocean shares to pay the Share Consideration in the Merger, as required by the rules of the New York Stock Exchange (the “Share Issuance Proposal”)	FOR
3	Deletion of special purpose authorized share capital in Article 5bis of Transocean’s Articles of Association (the “Clean-Up Proposal”)	FOR

We cannot complete the Merger unless the Authorized Share Capital Proposal and the Share Issuance Proposal are approved by our shareholders. Additionally, we are asking shareholders to approve the Clean-Up Proposal, which is not a condition to the Merger. It is important that your shares are voted at the meeting, whether you plan to attend or not. Please read the enclosed invitation and joint proxy statement/prospectus and date, sign and promptly return the proxy card in the enclosed self-addressed envelope or submit your proxy electronically over the Internet. If you hold your shares in the name of a bank, broker or other nominee, please follow the instructions provided by your bank, broker or nominee for voting your shares, including whether you may vote by mail, telephone or over the Internet.

A copy of the proxy materials, including a proxy card, has been sent to each shareholder registered in Transocean’s share register as of October 15, 2018. A copy of the proxy materials, including a proxy and admission card, will also be sent to any additional shareholders who become registered in our share register or who become beneficial owners through a U.S. bank, broker or nominee as of the close of business on November 12, 2018.

A note to Swiss and other European investors: Transocean is incorporated in Switzerland, has issued shares and trades on the New York Stock Exchange; however, unlike some Swiss incorporated or SIX Swiss Exchange-listed companies, share blocking and re-registration are not requirements for any Transocean shares to be voted at the meeting, and all shares may be traded after the record date.

Thank you in advance for your vote.

Sincerely,

Merrill A. “Pete” Miller, Jr.	Jeremy D. Thigpen
Chairman of the Transocean Board	President and Chief Executive Officer

INVITATION TO EXTRAORDINARY GENERAL MEETING OF

TRANSOCEAN LTD. SHAREHOLDERS

TO BE HELD ON NOVEMBER 29, 2018

On September 3, 2018, Transocean Ltd. (“Transocean”), Transocean Oceanus Holdings Limited, a newly-formed, direct, wholly-owned subsidiary of Transocean (“Holdco”), Transocean Oceanus Limited, a newly-formed, indirect, wholly-owned subsidiary of Transocean (“Merger Sub”), and Ocean Rig UDW Inc. (“Ocean Rig”) entered into an agreement and plan of merger (the “Merger Agreement”) pursuant to which Merger Sub will merge with and into Ocean Rig, with Ocean Rig being the surviving entity as a direct subsidiary of Holdco and an indirect, wholly-owned subsidiary of Transocean (the “Merger”).  Upon completion of the Merger, each issued and outstanding share of Ocean Rig immediately prior to the Merger shall be converted into the right to receive 1.6128 newly issued shares of Transocean (the “Share Consideration”) and $12.75 in cash (the “Cash Consideration” and, together with the Share Consideration, the “Merger Consideration”), shall automatically be canceled and retired, and shall cease to exist as of the effective time of the Merger. The Merger Consideration is fixed and will not be adjusted as a result of changes in the price of shares of Transocean or Ocean Rig occurring prior to the completion of the Merger.

We cannot complete the Merger unless Agenda Item 1 and Agenda Item 2 described below are approved by Transocean shareholders. Additionally, we are asking shareholders to approve Agenda Item 3, which is not a condition to completion of the Merger. Additional information about the transactions contemplated by the Merger Agreement, including the Merger, and Ocean Rig is included in the accompanying joint proxy statement/prospectus.

Agenda Items

Item 1:  Amendment to Transocean’s Articles of Association to create additional authorized share capital for the issuance of up to 147,700,195 Transocean shares to pay the Share Consideration in the Merger

Proposal of the Transocean Board of Directors

The Transocean board of directors (the “Transocean Board”) proposes that the shareholders approve an amendment to Transocean’s Articles of Association to create additional authorized share capital of Transocean, pursuant to which the Transocean Board is authorized to issue, subject to and upon completion of the Merger, and on a non-preemptive rights basis, up to 147,700,195 new Transocean shares to pay the Share Consideration in the Merger. If the Share Consideration should exceed 147,700,195 Transocean shares for any reason, the Transocean Board may rely on its authority under the existing authorized share capital pursuant to Article 5 Transocean’s Articles of Association to issue the additional Transocean shares. The new Transocean shares, the issuance of which the Transocean Board will resolve on the basis of the additional share capital approved by shareholders at the extraordinary general meeting (the “Extraordinary General Meeting”), will be paid in by way of a contribution in kind of newly issued shares, par value $0.0001 each, of Holdco, a wholly-owned subsidiary of Transocean that directly owns all outstanding shares of Merger Sub and, upon effectiveness of the Merger, will own all outstanding shares of Ocean Rig as the surviving entity in the Merger.

In the Merger, each share of Ocean Rig will be converted into the right to receive the Merger Consideration, and will be canceled and retired. Any resulting fractional Transocean shares will be rounded down to the nearest whole number of Transocean shares and paid in cash. Because the Transocean shares are to be issued in the context of the acquisition of all issued and outstanding shares of Ocean Rig by way of the Merger, the proposed authorized share capital provides that the preferential subscription rights of Transocean’s shareholders will be excluded in connection with the issuance of new Transocean shares as Share Consideration in the Merger and be allotted to the benefit of the holders of shares of Ocean Rig outstanding immediately prior to the effectiveness of the Merger (whereby an exchange agent will be acting on account of such holders).

The proposed amendment to Transocean’s Articles of Association to create additional authorized share capital is set forth in Appendix C. This proposal is a condition to the completion of the Merger.

Recommendation

The Transocean Board recommends you vote “FOR” this proposal.

Item 2:   Issuance of Transocean shares to pay the Share Consideration in the Merger, as required by the rules of the New York Stock Exchange (“NYSE”)

Proposal of the Transocean Board of Directors

As required by the rules of the NYSE, the Transocean Board proposes that the shareholders approve the issuance of the Transocean shares necessary to pay the Share Consideration in the Merger. This proposal is a condition to the completion of the Merger.

Recommendation

The Transocean Board recommends you vote “FOR” this proposal.

Item 3:   Deletion of the special purpose authorized share capital included in Article 5bis of Transocean’s Articles of Association

Proposal of the Transocean Board of Directors

The Transocean Board proposes that Article 5bis of Transocean’s Articles of Association, authorizing Transocean to issue new, registered Transocean shares in connection with a mandatory offer or a compulsory acquisition of all shares of Songa Offshore SE (“Songa Offshore”) not acquired in Transocean’s public exchange offer for all issued and outstanding shares of Songa Offshore launched on December 21, 2017, be deleted. The adoption of this proposal is not a condition to the completion of the Merger. Transocean intends to complete the Merger regardless of whether this proposal is adopted by Transocean’s shareholders, assuming all conditions to the Merger are satisfied or waived by the applicable parties to the Merger Agreement.

Recommendation

The Transocean Board recommends you vote “FOR” this proposal.

Organizational Matters

A copy of the proxy materials, including a proxy and admission card, has been sent to each shareholder registered in Transocean’s share register as of the close of business on October 15, 2018. Any additional shareholders who are registered in Transocean’s share register as of the close of business on November 12, 2018 will receive a copy of the proxy materials, including a proxy card, after November 12, 2018. Shareholders not registered in Transocean’s share register as of November 12, 2018 will not be entitled to attend, vote at, or grant proxies to vote at, the Extraordinary General Meeting.

We urge you to return your proxy card or to submit your voting instructions electronically over the Internet as soon as possible. All proxy cards or electronic voting instructions must be received no later than 2:00 p.m. (CET) on November 29, 2018.

If you have timely submitted a properly executed proxy card or electronic voting instructions, your shares will be voted by the independent proxy in accordance with your instructions. Holders of shares who have timely submitted their proxy but have not specifically indicated how to vote their shares instruct the independent proxy to vote in accordance with the recommendations of the Transocean Board with regard to the items listed in the notice of meeting.

If any modifications to the Agenda Items or proposals identified in this invitation or other matters on which voting is permissible under Swiss law are properly presented at the Extraordinary General Meeting  for consideration, you instruct the independent proxy, in the absence of other specific instructions, to vote in accordance with the recommendations of the Transocean Board.

As of the date of this proxy statement, the Transocean Board is not aware of any such modifications or other matters proposed to come before the Extraordinary General Meeting.

Shareholders who hold their shares in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee for voting their shares. If such beneficial holders wish to attend and vote their shares in person at the meeting, they must obtain a valid legal proxy from the bank, broker or other nominee holding their shares.

Shareholders may grant proxies to any third party. Such third parties need not be shareholders.

If you wish to attend and vote at the Extraordinary General Meeting in person, you are required to present either an original attendance card, together with proof of identification, or, if you hold your shares in the name of a bank, broker or other nominee, a legal proxy issued by your bank, broker or other nominee in your name, together with proof of identification. If you plan to attend the Extraordinary General Meeting in person, we urge you to arrive at the Extraordinary General Meeting location no later than 4:00 p.m., Swiss time, on November 29, 2018. In order to determine attendance correctly, any shareholder leaving the Extraordinary General Meeting early or temporarily will be requested to present such shareholder’s admission card upon exit. Directions to the Extraordinary General Meeting can be obtained by contacting our Corporate Secretary at our registered office, Turmstrasse 30, 6312 Steinhausen, Switzerland, telephone number + 41 (41) 749 0500, or Investor Relations at our offices in the United States, at 4 Greenway Plaza, Houston, TX, USA 77046, telephone number + 1 (713) 232‑7500.

On behalf of the Transocean Board,

Merril A. “Pete” Miller, Jr.

Chairman of the Transocean Board

Steinhausen, Switzerland

October 16, 2018

NOTICE OF EXTRAORDINARY GENERAL MEETING OF

OCEAN RIG UDW INC. SHAREHOLDERS

TO BE HELD ON NOVEMBER 29, 2018

To Shareholders of Ocean Rig:

You are invited to attend an extraordinary general meeting of shareholders (the “Ocean Rig Extraordinary General Meeting”) of Ocean Rig UDW Inc., an exempted company incorporated under the laws of the Cayman Islands (“Ocean Rig”), to be held at the offices of Ocean Rig, located at 3rd Floor Flagship Building, Harbour Drive, Grand Cayman, Cayman Islands, on November 29, 2018 at 9:00 a.m. local time, for the following purposes:

1.    To consider and vote at the Ocean Rig Extraordinary General Meeting upon a proposal for a special resolution pursuant to the Cayman Islands Companies Law (2018 Revision) of the laws of the Cayman Islands and the Second Amended and Restated Memorandum and Articles of Association of Ocean Rig (“Articles of Ocean Rig”) to approve the Merger Agreement, dated as of September 3, 2018 (as may be amended, the “Merger Agreement”), by and among Ocean Rig, Transocean Ltd., a corporation incorporated under the laws of Switzerland (“Transocean”), Transocean Oceanus Holdings Limited, a newly-formed exempted company incorporated with limited liability under the laws of the Cayman Islands and a direct, wholly-owned subsidiary of Transocean (“Holdco”), and Transocean Oceanus Limited, a newly-formed exempted company incorporated with limited liability under the laws of the Cayman Islands and an indirect, wholly-owned subsidiary of Transocean (“Merger Sub”), and the transactions contemplated thereby, including the plan of merger between Merger Sub and Ocean Rig (the “Plan of Merger”), which is substantially in the form included in the Merger Agreement and the transactions contemplated thereby (the “Merger Agreement Proposal”).

2.    To consider and vote upon a proposal to approve adjournments of the Ocean Rig Extraordinary General Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the Merger Agreement (the “Adjournment Proposal”).

Pursuant to Section 6.2 of the Articles of Ocean Rig, the shareholders of Ocean Rig (other than any related party of Ocean Rig, including TMS Offshore Ltd. and its affiliates) (the “Lender Shareholder Parties” as such term is defined in the Articles of Ocean Rig) holding a majority of the outstanding shares held by all Lender Shareholder Parties (the “Drag-Along Sellers” as such term in defined in the Articles of Ocean Rig) have the right to require the other shareholders of Ocean Rig to transfer their shares in a drag-along sale (as defined in the Articles of Ocean Rig, a “Drag-Along Sale”).

You are also being asked to elect to be a Drag-Along Seller and to authorize the officers of Transocean to take all such actions to effect the transactions contemplated by the Merger Agreement as a Drag-Along Sale in accordance with Article 6.2.2 of the Articles of Ocean Rig to the extent permitted thereunder and Transocean determines it is advisable to pursue a Drag-Along Sale, provided that in all cases if the Merger Agreement has been terminated in accordance with its terms, your election to be a Drag-Along Seller and all actions taken on your behalf in connection with the Drag-Along Sale shall be null and void.

As described in the accompanying joint proxy statement/prospectus, the Ocean Rig board of directors (the “Ocean Rig Board”), after consultation with Ocean Rig’s legal and financial advisors and consideration of a number of factors, has unanimously determined that the Merger is in the best interests of Ocean Rig and its shareholders, and has unanimously approved, adopted, and declared advisable the Merger Agreement and all transactions contemplated thereby.

The Ocean Rig Board recommends that you vote “FOR” the approval of the Merger Agreement Proposal and “FOR” the approval of the Adjournment Proposal.

The joint proxy statement/prospectus that accompanies this notice provides extensive information about the Ocean Rig Extraordinary General Meeting, the Merger Agreement, the Merger and other related matters. You are urged to read the accompanying joint proxy statement/prospectus, including any documents incorporated by reference into the accompanying joint proxy statement/prospectus, and its appendices carefully and in their entirety. A copy of the Merger Agreement is included in the joint proxy statement/prospectus as Appendix A.

YOUR VOTE IS VERY IMPORTANT

Your proxy is being solicited by the Ocean Rig Board.  The Merger Agreement must be approved by Ocean Rig’s shareholders in order for the Merger to be consummated.

If you do not expect to be present at the Ocean Rig Extraordinary General Meeting, you are requested to promptly vote your shares via the Internet or by telephone by following the instructions on your Notice Regarding the Internet Availability of Proxy Materials, or, if you received your proxy materials by mail, by following the instructions included on your proxy card or voting instruction form, to make sure that your shares are represented at the Ocean Rig Extraordinary General Meeting.  Instructions for voting are included in the accompanying joint proxy statement/prospectus.   If you do attend the Ocean Rig Extraordinary General Meeting and wish to vote in person, you may do so notwithstanding the fact that you previously submitted or appointed a proxy. Your vote is very important, regardless of the number of shares you own.  Accordingly, please submit your proxy whether or not you plan to attend the Ocean Rig Extraordinary General Meeting in person.  Proxies must be received by 11:59 p.m. (EST) on November 28, 2018.

Only holders of record of Ocean Rig shares at the close of business on October 16, 2018, the record date for the Ocean Rig Extraordinary General Meeting, are entitled to notice of, and to vote at, the Ocean Rig Extraordinary General Meeting and any adjournments thereof.  Each Ocean Rig share entitles its holder to one vote on all matters that come before the Ocean Rig Extraordinary General Meeting.

Please note, however, that if your Ocean Rig shares are held as of the record date by a broker, bank, trustee or other nominee and you wish to vote in person at the meeting, you must obtain a legal proxy in your name from your broker, bank, trustee or other nominee and present it to the inspector of election with your ballot when you vote in person at the Ocean Rig Extraordinary General Meeting.  Please also bring to the Ocean Rig Extraordinary General Meeting your account statement or letter from your bank or broker evidencing your beneficial ownership of Ocean Rig shares as of the record date and valid government-issued photo identification.

If you have questions about the Merger or the Ocean Rig Extraordinary General Meeting, need additional copies of this joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Okapi Partners, LLC at: 1212 Avenue of the Americas, 24th Floor, New York, New York, 10036, or call (855) 208-8901.

By Order of the Board of Directors,

Iraklis Sbarounis
Secretary
Ocean Rig UDW Inc.

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Transocean and Ocean Rig from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them from Transocean’s or Ocean Rig’s proxy solicitor in writing or by telephone at the following addresses and telephone numbers:

If you are a Transocean shareholder:	If you are an Ocean Rig shareholder:

Georgeson LLC 1290 Avenue of the Americas, 9th Floor New York, NY 10104 Banks, Brokers and Shareholders Call Toll-Free: +1 (866) 647-8869	Okapi Partners, LLC 1212 Avenue of the Americas, 24th Floor New York, NY, 10036 Shareholders: (855) 208-8901 Banks and brokers: (212) 297-0720 Email: info@okapipartners.com

Investors may also consult Transocean’s or Ocean Rig’s website for more information concerning the Merger described in this joint proxy statement/prospectus. Transocean’s website is www.deepwater.com. Ocean Rig’s website is www.ocean-rig.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus. Additional information is also available at www.sec.gov.

If you would like to request copies of any documents, please do so by November 21, 2018 (which is five business days before the date of each Extraordinary General Meeting) in order to receive them before the applicable Extraordinary General Meeting.

For more information, see “Where You Can Find More Information.”

ABOUT THIS DOCUMENT

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed by Transocean with the Securities and Exchange Commission, which is referred to herein as the SEC, constitutes a prospectus of Transocean for purposes of the Securities Act of 1933, as amended, which is referred to herein as the Securities Act, with respect to the Transocean shares to be issued to Ocean Rig shareholders in exchange for Ocean Rig shares pursuant to the Merger Agreement. This joint proxy statement/prospectus also constitutes a proxy statement for Transocean and Ocean Rig for purposes of the Securities Exchange Act of 1934, as amended, which is referred to herein as the Exchange Act. This joint proxy statement/prospectus also contains an invitation to and a notice of meeting with respect to Transocean’s extraordinary general meeting (the “Transocean Extraordinary General Meeting”) and a notice of meeting with respect to Ocean Rig’s extraordinary general meeting (the “Ocean Rig Extraordinary General Meeting”).

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than the date of this joint proxy statement/prospectus. Neither the mailing of this joint proxy statement/prospectus to Transocean shareholders or Ocean Rig shareholders nor the issuance by Transocean of the Share Consideration to Ocean Rig shareholders pursuant to the Merger Agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Transocean has been provided by Transocean and information contained in this joint proxy statement/prospectus regarding Ocean Rig has been provided by Ocean Rig.

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QUESTIONS AND ANSWERS

The following are answers to some questions that you may have regarding the proposed transaction between Transocean and Ocean Rig and the other proposals being considered at the Transocean Extraordinary General Meeting and the Ocean Rig Extraordinary General Meeting.  Transocean and Ocean Rig urge you to read carefully this entire joint proxy statement/prospectus, including the Appendices, and the documents incorporated by reference into this joint proxy statement/prospectus, because the information in this section does not provide all the information that might be important to you.  See “Where You Can Find More Information.”

All references in this joint proxy statement/prospectus to:

•	“Transocean” are to Transocean Ltd., a corporation incorporated under the laws of Switzerland.
•	“Ocean Rig” are to Ocean Rig UDW Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands.
•

“Holdco” are to Transocean Oceanus Holdings Limited, a newly-formed exempted company incorporated with limited liability under the laws of the Cayman Islands and a direct, wholly-owned subsidiary of Transocean.

•

“Merger Sub” are to Transocean Oceanus Limited, a newly-formed exempted company incorporated with limited liability under the laws of the Cayman Islands and an indirect, wholly-owned subsidiary of Transocean.

•	“Merger Agreement” are to the Agreement and Plan of Merger, dated September 3, 2018 by and among Transocean, Ocean Rig, Holdco and Merger Sub.
•

“Merger” are to the proposed business combination transaction pursuant to which Merger Sub, a newly-formed, indirect, wholly-owned subsidiary of Transocean, will merge with and into Ocean Rig, with Ocean Rig continuing as the surviving entity and a wholly-owned, indirect subsidiary of Transocean.

•	“Plan of Merger” are to the plan of merger between Merger Sub and Ocean Rig, which is substantially in the form included in the Merger Agreement.
•	“Transocean shares” are to the shares of Transocean, par value CHF 0.10 each.
•	“Ocean Rig shares” are collectively the Ocean Rig Class A shares, par value $0.01 per share, and the Ocean Rig Class B shares, par value $0.01 per share.

All references in this joint proxy statement/prospectus to “we,” “us,” and “our” refer to Transocean and Ocean Rig, collectively, unless the context otherwise requires. All references in this joint proxy statement/prospectus to “$” are to United States dollars, and all references to “CHF” are to Swiss francs.

Q:          What is the proposed transaction?

A:          Transocean and Ocean Rig are proposing a business combination transaction pursuant to which, among other things, Merger Sub will merge with and into Ocean Rig, with Ocean Rig continuing as the surviving entity and a wholly-owned, indirect subsidiary of Transocean. A copy of the Merger Agreement is attached as Appendix A to this joint proxy statement/prospectus. At the effective time of the Merger (the “Effective Time”), Transocean will be the indirect holder of all of the assets of Ocean Rig.

Q:          What will happen in the proposed transaction?

A:          Transocean, Ocean Rig, Holdco and Merger Sub have entered into the Merger Agreement pursuant to which, among other things, Merger Sub will merge with and into Ocean Rig, with Ocean Rig continuing its corporate existence as the surviving entity in the Merger and as a wholly-owned indirect subsidiary of Transocean. At the Effective Time, each issued and outstanding Ocean Rig share will be cancelled and automatically converted into the right to receive 1.6128 Transocean shares (the “Share Consideration”) and $12.75 in cash (the “Cash Consideration” and, together with the Share Consideration, the “Merger Consideration”). Any resulting fractional Transocean shares will be rounded down to the nearest whole number of Transocean shares and paid in cash.

Q:          Why am I receiving this joint proxy statement/prospectus?

A:          Each of Transocean and Ocean Rig will hold separate extraordinary general meetings of their respective shareholders to obtain the required shareholder approvals and to consider other proposals as described elsewhere in this joint proxy statement/prospectus. The Transocean board of directors (the “Transocean Board”) and the Ocean Rig board of directors (“Ocean Rig Board”) are using this joint proxy statement/prospectus to solicit proxies from the shareholders of Transocean and Ocean Rig, respectively, in connection with the respective extraordinary general meetings being held in connection with the Merger and the other related transactions.

In addition, Transocean is using this joint proxy statement/prospectus as a prospectus for Ocean Rig shareholders because Transocean shares will be issued as the Share Consideration in the Merger.

This joint proxy statement/prospectus contains important information about the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement as well as information about the proposals begin voted on at the extraordinary general meeting and you should read it carefully. The enclosed voting materials allow you to vote your Transocean shares or Ocean Rig shares, as applicable, without attending the extraordinary general meetings.

Q:          What are Transocean shareholders being asked to vote on and why is this approval necessary?

A:          Transocean shareholders are being asked to approve an amendment to Transocean’s Articles of Association to create additional authorized share capital, pursuant to which the Transocean Board is authorized to issue, subject to and upon completion of the Merger, and on a non-preemptive rights basis, up to 147,700,195 new Transocean shares to pay the Share Consideration in the Merger (the “Authorized Share Capital Proposal”). In addition, Transocean shareholders are being asked to approve the issuance of up to 147,700,195 new Transocean shares to pay the Share Consideration in the Merger, as required by the rules of the New York Stock Exchange (the “Share Issuance Proposal”). The approval of each of these proposals is a condition to completion of the Merger.

In addition, Transocean shareholders are being asked to vote on a proposal to amend Transocean’s Articles of Association to delete the special purpose authorized share capital included in Article 5bis of Transocean’s Articles of Association (the “Clean-Up Proposal”). The approval of this proposal is not a condition to the Merger.

Q:          How does the Transocean Board recommend that Transocean shareholders vote on the proposals?

A:          The Transocean Board recommends that Transocean shareholders vote “FOR” all proposals.

Q:          What are Ocean Rig shareholders being asked to vote on and why is this approval necessary?

A:          The Merger cannot be completed unless the Ocean Rig shareholders vote to approve the Merger Agreement and the other transactions contemplated by the Merger Agreement (the “Merger Agreement Proposal”). This approval is a condition to completion of the Merger.

In addition, Ocean Rig shareholders are being asked to vote on a proposal to adjourn the Ocean Rig Extraordinary General Meeting if necessary or advisable, to solicit additional proxies in favor of the Merger or to take any other action in connection with the Merger Agreement (the “Adjournment Proposal”). Approval of this proposal is not a condition to the Merger.

Pursuant to Section 6.2 of the Articles of Ocean Rig, the shareholders of Ocean Rig (other than any related party of Ocean Rig, including TMS Offshore Ltd. and its affiliates) (the “Lender Shareholder Parties” as such term is defined in the Articles of Ocean Rig) holding a majority of the outstanding shares held by all Lender Shareholder Parties (the “Drag-Along Sellers” as such term in defined in the Articles of Ocean Rig) have the right to require the other shareholders of Ocean Rig to transfer their shares in a drag-along sale (as defined in the Articles of Ocean Rig, a “Drag-Along Sale”).

Ocean Rig shareholders are also being asked to elect to be a Drag-Along Seller and to authorize the officers of Transocean to take all such actions to effect the transactions contemplated by the Merger Agreement as a Drag-Along Sale in accordance with Article 6.2.2 of the Articles of Ocean Rig to the extent permitted thereunder and Transocean determines it is advisable to pursue a Drag-Along Sale, provided that in all cases if the Merger Agreement has been terminated in accordance with its terms, your election to be a Drag-Along Seller and all actions taken on your behalf in connection with the Drag-Along Sale shall be null and void.

Q:          How does the Ocean Rig Board recommend that Ocean Rig shareholders vote on the proposals?

A:          The Ocean Rig Board unanimously recommends that Ocean Rig shareholders vote “FOR” all proposals.

Q:          How will Transocean shareholders be affected by the Merger and the issuance of shares to Ocean Rig shareholders in the Merger?

A:          After the Merger, each Transocean shareholder will continue to own the same number of Transocean shares that the shareholder held immediately prior to the Merger. However, because Transocean will be issuing new shares to Ocean Rig shareholders in the Merger, each outstanding Transocean share immediately prior to the Merger will represent a smaller percentage of the aggregate number of shares of Transocean outstanding after the Merger. Upon the completion of the Merger, based on the number of Transocean shares and Ocean Rig shares outstanding as of October 11, 2018, we estimate that continuing Transocean shareholders will own approximately 76% of the issued and outstanding Transocean shares, and former Ocean Rig shareholders will own approximately 24% of the issued and outstanding Transocean shares.

Q:          What happens if the market prices of Transocean shares or Ocean Rig shares change before the closing of the Merger?

A:          No change will be made to the Merger Consideration as a result of changes in the market price of Transocean shares or Ocean Rig shares before the Merger. The Merger Consideration was fixed in the Merger Agreement and will not be adjusted for changes in the market prices of either Transocean shares or Ocean Rig shares. Because of this, the implied value of the Merger Consideration will fluctuate between now and the completion of the Merger.

Q:          Why are Transocean and Ocean Rig proposing the Merger?

A:          The Transocean Board and the Transaction Committee of the Transocean Board (the “Transaction Committee”), in consultation with Transocean’s legal and financial advisors and Transocean’s management, considered various factors before unanimously determining that a strategic business combination with Ocean Rig was advisable and in the best interests of Transocean. The Ocean Rig Board, after consultation with Ocean Rig’s legal and financial advisors and consideration of a number of factors, unanimously determined that the Merger is in the best interests of Ocean Rig and its shareholders. See the sections titled “The Merger—Transocean’s Reasons for the Merger” and “The Merger—Recommendation of the Ocean Rig Board and Its Reasons for the Merger” for more information.

Q:          Will there be any changes to the board of directors and management of Transocean or Ocean Rig after the Merger?

A:          Transocean.  There will be no changes to the Transocean Board or to the management of Transocean as a result of the Merger.

Ocean Rig.  At the Effective Time, the members of the Ocean Rig Board will resign and management will cease to perform any services for either Ocean Rig or Transocean. TMS Offshore Ltd. (“TMS”), a company which provides certain management services to Ocean Rig and its subsidiaries pursuant to management services agreements (the “Management Services Agreements”) and which may be deemed to be beneficially owned by Ocean Rig’s Chairman, George Economou, has agreed in principle to use commercially reasonable efforts to negotiate and execute a transition services agreement with Ocean Rig at the closing of the Merger. The transition services agreement will provide for certain services currently provided by TMS to Ocean Rig under the Management Services Agreements for an interim period after the closing of the Merger on terms reasonably consistent with industry standards.

Q:          When and where are the extraordinary general meetings?

A:          Transocean.  The Transocean Extraordinary General Meeting will be held at Transocean’s offices in Steinhausen, Switzerland, on November 29, 2018 commencing at 5:00 p.m.,  Swiss time.

Ocean Rig.  The Ocean Rig Extraordinary General Meeting will be held at Ocean Rig’s offices at 3rd Floor Flagship Building, Harbour Drive, Grand Cayman, Cayman Islands, on November 29, 2018 commencing at 9:00 a.m. local time.

Q:          Who can vote at the extraordinary general meetings?

A:          Transocean.  All Transocean shareholders of record as of the close of business on November 12, 2018, the record date for determining shareholders entitled to notice of and to vote at the Transocean Extraordinary General Meeting, are entitled to receive notice of and to vote at the Transocean Extraordinary General Meeting.  As of October 11, 2018, there were 461,906,035 Transocean shares outstanding and entitled to vote at the Transocean Extraordinary General Meeting, held by approximately 5,768 holders of record. Each Transocean share is entitled to one vote on each proposal presented at the Transocean Extraordinary General Meeting.

Ocean Rig.  All Ocean Rig shareholders of record as of the close of business on October 16, 2018, the record date for determining shareholders entitled to notice of and to vote at the Ocean Rig Extraordinary General Meeting, are entitled to receive notice of and to vote at the Ocean Rig Extraordinary General Meeting. As of October 11, 2018, there were 91,567,982 Ocean Rig shares outstanding and entitled to vote at the Ocean Rig Extraordinary General Meeting, held by approximately 19 holders of record. Each Ocean Rig share is entitled to one vote on each proposal presented at the Ocean Rig Extraordinary General Meeting.

Q:          What constitutes a quorum?

A:          Transocean.  Transocean’s Articles of Association provide that the presence of shareholders, in person or by proxy, holding at least a majority of all the shares entitled to vote at the meeting constitutes a quorum for purposes of convening the Transocean Extraordinary General Meeting and voting on all of the matters described in the notice of meeting.

Ocean Rig.  Ocean Rig's Articles of Association provide that there must be present either in person or by proxy shareholders of record holding at least one-third of the shares issued and outstanding and entitled to vote at the Ocean Rig Extraordinary General Meeting in order to constitute a quorum.

Q:          What vote by the Transocean shareholders is required to approve the proposals to be considered at the Transocean Extraordinary General Meeting?

A:          The affirmative vote of at least two-thirds of the votes present or represented at the Transocean Extraordinary General Meeting and entitled to vote, is required to approve the Authorized Share Capital Proposal. The affirmative votes of a majority of the votes cast in person or by proxy at the Transocean Extraordinary General Meeting is required to approve the Share Issuance Proposal and the Clean-Up Proposal.

Q:          What vote by the Ocean Rig shareholders is required to approve the proposals to be considered at the Ocean Rig Extraordinary General Meeting?

A:          The affirmative vote of holders of Ocean Rig shares representing two-thirds of the Ocean Rig shares present and voting in person or by proxy as a single class at the Ocean Rig Extraordinary General Meeting is required to approve the Merger Agreement Proposal.

The affirmative vote of holders of Ocean Rig shares representing a majority of the Ocean Rig shares present and voting in person or by proxy as a single class at the Ocean Rig Extraordinary General Meeting is required to approve the Adjournment Proposal.

Q:          Are there any conditions to closing of the Merger that must be satisfied for the Merger to be completed?

A:          Closing of the Merger is contingent upon, among other things, the approval (1) by Transocean’s shareholders of the Authorized Share Capital Proposal and the Share Issuance Proposal, and (2) by Ocean Rig shareholders of the Merger Agreement.

Additional conditions to the Merger include: (1) that no applicable law prohibits the consummation of the Merger; (2) that all applicable waiting periods related to the antitrust laws of Brazil and Norway have expired or been terminated, and all pre-closing approvals reasonably required have been obtained; (3) that the authorized share capital approved by shareholders at the Transocean Extraordinary General Meeting under the Authorized Share Capital Proposal, the issuance of Transocean shares as Share Consideration in the Merger and the related amendments to Transocean’s Articles of Association have each been registered with the commercial register in the Canton of Zug, Switzerland; (4) that the Form S-4 has been declared effective, no stop order suspending the effectiveness of the Form S-4 is in effect and no proceedings for such purpose are pending before or threatened by the SEC; and (5) that the Transocean shares being issued as Share Consideration in the Merger have been approved for listing on the NYSE, subject to official notice of issuance.

Additionally, the obligations of Transocean and its subsidiaries party to the Merger Agreement to effect the Merger and to consummate the other transactions contemplated by the Merger Agreement are subject to the satisfaction at or prior to the Effective Time of each of the following conditions: (1) the accuracy of the representations and warranties made by Ocean Rig in the Merger Agreement, subject to certain materiality thresholds; (2) performance (or cure of any non-performance) in all material respects by Ocean Rig of the covenants and agreements required to be performed by it prior to completion of the Merger; (3) since the date of the Merger Agreement, there has not occurred a willful breach of Ocean Rig’s covenants and agreements to provide assistance in connection with the Financing; (4) since the date of the Merger Agreement, no circumstances have occurred that have had or would reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement) on Ocean Rig; (5) certain Ocean Rig management services agreements having been terminated; and (6) Ocean Rig will have delivered to Transocean a certificate certifying that certain of the closing conditions have been satisfied.

The obligations of Ocean Rig to effect the Merger and to consummate the other transactions contemplated by the Merger Agreement are subject to the satisfaction at or prior to the Effective Time of each of the following conditions: (1) the accuracy of the representations and warranties made by Transocean in the Merger Agreement, subject to certain materiality thresholds; (2) performance (or cure of any non-performance) in all material respects by Transocean of the covenants and agreements required to be performed by it prior to completion of the Merger;

(3) since the date of the Merger Agreement, no circumstances have occurred that have had or would reasonably be expected to have a Material Adverse Effect (as defined in the Merger Agreement) on Transocean; and (4) Transocean will have delivered to Ocean Rig a certificate certifying that certain of the closing conditions have been satisfied.

See “The Merger Agreement—Conditions to Completion of the Merger” for further information about the conditions that must be satisfied to complete the Merger.

Q:          Are there risks associated with the Merger that I should consider in deciding how to vote?

A:          Yes. There are a number of risks related to the Merger that are discussed in this joint proxy statement/prospectus described in the section entitled “Risk Factors.”

Q:          If my Transocean shares or my Ocean Rig shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my Transocean shares or my Ocean Rig shares for me?

A:          Transocean.  If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee for voting your shares. Many Transocean shareholders hold their shares in more than one account and may receive more than one proxy card or voting instruction form. To ensure that all of your shares are represented at the Transocean Extraordinary General Meeting, please submit voting instructions for each account.

Under NYSE rules, brokers who hold shares in “street name” for customers, such that the shares are registered on the books of Transocean as being held by the brokers, have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners, but are precluded from exercising their voting discretion with respect to proposals for “non-routine” matters. The Authorized Share Capital Proposal and the Share Issuance Proposal being considered at the Transocean Extraordinary General Meeting are “non-routine” matters under NYSE rules, but the Clean-Up Proposal is a “routine” matter under NYSE rules. If you hold your shares in “street name,” your broker will not be able to vote your shares on the Authorized Share Capital Proposal and the Share Issuance Proposal unless your broker receives appropriate instructions from you. We recommend that you contact your broker to exercise your right to vote your shares.

Ocean Rig.  If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee for voting your shares. Many Ocean Rig shareholders hold their shares in more than one account and may receive more than one proxy card or voting instruction form. To ensure that all of your shares are represented at the Ocean Rig Extraordinary General Meeting, please submit voting instructions for each account.

If you hold your shares in “street name,” only your broker will be able to vote your shares on the Merger Agreement Proposal. Please follow the voting instructions provided by your broker, bank, trust or other nominee. Please note that you may not vote shares held in street name by returning a proxy card or voting instruction directly to Ocean Rig or by voting in person at the Ocean Rig Extraordinary General Meeting or special meetings unless you provide a “legal proxy,” which you must obtain from your broker, bank, trust or other nominee. We recommend that you contact your broker to exercise your right to vote your shares.

Q:          What happens if I do not vote for a proposal?

A:          Transocean.  Because the affirmative vote of at least two-thirds of the votes, each as present or represented at the Transocean Extraordinary General Meeting and entitled to vote, is required to approve the Authorized Share Capital Proposal, an abstention or invalid vote cast at the Transocean Extraordinary General Meeting will have the effect of a vote “against” this proposal. The affirmative votes of a majority of the votes cast in person or by proxy at the Transocean Extraordinary General Meeting is required to approve the Share Issuance Proposal and the Clean-Up Proposal, therefore abstentions or invalid votes do not have any effect on the outcome of those proposals. Broker non-votes do not have any effect on the outcome of the vote on any of the proposals.

Ocean Rig.  If you abstain from voting, fail to cast your vote in person, fail to complete and return your proxy card in accordance with the instructions set forth on the proxy card, or fail to give voting instructions to your broker, bank or other nominee, your vote will not be counted at the Ocean Rig Extraordinary General Meeting. Abstentions and broker non-votes are counted as present and entitled to vote at the Ocean Rig Extraordinary General Meeting for purposes of determining a quorum.  A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Q:          Will my rights as a shareholder change as a result of the Merger?

A:          The rights of Transocean shareholders will be substantially unchanged as a result of the Merger. Ocean Rig shareholders will have different rights following completion of the Merger due to the differences between the governing documents of Transocean and Ocean Rig. For more information regarding the differences in shareholder rights, see “Comparison of Rights of Shareholders of Transocean and Shareholders of Ocean Rig.”

Q:          When is the Merger expected to be completed?

A:          Transocean and Ocean Rig expect to complete the Merger as soon as reasonably practicable following satisfaction of all of the required conditions. If all conditions to closing the Merger are satisfied or waived, we expect that the Merger will be completed in the fourth quarter of 2018. However, there is no guarantee that the conditions to the Merger will be satisfied by this time or at all or that the Merger will close.

The Merger Agreement contains an end date of March 31, 2019 for the completion of the Merger (which, subject to certain conditions, may be extended until September 3, 2019 as set forth in the Merger Agreement). For a discussion of the conditions to the completion of the Merger, see the section “The Merger Agreement—Conditions to Completion of the Merger Agreement.”

Q:          Do I need to do anything with my share certificates or book-entry shares now?

A:          No. If you are an Ocean Rig shareholder, you should not submit or attempt to exchange your share certificates or book-entry shares at this time. After the Merger is complete, if you held Ocean Rig shares, the exchange agent for the Merger will send you a letter of transmittal and instructions for exchanging your Ocean Rig shares for the Merger Consideration pursuant to the terms of the Merger Agreement. Upon surrender of a certificate or book-entry share for cancellation along with the executed letter of transmittal and other required documents described in the instructions, an Ocean Rig shareholder will receive the Merger Consideration pursuant to the terms of the Merger Agreement. The value of any fractional shares to which a holder would otherwise be entitled will be paid in cash.

Q:          What are the anticipated tax consequences to me of the Merger?

A:          Certain U.S. Federal Income Tax Considerations. A U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences”) of Ocean Rig shares that exchanges Ocean Rig shares for Transocean shares and cash in the Merger will generally recognize taxable gain or loss for U.S. federal income tax purposes equal to the difference between (i) the sum of the cash plus the fair market value of Transocean shares received (determined as of the date the shares are issued pursuant to the Merger) and (ii) the U.S. holder’s adjusted tax basis in the Ocean Rig shares surrendered in the Merger in exchange for Transocean shares and cash.

A Non-U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences”) will generally not be subject to U.S. federal income tax on any gain recognized on the exchange of Ocean Rig shares for Transocean shares and cash pursuant to the Merger unless (i) the gain is “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) or (ii) the Non-U.S. Holder is an individual present in the United States for 183 or more days in the taxable year of the exchange, and certain other requirements are met.

The foregoing is a brief summary of U.S. federal income tax consequences only and is qualified by the description of U.S. federal income tax considerations in “Material U.S. Federal Income Tax Consequences.”  Tax matters are very complicated, and the tax consequences of the Merger to a particular holder will depend in part on such holder’s circumstances. Accordingly, holders of Ocean Rig shares are urged to consult their own tax advisors for a full understanding of the tax consequences of the Merger to them, including the applicability of U.S. federal, state, local and foreign income and other tax laws.

Certain Swiss Tax Considerations. Swiss resident individuals who hold their Ocean Rig shares as private assets should not be subject to any Swiss federal, cantonal or communal income tax in connection with the Merger, if the Merger is classified as a tax-neutral quasi-merger (Quasifusion). The exchange of Ocean Rig shares for Transocean shares for Domestic Commercial Shareholders (as defined in “Material Swiss Tax Consequences”), and who, in each case, hold their Ocean Rig shares as part of a trade or business carried on in Switzerland should not be subject to any Swiss federal, cantonal or communal income tax provided the Transocean shares will carry over the (tax) book value of the Ocean Rig shares in the books of such Domestic Commercial Shareholder since the Merger should classify as a tax neutral quasi-merger (Quasifusion) for Swiss tax purposes. Domestic Commercial Shareholders are on the other hand required to recognize a gain or loss realized on the cash component of the Merger Consideration in their income statement for the respective taxation period and are subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be, on any net taxable earnings (including the gain or loss realized on the cash component of the Merger Consideration) for such taxation period. Non-Swiss Shareholders (as defined in “Material Swiss Tax Consequences”) will not be subject to any Swiss federal, cantonal or communal income tax in connection with the Merger.

Certain Cayman Islands Tax Considerations.  At present, there are no income or profits taxes, withholding taxes, levies, registration taxes, or other duties or similar taxes or charges imposed on Cayman Islands corporations or their shareholders. The Cayman Islands currently have no form of corporate or capital gains tax and no estate duty, inheritance tax or gift tax.  Therefore, there will be no Cayman Islands tax consequences to Transocean and Ocean Rig shareholders with respect to the Merger.  This is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any shareholder’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Q:          Are Transocean or Ocean Rig shareholders entitled to appraisal or dissenters’ rights?

A:          Transocean.  Transocean shareholders are not entitled to appraisal or dissenters’ rights.

Ocean Rig.  Ocean Rig shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Ocean Rig shares if the Merger is completed, but only if they deliver to Ocean Rig, before the vote on the Merger is taken at the Ocean Rig Extraordinary General Meeting, a written objection to the Merger and they subsequently comply with all procedures and requirements of Section 238 of the Cayman Islands Companies Law (2018 Revision) (the “Cayman Companies Law”) for the exercise of dissenter rights, an extract of which is attached as Appendix G to the joint proxy statement/prospectus. The fair value of their Ocean Rig shares as determined under that statute could be more than, the same as, or less than the Merger Consideration they would receive pursuant to the Merger Agreement if they did not exercise dissenter rights with respect to their shares.

Ocean Rig’s Memorandum and Articles of Association contain certain Drag-Along Provisions (as defined herein) that, if invoked in connection with the Merger, would require all Ocean Rig shareholders to take actions necessary to waive all dissenter’s rights, appraisal rights and similar rights in connection with the Merger. See “Risk Factors—Risks Relating to the Merger—Ocean Rig’s Memorandum and Articles of Association contain certain drag-along provisions that, if invoked, would require all Ocean Rig shareholders to support the Merger and may deter Ocean Rig from receiving proposals for alternative transactions.” At this time, neither Transocean nor Ocean Rig intends to seek to cause the Merger to be subject to these Drag-Along Provisions.

Q:          What happens if the Merger is not completed?

A:          If the Merger and the other transactions contemplated by the Merger Agreement are not approved by the Transocean shareholders and the Ocean Rig shareholders, or if the Merger is not completed for any other reason, Ocean Rig shareholders will not receive any form of consideration in connection with the Merger. Instead, Ocean Rig will remain an independent public company, and the Ocean Rig Class A shares will continue to be listed on Nasdaq. See “Risk Factors—Risks Relating to the Merger.”

In addition, if the Merger Agreement is terminated under specified circumstances, Ocean Rig may be required to pay Transocean a termination fee of $90 million, and under certain other specified circumstances, Transocean may be required to pay Ocean Rig $60 million, representing a reasonable estimate of Ocean Rig’s Expenses (as defined in the Merger Agreement) incurred in connection with the Merger and the transactions contemplated thereby, or a termination fee of $132.5 million. See “The Merger Agreement—Termination of the Merger Agreement—Termination Fees and Expenses.”

Q:          What do I need to do now?

A:          After you have carefully read this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instruction card and returning it in the enclosed preaddressed postage-paid envelope or, if available, by submitting your proxy by one of the other methods specified in your proxy card or voting instruction card as promptly as possible so that your Transocean shares or Ocean Rig shares will be represented and voted at the Transocean Extraordinary General Meeting or the Ocean Rig Extraordinary General Meeting, as applicable.

If your Transocean shares or Ocean Rig shares are held in an account at a broker, bank or other nominee, please refer to your proxy card or voting instruction card forwarded by your broker, bank or other nominee to see which voting options are available to you.

The method by which you submit a proxy will in no way limit your right to vote at the Transocean Extraordinary General Meeting or the Ocean Rig Extraordinary General Meeting, as applicable, if you later decide to attend the Transocean Extraordinary General Meeting or the Ocean Rig Extraordinary General Meeting in person.  However, if your Transocean shares or Ocean Rig shares are held in the name of a broker, bank or other nominee, you must obtain a legal proxy, executed in your favor, from your broker, bank or other nominee, to be able to vote in person at the Transocean Extraordinary General Meeting or the Ocean Rig Extraordinary General Meeting, as applicable.

Q:          How will my proxy be voted if I return my proxy card without indicating how to vote?

A:          Transocean.  If holders of Transocean shares have timely submitted their proxy but have not specifically indicated how to vote their Transocean shares, such Transocean shares will be voted in accordance with the recommendations of the Transocean Board with regard to the items listed in the notice of meeting.  In addition, if there are any modifications to the agenda items or proposals identified in this joint proxy statement/prospectus or other matters on which voting is permissible under Swiss law are properly presented at the Transocean Extraordinary General Meeting for consideration, you instruct the independent proxy, in the absence of other specific instructions, to vote in accordance with the recommendations of the Transocean Board.

Ocean Rig.  If holders of Ocean Rig shares have timely submitted their proxy but have not specifically indicated how to vote their Ocean Rig shares, such Ocean Rig shares will be voted in accordance with the recommendations of the Ocean Rig Board with regard to the items listed in the Ocean Rig Notice of Extraordinary General Meeting.  In particular, if a holder of Ocean Rig shares submits a blank proxy, it will be considered an election by such holder to be a Drag-Along Seller if Transocean or Ocean Rig ultimately seeks to treat the Merger as a Drag-Along

Sale. In addition, if there are any modifications to the agenda items or proposals identified in this joint proxy statement/prospectus or other matters on which voting is permissible under Cayman Islands law that are properly presented at the Ocean Rig Extraordinary General Meeting for consideration, the independent proxy will vote in accordance with the recommendations of the Ocean Rig Board in the absence of other specific instructions.

Q:          Can I revoke my proxy or change my vote after I have delivered my proxy?

A:          Transocean.  You may revoke your proxy card at any time prior to its exercise by:

•

submitting a properly completed and executed proxy card with a later date and timely delivering it either directly to the independent proxy or to Vote Processing, c/o Broadridge at the addresses indicated below;

-or-

•	giving written notice of the revocation prior to the meeting to:

Transocean 2018 EGM Vote Processing c/o Broadridge 51 Mercedes Way Edgewood, NY 11717	or	Transocean 2018 EGM Vote Processing Schweiger Advokatur/Notariat Dammstrasse 19 CH-6300 Zug Switzerland

-or-

•	appearing at the meeting, notifying the independent proxy, with respect to proxies granted to the independent proxy, and voting in person.

Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes in relation to agenda items that have already been voted on. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

Ocean Rig.  Yes. If you are a holder of Ocean Rig shares, you may change your vote in one of the following three ways:

•

First, you may complete, date and submit a new proxy card bearing a later date than the proxy card sought to be revoked to Ocean Rig no later than 11:59 p.m. (EST) on the day before the Ocean Rig Extraordinary General Meeting which is the deadline to return your proxy card.

•

Second, you may attend the Ocean Rig Extraordinary General Meeting and vote in person. Attendance, by itself, will not revoke a proxy. It will only be revoked if the shareholder actually votes at the Ocean Rig Extraordinary General Meeting.

•	Third, you may revoke a proxy by written notice of revocation given to Ocean Rig at its registered office before the commencement of the Ocean Rig Extraordinary General Meeting

Q:          What happens if I sell my shares after the record date but before the applicable extraordinary general meeting?

A:          The record dates for both the Transocean Extraordinary General Meeting and the Ocean Rig Extraordinary General Meeting are earlier than both the date of the extraordinary general meetings and the date that the Merger is expected to be completed.  If you sell or otherwise transfer your Transocean shares or Ocean Rig shares after the record date for the applicable extraordinary general meeting, you will retain your right to vote at the applicable extraordinary general meeting. However, if you are an Ocean Rig shareholder and transfer your shares after the record date, you will not have the right to receive the Merger Consideration to be received by Ocean Rig’s shareholders.  In order to receive the Merger Consideration, you must own your Ocean Rig shares through the completion of the Merger.

Q:          What does it mean if I receive more than one set of voting materials for the Transocean Extraordinary General Meeting or the Ocean Rig Extraordinary General Meeting?

A:          You may receive more than one set of voting materials for the Transocean Extraordinary General Meeting or the Ocean Rig Extraordinary General Meeting, as applicable, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards.  For example, if you hold your Transocean shares or Ocean Rig shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Transocean shares or Ocean Rig shares.  If you are a holder of record and your Transocean shares or Ocean Rig shares are registered in more than one name, you may receive more than one proxy card.  Please complete, sign, date and return each proxy card and voting instruction card that you receive or, if available, please submit your proxy by telephone or over the Internet.

Q:          What happens if I am a shareholder of both Transocean and Ocean Rig?

A:          You will receive separate proxy cards for each entity and must complete, sign and date each proxy card and return each proxy card in the appropriate pre-addressed postage-paid envelope or, if available, by submitting a proxy by one of the other methods specified in your proxy card or voting instruction card for each entity.

Q:          What happens if the Transocean Extraordinary General Meeting is postponed or adjourned?

A:          If the Transocean Extraordinary General Meeting is postponed or adjourned, your proxy will no longer be in effect and will be not voted.

Q:          What happens if the Ocean Rig Extraordinary General Meeting is postponed or adjourned?

A:          If the Ocean Rig Extraordinary General Meeting is postponed or adjourned, your proxy will still be in effect and will be voted at such postponed or adjourned meeting. You will be able to change or revoke your proxy until the commencement of the rescheduled meeting.

Q:          Who can answer any additional questions I have?

A:          If you have any questions about the Merger or the other matters to be voted on at the extraordinary general meetings or how to submit your proxy or need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

If you are a Transocean shareholder:	If you are an Ocean Rig shareholder:

Georgeson LLC 1290 Avenue of the Americas, 9th Floor New York, NY 10104 Call Toll-Free: +1 (866) 647-8869	Okapi Partners, LLC 1212 Avenue of the Americas, 24th Floor New York, NY, 10036 Shareholders: (855) 208-8901 Banks and brokers: (212) 297-0720 Email: info@okapipartners.com

SUMMARY

The following summary highlights some of the information contained in this joint proxy statement/prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, Transocean and Ocean Rig encourage you to read carefully this entire joint proxy statement/prospectus, including the attached appendices and the documents incorporated by reference into this joint proxy statement/prospectus and the other documents to which we have referred you because this section does not provide all the information that might be important to you with respect to the Merger and the other matters being considered at the applicable extraordinary general meeting. See also the section entitled “Where You Can Find More Information.” We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies  (See Page 42)

Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. Transocean’s primary business is to contract its drilling rigs, related equipment and work crews predominantly on a dayrate basis to drill oil and gas wells. Transocean specializes in technically demanding regions of the global offshore drilling business with a particular focus on ultra-deepwater and harsh environment drilling services.

Transocean is a corporation incorporated under the laws of Switzerland in 2008 under the legal and commercial name “Transocean Ltd.,” with registered office at Turmstrasse 30, 6312 Steinhausen, Switzerland. Transocean is registered in Switzerland with enterprise identification number (UID) CHE-114.461.224, and its telephone number is +41 (41) 749‑0500. Transocean’s shares are listed on the NYSE, trading under the symbol “RIG.”

Additional information about Transocean and its subsidiaries may be found on Transocean’s website at www.deepwater.com.  The information contained in, or that can be accessed through, Transocean’s website is not incorporated into, and does not constitute part of, this joint proxy statement/prospectus.  For additional information about Transocean, see “Where You Can Find More Information.”

Ocean Rig

Ocean Rig is an international offshore drilling contractor providing oilfield services for offshore oil and gas exploration, development and production drilling and specializing in the ultra-deepwater and harsh-environment segment of the offshore drilling industry. Ocean Rig seeks to utilize its high-specification drilling units to the maximum extent of their technical capability, and it believes that it has earned a reputation for operating performance excellence, customer service and safety.

Through its wholly-owned subsidiaries, Ocean Rig owns four seventh generation drilling units, five sixth generation advanced capability ultra-deepwater drilling units, one seventh and one eighth generation drilling units under construction at Samsung Heavy Industries and two modern, fifth generation harsh weather ultra-deepwater semisubmersible offshore drilling units.

Ocean Rig maintains its principal executive offices at c/o Ocean Rig Cayman Management Services SEZC Limited, 3rd Floor Flagship Building, Harbour Drive, Grand Cayman, Cayman Islands. Ocean Rig’s telephone number is +1 345 327 9232. Ocean Rig’s shares are listed on Nasdaq under the symbol “ORIG.”

Additional information about Ocean Rig and its subsidiaries may be found on Ocean Rig’s website at www.ocean-rig.com.  The information contained in, or that can be accessed through, Ocean Rig’s website is not incorporated into, and does not constitute part of, this join proxy statement/prospectus.  For additional information about Ocean Rig, see “Where You Can Find More Information.”

The Merger and the Merger Agreement (See Page 57)

Transocean, Ocean Rig, Holdco and Merger Sub have entered into the Merger Agreement attached as Appendix A to this joint proxy statement/prospectus, which is incorporated herein by reference. Transocean and Ocean Rig encourage you to carefully read the Merger Agreement in its entirety because it is the principal document governing the Merger and the other transactions contemplated by the Merger Agreement.

Subject to the terms and conditions of the Merger Agreement, at the Effective Time, Merger Sub will merge with and into Ocean Rig, with Ocean Rig continuing as the surviving corporation and a wholly-owned, indirect subsidiary of Transocean. Upon completion of the Merger, and based on 91,567,982 shares of Ocean Rig issued and outstanding as of October 11, 2018, Transocean estimates that continuing Transocean shareholders will own approximately 76% of the issued and outstanding shares of Transocean and former Ocean Rig shareholders will own approximately 24% of the issued and outstanding shares of Transocean.  At the Effective Time, each issued and outstanding share of Ocean Rig immediately prior to the Merger shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist.

Merger Consideration (See page 96)

Each Ocean Rig share (other than shares held by Ocean Rig as treasury shares or owned by Transocean, Holdco, Merger Sub or their affiliates) will be converted into the right to receive the Merger Consideration consisting of 1.6128 Transocean shares and $12.75 in cash. The Merger Consideration was fixed in the Merger Agreement and will not be adjusted for changes in the market prices of either Transocean shares or Ocean Rig shares. Because of this, the implied value of the Share Consideration will fluctuate between now and the completion of the Merger. Based on Transocean’s closing price of $12.11 per share on August 31, 2018, last trading day before the announcement of the Merger, the Merger Consideration represented approximately $32.28 for each Ocean Rig share. Based on Transocean’s closing price of $13.16 per share on October 15, 2018, the Merger Consideration represented approximately $33.97 for each Ocean Rig share.

You are urged to obtain current market prices of Transocean shares and Ocean Rig shares. You are cautioned that the trading price of Transocean shares after the Merger may be affected by numerous factors, and the historical trading prices of Transocean and Ocean Rig may not be indicative of the trading price of the Transocean shares following completion of the Merger. See the risks related to the Merger and the related transactions described under the section “Risk Factors—Risks Relating to the Merger.”

Transocean Financing (See page 92)

In connection with entry into the Merger Agreement, Transocean Inc., a wholly owned subsidiary of Transocean incorporated under the laws of the Cayman Islands (“Transocean Inc.”), has obtained from Citigroup Global Markets Inc. (“Citi”) a financing commitment, pursuant to which Citi has committed to provide financing yielding up to $750 million in proceeds (the “Committed Financing”), which would be used to fund a portion of the Cash Consideration. The availability of the Committed Financing is subject to the satisfaction of certain customary conditions precedent. In lieu of the Committed Financing, Transocean may fund a portion of the Cash Consideration with the cash on hand or proceeds of bank debt, borrowings under its existing revolving credit facility or other securities issued by Transocean or one of its affiliates. The Committed Financing or other borrowing or issuance of securities issued in lieu thereof is referred to herein as the “Financing.”

Ocean Rig has agreed to use, and to cause its subsidiaries to use, commercially reasonable efforts to furnish to Transocean information concerning Ocean Rig and its affiliates reasonably required by Transocean and its financing sources to complete the Financing.  The completion of the Merger is not conditioned on the completion of the Financing.  There is no assurance that Transocean will be able to complete the Financing on terms acceptable to it or at all.  See “The Merger—Transocean Financing.”

Repayment of Ocean Rig Credit Agreement (See page 92)

On September 22, 2017, upon emergence from its restructuring, Ocean Rig, including certain of its subsidiaries, as borrowers and guarantors, entered into a $450 million credit agreement with certain lenders as set forth therein bearing interest of 8% per year with a maturity of September 20, 2024 (the “Ocean Rig Credit Agreement”). As of October 11, 2018, Ocean Rig had outstanding borrowings amounting to $350.0 million under the Ocean Rig Credit Agreement.  At the Effective Time, it is expected that the Ocean Rig Credit Agreement will be repaid in full. See “Risk Factors—To the extent the Ocean Rig Credit Agreement is not repaid, the consent of the holders of Ocean Rig security interests would be required to complete the Merger under Cayman Islands law.”

Recommendation of the Transocean Board (See page 44)

In evaluating the Merger, the Transocean Board consulted with Transocean’s legal and financial advisors and Transocean’s management. After careful consideration, the Transocean Board unanimously determined that a strategic business combination with Ocean Rig was advisable and in the best interests of Transocean and authorized the negotiation, execution and delivery of the Merger Agreement in the form and on the terms and conditions approved by the Transaction Committee. The Transaction Committee subsequently unanimously adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (including the issuance of Transocean shares to Ocean Rig shareholders in the Merger). See the section titled “The Merger—Transocean’s Reasons for the Merger.”

After careful consideration, the Transocean Board unanimously recommends that Transocean shareholders vote “FOR” the Authorized Share Capital Proposal, “FOR” the Share Issuance Proposal and  “FOR” the Clean-Up Proposal.

Recommendation of the Ocean Rig Board (See page 68)

The Ocean Rig Board has unanimously determined that it is fair to and in the best interests of Ocean Rig and its shareholders to enter into the Merger, the Merger Agreement and the transactions contemplated thereby.  In the course of reaching its determination, the Ocean Rig Board considered a number of factors. Those factors are described in “The Merger—Recommendation of the Ocean Rig Board and Its Reasons for the Merger.”  The Ocean Rig Board recommends that you vote “FOR” the approval of the Merger Agreement and the transactions contemplated thereby and “FOR” the approval of the Adjournment Proposal.

In considering the recommendation of the Ocean Rig Board, Ocean Rig shareholders should be aware that some of the Ocean Rig directors may have interests in the Merger that are different from, or in addition to, their interests as Ocean Rig shareholders. See “The Merger—Interests of Ocean Rig’s Directors and Executive Officers in the Merger.”

Opinion of Transocean’s Financial Advisor (See page 71)

In connection with the proposed Merger, Transocean’s financial advisor, Citi, delivered a written opinion, dated September 3, 2018, to the Transocean Board as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be paid by Transocean pursuant to the Merger Agreement.  The full text of Citi’s written opinion, dated September 3, 2018, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Appendix E to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference.  The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion.  Citi’s opinion was provided for the information of the Transocean Board (in its capacity as such) in connection with its evaluation of the Merger Consideration from a financial point of view and did not address any other terms, aspects or implications of the Merger.  Citi expressed no view as to, and its opinion did not address, the underlying business decision of Transocean to effect or enter into the proposed Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Transocean or the effect of any other transaction in which Transocean might engage or consider.  Citi’s opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger or any other matter.

For further information, see the section of this joint proxy statement/prospectus entitled “The Merger—Opinion of Transocean’s Financial Advisor.”

Opinion of Ocean Rig’s Financial Advisor (See page 79)

On September 3, 2018, Credit Suisse Securities (USA) LLC (“Credit Suisse”), rendered its oral opinion as of that date to the Ocean Rig Board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) as to the fairness, from a financial point of view, to the holders of the Ocean Rig shares, of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement.

Credit Suisse’s opinion was directed to the Ocean Rig Board, and only addressed the fairness, from a financial point of view, to the holders of Ocean Rig shares of the Merger Consideration to be received by such holders in the Merger and did not address any other aspect or implication of the Merger. The summary of Credit Suisse’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Appendix F to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in connection with the preparation of its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matter relating to the Merger.

The Transocean Extraordinary General Meeting (See page 44)

The Transocean Extraordinary General Meeting will be held on November 29, 2018 at 5:00 p.m., Swiss time, at Transocean’s offices in Steinhausen, Switzerland.

On September 3, 2018, Transocean entered into the Merger Agreement with Ocean Rig pursuant to which Ocean Rig is expected to merge with and into Merger Sub, a newly-formed, indirect, wholly-owned subsidiary of Transocean, with Ocean Rig being the surviving entity.  In connection with Merger, each Ocean Rig share will be converted into the right to receive 1.6128 Transocean shares and $12.75 in cash. Any resulting fractional Transocean shares will be rounded down to the nearest whole number of Transocean shares and paid in cash.

At the Transocean Extraordinary General Meeting, Transocean shareholders will be asked to consider and vote upon the following matters relating to the Merger Agreement:

•	the Authorized Share Capital Proposal;
•	the Share Issuance Proposal; and
•	the Clean-Up Proposal.

Transocean cannot complete the Merger unless the Authorized Share Capital Proposal and the Share Issuance Proposal are approved by Transocean shareholders.  The Clean-Up Proposal is not a condition to closing for the Merger.

THE TRANSOCEAN BOARD RECOMMENDS THAT YOU VOTE “FOR” THE AUTHORIZED SHARE CAPITAL PROPOSAL, “FOR” THE SHARE ISSUANCE PROPOSAL AND “FOR” THE CLEAN-UP PROPOSAL.

Only shareholders of record on November 12, 2018 are entitled to notice of, to attend, and to vote or to grant proxies to vote at, the Transocean Extraordinary General Meeting. No shareholder will be entered in Transocean’s share register with voting rights between the close of business on November 12, 2018 and the opening of business on the day following the Transocean Extraordinary General Meeting.

Pursuant to a voting and support agreement between Ocean Rig and Perestroika (Cyprus) Ltd., an affiliate of Perestroika AS (“Perestroika”) and a significant holder of Transocean shares representing approximately 7% of the issued and outstanding shares of Transocean (the “Transocean Voting Agreement”), Perestroika has agreed to appear (in person or by proxy) at any Transocean shareholder meeting at which the Authorized Share Capital Proposal, the Share Issuance

Proposal and any related amendments to Transocean’s Articles of Association in connection with the Merger, are on the agenda and vote its Transocean shares in favor of such proposals, subject to the terms and conditions of the Transocean Voting Agreement.

While no shareholder will be entered in Transocean’s share register as a shareholder with voting rights between the close of business on November 12, 2018 and the opening of business on the day following the Transocean Extraordinary General Meeting, share blocking and re-registration are not requirements for any Transocean shares to be voted at the meeting, and all shares may be traded after the record date. Computershare, which maintains Transocean’s share register, will continue to register transfers of Transocean shares in the share register in its capacity as transfer agent during this period.

Transocean’s Articles of Association provide that the presence of shareholders, in person or by proxy, holding at least a majority of all the shares entitled to vote at the meeting constitutes a quorum for purposes of convening the Transocean Extraordinary General Meeting and voting on all of the matters described in the notice of meeting. Abstentions will be counted as present for purposes of determining whether there is a quorum at the meeting.

Since the Clean-Up Proposal is a “routine” matter under NYSE rules, shares voted by brokers for the Clean-Up Proposal are counted for purposes of determining whether a quorum exists for the conduct of business at the Transocean Extraordinary General Meeting, even though brokers are not permitted to vote on the Authorized Share Capital Proposal or the Share Issuance Proposal under NYSE rules.

Your vote as a Transocean shareholder is very important. Accordingly, please sign and return the enclosed proxy card whether or not you plan to attend the Transocean Extraordinary General Meeting in person.

The Ocean Rig Extraordinary General Meeting (See page 51)

The Ocean Rig Extraordinary General Meeting will be held at Ocean Rig’s offices located at 3rd Floor Flagship Building, Harbour Drive, Grand Cayman, Cayman Islands on November 29, 2018 at 9:00 a.m. local time, unless adjourned or postponed.

At the Ocean Rig Extraordinary General Meeting, Ocean Rig is asking holders of Ocean Rig shares:

•

to consider and vote at the Ocean Rig Extraordinary General Meeting upon a proposal for a special resolution pursuant to the Cayman Companies Law and the Second Amended and Restated Memorandum and Articles of Association of Ocean Rig to approve the Merger Agreement and the transactions contemplated thereby, including the Plan of Merger (the “Merger Agreement Proposal”); and

•

to consider and vote upon a proposal to approve adjournments of the Ocean Rig Extraordinary General Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the Merger Agreement (the “Adjournment Proposal”).

Holders of Ocean Rig shares are also being asked to elect to be a Drag-Along Seller and to authorize the officers of Transocean to take all such actions to effect the transactions contemplated by the Merger Agreement as a Drag-Along Sale in accordance with Article 6.2.2 of the Articles of Ocean Rig to the extent permitted thereunder and Transocean determines it is advisable to pursue a Drag-Along Sale, provided that in all cases if the Merger Agreement has been terminated in accordance with its terms, your election to be a Drag-Along Seller and all actions taken on your behalf in connection with the Drag-Along Sale shall be null and void.

As described in this joint proxy statement/prospectus, the Ocean Rig Board, after consultation with Ocean Rig’s legal and financial advisors and consideration of a number of factors, has unanimously determined that the Merger is in the best interests of Ocean Rig and its shareholders, and has unanimously approved, adopted, and declared advisable the Merger Agreement, and all transactions contemplated thereby.

THE OCEAN RIG BOARD RECOMMENDS THAT YOU VOTE “FOR” THE MERGER AGREEMENT PROPOSAL AND “FOR” THE ADJOURNMENT PROPOSAL.

Only shareholders of record of Ocean Rig Class A shares and Ocean Rig Class B shares at the close of business on the record date, October 16, 2018, are entitled to notice of, to attend, and to vote or to grant proxies to vote at, the Ocean Rig Extraordinary General Meeting. All Ocean Rig Class A shares and Ocean Rig Class B shares that are issued and outstanding as of the close of business on the record date will be entitled to one vote per share.

One or more Ocean Rig shareholders representing at least one-third of the Ocean Rig Class A shares and Ocean Rig Class B shares (voting together as a single class) issued and outstanding and entitled to vote at the Ocean Rig Extraordinary General Meeting, whether represented in person or by proxy, shall be a quorum for the purposes of the Meeting.  If you submit a properly executed proxy card, you will be considered part of the quorum.

Abstentions and broker non-votes are counted as present and entitled to vote at the Ocean Rig Extraordinary General Meeting for purposes of determining a quorum.  A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If a quorum is not present at the Ocean Rig Extraordinary General Meeting within half an hour from the time appointed for the Ocean Rig Extraordinary General Meeting to commence or, even if a quorum is so present, if sufficient votes in favor of the Merger Agreement Proposal are not timely received, the chairman of the Ocean Rig Extraordinary General Meeting shall have the power to adjourn the Meeting until a quorum shall be present or sufficient votes in favor of the Merger Agreement Proposal are received.  If the Ocean Rig Extraordinary General Meeting is adjourned for reasons other than a lack of quorum, no further notice of the adjourned Ocean Rig Extraordinary General Meeting will be required other than announcement at the Ocean Rig Extraordinary General Meeting of the time and place to which the Ocean Rig Extraordinary General Meeting is adjourned in order to permit further solicitation of proxies.  At any subsequent reconvening of the Ocean Rig Extraordinary General Meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Ocean Rig Extraordinary General Meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

The Merger Agreement Proposal is required to be approved by the affirmative vote of two-thirds of the shareholders entitled to do so, who vote in person or by proxy at the Ocean Rig Extraordinary General Meeting. Abstentions and broker non-votes will not be counted in determining whether the Merger Agreement Proposal has been adopted.

Pursuant to voting and support agreements between Transocean and certain significant holders of Ocean Rig shares, including all of the Ocean Rig directors that own Ocean Rig shares (the “Covered Shareholders”), representing approximately 48% of the issued and outstanding shares of Ocean Rig (collectively, the “Ocean Rig Voting Agreements”), the Covered Shareholders have agreed, subject to the terms and conditions of the Ocean Rig Voting Agreements, (i) to appear (in person or by proxy) at any meeting of the shareholders convened for the purpose of approving the Merger and the Merger Agreement and (ii) provided that neither the Ocean Rig Board has made an Adverse Recommendation Change (as such term is defined in the Merger Agreement), to vote all of their Ocean Rig shares (the “Covered Shares”) in favor of the Merger Agreement and the transactions contemplated thereby, including the Merger, and against any action that would reasonably be expected to impede the Merger or result in a breach of the Merger Agreement or the Ocean Rig Voting Agreements.  If the Ocean Rig Board does make an Adverse Recommendation Change, then the Covered Shareholders may vote their Covered Shares in any manner they determine.

Interests of Ocean Rig’s Directors and Executive Officers in the Merger (See page 91)

In considering the recommendation of the Ocean Rig Board to approve and adopt the Merger Agreement, Ocean Rig shareholders should be aware that Ocean Rig’s directors and executive officers have interests in the Merger that may be in addition to, or different from, the interests of holders of Ocean Rig shares generally. The members of the Ocean Rig Board were aware of these additional or differing interests and considered them, among other factors, in evaluating and negotiating the Merger Agreement, in reaching their decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger), and in recommending to Ocean Rig shareholders that the Merger Agreement be approved and adopted.

These interests include the following:

•

Pursuant to a Deed of Omnibus Termination Agreement (the “Termination Agreement”), by and among Transocean, Ocean Rig and TMS, at the Effective Time TMS, which may be deemed to be beneficially owned by Ocean Rig’s Chairman, George Economou, will be paid a convenience termination fee in consideration for the termination of the Management Services Agreements, which termination will be effective as of the Effective Time. The exact amount of the convenience termination fee will only be finally known at the Effective Time, but in any event, it will not exceed approximately $134 million, which is the amount the convenience termination fee would be if it were paid on October 9, 2018, the date of this joint proxy statement/prospectus. In addition, pursuant to the Termination Agreement, (i) TMS makes certain representations and warranties concerning the management services provided by TMS pursuant to the Management Services Agreements and agrees to indemnify Ocean Rig with respect to such representations and warranties, and (ii) Transocean agrees to cause Ocean Rig to satisfy its obligations under the surviving indemnification provisions of the Management Services Agreements.

•

Transocean, Ocean Rig and TMS have also agreed to use commercially reasonable efforts to negotiate and execute at the Effective Time a transition services agreement between Ocean Rig and TMS, to provide certain of the services currently provided by TMS to Ocean Rig under the Management Services Agreements on terms reasonably consistent with industry standards, for an interim period after the Effective Time.

•

As a group, Ocean Rig’s directors and executive officers beneficially own an aggregate of 8,537,778 shares of Ocean Rig as of October 11, 2018 and will receive the same Merger Consideration on the same terms and conditions as other Ocean Rig shareholders.

•	Ocean Rig’s directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement.

These interests are described in further detail, including more information on the assumptions used in calculating the estimated amounts set forth above, under “Interests of Ocean Rig’s Directors and Executive Officers in the Merger” and “The Merger Agreement—Covenants and Agreements—Indemnification; Directors’  and Officers’  Insurance.”

Conditions to Completion of the Merger (See page 109)

As more fully described in this joint proxy statement/prospectus and in the Merger Agreement, the obligation of each of Transocean, Holdco and Merger Sub, on the one hand, and Ocean Rig, on the other hand, to complete the Merger is subject to the satisfaction (or, to the extent permitted by applicable law, waiver) of a number of conditions, including the following:

•	the Ocean Rig shareholders have approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement;
•	the Transocean shareholders have approved the Authorized Share Capital Proposal and the Share Issuance Proposal;
•	no applicable law prohibits the consummation of the Merger;
•	all applicable waiting periods related to the antitrust laws of Brazil and Norway have expired or been terminated, and all pre-closing approvals or clearances reasonably required have been obtained;
•

the authorized share capital approved by shareholders at the Transocean Extraordinary General Meeting under the Authorized Share Capital Proposal, the issuance of Transocean shares as Share Consideration in the Merger on the basis of such authorized share capital as resolved by the Transocean Board and the related amendments to Transocean’s Articles of Association have been registered with the commercial register in the Canton of Zug, Switzerland;

•	the Form S-4 has been declared effective, no stop order suspending the effectiveness of the Form S-4 is in effect and no proceedings for such purpose are pending before or threatened by the SEC;
•	the Transocean shares being issued as Share Consideration in the Merger have been approved for listing on the NYSE, subject to official notice of issuance;
•	accuracy of the representations and warranties made in the Merger Agreement by the other party, subject to certain materiality thresholds;
•	performance (or cure of any non-performance) in all material respects by the other party of the covenants and agreements required to be performed by it prior to completion of the Merger;
•	the Management Services Agreements having been terminated; and
•	the absence of a material adverse effect on the other party (see “The Merger Agreement—Definition of ‘Material Adverse Effect’” for the definition of material adverse effect).

For more information regarding the conditions to the consummation of the Merger and a complete list of such conditions, see “The Merger Agreement—Conditions to Completion of the Merger.”

Regulatory Approvals Required for the Merger (See page 93)

Completion of the Merger is subject to the expiration or termination of waiting periods under the applicable antitrust laws of Brazil and Norway. Under the applicable antitrust laws of Brazil and Norway, certain transactions, including the Merger, may not be completed unless certain waiting period requirements have expired or been terminated.

The Brazilian merger filing was submitted to the Brazilian antitrust authority on September 21, 2018, and approved in a decision published on October 5, 2018 in Brazil’s Official Journal. Notification of the Merger was made on September 20, 2018 to the Norwegian competition authority and regulatory approval for the Merger was received on October 4, 2018 in Norway.

Neither Transocean nor Ocean Rig is aware of any material governmental approvals or actions that are required for completion of the Merger other than those described above. It is presently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought.

Transocean and Ocean Rig have agreed to use their respective reasonable best efforts to obtain all regulatory approvals required to complete the Merger. In using its reasonable best efforts, under the terms of the Merger Agreement, Transocean is required to take all actions and do all things necessary, proper or advisable to complete the Merger in connection with the expiration or termination of the waiting period relating to the Merger under the applicable antitrust laws of Brazil and Norway, except that Transocean is not required to undertake any divestiture, license, hold separate of any business or assets of either Transocean or Ocean Rig, or take any other action that limits Transocean’s or Ocean Rig’s freedom of action in any way. In addition, in connection with obtaining the regulatory approvals required to complete the Merger, Ocean Rig is not permitted to take any action or agree to any term or condition without Transocean’s consent. See “The Merger—Regulatory Approvals.”

No Solicitation and Change in Recommendation (See page 103)

As more fully described in this joint proxy statement/prospectus and in the Merger Agreement, and subject to the exceptions described below and in the Merger Agreement, neither Ocean Rig nor any of its subsidiaries can (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal (as defined below in “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions”), (ii) enter into or participate in any discussions with, furnish any information relating to Ocean Rig or any of its subsidiaries or afford access to the business, properties, assets, books or records of Ocean Rig or any of its subsidiaries to, otherwise cooperate with, or assist, participate in, facilitate or encourage any effort by a third party seeking to make, or having made, an Acquisition Proposal, (iii) withdraw or modify in a manner adverse to Transocean the recommendation of the Ocean Rig Board that its shareholders approve and adopt the Merger Agreement, (iv) fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Ocean Rig or any of its subsidiaries, (v) approve any transaction under, or any person becoming an “interested stockholder” under, any takeover statutes or (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal.

However, at any time prior to the approval and adoption of the Merger Agreement by Ocean Rig’s shareholders, Ocean Rig is permitted to:

•

engage in negotiations or discussions with any third party that has made after the date of the Merger Agreement a bona fide, written acquisition proposal that the Ocean Rig Board reasonably believes will lead to a superior proposal;

•

furnish to such third party, its representatives or financing sources non-public information relating to Ocean Rig or any of its subsidiaries pursuant to a confidentiality agreement; provided that such information is also provided to Transocean; and

•

following receipt of a superior proposal after the date of the Merger Agreement, and subject to the “last look” right of Transocean to receive notice of, and make a matching offer in response to, a superior proposal, withdraw or modify in a manner adverse to Transocean the recommendation of the Ocean Rig Board that its shareholders approve and adopt the Merger Agreement or terminate the Merger Agreement to enter into a definitive agreement providing for such superior proposal, provided that Ocean Rig concurrently pays a termination fee to Transocean.

The actions described in the foregoing provisions may only be taken if the Ocean Rig Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under any applicable law.

For more information regarding the limitations on Ocean Rig and the Ocean Rig Board to consider other Acquisition Proposals, see “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions.”

Termination of the Merger Agreement (See page 111)

The Merger Agreement may be terminated at any time before the Effective Time by the mutual written agreement of Transocean and Ocean Rig.

The Merger Agreement may also be terminated at any time before the Effective Time by either Transocean or Ocean Rig if:

•

the Merger has not been completed on or before March 31, 2019, which is referred to in this joint proxy statement/prospectus as the initial end date, provided that, if all conditions to completion of the Merger have been satisfied or waived other than the regulatory approvals condition (as defined under “The Merger Agreement—Conditions to Completion of the Merger”), either Transocean or Ocean Rig may elect to extend the initial end date or any such extended end date for up to two additional months for each such extension, but in no event later than September 3, 2019 (each such extended end date is referred to in this joint proxy statement/prospectus as the extended end date), in which case the Merger Agreement may be terminated by either Transocean or Ocean Rig if the Merger has not been completed on or before such extended end date (provided that this termination right will not be available to a party whose failure to comply in any material respect with any provision of the Merger Agreement resulted in the failure of the Merger to occur on or before such date);
•	there is any applicable law that makes consummation of the Merger illegal or enjoins Transocean or Ocean Rig from consummating the Merger and such injunction has become final and nonappealable;
•

the Ocean Rig shareholders fail to approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement at the Ocean Rig Extraordinary General Meeting (the “Ocean Rig Shareholder Approval”);

•

the Transocean shareholders fail to approve the Authorized Share Capital Proposal or the Share Issuance Proposal at the Transocean Extraordinary General Meeting (the “Transocean Shareholder Approval”); or

•

there has been a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the other party that would cause the other party to fail to satisfy the applicable condition to completion of the Merger related to accuracy of representations and warranties or performance of covenants and agreements to be satisfied by the initial end date or the extended end date.

The Merger Agreement may also be terminated by Transocean if:

•

(i) the Ocean Rig Board withdraws or modifies in a manner adverse to Transocean its recommendation that Ocean Rig’s shareholders approve and adopt the Merger Agreement, (ii) prior to the receipt of the Ocean Rig Shareholder Approval, the Ocean Rig Board fails to reaffirm that recommendation within five business days after a request to do so from Transocean following the public announcement of an acquisition proposal, or (iii) after receipt of the Ocean Rig Shareholder Approval, the Ocean Rig Board fails to confirm publicly its intention to complete the Merger after a request to do so from Transocean following the public announcement of an acquisition proposal; or

•

Ocean Rig commits a willful breach of its obligations described under “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions,” certain of its obligations regarding the content of this joint proxy statement/prospectus, or its obligations to call and hold a meeting of its shareholders for purposes of approving and adopting the Merger Agreement described under “The Merger Agreement—Covenants and Agreements—Obligation to Call Shareholders’ Meetings.”

The Merger Agreement may also be terminated by Ocean Rig if:

•

prior to the approval and adoption of the Merger Agreement by the Ocean Rig shareholders, in order to enter into a definitive agreement providing for a superior proposal that did not result from a willful breach of Ocean Rig’s obligations described under “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions” (which definitive agreement must be entered into concurrently with the termination of the Merger Agreement), provided that Ocean Rig concurrently pays to Transocean the applicable termination fee.

For more information regarding the rights of Transocean and Ocean Rig to terminate the Merger Agreement, see “The Merger Agreement—Termination of the Merger Agreement.”

Termination Fees and Expenses (See page 112)

Generally, all fees and expenses incurred in connection with the Merger and the transactions contemplated by the Merger Agreement will be paid by the party incurring those fees and expenses. However, if the Merger Agreement is terminated because Transocean fails to obtain the approval of its shareholders, Transocean will be required to pay Ocean Rig $60 million (such amount being the parties’ reasonable estimate of the Expenses (as defined in the Merger Agreement) incurred or losses suffered by Ocean Rig related to the failure of the transactions contemplated by the Merger Agreement).

As more fully described in this joint proxy statement/prospectus and in the Merger Agreement, and subject to the terms and conditions of the Merger Agreement, Ocean Rig has agreed to pay Transocean a termination fee of $90 million if the Merger Agreement is terminated under any of the following circumstances:

•

by Transocean if (i) the Ocean Rig Board withdraws or modifies in a manner adverse to Transocean its recommendation that Ocean Rig’s shareholders approve and adopt the Merger Agreement, (ii) prior to the receipt of the Ocean Rig Shareholder Approval, the Ocean Rig Board fails to reaffirm that recommendation within five business days after a request to do so from Transocean following the public announcement of an acquisition proposal, or (iii) after receipt of the Ocean Rig Shareholder Approval, the Ocean Rig Board fails to confirm publicly its intention to complete the Merger after a request to do so from Transocean following the public announcement of an acquisition proposal;

•

by Transocean if Ocean Rig commits a willful breach of its obligations described under “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions,” certain of its obligations regarding the content of this joint proxy statement/prospectus, or its obligations to call and hold a meeting of its shareholders for purposes of approving and adopting the Merger Agreement described under “The Merger Agreement—Covenants and Agreements—Obligation to Call Shareholders’ Meetings;”

•

by Ocean Rig if prior to the approval and adoption of the Merger Agreement by the Ocean Rig shareholders, in order to enter into a definitive agreement providing for a superior proposal that did not result from a willful breach of Ocean Rig’s obligations described under “The Merger Agreement—No Solicitation of Transactions” (which definitive agreement must be entered into concurrently with the termination of the Merger Agreement), provided that Ocean Rig concurrently pays to Transocean the applicable termination fee; or

•

by Transocean or Ocean Rig if the Merger has not been completed by the initial end date or the extended end date, if Ocean Rig’s shareholders fail to approve and adopt the Merger Agreement upon a vote taken at the Ocean Rig Extraordinary General Meeting (including after taking into account any adjournment or postponement thereof in accordance with the terms of the Merger Agreement) or if there has been a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Ocean Rig that would cause Ocean Rig to fail to satisfy the applicable condition to completion of the Merger related to accuracy of representations and warranties or performance of covenants and agreements to be satisfied by the initial end date or the extended end date and an acquisition proposal for Ocean Rig has been publicly disclosed or announced after the date of the Merger Agreement and not withdrawn prior to the Ocean Rig Extraordinary General Meeting, and on or prior to the first anniversary of such termination Ocean Rig enters into a definitive agreement (which is thereafter consummated), or completes a transaction, relating to an acquisition proposal for Ocean Rig.

In addition, as more fully described in this joint proxy statement/prospectus and in the Merger Agreement, and subject to the terms and conditions of the Merger Agreement, Transocean has agreed to pay Ocean Rig a termination fee of $132.5 million if the Merger Agreement is terminated under any the following circumstances:

•

by Transocean or Ocean Rig because the Merger has not been completed on or before the initial end date or the extended end date and at the time of termination of the Merger Agreement, all of the conditions to Transocean’s obligations to complete the Merger are satisfied or waived other than (i) the regulatory approvals condition and (ii) the condition requiring the absence of any applicable law or order being in effect that prohibits completion of the Merger (but only if that condition is not satisfied solely due to any applicable law or final and non-appealable order in respect of certain regulatory matters); or

•

by Transocean or Ocean Rig because there is in effect any applicable law or final and non-appealable order enacted, adopted or promulgated in respect of certain regulatory matters that prohibits completion of the Merger and at the time of termination of the Merger Agreement, (i) Ocean Rig has not committed a willful breach of the Merger Agreement and (ii) there is no material adverse effect on Ocean Rig (see “The Merger Agreement—Definition of ‘Material Adverse Effect’” for the definition of material adverse effect).

Except in the case of fraud, if either party receives a termination fee in accordance with the provisions of the Merger Agreement, the receipt of the termination fee will be the receiving party’s sole and exclusive remedy against the paying party.

For more information regarding the termination fees, see “The Merger Agreement—Termination of the Merger Agreement—Termination Fees and Expenses.”

Material U.S. Federal Income Tax Consequences (See page 117)

A U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences”) of Ocean Rig shares that exchanges Ocean Rig shares for Transocean shares and cash in the Merger will generally recognize taxable gain or loss for U.S. federal income tax purposes equal to the difference between (i) the sum of the cash plus the fair market value of Transocean shares received (determined as of the date the shares are issued pursuant to the Merger) and (ii) the U.S. holder’s adjusted tax basis in the Ocean Rig shares surrendered in the Merger in exchange for Transocean shares and cash.

A Non-U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences”) will generally not be subject to U.S. federal income tax on any gain recognized on the exchange of Ocean Rig shares for Transocean shares and cash pursuant to the Merger unless (i) the gain is “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) or (ii) the Non-U.S. Holder is an individual present in the United States for 183 or more days in the taxable year of the exchange, and certain other requirements are met.

The foregoing is a brief summary of U.S. federal income tax consequences only and is qualified by the description of U.S. federal income tax considerations in “Material U.S. Federal Income Tax Consequences.”  Tax matters are very complicated, and the tax consequences of the Merger to a particular holder will depend in part on such holder’s circumstances. Accordingly, holders of Ocean Rig shares are urged to consult their own tax advisors for a full understanding of the tax consequences of the Merger to them, including the applicability of U.S. federal, state, local and foreign income and other tax laws.

Material Swiss Tax Consequences (See page 124)

Swiss resident individuals who hold their Ocean Rig shares as private assets should not be subject to any Swiss federal, cantonal or communal income tax in connection with the Merger, if the Merger is classified as a tax neutral quasi-merger (Quasifusion).

The exchange of Ocean Rig shares for Transocean shares for Domestic Commercial Shareholders (as defined in “Material Swiss Tax Consequences”), and who, in each case, hold their Ocean Rig shares as part of a trade or business carried on in Switzerland should not be subject to any Swiss federal, cantonal or communal income tax provided the Transocean shares will carry over the (tax) book value of the Ocean Rig shares in the books of such Domestic Commercial Shareholder since the Merger should classify as a tax neutral quasi-merger (Quasifusion) for Swiss tax purposes. Domestic Commercial Shareholders are on the other hand required to recognize a gain or loss realized on the cash component of the Merger Consideration in their income statement for the respective taxation period and are subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be, on any net taxable earnings (including the gain or loss realized on the cash component of the Merger Consideration) for such taxation period.

Non-Swiss Shareholders (as defined in “Material Swiss Tax Consequences”) will not be subject to any Swiss federal, cantonal or communal income tax in connection with the Merger.

Material Cayman Islands Income Tax Consequences (See page 127)

At present, there are no income or profits taxes, withholding taxes, levies, registration taxes, or other duties or similar taxes or charges imposed on Cayman Islands corporations or their shareholders. The Cayman Islands currently have no form of corporate or capital gains tax and no estate duty, inheritance tax or gift tax.  Therefore, there will be no Cayman Islands tax consequences to Transocean and Ocean Rig shareholders with respect to the Merger.  This is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any shareholder’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Dissenters’ Rights (See page 128)

Ocean Rig shareholders who dissent from the Merger will have the right to receive payment of the fair value of their Ocean Rig shares in accordance with Section 238 of the Cayman Companies Law if the Merger is completed, but only if they deliver to Ocean Rig, before the vote to authorize and approve the Merger is taken at the Ocean Rig Extraordinary General Meeting, a written objection to the Merger and subsequently comply with all procedures and requirements of Section 238 of the Cayman Companies Law for the exercise of dissenter rights, a copy of which is attached as Appendix G to this joint proxy statement / prospectus. The fair value of Ocean Rig shares as determined under the Cayman Companies Law could be more than, the same as, or less than the Merger Consideration holders of Ocean Rig shares would receive pursuant to the Merger Agreement if they do not exercise dissenters’ rights with respect to their shares.

Ocean Rig’s Memorandum and Articles of Association contain certain Drag-Along Provisions (as defined herein) that, if invoked in connection with the Merger, would require all Ocean Rig shareholders to take actions necessary to waive all dissenter’s rights, appraisal rights and similar rights in connection with the Merger. See “Risk Factors—Risks Relating to the Merger—Ocean Rig’s Memorandum and Articles of Association contain certain drag-along provisions that, if invoked, would require all Ocean Rig shareholders to support the Merger and may deter Ocean Rig from receiving proposals for alternative transactions.” At this time, neither Transocean nor Ocean Rig intends to seek to cause the Merger to be subject to these Drag-Along Provisions.

Comparison of Rights of Shareholders of Transocean and Shareholders of Ocean Rig (See page 146)

The rights of Ocean Rig shareholders are governed by Cayman Islands laws and Ocean Rig’s Memorandum and Articles of Association.  As a result of the Merger, holders of Ocean Rig shares will become shareholders of Transocean and their rights as shareholders will be governed by Swiss law and Transocean’s Articles of Association.  For a summary of certain differences between the rights of Transocean shareholders and Ocean Rig shareholders, see “Comparison of Rights of Shareholders of Transocean and Shareholders of Ocean Rig.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TRANSOCEAN

The selected financial data as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 have been derived from the audited consolidated financial statements included in “Item 8.  Financial Statements and Supplementary Data” of Transocean’s annual report on Form 10‑K for the year ended December 31, 2017 (“Transocean’s 2017 Annual Report”).  The selected financial data as of December 31, 2015, 2014 and 2013, and for each of the two years in the period ended December 31, 2014 have been derived from Transocean’s accounting records.  The selected financial data as of June 30, 2018 and for the six-month periods ended June 30, 2018 and 2017 have been derived from the unaudited condensed consolidated financial statements included in “Item 1. Financial Statements” of Transocean’s quarterly report on Form 10‑Q for the quarterly period ended June 30, 2018 (the “2Q18 Quarterly Report”). The selected financial data as of June 30, 2017 have been derived from the unaudited condensed consolidated financial statements included in “Item 1. Financial Statements” of Transocean’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2017. In Transocean’s opinion, such unaudited financial statements include all adjustments necessary for a fair presentation of the interim June 30, 2018 and 2017 financial information.  Interim results for the six months ended June 30, 2018 are not necessarily indicative of, and are not projections for, the results to be expected for the year ending December 31, 2018.

The selected financial data should be read in conjunction with the sections titled “Item 7.  Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the audited consolidated financial statements and the notes thereto included under “Item 8.  Financial Statements and Supplementary Data” of Transocean’s 2017 Annual Report, “Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the unaudited condensed consolidated financial statements and notes thereto included in “Item 1.  Financial Statements” of the 2Q18 Quarterly Report and Transocean’s financial statements and related notes and other financial information incorporated by reference in this joint proxy statement/prospectus.

	Six months ended June 30,		Years ended December 31,
	2018(1)	2017	2017	2016(2)	2015	2014(3)	2013
	(unaudited)
	(in millions of U.S. dollars, except per share data)
Statement of operations data:
Operating revenues	$1,454	$1,536	$2,973	$4,161	$7,386	$9,185	$9,246
Operating income (loss)	(921)	(1,373)	(2,504)	1,132	1,365	(1,347)	2,203
Income (loss) from continuing operations	(1,351)	(1,584)	(3,097)	827	895	(1,880)	1,428
Net income (loss)	(1,351)	(1,584)	(3,097)	827	897	(1,900)	1,437
Net income (loss) attributable to controlling interest	(1,345)	(1,599)	(3,127)	778	865	(1,839)	1,434
Per share earnings (loss) from continuing operations:
Basic	$(2.99)	(4.09)	(8.00)	2.08	2.36	(5.02)	3.92
Diluted	(2.99)	(4.09)	(8.00)	2.08	2.36	(5.02)	3.92

Balance sheet data (at end of period):
Total assets	$24,246	$23,847	$22,410	$26,889	$26,431	$28,676	$32,759
Debt due within one year	1,816	865	250	724	1,093	1,032	323
Long-term debt	7,814	6,525	7,146	7,740	7,397	9,019	10,329
Total equity	12,362	14,209	12,711	15,805	15,000	14,104	16,719

Other financial data:
Cash provided by operating activities	$106	$544	$1,144	$1,911	$3,445	$2,220	$1,918
Cash provided by (used in) investing activities	406	56	(587)	(1,313)	(1,932)	(1,828)	(1,658)
Cash provided by (used in) financing activities	(480)	(1,083)	(1,090)	115	(1,809)	(1,000)	(2,151)
Capital expenditures	92	258	497	1,344	2,001	2,165	2,238
Distributions of qualifying additional paid-in capital	—	—	—	—	381	1,018	606
Per share distributions of qualifying additional paid-in capital	—	—	—	—	1.05	2.81	1.68

(1)

On January 30, 2018, Transocean acquired an approximate 97.7 % ownership interest in Songa Offshore SE, (“Songa Offshore”), a European public company limited by shares, or Societas Europaea, existing under the laws of Cyprus.  On March 28, 2018, Transocean acquired the remaining shares not owned by it through a compulsory acquisition under Cyprus law, and as a result, Songa Offshore became Transocean’s wholly owned subsidiary.  In connection with these transactions, Transocean issued an aggregate of 68.0 million shares and $863 million aggregate principal amount of 0.50% exchangeable senior bonds due January 30, 2023.  As a result of the acquisition, Transocean acquired seven mobile offshore drilling units, including five harsh environment floaters and two midwater floaters.

(2)

In December 2016, as contemplated by the Agreement and Plan of Merger, dated July 31, 2016, Transocean Partners LLC (“Transocean Partners”) and one of Transocean’s subsidiaries completed a merger, with Transocean Partners becoming a wholly owned, indirect subsidiary of Transocean. Each Transocean Partners common unit that was issued and outstanding immediately prior to the closing, other than units held by Transocean and its subsidiaries, was converted into the right to receive 1.20 Transocean shares. To complete the Merger, Transocean issued 23.8 million shares from its conditional capital.

(3)

In August 2014, Transocean completed an initial public offering to sell a noncontrolling interest in Transocean Partners, which was formed on February 6, 2014, by Transocean Partners Holdings Limited, a Cayman Islands company and a wholly owned subsidiary of Transocean.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF OCEAN RIG

The selected financial data as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017 have been derived from the audited consolidated financial statements included in “Items 17 and 18. Financial Statements” of Ocean Rig’s annual report on Form 20-F for the year ended December 31, 2017 (“Ocean Rig’s 2017 Annual Report”).  The selected financial data as of December 31, 2015, 2014 and 2013, and for each of the two years in the period ended December 31, 2014 have been derived from Ocean Rig’s accounting records.  The selected financial data as of June 30, 2018 and for the six-month periods ended June 30, 2018 and 2017 have been derived from the unaudited condensed consolidated financial statements included in Ocean Rig’s report on Form 6-K furnished to the SEC on August 9, 2018 (the “2Q18 Form 6-K”). In Ocean Rig’s opinion, such unaudited financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim June 30, 2018 and 2017 financial information.  Interim results for the six months ended June 30, 2018 are not necessarily indicative of, and are not projections for, the results to be expected for the year ending December 31, 2018.

The selected financial data should be read in conjunction with the sections titled “Item 5. Operating and Financial Review and Prospects” and the audited consolidated financial statements and the notes thereto included under “Items 17 and 18.  Financial Statements” of Ocean Rig’s 2017 Annual Report and the unaudited condensed consolidated financial statements and notes thereto included in the 2Q18 Form 6-K and Ocean Rig’s financial statements and related notes and other financial information incorporated by reference in this joint proxy statement/prospectus.

	Six months ended June 30,		Years ended December 31,
	2018	2017	2017	2016	2015	2014	2013
	(unaudited)
	(in millions of U.S. dollars, except per share data)
Income statement data:
Revenues	$291	$587	$1,008	$1,654	$1,748	$1,817	$1,180
Operating income (expenses)	70	347	(530)	(3,032)	286	634	307
Net income (loss) attributable to Ocean Rig UDW Inc.	36	149	(5)	(3,242)	80	260	63
Net income/ (loss) attributable to common stockholders	36	149	(5)	(3,242)	79	259	63
Earnings/ (loss) per Ocean Rig share attributable to common stockholders:
Basic	$0.39	$16,619.45	$(0.21)	$(307,602.77)	$5,227.36	$18,075.97	$4,415.43
Diluted	0.39	16,619.45	(0.21)	(307,602.77)	5,227.36	18,075.97	4,415.43

Balance sheet data (at end of period):
Total assets	$2,676	$4,196	$2,852	$4,092	$8,020	$8,042	$7,620
Current portion of long-term debt, net of deferred financing costs		3,801	82	641	57	20	85
Long term debt, net of current portion and deferred financing costs	350	—	450	3,247	4,272	4,353	3,908
Total stockholders’ equity	2,239	160	2,203	11	3,275	3,166	2,980

Other financial data:
Net cash provided by operating activities	$161	$368	$543	$763	$593	$470	$333
Net cash used in investing activities	(41)	(24)	(29)	(393)	(644)	(815)	(1,144)
Net cash provided by (used in) financing activities	(182)	(138)	(496)	(387)	263	269	1,099
Capital expenditures	(41)	(25)	(37)	(340)	(634)	(749)	(1,283)

UNAUDITED COMPARATIVE PER SHARE INFORMATION

The following table sets forth for the six months ended June 30, 2018 and the year ended December 31, 2017 selected per share information on a historical basis for Transocean shares and for Ocean Rig shares. The historical information for the six months ended June 30, 2018 has been derived from the unaudited condensed consolidated financial statements included in Transocean’s 2Q18 Quarterly Report and Ocean Rig’s 2Q18 Form 6-K. The historical information for the year ended December 31, 2017 has been derived from the audited consolidated financial statements included in Transocean’s 2017 Annual Report and Ocean Rig’s 2017 Annual Report. You should read the table below together with the historical consolidated financial statements and related notes contained in Transocean’s 2Q18 Quarterly Report and Transocean’s 2017 Annual Report, Ocean Rig’s 2Q18 Form 6-K and Ocean Rig’s 2017 Annual Report, which are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

	Six months ended	Year ended
	June 30, 2018	December 31, 2017
Transocean historical per share data
Basic loss per share	$(2.99)	$(8.00)
Diluted loss per share	$(2.99)	$(8.00)
Cash dividends declared per share	$—	$—
Book value per share (at end of period)	$26.76	$32.48
Ocean Rig historical per share data
Basic earnings(loss) per Ocean Rig share	$0.39	$(0.21)
Diluted earnings(loss) per Ocean Rig share	$0.39	$(0.21)
Cash dividends declared per Ocean Rig share	$—	$—
Book value per Ocean Rig share (at end of period)	$24.45	$24.06

COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

Comparative Historical Market Price Information

The Transocean shares are listed for trading on the NYSE under the symbol “RIG.” Ocean Rig Class A shares are listed for trading on Nasdaq under the symbol “ORIG.” Ocean Rig’s Class B shares are not listed for trading on any securities exchange or quotation system.

The following table sets forth the high and low reported sale prices for Transocean shares and Ocean Rig shares, as applicable, for the periods shown as reported on the NYSE or Nasdaq, respectively.

As of October 11, 2018, there were 461,906,035 shares of Transocean outstanding, which excludes 974,774 issued shares that are held by Transocean or its subsidiaries. As of October 11, 2018, there were 91,567,982 Ocean Rig shares outstanding. As of such dates, Transocean had 5,768 shareholders of record and Ocean Rig had 19 shareholders of record.

	Transocean ($)		Ocean Rig ($)
	High	Low	High(1)	Low(1)
Year ended December 31, 2018
Fourth Quarter (through October 15, 2018)	14.47	12.58	35.86	33.12
Third Quarter	14.34	10.40	32.12	24.47
Second Quarter	14.16	9.36	30.30	22.52
First Quarter	12.40	8.70	29.17	23.46
Year ended December 31, 2017
Fourth Quarter	11.78	9.33	29.18	22.02
Third Quarter	10.84	7.20	2,391.99	20.22
Second Quarter	13.04	7.67	3,219.99	1,472.00
First Quarter	16.16	11.69	17,479.94	1,563.99
Year ended December 31, 2016
Fourth Quarter	16.66	9.1	26,588.00	7,452.00
Third Quarter	13.03	8.68	25,852.00	6,164.00
Second Quarter	12.05	8.34	31,096.00	6,900.00
First Quarter	13.48	7.67	15,548.00	6,072.00

The high and low reported sale prices for Ocean Rig shares prior to September 22, 2017 represent the share price prior to the financial restructuring of the company’s balance sheet, as further described in Ocean Rig’s filings with the SEC incorporated by reference into this joint proxy statement/proxy. See “Where You Can Find More Information.”

Dividends

Transocean

All Transocean shares have equal rights to dividends. The holders of Transocean shares are entitled to receive dividends as are lawfully declared on Transocean shares by a general meeting of Transocean’s shareholders. Transocean has paid the following dividends from and including 2014 to the date of this joint proxy statement/prospectus:

Year ended December 31,	Dividend paid per share ($)	Aggregate dividends paid ($ in millions)
2014 (based on financial year 2013)	$2.81	$1,018
2015 (based on financial year 2014)	$1.05	$381
2016 (based on financial year 2015)	—	—
2017 (based on financial year 2016)	—	—
2018 (through October 15, 2018)	—	—

Transocean’s ability to pay future cash dividends will (a) depend on our results of operations, financial condition, cash requirements and other relevant factors, (b) be subject to shareholder approval, (c) be subject to restrictions contained in our credit facilities and other debt covenants, (d) be affected by our plans regarding share repurchases or noncash shareholder distributions and (e) be subject to restrictions imposed by Swiss law, including the requirement that sufficient distributable profits from the previous year or freely distributable reserves in Transocean’s standalone statutory financial statements must exist. Transocean does not expect to pay cash dividends in the foreseeable future.

Ocean Rig

Under Ocean Rig’s Second Amended and Restated Memorandum and Articles of Association, the Ocean Rig Class A shares and the Ocean Rig Class B shares have identical economic and voting rights.  Holders of Ocean Rig shares will be entitled to receive ratably all dividends, if any, declared by the board of directors out of funds legally available for dividends in accordance with the Second Amended and Restated Memorandum and Articles of Association.  Because Ocean Rig is a holding company with no material assets other than the shares of its subsidiaries through which it conducts its operations, Ocean Rig’s ability to pay dividends depends on its subsidiaries distributing their earnings and cash flow to Ocean Rig. In addition, under Ocean Rig’s debt agreement, its ability to pay dividends to its shareholders is restricted by certain conditions.  Any future dividends declared will be at the discretion of the Ocean Rig Board and will depend upon Ocean Rig’s financial condition, earnings and other factors, including the covenants contained in Ocean Rig’s debt agreements.  Ocean Rig has not paid any dividends since 2015.

Recent and Comparative Market Price Information

The following table sets forth the closing sale price per Transocean share and Ocean Rig Class A shares as reported on the NYSE and Nasdaq, respectively, as of August 31, 2018, the last trading day before the public announcement of the contemplated Merger, and as of October 15, 2018, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus. The table also shows the implied value of the consideration proposed for each Ocean Rig share as of the same dates which amounts are calculated by multiplying the closing sales prices for Transocean shares by 1.6128 and then adding $12.75, representing the approximate per share value of the Merger Consideration that an Ocean Rig shareholder will be entitled to receive as of such dates, in exchange for each Ocean Rig share they hold at the Effective Time.

The market prices of Transocean shares and Ocean Rig shares fluctuate, and the value of the Share Consideration will fluctuate with the market price of the Transocean shares. No assurance can be given concerning the market prices of Transocean shares and Ocean Rig shares before the completion of the Merger or Transocean shares after the completion of the Merger. Because the Merger Consideration is fixed in the Merger Agreement, the market value of the Transocean shares that Ocean Rig shareholders will receive in connection with the Merger may vary significantly from the prices shown in the table below. Accordingly, you are urged to obtain current market quotations of Transocean shares and Ocean Rig shares before making any decision with respect to the proposals in this joint proxy statement/prospectus.

	Transocean shares (close)	Ocean Rig shares (close)	Equivalent per share value
August 31, 2018	$12.11	$27.08	$32.28
October 15, 2018	$13.16	$33.71	$33.97

RISK FACTORS

In addition to the other information included in this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Concerning Forward-Looking Statements,” whether you are a Transocean shareholder or Ocean Rig shareholder, you should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks associated with each of the businesses of Transocean and Ocean Rig because these risks will also affect the combined company following the Merger.  The risks regarding Transocean can be found in Transocean’s 2017 Annual Report and subsequent Quarterly Reports on Form 10-Q, and the risks regarding Ocean Rig can be found in Ocean Rig’s 2017 Annual Report, each of which is filed with the SEC and incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Risks Relating to the Merger

Because the market price of Transocean shares may fluctuate, Ocean Rig shareholders cannot be certain of the precise value of the Share Consideration they may receive in the Merger.

At the time the Merger is completed, each issued and outstanding share of Ocean Rig common stock (except for certain shares held by Transocean, Ocean Rig or their subsidiaries) will be converted into the right to receive the Merger Consideration.

There will be a time lapse between each of the date of this joint proxy statement/prospectus, the date on which Ocean Rig shareholders vote to approve the Merger Agreement at the Ocean Rig Extraordinary General Meeting and the date on which Ocean Rig shareholders entitled to receive Transocean shares actually receive such shares. The market value of Transocean shares may fluctuate during these periods as a result of a variety of factors, including general market and economic conditions, changes in Transocean’s businesses, operations and prospects and regulatory considerations. Many of these factors are outside the control of Ocean Rig and Transocean. Consequently, at the time Ocean Rig shareholders must decide whether to approve the Merger Agreement, they will not know the actual market value of the Transocean shares they will receive when the Merger is completed. The actual value of the Transocean shares received by Ocean Rig shareholders will depend on the market value of the Transocean shares at that time. This market value may differ, possibly materially, from the value used to determine the exchange ratio. Ocean Rig shareholders should obtain current stock quotations for Transocean shares before voting their Ocean Rig shares.

Ocean Rig’s shareholders will have a reduced ownership and voting interest in the combined company after the Merger and will exercise less influence over management.

Currently, Ocean Rig’s shareholders have the right to vote in the election of the Ocean Rig Board and the power to approve or reject any matters requiring shareholder approval under Cayman Islands law and Ocean Rig memorandum of association. Upon the completion of the Merger, each Ocean Rig shareholder will become a shareholder of Transocean with a percentage ownership of Transocean that is substantially smaller than the shareholder’s current percentage ownership of Ocean Rig. Upon the completion of the Merger, based on the number of Transocean shares and Ocean Rig shares outstanding as of October 11, 2018, we estimate that continuing Transocean shareholders will own approximately 76% of the issued and outstanding Transocean shares, and former Ocean Rig shareholders will own approximately 24% of the issued and outstanding Transocean shares.

Even if all former Ocean Rig shareholders voted together on all matters presented to Transocean’s shareholders from time to time, the former Ocean Rig shareholders would exercise significantly less influence over Transocean after the completion of the Merger relative to their influence over Ocean Rig prior to the completion of the Merger, and thus would have a less significant impact on the approval or rejection of future Transocean proposals submitted to a shareholder vote.

Transocean shares received by Ocean Rig shareholders as a result of the Merger will have different rights from the Ocean Rig shares.

Following completion of the Merger, Ocean Rig shareholders will no longer be shareholders of Ocean Rig, and Ocean Rig shareholders will become shareholders of Transocean. There will be important differences between the current rights of Ocean Rig shareholders and the rights to which such shareholders will be entitled as shareholders of Transocean. See the section titled “Comparison of Rights of Shareholders of Transocean and Shareholders of Ocean Rig” for a discussion of the different rights associated with the Transocean shares.

To the extent the Ocean Rig Credit Agreement is not repaid, the consent of the holders of Ocean Rig security interests would be required to complete the Merger under Cayman Islands law.

While it is contemplated that the Ocean Rig Credit Agreement will be repaid in full at or prior to the Effective Time of the Merger, to the extent it is not repaid, the consent of the holders of Ocean Rig security interests would be required to complete the Merger under Cayman Islands law.  To the extent that the Ocean Rig Credit Agreement is not repaid at the Effective Time and the requisite consent is not obtained, the Merger would not be effective from a Cayman law perspective. Additionally, if the Merger was completed and the Ocean Rig Credit Agreement is not repaid in full, the incurrence of such debt by a Transocean subsidiary would cause a breach of the restrictive covenants under Transocean’s credit agreement.

The market price of Transocean shares may be affected by factors different from those that historically have affected Ocean Rig shares.

Upon completion of the Merger, holders of Ocean Rig shares will become holders of Transocean shares. Transocean’s businesses differ from those of Ocean Rig, and accordingly the results of operations of Transocean will be affected by some factors that are different from those currently affecting the results of operations of Ocean Rig. For a discussion of the businesses of Transocean and Ocean Rig and of some important factors to consider in connection with those businesses, see the section titled “The Companies” and the documents incorporated by reference referred to under the section titled “Where You Can Find More Information,” including, in particular, in the section titled “Risk Factors” in Transocean’s 2017 Annual Report.

Ocean Rig’s Memorandum and Articles of Association contain certain drag-along provisions that, if invoked, would require all Ocean Rig shareholders to support the Merger and may deter Ocean Rig from receiving proposals for alternative transactions.

Article 6 of Ocean Rig’s Memorandum and Articles of Association contains certain provisions which specify that if Lender Shareholder Parties (as defined in Ocean Rig’s Memorandum and Articles of Association) holding a majority of the then-outstanding Ocean Rig shares held by all Lender Shareholder Parties propose to effect certain specified transactions (such as the Merger) that have been approved by the Ocean Rig Board, then the Memorandum and Articles of Association contemplates that all Ocean Rig shareholders could be required to (1) transfer their Ocean Rig shares as part of the transaction, (2) take all actions necessary to vote their Ocean Rig shares in favor of the transaction at any meeting of Ocean Rig shareholders and (3) take all actions necessary to waive all dissenter’s rights, appraisal rights and similar rights in connection with the transaction (collectively, the “Drag-Along Provisions”).  In addition, Majority Lender Directors (as defined in Ocean Rig’s Memorandum and Articles of Association) have the power to direct Ocean Rig and the Ocean Rig Board to put certain acquisition proposals (such as the Merger) before Ocean Rig’s shareholders for a vote without any recommendation to reject the proposal.  If such an acquisition proposal is then approved by a majority of Ocean Rig’s outstanding shares, the proposal will be treated as though it were subject to the Drag-Along Provisions.

If Ocean Rig directors or shareholders supporting the Merger elect to cause the Merger to be subject to the Drag-Along Provisions, all Ocean Rig shareholders may be required by Ocean Rig’s Memorandum and Articles of Association to vote and take other actions (including taking the actions described in the paragraph above) in support of the Merger even if a superior proposal is made by a third party or the Ocean Rig shareholder feels that the Merger Consideration is inadequate.  In addition, Lender Shareholder Parties representing approximately 42% of the aggregate number of Ocean Rig shares held by all Lender Shareholder Parties have entered into the Ocean Rig Voting Agreements, pursuant to which they have agreed to effect and support the Merger.  The existence of these Drag-Along Provisions, coupled with the strong existing shareholder support for the Merger through the Ocean Rig Voting Agreements, may deter third parties from pursuing alternative or superior acquisition proposals for Ocean Rig.

The Merger Agreement and the Ocean Rig Voting Agreements limit Ocean Rig’s ability to pursue alternatives to the Merger.

The Merger Agreement contains provisions that make it more difficult for Ocean Rig to sell its business to a party other than Transocean. These provisions include a general prohibition on Ocean Rig soliciting any alternative acquisition proposal. Further, there are only limited exceptions to Ocean Rig’s agreement that its board of directors will not withdraw or modify in a manner adverse to Transocean the recommendation of its board of directors in favor of the approval and adoption of the Merger Agreement, and Transocean generally has a right to match any acquisition proposal that may be made. However, at any time prior to the approval and adoption of the Merger Agreement by Ocean Rig’s shareholders, the Ocean Rig Board is permitted to take certain of these actions if it determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable law. In addition, Ocean Rig may be required to pay Transocean a termination fee of $90 million in certain circumstances involving acquisition proposals for competing transactions. See the sections titled “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions” and “The Merger Agreement—Termination Fee and Expenses.”

The Ocean Rig Voting Agreements also contains provisions that could deter a potential competing proposal.  Pursuant to the Ocean Rig Voting Agreements, the Covered Shareholders have agreed, subject to the terms and conditions of the Ocean Rig Voting Agreements, to (i) appear (in person or by proxy) at the Ocean Rig Extraordinary General Meeting, and (ii) vote all of their Covered Shares, which represent in the aggregate approximately 48% of the issued and outstanding Ocean Rig shares, in favor of the Merger, the Merger Agreement and the transactions contemplated thereby.  In the case of the Covered Shareholders, if the Ocean Rig Board makes an Adverse Recommendation Change regarding the Merger, then such shareholders may vote their Ocean Rig shares in any manner they determine.

The parties believe these provisions are reasonable and not preclusive of other offers, but these restrictions might discourage a third party that has an interest in acquiring all or a significant part of Ocean Rig from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per-share value than the currently proposed Merger Consideration. Furthermore, the termination fees described herein may result in a potential competing acquirer proposing to pay a lower per-share price to acquire Ocean Rig than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable by Ocean Rig in certain circumstances.

The Merger Agreement may be terminated in accordance with its terms and the Merger may not be completed.

The Merger Agreement is subject to a number of conditions that must be fulfilled in order to complete the Merger. Those conditions include: the approval of the Merger Agreement by Ocean Rig shareholders, the approval of the issuance of the Share Consideration by Transocean shareholders and the registration of such Share Consideration with the competent Swiss commercial register, the receipt of all required antitrust approvals and expiration or termination of all statutory waiting periods in respect thereof, the accuracy of representations and warranties under the Merger Agreement (subject to the materiality standards set forth in the Merger Agreement) and Transocean’s and Ocean Rig’s performance of their respective obligations under the Merger Agreement in all material respects. These conditions to the closing of the Merger may not be fulfilled in a timely manner or at all, and, accordingly, the Merger may be delayed or may not be completed.

In addition, if the Merger is not completed by March 31, 2019, or, provided that Transocean or Ocean Rig has exercised its extension rights as set forth in the Merger Agreement, September 3, 2019, either Transocean or Ocean Rig may choose not to proceed with the Merger, and the parties can mutually decide to terminate the Merger Agreement at any time, before or after shareholder approval. In addition, Transocean and Ocean Rig may elect to terminate the Merger Agreement in certain other circumstances.

Failure to complete the Merger could negatively impact the prices of Transocean shares and Ocean Rig shares, as well as Transocean’s and Ocean Rig’s respective future business and financial results.

The Merger Agreement contains a number of conditions that must be satisfied or waived prior to the completion of the Merger. There can be no assurance that all of the conditions to the Merger will be so satisfied or waived. If the conditions to the Merger are not satisfied or waived, Transocean and Ocean Rig will be unable to complete the Merger.

If the Merger is not completed for any reason, including the failure to receive the required approvals of Transocean’s and Ocean Rig’s respective shareholders, Transocean’s and Ocean Rig’s respective businesses and financial results may be adversely affected as follows:

•	Transocean and Ocean Rig may experience negative reactions from the financial markets, including negative impacts on the market price of Transocean shares and Ocean Rig shares;
•

the manner in which customers and other third parties perceive Transocean and Ocean Rig may be negatively impacted, which in turn could affect Transocean’s and Ocean Rig’s ability to compete for or new business;

•	Transocean and Ocean Rig may experience negative reactions from employees; and
•

Transocean and Ocean Rig will have expended time and resources that could otherwise have been spent on Transocean’s and Ocean Rig’s existing businesses and the pursuit of other opportunities that could have been beneficial to each company, and Transocean’s and Ocean Rig’s ongoing business and financial results may be adversely affected.

Regulatory approvals may not be received, may take longer than expected to be received or may impose conditions that are not presently anticipated or cannot be met.

Completion of the Merger is conditioned upon the approval of certain matters by Transocean’s and Ocean Rig’s shareholders and all applicable waiting periods related to the antitrust laws of Brazil and Norway have expired or been terminated, and all pre-closing approvals reasonably required have been obtained. Although each party has agreed to use respective reasonable best efforts to obtain the requisite shareholder and governmental approvals, there can be no assurance that these approvals will be obtained and that the other conditions to completing the Merger will be satisfied. In addition, the governmental authorities from which the antitrust approvals are required may impose conditions on the completion of the Merger or require changes to the terms of the Merger or Merger Agreement. Such conditions or changes and the process of obtaining antitrust approvals could have the effect of delaying or impeding completion of the Merger or of imposing additional costs or limitations on Transocean following completion of the Merger, any of which might have an adverse effect on Transocean following completion of the Merger.

Ocean Rig will be subject to business uncertainties while the Merger is pending, which could adversely affect its business.

Uncertainty about the effect of the Merger on employees and customers may have an adverse effect on Ocean Rig, and, consequently, Transocean. Additionally, the Merger is not expected to close until the fourth quarter of 2018 and may be delayed for any number of reasons, including those described in these Risk Factors. These uncertainties may impair Ocean Rig’s ability to attract, retain and motivate key personnel until the Merger is completed and for a period of time thereafter, and could cause customers and others that deal with Ocean Rig to seek to change their existing business relationships with Ocean Rig or cease doing business with Ocean Rig. Despite the fact that a retention plan has been implemented, employee retention at Ocean Rig may be particularly challenging during the pendency of the Merger, as employees may experience uncertainty about their roles with Transocean following the Merger and may become distracted as a result of such uncertainty. In addition, the Merger Agreement restricts Ocean Rig from making certain acquisitions and taking other specified actions without the consent of Transocean, and generally requires Ocean Rig to continue its operations in the ordinary course, until completion of the Merger. These restrictions may prevent Ocean Rig from pursuing attractive business opportunities that may arise prior to the completion of the Merger or otherwise adversely affect Ocean Rig’s ability to do business. Please see the section titled “The Merger Agreement—Covenants and Agreements” for a description of the restrictive covenants to which Ocean Rig is subject.

Directors and executive officers of Ocean Rig may have interests in the Merger that are different from, or in addition to, the interests of Ocean Rig shareholders.

Directors and executive officers of Ocean Rig may have interests in the Merger that are different from, or in addition to, the interests of Ocean Rig shareholders generally. These interests include, among others, payment of a convenience termination fee in connection with the termination of the Management Services Agreements. These interests are described in more detail in the section titled “The Merger—Interests of Ocean Rig’s Directors and Executive Officers in the Merger.”

The Merger may be dilutive to Transocean’s earnings per share, which may negatively affect the market price of Transocean shares.

Because Transocean shares will be issued in the Merger, the Merger may be dilutive to Transocean earnings per share, which could negatively affect the market price of Transocean shares. In connection with the completion of the Merger, based on the number of issued and outstanding shares of Ocean Rig common stock as of October 11, 2018, Transocean will issue approximately 147,700,195 Transocean shares. The issuance of these new Transocean shares could have the effect of depressing the market price of Transocean shares, through dilution of earnings per share or otherwise. Any dilution of Transocean earnings per share could cause the price of Transocean shares to decline or increase at a reduced rate.

Transocean and Ocean Rig will incur significant transaction and Merger-related costs in connection with the Merger.

Each of Transocean and Ocean Rig has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the Merger Agreement, including the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the Merger.

In addition, Transocean and Ocean Rig have incurred and expect to incur additional material non-recurring expenses in connection with the Merger and completion of the transactions contemplated by the Merger Agreement. Transocean and Ocean Rig have incurred significant legal, advisory and financial services fees in connection with the process of negotiating and evaluating the terms of the Merger. Additional significant unanticipated costs may be incurred in the course of combining the businesses of Transocean and Ocean Rig after completion of the Merger. Even if the Merger is not completed, Transocean and Ocean Rig will need to pay certain costs relating to the Merger incurred prior to the date the Merger was abandoned, such as legal, accounting, financial advisory, filing and printing fees.  Such costs may be significant and could have an adverse effect on the parties’ future results of operations, cash flows and financial condition. Transocean and Ocean Rig expect to incur additional, material non-recurring expenses prior to the Effective Time (excluding the repayment of Ocean Rig’s debt). Transocean also will incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. Transocean continues to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the Merger and the integration of the two companies’ businesses. Although Transocean expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, which should allow Transocean to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all. See the risk factor titled “The combined company may not realize all of the anticipated benefits of the Merger” below.

These costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of Transocean following the completion of the Merger.

Transocean will require additional capital or financing sources in the future, which may not be available or may be available only on unfavorable terms.

There is no financing condition under the Merger Agreement, which means that if the conditions to closing are otherwise satisfied, Transocean is obligated to complete the Merger whether or not it has sufficient funds to pay the cash consideration under the Merger Agreement. Transocean intends to pay the cash consideration using cash on hand, cash sourced from certain of its subsidiaries and Ocean Rig and the Financing. Although Transocean believes, based on current market conditions, that it will be able to complete the Financing, Transocean cannot provide assurances as to the ultimate cost or availability of financing prior to the completion of the Merger.

Transocean’s future capital and financing requirements depend on many factors, including among others, credit rating agency downgrades of Transocean’s debt ratings, industry conditions, general economic conditions, market conditions and market perceptions of Transocean and its industry.  The rating of Transocean’s non‑credit enhanced senior unsecured long‑term debt (“Debt Rating”) are below investment grade.  Such Debt Rating has caused Transocean to experience increased fees under its credit facility and interest rates under agreements governing certain of its unsecured senior notes.  Further downgrades may affect or limit Transocean’s ability to access debt markets in the future.  Transocean’s access to such markets may be severely restricted at a time when Transocean would like, or need, to access such markets, which could have an impact on its flexibility to react to changing economic and business conditions.  Transocean’s access to funds under its existing credit facility is dependent on the ability of the banks that are parties to the facility to meet their funding commitments. If Transocean cannot obtain adequate capital or sources of credit on favorable terms, or at all, it could be forced to use assets otherwise available for its business operations, and its business, results of operations, and financial condition could be adversely affected.

The market price of Transocean shares may decline in the future as a result of the sale of such shares held by former Ocean Rig shareholders or current Transocean shareholders or due to other factors.

Based on the number of shares of Ocean Rig common stock outstanding as of October 11, 2018, Transocean expects to issue an aggregate of 147,700,195 Transocean shares to Ocean Rig shareholders in the Merger. Upon the receipt of Transocean shares as Merger Consideration, former holders of Ocean Rig shares may seek to sell the Transocean shares delivered to them. Current Transocean shareholders may also seek to sell Transocean shares held by them following, or in anticipation of, completion of the Merger. These sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of Transocean shares, may affect the market for, and the market price of, Transocean shares in an adverse manner.  None of these shareholders are subject to “lock-up” or “market stand off” agreements.

The market price of Transocean shares may also decline in the future as a result of the completion of the Merger for a number of other reasons, including:

•	the unsuccessful integration of Ocean Rig into Transocean;
•	the failure of Transocean to achieve the anticipated benefits of the Merger, including financial results, as rapidly as or to the extent anticipated;
•	decreases in Transocean’s financial results before or after the completion of the Merger; and
•	general market or economic conditions unrelated to Transocean’s performance.

These factors are, to some extent, beyond the control of Transocean.

Transocean’s new authorized share capital and the new Transocean shares to be issued out of the new authorized share capital to pay the Share Consideration must each be registered with the commercial register of the Canton of Zug, Switzerland, as a condition to completion of the Merger.

In order for Transocean to issue the new Transocean shares to be delivered to the holders of Ocean Rig shares outstanding immediately prior to the effectiveness of the Merger, Transocean must register the new authorized share capital of Transocean proposed under the Authorized Share Capital Proposal and the shares issued by the Transocean Board on the basis of such authority under the authorized share capital to pay the Share Consideration with the commercial register of the Canton of Zug, Switzerland. Under Swiss law, each such registration may be blocked for reasons beyond Transocean’s control, thereby delaying or preventing the issuance of the Transocean shares to be delivered to the holders of Ocean Rig shares outstanding immediately prior to the effectiveness of the Merger as Share Consideration. In addition, a material drop of Ocean Rig’s equity value below an amount corresponding to the sum of, inter alia, the aggregate Cash Consideration, the nominal value of all Transocean shares issuable as Share Consideration and the aggregate cash amount payable for fractional Transocean shares otherwise issuable may prevent the issuance of new Transocean shares as Share Consideration by way of a mixed contribution in kind/acquisition of assets.

The combined company may not realize all of the anticipated benefits of the Merger.

Transocean and Ocean Rig believe that the Merger will provide benefits to the combined company as described elsewhere in this joint proxy statement/prospectus. However, there is a risk that some or all of the expected benefits of the Merger may fail to materialize, or may not occur within the time periods anticipated. The realization of such benefits may be affected by a number of factors, many of which are beyond the control of Transocean and Ocean Rig, including but not limited to the strength or weakness of the economy and competitive factors in the areas where Transocean and Ocean Rig do business, the effects of competition in the markets in which Transocean and Ocean Rig operate, and the impact of changes in the laws and regulations regulating the offshore drilling industry or affecting domestic or foreign operations. The challenge of coordinating previously separate businesses makes evaluating the business and future financial prospects of the combined company following the Merger difficult. The success of the Merger, including anticipated benefits and cost savings, will depend, in part, on the ability to successfully integrate the operations of both companies in a manner that results in various benefits, including, among other things, an expanded market reach and operating efficiencies, and that does not materially disrupt existing relationships nor result in decreased revenues or dividends. Failure to realize all of the anticipated benefits of the Merger may impact the financial performance of the combined company.

Transocean may not be successful in obtaining drilling contracts for its rigs and, following the completion of the Merger, Ocean Rig’s uncontracted assets.

The offshore contract drilling industry is highly competitive with numerous industry participants, none of which has a dominant market share.  Drilling contracts are traditionally awarded on a competitive bid basis.  Although rig availability, service quality and technical capability are drivers of customer contract awards, bid pricing and intense price competition are often key determinants for which a qualified contractor is awarded a job.

The offshore drilling industry has historically been cyclical and is impacted by oil and natural gas price levels and volatility.  There have been periods of high customer demand, limited rig supply and high dayrates, followed by periods of low customer demand, excess rig supply and low dayrates.  Changes in commodity prices can have a dramatic effect on rig demand, and periods of excess rig supply may intensify competition in the industry and result in the idling of older and less technologically advanced equipment.  As of October 11, 2018, Transocean and Ocean Rig had 12 and 8 uncontracted rigs, respectively.  These rigs may remain out of service for extended periods of time.

If Transocean is unable to obtain drilling contacts for its and, following the completion of the Merger, Ocean Rig’s uncontracted rigs, whether due to a prolonged deepwater drilling market recovery or otherwise, Transocean may not be able to realize the expected synergies and other benefits of the Merger on the timeline currently expected or at all.  If this happens, Transocean’s financial condition or results of operations may be adversely affected.

Transocean and Ocean Rig may be targets of securities class action and derivative lawsuits which could result in substantial costs and may delay or prevent the Merger from being completed.

Securities class action lawsuits and derivative lawsuits are often brought against companies that have entered into merger agreements. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources.  An adverse judgment could result in monetary damages, which could have a negative impact on Transocean’s liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting consummation of the Merger, then that injunction may delay or prevent the Merger from being completed. Neither Transocean nor Ocean Rig is aware of any securities class action lawsuits or derivative lawsuits being filed in connection with the Merger.

Risks Relating to Transocean’s Business

You should read and consider risk factors specific to Transocean’s businesses that will also affect the combined company after the completion of the Merger. These risks are described in Part I, Item 1A of Transocean’s 2017 Annual Report and in other documents that are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference in this joint proxy statement/prospectus.

Risks Relating to Ocean Rig’s Business

You should read and consider risk factors specific to Ocean Rig’s businesses that will also affect the combined company after the completion of the Merger. These risks are described in Item 3.D “Risk Factors” of Ocean Rig’s 2017 Annual Report, the 2Q18 Form 6-K and in other documents that are incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference in this joint proxy statement/prospectus.

CAUTIONARY STATEMENT CONCERNING FORWARD‑LOOKING STATEMENTS

The statements described in this joint proxy statement/prospectus that are not historical facts are forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding benefits of the Combination, integration plans and expected synergies, and anticipated future growth, financial and operating performance and results. Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Forward-looking statements in this joint proxy statement/prospectus are identifiable by use of any of the following words and other similar expressions: “anticipates,” “could,” “forecasts,” “might,” “projects,” “believes,” “estimates,” “intends,” “plans,” “scheduled,” “budgets,” “expects,” “may,” “predicts” and “should.”

Actual results could differ materially from those indicated in these forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to:

•estimated duration of customer contracts;

•contract day rate amounts;

•future contract commencement dates and locations;

•planned shipyard projects and other out-of-service time;

•sales of drilling units;

•timing of Transocean’s and Ocean Rig’s newbuild deliveries;

•operating hazards and delays;

•risks associated with international operations;

•actions by customers and other third parties;

•the future prices of oil and gas;

•the intention to scrap certain drilling rigs;

•the nature and extent of future competition;

•Ocean Rig’s ability to operate its business following the restructuring of its balance sheet;

•repudiation, nullification, termination, modification or renegotiation of any material Transocean or Ocean Rig contracts;

•limitations on insurance coverage, such as war risk coverage, in certain areas;

•foreign and U.S. monetary policy and foreign currency fluctuations and devaluations;

•the inability of Transocean and Ocean Rig to repatriate income or capital;

•complications associated with repairing and replacing equipment in remote locations;

•import-export quotas, wage and price controls imposition of trade barriers;

•regulatory or financial requirements to comply with foreign bureaucratic actions, including potential limitations on drilling activity;

•changing taxation policies and other forms of government regulation and economic conditions that are beyond Transocean’s or Ocean Rig’s control;

•recruitment and retention of personnel at Transocean or Ocean Rig;

•the level of expected capital expenditures and the timing and cost of completion of capital projects;

•Transocean’s and Ocean Rig’s ability to successfully employ both existing and newbuild drilling units, procure or have access to financing, ability to comply with loan covenants, liquidity and adequacy of cash flow for obligations;

•the ability to generate sufficient cash flow to service Transocean’s existing debt and the incurrence of indebtedness in the future;

•the success of the business following completion of the Merger;

•the ability of Transocean to successfully integrate the Ocean Rig business;

•the risks related to disruption of management time from ongoing business operations due to the Merger;

•changes in financial markets and interest rates, or to the business or financial condition of Transocean or Ocean Rig or their respective businesses;

•the impact of any financial, accounting, legal or regulatory issues that may affect Transocean or Ocean Rig;

•the risk that the completion of the Merger could have adverse effects on the market price of Transocean’s or Ocean Rig’s shares or the ability of Transocean or Ocean Rig to retain customers, retain or hire key personnel, maintain relationships with their respective suppliers and customers, and on their operating results and businesses generally;

•Ocean Rig’s shareholders’ and Transocean’s shareholders’ reduction in their percentage ownership and voting power;

•changes in the values of Ocean Rig’s and Transocean’s new builds, rigs and other assets;

•the outcome of any legal proceedings or enforcement matters that may be instituted against Transocean or Ocean Rig relating to the Merger;

•the risk that Transocean may be unable to achieve expected synergies or that it may take longer or be more costly than expected to achieve those synergies;

•the risk that because the market price of the Transocean shares fluctuate, Ocean Rig shareholders cannot be sure of the value of the Transocean shares they may receive in the Merger; and

•other factors, including those and other risks discussed in Transocean’s 2017 Annual Report, Ocean Rig’s 2017 Annual Report, and in Transocean’s and Ocean Rig’s other filings with the SEC.

Should one or more of the risks or uncertainties described above or elsewhere in this joint proxy statement/prospectus occur, or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this joint proxy statement/prospectus.

All forward-looking statements, expressed or implied, included in this joint proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Transocean, Ocean Rig or persons acting on their behalf may issue.

Neither Transocean nor Ocean Rig undertakes any duty to update any forward-looking statements appearing in this joint proxy statement/prospectus.

THE COMPANIES

Transocean

Transocean Ltd. is a leading international provider of offshore contract drilling services for oil and gas wells. As of October 15, 2018, Transocean owned or had partial ownership interests in and operated 41 mobile offshore drilling units. As of October 15, 2018, Transocean’s fleet consisted of 23 ultra-deepwater floaters, 12 harsh environment floaters, two deepwater floaters and four midwater floaters. As of October 15, 2018, Transocean also had two ultra-deepwater drillships and one harsh environment semisubmersible, which Transocean holds a partial ownership interest, under construction. Additionally, Transocean operated one high-specification jackup that was under contract when Transocean sold the rig, and Transocean will continue to operate the rig until completion or novation of the drilling contract.

Transocean’s primary business is to contract its drilling rigs, related equipment and work crews predominantly on a dayrate basis to drill oil and gas wells.  Transocean specializes in technically demanding regions of the global offshore drilling business with a particular focus on ultra-deepwater and harsh environment drilling services

Transocean is a corporation incorporated under the laws of Switzerland in 2008, with registered office at Turmstrasse 30, 6312 Steinhausen, Switzerland. Transocean is registered in Switzerland with enterprise identification number (UID) CHE‑114.461.224, and its telephone number is +41 (41) 749-0500.  The Transocean shares are listed on the NYSE, trading under the symbol “RIG.”

On March 30, 2018, Transocean completed its acquisition of Songa Offshore, whose shares were publicly traded on the Oslo Stock Exchange prior to the completion of the acquisition.  In connection with the acquisition, Transocean acquired seven mobile offshore drillings units, including five harsh environment floaters and two midwater floaters.

Additional information about Transocean and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

Holdco and Merger Sub

Holdco is a direct wholly-owned subsidiary of Transocean formed solely for the purpose of effectuating the Merger described herein. Holdco was incorporated under the laws of the Cayman Islands as an exempted company with limited liability on August 27, 2018. The registered office of Holdco is 89 Nexus Way, Camana Bay, Grand Cayman, Cayman Islands, KY1-9009 and its telephone number is +1 (345) 745-4500.

Merger Sub is a wholly-owned subsidiary of Holdco formed solely for the purpose of effectuating the Merger described herein. Merger Sub was incorporated under the laws of the Cayman Islands as an exempted company with limited liability on August 27, 2018. Merger Sub owns no material assets and does not operate any business. The registered office of Merger Sub is 89 Nexus Way, Camana Bay, Grand Cayman, Cayman Islands, KY1-9009 and its telephone number is +1 (345) 745-4500. After the consummation of the Merger, it will cease to exist.

Ocean Rig

Ocean Rig is an international offshore drilling contractor providing oilfield services for offshore oil and gas exploration, development and production drilling and specializing in the ultra-deepwater and harsh-environment segment of the offshore drilling industry. Ocean Rig seeks to utilize its high-specification drilling units to the maximum extent of their technical capability, and it believes that it has earned a reputation for operating performance excellence, customer service and safety.

Through its wholly-owned subsidiaries, Ocean Rig owns four seventh generation drilling units, five sixth generation advanced capability ultra-deepwater drilling units, one seventh and one eighth generation drilling units under construction at Samsung Heavy Industries and two modern, fifth generation harsh weather ultra-deepwater semisubmersible offshore drilling units.

Ocean Rig’s shares are listed on Nasdaq under the symbol “ORIG.”

Ocean Rig maintains its principal executive offices at c/o Ocean Rig Cayman Management Services SEZC Limited, 3rd Floor Flagship Building, Harbour Drive, Grand Cayman, Cayman Islands. Ocean Rig’s telephone number is +1 345 327 9232.

Additional information about Ocean Rig and its subsidiaries may be found on Ocean Rig’s website at www.ocean-rig.com.  The information contained in, or that can be accessed through, Ocean Rig’s website is not incorporated into, and does not constitute part of, this join proxy statement/prospectus.  For additional information about Ocean Rig, see “Where You Can Find More Information.”

Additional information about Ocean Rig and its subsidiaries is included in documents incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information.”

THE TRANSOCEAN EXTRAORDINARY GENERAL MEETING

Date, Time and Place

The Transocean Extraordinary General Meeting will be held on November 29, 2018 at 5:00 p.m., Swiss time, at Transocean’s offices at Turmstrasse 30, 6312 Steinhausen, Switzerland.

Purpose of the Transocean Extraordinary General Meeting

On September 3, 2018, Transocean and Ocean Rig entered into the Merger Agreement pursuant to which Transocean will acquire all issued and outstanding shares of Ocean Rig. Under the Merger Agreement, Merger Sub will merge with and into Ocean Rig, with Ocean Rig surviving the Merger as an indirect, wholly-owned subsidiary of Transocean. Upon completion of the Merger, each issued and outstanding share of Ocean Rig immediately prior to the Merger will be converted into the right to receive the Merger Consideration.

At the Transocean Extraordinary General Meeting, Transocean shareholders will be asked to consider and vote upon the following matters:

•	the Authorized Share Capital Proposal;
•	the Share Issuance Proposal; and
•	the Clean-Up Proposal.

Transocean cannot complete the Merger unless the Authorized Share Capital Proposal and the Share Issuance Proposal are approved by Transocean shareholders. The Clean-Up Proposal is not a condition to closing for the Merger.

Recommendation of the Transocean Board

The Transocean Board unanimously recommends that Transocean shareholders vote “FOR” the Authorized Share Capital Proposal, “FOR” the Share Issuance Proposal and “FOR” the Clean-Up Proposal.

Certain factors considered by the Transocean Board in reaching its decision to adopt and approve the Merger Agreement can be found in the section of this joint proxy statement/prospectus entitled “The Merger—Transocean’s Reasons for the Merger.”

Record Date

Only shareholders of record on November 12, 2018 are entitled to notice of, to attend, and to vote or to grant proxies to vote at, the Transocean Extraordinary General Meeting. No shareholder will be entered in Transocean’s share register with voting rights between the close of business on November 12, 2018 and the opening of business on the day following the Transocean Extraordinary General Meeting.

While no shareholder will be entered in Transocean’s share register as a shareholder with voting rights between the close of business on November 12, 2018 and the opening of business on the day following the Transocean Extraordinary General Meeting, share blocking and re-registration are not requirements for any Transocean shares to be voted at the meeting, and all shares may be traded after the record date. Computershare, which maintains Transocean’s share register, will continue to register transfers of Transocean shares in the share register in its capacity as transfer agent during this period.

Quorum

Transocean’s Articles of Association provide that the presence of shareholders, in person or by proxy, holding at least a majority of all the shares entitled to vote at the meeting constitutes a quorum for purposes of convening the Transocean

Extraordinary General Meeting and voting on all of the matters described in the notice of meeting. Abstentions will be counted as present for purposes of determining whether there is a quorum at the meeting.

Since the Clean-Up Proposal is a “routine” matter under NYSE rules, shares voted by brokers for the Clean-Up Proposal are counted for purposes of determining whether a quorum exists for the conduct of business at the Transocean Extraordinary General Meeting, even though brokers are not permitted to vote on the Authorized Share Capital Proposal or the Share Issuance Proposal under NYSE rules.

Vote Required for Approval

The following table sets forth the applicable vote standard required to pass each enumerated Agenda Item:

Agenda Item	Description	Two-thirds of the votes (1)	Majority of votes cast (2)
1	The Authorized Share Capital Proposal	

2	The Share Issuance Proposal		

3	The Clean-Up Proposal		

(1)

The affirmative vote of at least two-thirds of the votes present or represented at the Transocean Extraordinary General Meeting and entitled to vote. An abstention or invalid vote will have the effect of a vote “against” this proposal. Broker non-votes do not have any effect on the outcome of the vote.

(2)

Affirmative vote of a majority of the votes cast in person or by proxy at the Transocean Extraordinary General Meeting. Abstentions, invalid votes and broker non-votes do not have any effect on the outcome of the vote.

Pursuant to the Transocean Voting Agreement, Perestroika has agreed to appear (in person or by proxy) at any Transocean shareholder meeting at which the Authorized Share Capital Proposal, the Share Issuance Proposal and any related amendments to Transocean’s Articles of Association in connection with the Merger are on the agenda, and vote its Transocean shares in favor of such proposals, subject to the terms and conditions of the Transocean Voting Agreement.

Outstanding Shares

As of October 11, 2018, there were 461,906,035 Transocean shares outstanding, which excludes 974,774 issued shares that are held by Transocean or its subsidiaries. Only registered holders of Transocean shares on November 12, 2018, the record date established for the Transocean Extraordinary General Meeting, are entitled to notice of, to attend and to vote at the meeting. Holders of shares on the record date are entitled to one vote for each share held.

Voting Procedures

A proxy card has been sent to each shareholder registered in Transocean’s share register as of the close of business on October 15, 2018. Any additional shareholders who are registered in Transocean’s share register as of the close of business on November 12, 2018 will receive a copy of the proxy materials, including a proxy card, after November 12, 2018. Shareholders not registered in Transocean’s share register as of November 12, 2018 will not be entitled to attend, vote at, or grant proxies to vote at, the Transocean Extraordinary General Meeting.

If you are registered as a shareholder in Transocean’s share register as of November 12, 2018 you may grant a proxy to vote on the proposals and any modification to the proposals or other matter on which voting is permissible under Swiss law and which is properly presented at the meeting for consideration in one of the following ways:

By Internet: Go to www.proxyvote.com (available 24 hours a day, 7 days a week), and follow the instructions. You will need the 12‑digit control number that is included on your proxy card. The Internet system allows you to confirm that the system has properly recorded your voting instructions. This method of submitting voting instructions will be available up until 2:00 p.m., Swiss time, on November 29, 2018.

By Mail: Mark, date and sign your proxy card exactly as your name appears on the card and return it by mail in the envelope provided to:

Transocean 2018 EGM Vote Processing c/o Broadridge 51 Mercedes Way Edgewood, NY 11717 USA	or	Transocean 2018 EGM Vote Processing Schweiger Advokatur/Notariat Dammstrasse 19 CH-6300 Zug Switzerland

All proxy cards must be received no later than 2:00 p.m., Swiss time, on November 29, 2018. Do not mail the proxy card if you are voting over the Internet.

Even if you plan to attend the Transocean Extraordinary General Meeting in person, we encourage you to submit your voting instructions prior to the meeting by Internet or mail.

If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee for voting your shares. Many of our shareholders hold their shares in more than one account and may receive more than one proxy card or voting instruction form. To ensure that all of your shares are represented at the Transocean Extraordinary General Meeting, please submit voting instructions for each account.

Under NYSE rules, brokers who hold shares in “street name” for customers, such that the shares are registered on the books of Transocean as being held by the brokers, have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners, but are precluded from exercising their voting discretion with respect to proposals for “non-routine” matters. Each of the Authorized Share Capital Proposal and the Share Issuance Proposal are “non-routine” matters under NYSE rules, but the Clean-Up Proposal is a “routine” matter under NYSE rules.

If you hold your shares in “street name,” your broker will not be able to vote your shares on the Authorized Share Capital Proposal or the Share Issuance Proposal. We recommend that you contact your broker to exercise your right to vote your shares.

If you have timely submitted a properly executed proxy card or electronic voting instructions, your shares will be voted by the independent proxy in accordance with your instructions. Holders of shares who have timely submitted their proxy but have not specifically indicated how to vote their shares instruct the independent proxy to vote in accordance with the recommendations of the Transocean Board with regard to the items listed in the notice of meeting.

If any modifications to the agenda items or proposals identified in the invitation or other matters on which voting is permissible under Swiss law are properly presented at the Transocean Extraordinary General Meeting for consideration, you instruct the independent proxy, in the absence of other specific instructions, to vote in accordance with the recommendations of the Transocean Board.

As of the date of this proxy statement, the Transocean Board is not aware of any such modifications or other matters to come before the Transocean Extraordinary General Meeting.

You may revoke your proxy card at any time prior to its exercise by:

•

submitting a properly completed and executed proxy card with a later date and timely delivering it either directly to the independent proxy or to Vote Processing, c/o Broadridge at the addresses indicated below;

-or-

•	giving written notice of the revocation prior to the meeting to:
Transocean 2018 EGM Vote Processing c/o Broadridge 51 Mercedes Way Edgewood, NY 11717 USA	or	Transocean 2018 EGM Vote Processing Schweiger Advokatur/Notariat Dammstrasse 19 CH-6300 Zug Switzerland

-or-

•	appearing at the meeting, notifying the independent proxy, with respect to proxies granted to the independent proxy, and voting in person.

Your presence without voting at the meeting will not automatically revoke your proxy, and any revocation during the meeting will not affect votes in relation to agenda items that have already been voted on. If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee in revoking your previously granted proxy.

Shareholders may grant proxies to any third party. Such third party need not be a shareholder.

If you wish to attend and vote at the Transocean Extraordinary General Meeting in person, you are required to present either an original attendance card, together with proof of identification, or, if you own shares held in “street name,” a legal proxy issued by your bank, broker or other nominee in your name, together with proof of identification. If you plan to attend the Transocean Extraordinary General Meeting in person, we urge you to arrive at the Transocean Extraordinary General Meeting location no later than 4:00 p.m., Swiss time, on November 29, 2018. In order to determine attendance correctly, any shareholder leaving the Transocean Extraordinary General Meeting early or temporarily will be requested to present such shareholder’s admission card upon exit.

Solicitation of Proxies; Payment of Solicitation Expenses

Transocean will pay for the proxy solicitation costs related to the Transocean Extraordinary General Meeting, and Transocean and Ocean Rig will each pay their own costs and expenses of printing and mailing this joint proxy statement/prospectus.

Transocean has engaged Georgeson LLC to act as its proxy solicitor and to assist in the solicitation of proxies for the Transocean Extraordinary General Meeting. Transocean has agreed to pay such proxy solicitor $35,000 plus certain cost and expenses for such services and also will indemnify it against certain losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability.

Transocean may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Transocean shares.

Transocean’s directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

PROPOSALS SUBMITTED TO TRANSOCEAN SHAREHOLDERS

Agenda Item 1:Amendment to Transocean’s Articles of Association to create additional authorized share capital for the issuance of up to 147,700,195 Transocean shares to pay the Share Consideration in the Merger

Proposal of the Transocean Board

The Transocean Board proposes that the shareholders approve an amendment to Transocean’s Articles of Association to create additional authorized share capital of Transocean, pursuant to which the Transocean Board is authorized to issue, subject to and upon completion of the Merger, and on a non-preemptive rights basis, up to 147,700,195 new Transocean shares to pay the Share Consideration in the Merger.

Explanation

Transocean’s share capital currently consists of 462,852,695 fully paid-in shares, par value CHF 0.10 each. In connection with the Merger, Transocean’s Board expects that up to 147,700,195 new Transocean shares will need to be issued for Transocean to pay the Share Consideration in the Merger. The proposed additional authorized share capital submitted to a vote of the Transocean shareholders under this agenda item will provide the Transocean Board with the necessary authority under Swiss law to issue up to such number of new Transocean shares. If the Share Consideration should exceed 147,700,195 Transocean shares for any reason, Transocean’s board of directors may rely on its authority under the existing authorized share capital pursuant to Article 5 of Transocean’s Articles of Association to issue the additional Transocean shares. As the Transocean shares issued in the Merger will be issued for the acquisition of all issued and outstanding shares of Ocean Rig, the proposed authorized share capital provides that the preferential subscription rights of the Transocean’s shareholders will be excluded in connection with the issuance of the new Transocean shares to pay the Share Consideration and be allotted to the benefit of the holders of shares of Ocean Rig outstanding immediately prior to the effectiveness of the Merger (whereby an exchange agent will be acting on account of such holders).

The Transocean Board expects that the new Transocean shares to be issued in connection with the Merger out of Transocean’s additional authorized share capital will be paid in by way of a contribution in kind of newly issued shares of Holdco, a wholly-owned subsidiary of Transocean, which, upon effectiveness of the Merger, will hold Ocean Rig, the surviving company in the Merger, as a wholly-owned subsidiary.  As a result, the Holdco shares acquired in the contribution in kind reflect Ocean Rig’s market value on the date on which the Merger becomes effective.  Transocean will acquire the portion of the Ocean Rig shares not acquired for Transocean shares through the payment of cash.  In addition, Transocean will pay in cash resulting fractions of Transocean shares otherwise issuable.

As further described in this proxy statement and prospectus (see “Dissenters’ Rights”), a holder of Ocean Rig shares outstanding immediately prior to the Effective Time who has validly exercised and not effectively withdrawn or lost its rights to dissent from the Merger in accordance with Cayman Islands law (the “Dissenting Shares”) will be entitled to receive the payment of the fair value of such Dissenting Shares held by them in accordance with the applicable provisions of the Cayman Companies Law.  However, if, after the Effective Time, such holder fails to perfect or effectively withdraws or otherwise loses the right to appraisal with respect to such shares (the “Non-Perfecting Shareholders”), such shares will be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration, including the Share Consideration. The proposed additional authorized share capital gives the Transocean Board the authority to issue new Transocean shares to one of its subsidiaries, among other things for purposes of being able to deliver the Share Consideration to Non-Perfecting Shareholders after completion of the Merger. With respect to any excess shares that are not delivered to holders of Dissenting Shares, the Transocean Board will have authority to initiate cancellation proceedings or to use such excess shares to finance or refinance appraisal rights of such holders of Dissenting Shares, including by way of a placement to investors at market conditions.

The proposed additional authorized share capital is set forth in Appendix D.

Approval of the proposed amendment to Transocean’s Articles of Association to create additional authorized share capital,  pursuant to which the Transocean Board is authorized to issue,  subject to and upon completion of the Merger, and on a non-preemptive rights basis, up to 147,700,195 new Transocean shares to pay the Share Consideration in the Merger, is a condition to completion of the Merger. The Transocean Board has approved the Merger, including the amendment to Transocean’s Articles of Association to create additional authorized share capital, and is therefore seeking shareholder approval of such amendment to Transocean’s Articles of Association.

Recommendation

The Transocean Board recommends you vote “FOR” this proposal.

Agenda Item 2:Issuance of Transocean shares to pay the Share Consideration in the Merger, as required by the rules of the New York Stock Exchange

Proposal of the Transocean Board

As required by the rules of the NYSE, the Transocean Board proposes that the shareholders approve the issuance of Transocean shares to pay the Share Consideration in the Merger.

Explanation

If the Merger is completed pursuant to the Merger Agreement, Transocean expects to issue 147,700,195 new Transocean shares to pay the Share Consideration in the Merger.  Under the rules of the NYSE, shareholder approval must be obtained for the issuance of shares in excess of 20% of the number of shares issued and outstanding. As of October 11, 2018, the number of Transocean shares that may be issued as Share Consideration represents approximately 32% of the Transocean shares currently issued and outstanding.

Other than as described in Agenda Item 1, there is no Swiss law requirement for any additional shareholder approval of the issuance of the Share Consideration.

Approval of the Share Issuance Proposal described in this Agenda Item 2 is a condition to completion of the Merger.  If the Share Issuance Proposal is approved by Transocean shareholders but the Merger Agreement is terminated and the Merger is not completed, Transocean will not issue any Transocean shares even though the Share Issuance Proposal was approved.

Recommendation

The Transocean Board recommends you vote “FOR” this proposal.

Agenda Item 3:Deletion of the Special Purpose Authorized Share Capital Included in Article 5bis of Transocean’s Articles of Association

Proposal of the Transocean Board

The Transocean Board proposes that Article 5bis of Transocean’s Articles of Association, authorizing Transocean to issue new, registered Transocean shares in connection with a mandatory offer or a compulsory acquisition of all shares of Songa Offshore not acquired in Transocean’s public exchange offer for all issued and outstanding shares of Songa Offshore launched on December 21, 2017 (the “Voluntary Tender Offer”), be deleted.

Explanation

On March 30, 2018, following the successful completion of the Voluntary Tender Offer on January 23, 2018, Transocean completed the compulsory acquisition of all shares of Songa Offshore not previously acquired in the Voluntary Tender Offer. As a result, Transocean is now the beneficial owner of all issued and outstanding shares of Songa Offshore. To complete and settle the compulsory acquisition, the Transocean Board issued 1,121,201 Transocean shares on the basis of Article 5bis of Transocean’s Articles of Association.

The authority of the Transocean Board to issue new Transocean shares under Article 5bis of Transocean’s Articles of Association is limited to issuances in connection with a mandatory offer or a compulsory acquisition of shares of Songa Offshore following completion of the Voluntary Tender Offer. Since Transocean has completed the compulsory acquisition of all issued and outstanding shares of Songa Offshore not acquired in the Voluntary Tender Offer, Article 5bis of Transocean’s Articles of Association no longer confers any authority on the Transocean Board to issue new Transocean shares and is therefore no longer required to be in Transocean’s Articles of Association.

The Transocean Board now proposes that Article 5bis of Transocean’s Articles of Association be deleted in order to remove this extraneous authority from Transocean’s Articles of Association and avoid investor and market confusion over the number of Transocean shares that the Transocean Board is authorized to issue in the future without first obtaining shareholder approval. Under Swiss law, the deletion of authorized share capital prior to its expiration date—the authorized share capital pursuant to Article 5bis of Transocean’s Articles of Association expires only on January 16, 2020—requires approval by Transocean’s shareholders at a general meeting.

The adoption of this proposal is not a condition to the completion of the Merger. Transocean intends to complete the Merger regardless of whether this proposal is adopted by Transocean’s shareholders, assuming all conditions to the Merger are satisfied or waived by the applicable parties to the Merger Agreement.

Recommendation

The Transocean Board recommends you vote “FOR” this proposal.

THE OCEAN RIG EXTRAORDINARY GENERAL MEETING

This joint proxy statement/prospectus is being provided to holders of Ocean Rig shares as part of a solicitation of proxies by the Ocean Rig Board.

Date, Time and Place

The Ocean Rig Extraordinary General Meeting will be held at Ocean Rig’s offices located at 3rd Floor Flagship Building, Harbour Drive, Grand Cayman, Cayman Islands on November 29, 2018 at 9:00 a.m. local time, unless adjourned or postponed.

Purpose of the Ocean Rig Extraordinary General Meeting

At the Ocean Rig Extraordinary General Meeting, Ocean Rig is asking holders of Ocean Rig shares:

•

To consider and vote at the Ocean Rig Extraordinary General Meeting upon a proposal for a special resolution pursuant to the Cayman Companies Law and the Second Amended and Restated Memorandum and Articles of Association of Ocean Rig to approve the Merger Agreement and the transactions contemplated thereby, including the Plan of Merger and the transactions contemplated thereby (the “Merger Agreement Proposal”); and

•

to consider and vote upon a proposal to approve adjournments of the Ocean Rig Extraordinary General Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the Merger Agreement (the “Adjournment Proposal”).

Holders of Ocean Rig shares are also being asked to elect to be a Drag-Along Seller and to authorize the officers of Transocean to take all such actions to effect the transactions contemplated by the Merger Agreement as a Drag-Along Sale in accordance with Article 6.2.2 of the Articles of Ocean Rig to the extent permitted thereunder and Transocean determines it is advisable to pursue a Drag-Along Sale, provided that in all cases if the Merger Agreement has been terminated in accordance with its terms, your election to be a Drag-Along Seller and all actions taken on your behalf in connection with the Drag-Along Sale shall be null and void.

THE OCEAN RIG BOARD RECOMMENDS THAT YOU VOTE “FOR” THE MERGER AGREEMENT PROPOSAL AND “FOR” THE ADJOURNMENT PROPOSAL.

In the course of reaching its determination, the Ocean Rig Board considered a number of factors. Those factors are described in the section “The Merger—Recommendation of the Ocean Rig Board and Its Reasons for the Merger.”

Record Date; Shares Entitled to Vote

Only shareholders of record of Ocean Rig Class A shares and Ocean Rig Class B shares at the close of business on the record date, October 16, 2018, are entitled to notice of, to attend, and to vote or to grant proxies to vote at, the Ocean Rig Extraordinary General Meeting.  All Ocean Rig Class A shares and Ocean Rig Class B shares that are issued and outstanding as of the close of business on the record date will be entitled to one vote per share.

Upon the request of any shareholder at the Ocean Rig Extraordinary General Meeting or prior thereto for purposes germane to the Ocean Rig Extraordinary General Meeting, Ocean Rig will provide at the Ocean Rig Extraordinary General Meeting a list of the shareholders of record as of the record date.

Quorum

One or more Ocean Rig shareholders representing at least one-third of the Ocean Rig Class A shares and Ocean Rig Class B shares (voting together as a single class) issued and outstanding and entitled to vote at the Ocean Rig Extraordinary

General Meeting, whether represented in person or by proxy, shall be a quorum for the purposes of the Meeting.  If you submit a properly executed proxy card, you will be considered part of the quorum.

Abstentions and broker non-votes are counted as present and entitled to vote at the Ocean Rig Extraordinary General Meeting for purposes of determining a quorum.  A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

If a quorum is not present at the Ocean Rig Extraordinary General Meeting within half an hour from the time appointed for the Ocean Rig Extraordinary General Meeting to commence or, even if a quorum is so present, if sufficient votes in favor of the Merger Agreement Proposal are not timely received, the chairman of the Ocean Rig Extraordinary General Meeting shall have the power to adjourn the Meeting until a quorum shall be present or sufficient votes in favor of the Merger Agreement Proposal are received.  If the Ocean Rig Extraordinary General Meeting is adjourned for reasons other than a lack of quorum, no further notice of the adjourned Ocean Rig Extraordinary General Meeting will be required other than announcement at the Ocean Rig Extraordinary General Meeting of the time and place to which the Ocean Rig Extraordinary General Meeting is adjourned in order to permit further solicitation of proxies.  At any subsequent reconvening of the Ocean Rig Extraordinary General Meeting, all proxies will be voted in the same manner as the manner in which such proxies would have been voted at the original convening of the Ocean Rig Extraordinary General Meeting, except for any proxies that have been validly revoked or withdrawn prior to the subsequent meeting.

Vote Required for Approval

The Merger Agreement is required to be approved by the affirmative vote of two-thirds of the Ocean Rig shares present and voting in person or by proxy at the Ocean Rig Extraordinary General Meeting.  Abstentions and broker non-votes will not be counted in determining whether the Merger Agreement Proposal has been adopted.

Pursuant to the Ocean Rig Voting Agreements, the Covered Shareholders, representing approximately 48% of the issued and outstanding shares of Ocean Rig, have agreed, subject to the terms and conditions of the Ocean Rig Voting Agreements, to (i) appear (in person or by proxy) at the Ocean Rig Extraordinary General Meeting, and (ii) vote all of their Covered Shares in favor of the Merger, the Merger Agreement and the transactions contemplated thereby at the Ocean Rig Extraordinary General Meeting.  If the Ocean Rig Board makes an Adverse Recommendation Change regarding the Merger, then such Covered Shareholders may vote their remaining Covered Shares in any manner they determine.

Outstanding Shares

As of October 11, 2018, there were outstanding 91,567,982 Ocean Rig shares consisting of 91,357,296 Ocean Rig Class A shares and 210,686 Ocean Rig Class B shares.  The Ocean Rig Class A shares are listed on Nasdaq under the symbol “ORIG.” Ocean Rig Class B shares are not publicly traded.

Voting Procedures

The proxy materials, including the proxy card, will be sent to each shareholder registered in Ocean Rig’s share register as of the close of business on the record date.  Shareholders not registered in Ocean Rig’s share register as of the close of business on the record date will not be entitled to attend, vote at, or grant proxies to vote at, the Ocean Rig Extraordinary General Meeting.

If you are registered as a shareholder in Ocean Rig’s share register as of the close of business on the record date you may grant a proxy to vote on the proposals and any modification to the proposals or other matter on which voting is permissible under Cayman Islands law and which is properly presented at the meeting for consideration in one of the following ways:

To Vote By Internet: Go to www.proxyvote.com (available 24 hours a day, 7 days a week), and follow the instructions. You will need the 12‑digit control number that is included on your proxy card.  The Internet system allows you to confirm that the system has properly recorded your voting instructions. This method of submitting voting instructions will be available up until 11:59 p.m. (EST) on the day before the Ocean Rig Extraordinary General Meeting.

To Vote By Telephone: To vote over the telephone, dial 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m., (EST), on the day before the Ocean Rig Extraordinary General Meeting to be counted.

To Vote By Mail: Mark, date and sign your proxy card exactly as your name appears on the card and return it by mail in the envelope provided to:

Ocean Rig 2018 EGM Vote Processing

Vote Processing c/o Broadridge 51 Mercedes Way Edgewood, NY 11717 USA

All proxy cards must be received no later than 11:59 p.m. (EST) on the day before the Ocean Rig Extraordinary General Meeting.  Do not mail the proxy card if you are voting over the Internet.

Even if you plan to attend the Ocean Rig Extraordinary General Meeting in person, we encourage you to submit your voting instructions prior to the meeting by Internet or mail.

If you hold your shares in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or nominee for voting your shares. Many of our shareholders hold their shares in more than one account and may receive more than one proxy card or voting instruction form. To ensure that all of your shares are represented at the Ocean Rig Extraordinary General Meeting, please submit voting instructions for each account.

If you hold your shares in “street name,” your broker will not be able to vote your shares on the Merger Agreement Proposal or the Adjournment Proposal. We recommend that you contact your broker to exercise your right to vote your shares.

If you have timely submitted a properly executed proxy card or electronic voting instructions, your shares will be voted by the independent proxy in accordance with your instructions. Holders of shares who have timely submitted their proxy but have not specifically indicated how to vote their shares instruct the independent proxy to vote in accordance with the recommendations of the Ocean Rig Board with regard to the items listed in the notice of meeting. In particular, if a holder of Ocean Rig shares submits a blank proxy, it will be considered an election by such holder to be a Drag-Along Seller if Transocean or Ocean Rig ultimately seeks to treat the Merger as a Drag-Along Sale.

If any modifications to the agenda items or proposals identified in the invitation or other matters on which voting is permissible under Cayman Islands law are properly presented at the Ocean Rig Extraordinary General Meeting for consideration, you instruct the independent proxy, in the absence of other specific instructions, to vote in accordance with the recommendations of the Ocean Rig Board.

As of the date of this proxy statement, the Ocean Rig Board is not aware of any such modifications or other matters to come before the Ocean Rig Extraordinary General Meeting.

Revocations

If your Ocean Rig shares are registered directly in your name, you may change or revoke your vote after you have submitted your proxy by any of the following methods:

•

by writing a letter delivered to Ocean Rig UDW Inc., c/o Ocean Rig Management Services SEZC, 3rd Floor Flagship Building, Harbour Drive, Cayman Islands, E9 KY1-1104, attention: Iraklis Sbarounis, Secretary, stating that the proxy is revoked;

•	by submitting a later proxy that Ocean Rig receives no later than the conclusion of voting at the Ocean Rig Extraordinary General Meeting;
•	by attending the Ocean Rig Extraordinary General Meeting and voting in person (although attendance at the Ocean Rig Extraordinary General Meeting will not, by itself, revoke a proxy); or
•

voting again via the Internet or by telephone (only the last vote cast by each shareholder of record will be counted), provided that you do so before 11:59 p.m. (EST) on the day before the Ocean Rig Extraordinary General Meeting.

If your Ocean Rig shares are held in “street name” by a bank, broker, trustee or other nominee, you must follow the directions you receive from your bank, broker, trustee or other nominee in order to change or revoke your vote and any deadlines for the receipt of those instructions.

Shareholders may grant proxies to any third party. Such third party need not be a shareholder.

If you wish to attend and vote at the Ocean Rig Extraordinary General Meeting in person, you are required to present either an original attendance card, together with proof of identification, or, if you own shares held in “street name,” a legal proxy issued by your bank, broker or other nominee in your name, together with proof of identification. If you plan to attend the Ocean Rig Extraordinary General Meeting in person, we urge you to arrive at the Ocean Rig Extraordinary General Meeting location no later than 8:50 a.m. local time on November 29, 2018. In order to determine attendance correctly, any shareholder leaving the Ocean Rig Extraordinary General Meeting early or temporarily will be requested to present such shareholder’s admission card upon exit.

Failure to Vote or Specify Vote

If you do not vote your Ocean Rig shares with respect to the proposal to approve the Merger Agreement, including the transactions contemplated thereby, it will not act as a vote against the proposal.  However, if the proposal to approve the Merger Agreement, including the transactions contemplated thereby, is approved and the Merger is completed, and you do not exercise your right to dissent to the Merger, your Ocean Rig shares will be converted into the right to receive the Merger Consideration even though you did not vote.

If you submit a proxy without specifying the manner in which you would like your Ocean Rig shares to be voted, your Ocean Rig shares will be voted “FOR” the Merger Agreement Proposal and “FOR” the Adjournment Proposal.

Solicitation of Proxies; Payment of Solicitation Expenses

Ocean Rig will pay for the proxy solicitation costs related to the Ocean Rig Extraordinary General Meeting, except that Transocean and Ocean Rig will share equally the costs and expenses of printing and mailing this joint proxy statement/prospectus.

Ocean Rig has engaged Okapi Partners LLC to act as its proxy solicitor and to assist in the solicitation of proxies for the Ocean Rig Extraordinary General Meeting. Ocean Rig has agreed to pay such proxy solicitor $6,500 plus certain cost and expenses for such services and also will indemnify it against certain losses, claims, damages, costs, charges, counsel fees and expenses, payments, expenses and liability.

Ocean Rig may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Ocean Rig shares.

Ocean Rig’s directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have more questions about the Merger, including the procedures for voting your Ocean Rig shares you should contact Okapi Partners, LLC, Ocean Rig's proxy solicitor at 1212 Avenue of the Americas, 24th Floor, New York, NY, 10036, or by e-mail to info@okapipartners.com. If a bank, broker, trustee or other nominee holds your Ocean Rig shares, then you should also contact your bank, broker, trustee or other nominee for additional information.

OCEAN RIG PROPOSALS

Proposal 1:  Ocean Rig Merger Agreement Proposal

Proposal of the Ocean Rig Board

The Ocean Rig Board proposes that the shareholders approve the Merger Agreement and the transactions contemplated thereby.

Explanation

To consider and vote at the Ocean Rig Extraordinary General Meeting upon a proposal for a special resolution pursuant to the Cayman Companies Law and the Second Amended and Restated Memorandum and Articles of Association of Ocean Rig to approve the Merger Agreement and the transactions contemplated thereby, including the Plan of Merger, and the transactions contemplated thereby.

Recommendation

The Ocean Rig Board recommends you vote “FOR” this proposal.

Proposal 2:  Ocean Rig Adjournment Proposal

Proposal of the Ocean Rig Board

The Ocean Rig Board proposes that the shareholders approve the adjournment of the Ocean Rig Extraordinary General Meeting, if necessary or advisable, to solicit additional proxies in favor of the Merger Agreement Proposal or take any other action in connection with the Merger Agreement.

Explanation

To consider and vote upon a proposal to approve adjournments of the Ocean Rig Extraordinary General Meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the Merger Agreement.

Recommendation

The Ocean Rig Board recommends you vote “FOR” this proposal.

THE MERGER

The following is a description of the material aspects of the Merger.  While Transocean and Ocean Rig believe that the following description covers the material terms of the Merger, the description may not contain all of the information that is important to the Transocean shareholders and the Ocean Rig shareholders.  Transocean and Ocean Rig encourage the Transocean shareholders and the Ocean Rig shareholders to carefully read this entire joint proxy/prospectus, including the Merger Agreement and the other documents attached to this joint proxy/prospectus and incorporated herein by reference, for a more complete understanding of the Merger.

Background of the Merger

As part of the continuous evaluation of its business, Ocean Rig regularly considers opportunities for business combinations and other strategic and commercial relationships to enhance shareholder value. Since its financial restructuring which was completed in late September 2017, Ocean Rig has from time to time engaged in internal reviews and exploratory or preliminary discussions with a number of parties regarding potential strategic opportunities. These reviews and discussions have included whether the continued execution of Ocean Rig’s strategy as a stand-alone company or the possible sale of Ocean Rig or certain of its assets to, or combination of Ocean Rig with, a third party offered the best avenue to enhance shareholder value, and the potential benefits and risks of any such transaction. In its consideration of such strategic opportunities, Ocean Rig has focused on the potential benefits to the company and its shareholders and considered factors such as the ability to increase its scale of operations, strengthen its liquidity, improve its financial profile, reduce its leverage, increase its public equity float, enhance its access to capital, improve its ability to leverage existing business relationships by being part of a larger enterprise and the value of the consideration to be paid or received in any potential transaction.

Following completion of Ocean Rig’s financial restructuring in late September 2017, Transocean’s Chief Executive Officer (“CEO”), Jeremy Thigpen, contacted Ocean Rig’s Executive Vice Chairman, Anthony Kandylidis, asking to set up a meeting between the two to gauge the interest of Ocean Rig’s management in the possibility of a business combination between Ocean Rig and Transocean.  In the ensuing weeks, Mr. Thigpen and Mr. Kandylidis maintained contact and worked towards setting up an in-person meeting to discuss a possible business combination. The two parties did not meet at the time due to scheduling conflicts and the day-to-day commitments of each executive to his respective company’s business operations.

In the early part of November 2017, Ocean Rig met with several financial advisors to discuss the process for a potential sale of Ocean Rig as well as each financial advisor’s fee structure for a potential engagement.  As part of this process, on November 13, 2017, on a conference call with Ocean Rig’s management, representatives of Credit Suisse explored a proposed auction process for the sale of Ocean Rig as well as a list of prospective buyers to target in the process.

At a meeting of the Ocean Rig Board of directors on December 5, 2017, Ocean Rig management discussed the potential combination of Ocean Rig with another company in the offshore drilling sector along with the engagement of a financial advisor to assist it in a prospective auction process for the sale of Ocean Rig.  At this meeting, management shared with the Ocean Rig Board the list of potential financial advisors with whom it had met, its feedback on the meetings with the financial advisors and various fee structures it had received from the shortlisted prospective financial advisors.  The directors asked questions of management as to the suitability of the various financial advisors for the auction process.  Based on Credit Suisse’s track record in the energy and mergers and acquisitions space, Ocean Rig’s long-term historical relationships with Credit Suisse and Ocean Rig management’s recommendation to engage Credit Suisse, the Ocean Rig Board resolved to appoint Credit Suisse as financial advisor to Ocean Rig subject to the negotiation of a formal engagement letter between Ocean Rig and Credit Suisse. Following the Ocean Rig Board meeting on December 5, 2017, Ocean Rig management advised Credit Suisse that it had been selected to act as financial advisor to Ocean Rig in connection with a possible sale or business combination involving Ocean Rig, and Ocean Rig and Credit Suisse subsequently reflected the engagement of Credit Suisse in an engagement letter.

In early December 2017, at an offshore drilling conference held in London, U.K. which was attended by Ocean Rig’s Chairman, Mr. George Economou, the Chief Financial Officer (“CFO”) of Company A, approached Mr. Economou to discuss a possible business combination between Company A and Ocean Rig.

On December 15, 2017, Ocean Rig management informed Credit Suisse that Company A planned to send a written non-binding indication of interest (“IoI”) regarding a potential acquisition of Ocean Rig. On December 16, 2017, at the direction of Ocean Rig’s management, Credit Suisse had a telephonic conversation with financial advisors for Company A to encourage submission of an IoI by Company A for an acquisition of Ocean Rig. On December 18, 2017, Ocean Rig received an IoI from Company A which proposed an all-stock combination between Company A and Ocean Rig at the two companies’ then respective market values. The IoI requested a 45-day exclusivity period to conduct reciprocal due diligence and negotiate definitive agreements.

During meetings of the Ocean Rig Board on December 19, 2017, management and Ocean Rig’s legal advisors further discussed with the board of directors the benefits of consolidation in the offshore drilling industry given the downturn in the industry, Ocean Rig’s current backlog, the current and future employment prospects for its drilling rigs and the potential cost synergies that could be achieved through a business combination. Following this discussion, the Ocean Rig Board authorized Ocean Rig management to continue to work, along with its financial and legal advisors, to identify and explore potential opportunities for a business combination. At this meeting, the Ocean Rig Board approved that Seward & Kissel LLP (“S&K”) would act as Ocean Rig’s corporate and securities counsel relating to this process and that Maples and Calder would act as Cayman Islands counsel.

On December 23, 2017, the Ocean Rig Board discussed Company A’s IoI. Credit Suisse participated in this meeting and discussed the advantages of conducting an auction process designed to increase the likelihood of concluding the process with a transaction at an attractive price. Ocean Rig’s management and the Ocean Rig Board discussed Company A generally, Company A’s fleet quality, the potential synergies to be achieved through a business combination with Company A, Company A’s backlog and Company A’s geographic footprint. The Ocean Rig Board agreed that it was best not to grant Company A exclusivity at this time, but rather to continue to engage Company A while also pursuing an outreach to other potential acquirers.

From December 25 to December 31, 2017, Ocean Rig and its financial and legal advisors further analyzed Company A’s proposal and discussed the process of conducting reciprocal due diligence with Company A.  Company A’s financial advisors and Credit Suisse discussed the due diligence process to be conducted between the two parties.

On December 31, 2017, Ocean Rig and Company A signed a confidentiality agreement in order to allow the parties to conduct reciprocal due diligence on each other relating to a possible business combination.  On January 3, 2018, Ocean Rig engaged law firm A to act as mergers & acquisitions (“M&A”) counsel relating to the possible sale of Ocean Rig.

On January 10, 2018, Ocean Rig opened a limited data room to Company A and its financial advisors.

At the request of Ocean Rig management and following in depth discussions that were held by Ocean Rig management with its financial and legal advisors both telephonically and in person, on January 13, 2018 Credit Suisse reached out to Transocean, Company B, Company C, Company D, Company E and Company F to arrange meetings or telephone calls to discuss a potential combination by these companies with Ocean Rig.

On January 15, 2018, representatives of Credit Suisse, met with Transocean’s CEO, Mr. Thigpen, and Transocean’s CFO, Mr. Mark Mey, to discuss a presentation regarding Ocean Rig distributed by Credit Suisse (the “Ocean Rig Presentation”). At this meeting Mr. Thigpen and Mr. Mey expressed interest in the opportunity to continue talks relating to a possible business combination and stated that they would like to proceed with the negotiation of a confidentiality agreement by and between Transocean and Ocean Rig and to begin conducting reciprocal due diligence and in-person drilling rig inspections.

On January 16, 2018, at Ocean Rig management’s request, Credit Suisse sent the Ocean Rig Presentation to Company G and met with Company D in person to discuss a potential business combination.  Company G declined to further engage with Ocean Rig after reviewing the Ocean Rig Presentation, and Company D stated that it was not interested in continuing discussions regarding a possible business combination.  On January 18, 2018, at the request of Ocean Rig, Credit Suisse reached out to Company H to discuss a potential business combination between Company H and Ocean Rig.

On January 19, 2018, a confidentiality agreement was executed by and between Transocean and Ocean Rig in order to allow the parties to conduct due diligence on each other relating to a possible business combination. Additionally, Credit Suisse met with Company E on this day, who had initially expressed interest in Ocean Rig’s assets and indicated interest in executing a confidentiality agreement in order to further explore a possible business combination.

On January 22, 2018, at Ocean Rig management’s request, Credit Suisse met with Company I to discuss a potential transaction involving Ocean Rig. On the same date, Company I declined engaging with Ocean Rig following the meeting with Credit Suisse. On January 23, 2018, at Ocean Rig management’s request, Credit Suisse met with Company C and Company H to discuss a potential transaction involving Ocean Rig. On February 12, 2018, Company H informed Ocean Rig management they were not interested in a business combination with Ocean Rig. On January 24, 2018, at Ocean Rig management’s request, Credit Suisse met with Company F to discuss a potential transaction involving Ocean Rig. Following the meeting with Company F, Company F informed Credit Suisse that it was not interested in a potential business combination with Ocean Rig.

On January 26, 2018, Ocean Rig and Company C signed a confidentiality agreement in order to allow the parties to conduct reciprocal due diligence on each other relating to a possible business combination. On January 27, 2018, Transocean was provided access to a limited Ocean Rig data room. On or about this time, Transocean engaged King & Spalding LLP (“K&S”) to assist Transocean and act as Transocean’s counsel in evaluating a potential transaction with Ocean Rig.

On January 29, 2018, Company E informed Credit Suisse that it was not interested in proceeding with discussions regarding a potential acquisition of Ocean Rig. On February 2, 2018, Company B informed Credit Suisse that it was not interested in proceeding with discussions regarding a potential acquisition of Ocean Rig.

During late January to early February 2018, Ocean Rig and Company A conducted reciprocal inspections of certain of each other’s drilling rigs as part of the due diligence process conducted by the two companies.

On February 5, 2018, Credit Suisse distributed process letters to Transocean, Company A and Company C requesting non-binding indications of interest for a possible acquisition of Ocean Rig by Friday, February 23, 2018 at 5 pm, N.Y. time. Between February 7 and February 9, 2018, Transocean and Company C independently conducted on-site visits of certain of Ocean Rig’s drilling rigs. During the week of February 13, 2018, legal and financial due diligence sessions were set up and requests were exchanged by and between Ocean Rig, and Transocean, Company A and Company C, individually.

On February 22, 2018, Ocean Rig management and representatives of Company A had a telephone conversation where Company A indicated that it would not be submitting a bid by the Friday, February 23, 2018, 5 pm, N.Y. time deadline. Company A noted that it was generally impressed with the condition of Ocean Rig’s drilling rigs but cited market conditions and weak stock prices as the main reasons for not bidding.

On February 22, 2018, representatives of Credit Suisse had a telephonic conversation with representatives of Company C, who informed Credit Suisse that they would not be submitting a bid by the Friday, February 23, 2018, 5 pm, N.Y. time deadline. Company C cited adverse market conditions and a desire not to purchase idle drilling rigs at the current stage of the market cycle as the main reasons for not bidding. Company C stated that it was generally impressed with the condition and specification of Ocean Rig’s drilling rigs and found Ocean Rig’s operations to be in good order based on the in-person due diligence it conducted.

On February 22, 2018, Credit Suisse representatives were contacted by Mr. Mey of Transocean who informed Credit Suisse that Transocean would not be submitting a bid by the Friday, February 23, 2018, 5 pm, N.Y. time deadline. Mr. Mey cited adverse market conditions and weak stock price as the main reasons for not bidding. Mr. Mey noted that Transocean was generally impressed with the condition of Ocean Rig’s drilling rigs and found Ocean Rig’s operations to be in good order based on the in-person due diligence it had conducted.

On February 23, 2018, Ocean Rig management met with the Ocean Rig Board and informed the Ocean Rig Board that, due to lack of interest from bidders ahead of that day’s bidding deadline, the auction process should be terminated. Ocean Rig’s directors asked questions and requested to hear the feedback provided by potential bidders about the process and such bidders’ thoughts on Ocean Rig.  The Ocean Rig Board indicated that management should continue to seek opportunistic business combinations that offered a premium to shareholders in the future, and management stated that it would continue to do so.

Subsequent to the termination of the formal sale process, Credit Suisse met with Company B on April 10, 2018; separately with Transocean and Company C on April 17, 2018; and with Company A on April 20, 2018. During these meetings, in addition to unrelated ordinary course topics, Credit Suisse conveyed that the formal Ocean Rig sale process had ended in late February 2018 due to weak market conditions, but that Ocean Rig remained open to strategic discussions.  Credit Suisse indicated that the formal sale process had a number of unidentified parties that had performed diligence, including rig visits, and that the feedback from such parties regarding the condition of the Company’s rigs and organization was quite favorable.  To the extent there was still interest, Credit Suisse encouraged Companies A, B and C and Transocean to make an approach to Ocean Rig with a “best” offer as soon as market conditions permitted as there could be no assurance that Ocean Rig would run another formal sale process.

On June 11, 2018, Mr. Thigpen contacted Ocean Rig Executive Vice Chairman, Mr. Anthony Kandylidis, asking Mr. Kandylidis to meet and re-visit the possibility of a business combination between the two companies.  On June 25, 2018, Mr. Thigpen and Mr. Kandylidis met in person and discussed a potential business combination between the two companies.

In early July 2018, S&K was appointed M&A counsel (in addition to acting as corporate and securities counsel) to Ocean Rig for the transactions in place of law firm A.

On July 9, 2018, Transocean submitted a written, non-binding IoI, to Ocean Rig proposing to acquire Ocean Rig for $32.00 per share, comprised of $12.75 per share in cash and $19.25 per share in Transocean shares. In the IoI, Transocean proposed a 45-day exclusivity period and a response by July 23, 2018.  On July 11, 2018, Mr. Thigpen and Mr. Kandylidis exchanged correspondence in which Mr. Thigpen further provided Mr. Kandylidis background into Transocean’s offer of July 9, 2018 and Transocean’s rationale behind its $32.00 per share offer price. Mr. Thigpen referenced the ranking of Ocean Rig’s drilling rigs and other factors, including net present value and a comprehensive review of Ocean Rig’s backlog, as factors underlying the proposed purchase consideration presented in Transocean’s IoI.

On July 16, 2018, after consulting with its legal and financial advisors, and discussing the matter with Ocean Rig’s major shareholders and the Ocean Rig Board, Mr. Kandylidis sent a counter proposal to Mr. Thigpen setting forth a total consideration amount of $37.00 per share composed of $18.50 in cash and the balance of $18.50 to be paid in Transocean stock based on an exchange ratio to be agreed between Transocean and Ocean Rig ahead of announcement.  Later that day, Mr. Thigpen communicated to Mr. Kandylidis that Transocean management would not be able to justify a valuation of $37.00 per share. However, in order to continue the dialogue, Mr. Thigpen invited Mr. Kandylidis and his team to Transocean’s offices in Houston, Texas to further discuss the terms of a business combination.

On July 18 and 19, 2018, Mr. Pankaj Khanna, CEO of Ocean Rig, and Mr. Iraklis Sbarounis, CFO of Ocean Rig, met with key Transocean management members, including Mr. Thigpen and Mr. Mey, at Transocean’s offices in Houston, Texas to discuss in further detail terms of a potential revised IoI by Transocean for the acquisition of Ocean Rig. As a result of these meetings and further correspondence between Transocean and Ocean Rig management, Transocean refined its revenue and cost assumptions regarding Ocean Rig, and on July 26, 2018, Mr. Thigpen sent Mr. Kandylidis an updated non-binding IoI, proposing a transaction where Transocean would acquire Ocean Rig for a total consideration of $33.20 per Ocean Rig share, consisting of $12.75 per share in cash and $20.45 per share in Transocean stock, with a 45-day exclusivity period starting immediately.

On July 28, 2018, Ocean Rig held a meeting of its board of directors during which Ocean Rig management discussed the terms of Transocean’s non-binding IoI of July 26, 2018. The Ocean Rig Board asked questions, considered and discussed Transocean’s offer in great detail with management, and approved to have management continue negotiations with Transocean.

On July 30, 2018, after further consultations with legal and financial advisors and representatives of certain major shareholders and having discussed the matter with the Ocean Rig Board, Mr. Kandylidis sent Mr. Thigpen a counter offer at a price of $34.40 per share based on a cash component of $12.75 and a minimum exchange ratio of 1.65 Transocean shares for each Ocean Rig share.  Mr. Kandylidis also requested to shorten the proposed exclusivity period between the two parties from 45 days to three weeks. Mr. Kandylidis listed a number of reasons why Ocean Rig management believed Transocean should increase its bid to $34.40 including: (i) the enhancement of Transocean’s position as the largest and most technologically advanced deepwater drilling fleet in the world through the proposed business combination, (ii) Ocean Rig’s business relationships with oil companies in key geographic markets, (iii) Ocean Rig’s low level of debt relative to other drilling companies, (iv) the combined company’s ability to capitalize on synergies between the two companies, (v) the strong support of Ocean Rig’s major shareholders of a business combination with Transocean, and (vi) the opportunistic timing of the transaction, which would allow Transocean to capitalize on upward movement in the price of oil.

On August 1, 2018, Mr. Thigpen responded to Mr. Kandylidis’s counter proposal of $34.40 per share. Mr. Thigpen stated that the increase of Transocean’s bid to $33.20 per share from its original bid of $32.00 was the result of subsequent conversations it had with Ocean Rig management which allowed Transocean to update its assumptions and financial models. Mr. Thigpen stated that Transocean would not deviate from its last offer of $33.20 per share and listed the reasons he still believed the business combination was a strong one for both Transocean and Ocean Rig at that price.  Mr. Thigpen cited a favorable premium of 18% to Ocean Rig’s shareholders based on the then-current Ocean Rig stock price, the cash component of the offer and favorable upside to shareholders from having ownership in Transocean, the leader in the offshore drilling industry, as reasons why he believed Transocean’s proposal of $33.20 was fair. Mr. Thigpen agreed to condense the proposed exclusivity period to three weeks from the time all due diligence materials were provided and stated that Transocean would like to receive commitments from a majority of Ocean Rig shareholders by having them sign voting agreements committing to vote in favor of the Merger.

On August 2, 2018, Ocean Rig and Transocean began further negotiating the terms of a proposed merger based on a price per share of $33.20 for each Ocean Rig share, comprised of $12.75 in cash and $20.45 per share in Transocean stock, pending completion of reciprocal due diligence and final board approval on both sides. It was agreed by the two parties if they moved forward with a transaction that the stock portion of the consideration would be based on a fixed exchange ratio to be set at announcement, subject to a minimum exchange ratio of 1.6128 Transocean shares per Ocean Rig share. On the same date, Transocean and Ocean Rig signed an exclusivity agreement with an expiration date of noon, Central time, on August 24, 2018 (the “Exclusivity Agreement”). On this basis, Transocean opened its data room to Ocean Rig on August 5, 2018.  Ocean Rig opened its data room to Transocean on August 6, 2018.

On August 10, 2018, at a regularly scheduled meeting, the Transocean Board discussed the Merger and the transactions contemplated thereby. After discussion, the Transocean Board unanimously authorized the Transaction Committee to determine the final terms of the transaction and unanimously authorized the negotiation, execution and delivery of the Merger Agreement in the form and on the terms and conditions approved by the Transaction Committee subject to satisfactory completion of Transocean’s due diligence into Ocean Rig. The Transaction Committee was granted the full power and authority of the Transocean Board to approve the transaction after fully vetting the merits of the potential terms and conditions, and the Transocean Board unanimously determined, based on the preliminary discussions and diligence completed as of the date of the meeting, that a strategic business combination with Ocean Rig was advisable and in the best interests of Transocean. The Transocean Board also discussed possible methods of financing the cash consideration payable in connection with the Merger and delegated to the Transaction Committee authority to set the form, terms and conditions of any such financing. Later that same day, Mr. Thigpen confirmed to Mr. Kandylidis that the Transocean Board had authorized the Transaction committee to approve the final terms of the proposed combination of the two companies, subject to completion of due diligence and entry into a definitive merger agreement.

On August 11, 2018, Mr. Thigpen and Mr. Kandylidis exchanged correspondence regarding the due diligence process generally. Mr. Kandylidis emphasized the desire to move forward with the transaction and to execute definitive documentation by August 24, 2018 as per the timing set forth in the Exclusivity Agreement with an extension of the Exclusivity Agreement to August 27, 2018, if necessary.

On August 13, 2018, representatives of K&S shared with representatives of S&K a draft of the agreement and plan of merger (which we refer to in this proxy/prospectus statement as the Merger Agreement) and a draft of the shareholder voting and support agreement (which we refer to in this proxy/prospectus statement as the Ocean Rig Voting Agreements) to be executed by certain Ocean Rig shareholders concurrently with the signing of the Merger Agreement.

The Merger Agreement and the Ocean Rig Voting Agreements contained several provisions that became the subject of negotiations, including: (i) a “force the vote” provision requiring Ocean Rig to hold a special meeting of the Ocean Rig shareholders to vote on the Merger, even if the Ocean Rig Board changed its recommendation regarding the Merger, combined with an unconditional obligation in the Ocean Rig Voting Agreements for all significant shareholders of Ocean Rig to vote, among other items, in favor of the Merger and against alternative transactions; (ii) that the representations and warranties required to be made by Ocean Rig were not reciprocal to those to be made by Transocean; (iii) the lack of any fees to be paid by Transocean if its shareholders did not approve the Merger and which Ocean Rig management believed would give Transocean’s shareholders a free option to walk away from the transaction with no penalty to Transocean; (iv) the lack of clarity as to the requisite anti-trust filings required to be made in connection with the Merger and the lack of any fees to be paid by Transocean in case the parties did not receive anti-trust approvals for the Merger or did not receive them in a timely manner; (v)  the size of all termination fees to be paid by the parties generally; (vi) the fiduciary out provisions, particularly in the case where a superior proposal was received by Ocean Rig between signing of the Merger Agreement and closing and the fees to be paid by Ocean Rig if it terminated the Merger Agreement and subsequently entered into a business combination transaction with a company other than Transocean; and (vii) Ocean Rig’s conduct of business covenants during the period between signing the Merger Agreement and closing.  The Ocean Rig Voting Agreements also required the continuation of the voting covenants even if a superior proposal was received by Ocean Rig.

Over the next three weeks, representatives of each of K&S and S&K, representatives of each of Transocean and Ocean Rig, and representatives of each of Citi and Credit Suisse, engaged in extensive discussions and negotiations concerning, and exchanged numerous drafts of, the proposed Merger Agreement. During this time period, the parties engaged in further negotiations with respect to the issues identified above, among others, including in particular discussions of the amount of termination fees to be paid by Transocean and by Ocean Rig in various scenarios. Ultimately, after further negotiations, Transocean and Ocean Rig agreed as follows: (i) if the Ocean Rig Board changed its recommendation as a result of a superior proposal, the Ocean Rig shareholders would no longer be required to vote in favor of the Merger; (ii) certain key representations and warranties would be reciprocally made by Transocean; and (iii) the conduct of business covenants made by Ocean Rig were made more permissive by specifying that Transocean’s required consent for certain actions would not be unreasonably withheld or delayed. The amount of termination fees to be paid by each of the parties, including in a scenario where Transocean’s shareholders did not approve the Merger, however, continued to be heavily negotiated with ongoing discussions by Ocean Rig and its legal and financial advisors and Transocean and its legal and financial advisors, including executive level negotiations between Mr. Thigpen and Mr. Kandylidis. In addition, during these three weeks, Transocean and Ocean Rig each continued to provide requested diligence materials to the other, and representatives of each of Transocean and Ocean Rig, as well as legal, accounting and other advisors for both companies, held numerous due diligence sessions on a variety of topics.

Between August 13, 2018 and August 24, 2018, Mr. Thigpen continued to discuss the proposed transaction with members of the Transocean Board. During these discussions, members of the Transocean Board expressed concern to Mr. Thigpen regarding the proposed price for the transaction as a result of a significant decline in the market price of Transocean’s shares since Mr. Thigpen’s prior discussions with Mr. Kandylidis on August 2, 2018 and the Transocean Board meeting on August 10, 2018.

On August 24, 2018, as the exclusivity period between the two parties was drawing to a close, Mr. Thigpen and Mr. Kandylidis had a conversation regarding price and exchange ratio due to the fact that Transocean’s stock price had declined significantly in recent days, thereby increasing the exchange ratio implied by the originally proposed stock consideration to levels significantly above that which Transocean’s Board of Director had reviewed and approved on August 10, 2018. Mr. Thigpen proposed the following two valuation alternatives to Mr. Kandylidis: (a) a $12.75 cash component per share and an exchange ratio of 1.6128 for the stock component, unless the price of Transocean’s stock on August 31, 2018 closed above $12.68 in which case the exchange ratio would be implied to be such that Ocean Rig shareholders receive $33.20 per share; and (b) total consideration of $31.75 per share comprised of $12.75 in cash and the balance of $19.00 in shares of Transocean stock for a total price of $31.75 with the exact ratio to be determined based on Transocean’s closing price of August 31, 2018.  On the same day, Mr. Thigpen and Mr. Kandylidis had a follow up conversation, where Mr. Kandylidis emphasized that deal certainty is of paramount importance to Ocean Rig and as such the two parties must come to an agreement on the termination fees, expenses and payments prior to extending the exclusivity period.

Beginning on August 24, 2018, Transocean management had regular discussions with members of the Transaction Committee to present Transocean’s findings from its ongoing due diligence and to discuss the status of the negotiations of the proposed Merger, the underlying documentation related thereto, including the Merger Agreement, the transactions contemplated therein (including the Merger), the proposed fairness opinion to be delivered by Citi, as financial advisor to Transocean, and related matters (including possible methods of financing the cash consideration payable in the Merger).

On August 25, 2018, Ocean Rig held a meeting of its board of directors during which Ocean Rig management discussed the alternatives on valuation proposed by Transocean the previous day.  The Ocean Rig Board deliberated on the alternatives and discussed whether the exclusivity period with Transocean should be extended.  The Ocean Rig Board had questions about the alternatives and discussed with management which of the alternatives it believed would provide the best price and premium to Ocean Rig shareholders.  A discussion ensued as to whether not extending the exclusivity period with Transocean would be the most prudent path forward given the deviation from Transocean’s proposed terms of August 2, 2018. At the conclusion of the board of directors meeting, the Ocean Rig Board agreed to have management continue negotiations with Transocean on the basis that the final exchange ratio would not be below 1.6128.  On this basis, the Ocean Rig Board agreed to extend the exclusivity period with Transocean to August 31, 2018. Following the end of the Ocean Rig Board meeting, Mr. Kandylidis communicated the Ocean Rig Board’s position to Mr. Thigpen in the afternoon on August 25, 2018.  On the same day, the two sides executed an amended Exclusivity Agreement which extended the exclusivity period to 6 p.m., New York time, on August 31, 2018.  Following the execution of the amended Exclusivity Agreement, in the evening of August 25, 2018, representatives of S&K sent a revised draft of the Merger Agreement and the Ocean Rig Voting Agreements with Ocean Rig’s proposed terms to representatives of K&S.

Between August 27, 2018 and August 29, 2018, Mr. Thigpen and Mr. Kandylidis had further discussions on valuation and deal terms. Among the key items discussed were: (i) Mr. Thigpen’s proposal to use a 5-day VWAP of Transocean stock for the week of August 27, 2018 to August 31, 2018, in order to set the baseline Transocean stock price for the exchange ratio to be used in calculating the Merger Consideration as a means to limit volatility in the stock component (with Mr. Kandylidis confirming that the 1.6128 exchange ratio was the lowest the Ocean Rig Board had authorized); and (ii) the termination expenses to be paid by Transocean to Ocean Rig in the case where Transocean’s shareholders did not approve the transactions.  Mr. Kandylidis re-stated Ocean Rig’s position that without an appropriate termination fee and payment of expenses to Ocean Rig in the case where Transocean’s shareholders did not approve the transactions, Transocean, would have a free option to walk away from the transaction.

On August 29, 2018, representatives of K&S sent to representatives of S&K revised drafts of the Merger Agreement and Ocean Rig Voting Agreements, which reflected Transocean’s position on the remaining open items, along with an initial draft of the Transocean Disclosure Letter. On the same day, representatives of K&S, representatives of S&K and representatives of Orrick Herrington Sutcliffe LLP (“Orrick”) (on behalf of TMS) began negotiating: (a) a Deed of Termination of the TMS Master Services Agreements and ancillary management agreements dated September 22, 2017 (the “Deed”); and (b) a side letter for the negotiation and execution of a transition services agreement (the “Side Letter”) governing certain transitionary services to be provided by TMS to Ocean Rig following the closing of the Merger.  It was contemplated that the Deed and Side Letter would be entered into concurrently with signing of the Merger Agreement.

On August 29, 2018, Ocean Rig held a meeting of its board of directors during which Ocean Rig management provided an update on merger negotiations with Transocean and, in particular, the negotiations on the Merger Consideration to be received by Ocean Rig shareholders and most recent discussions on the exchange ratio for the stock component of the Merger Consideration. Additionally, the timing of upcoming meetings of the board of directors and the proposed timing of signing of the Merger Agreement and accompanying documents were also discussed.

On August 29, 2018, following correspondence between Mr. Thigpen and Mr. Kandylidis, Transocean and Ocean Rig executed an extension of the exclusivity period for the transaction to 6:00 p.m., New York time, on September 3, 2018 and agreed to work toward announcing the transaction jointly on the morning of September 4, 2018.

On August 30, 2018, S&K had an “in camera” meeting with Ocean Rig’s independent lender directors to discuss the merger negotiations generally and those relating to the termination of the management agreements with TMS including the payment of the termination fee thereunder and the potential provision of transition services by TMS to Transocean following the closing of the Merger for a limited period of time and the overall due diligence process.  The independent lender directors asked questions and requested certain ongoing updates with regard to progress on due diligence.

On the morning of August 31, 2018, Ocean Rig held a meeting of its board of directors where the status of the Merger Agreement and the Ocean Rig Voting Agreements was further discussed and management provided updates to the board of directors on the remaining open items in the Merger Agreement.  In particular, termination fees and expenses were discussed in detail as the Ocean Rig Board emphasized the importance of the payment by Transocean of certain amounts, including expenses to Ocean Rig in the case that Transocean shareholders did not approve the transactions. At the meeting of the board of directors, S&K presented its legal due diligence report.  The Ocean Rig directors asked questions and deliberated on the findings of S&K and the status of negotiations. The Ocean Rig Board approved management moving forward with negotiations with Transocean.

On August 31, 2018, representatives of S&K distributed a revised draft of the Merger Agreement to K&S, in response to K&S’s draft of August 29, 2018, setting forth Ocean Rig’s position on the conduct of business covenants and termination fees and expenses.  On the same day, representatives of K&S distributed to representatives of S&K revised drafts of the Merger Agreement which revisions relating to Transocean’s position on the conduct of business covenants and deletion of certain termination fees and expenses proposed by Ocean Rig in its draft from earlier in the day.  Representatives of K&S also sent to representatives of S&K revised drafts of the Ocean Rig Voting Agreements, Deed, Side Letter and Transocean Disclosure Letter. Later in the day, representatives of S&K sent to representatives of K&S a draft of the Company Disclosure Letter.

From the morning of September 1, 2018 through the late afternoon of September 2, 2018, Ocean Rig management and its financial and legal advisors and Transocean management and its financial and legal advisors, worked continuously to negotiate the Merger Agreement, Voting Agreements (both Ocean Rig and Transocean), to finalize the Ocean Rig and Transocean Disclosure Letters, and, along with Orrick (on behalf of TMS), to finalize the Deed and Side Letter. Representatives of each party held multiple conference calls and distributed multiple drafts of the Merger Agreement, Voting Agreements (both Ocean Rig and Transocean), Disclosure Letters, Deed and Side Letter. The remaining points between the parties remained the payment of termination fees between the parties in various scenarios and the conduct of business covenants to be made by Ocean Rig. The Ocean Rig Board was provided with ongoing summaries and drafts of the Merger Agreement, the Voting Agreements (both Ocean Rig and Transocean), the Deed and Side Letter. During this time period, the parties continued to conduct ongoing diligence in connection with each party’s review of the Transocean and Ocean Rig Disclosure Letters. Transocean management continued to have regular discussions with members of the Transaction Committee to update them on Transocean’s ongoing due diligence and to discuss the status of the negotiations.

On September 2, 2018 in the early evening, Ocean Rig management, Transocean management, S&K, K&S and Orrick (on behalf of TMS) held a conference call where remaining open issues were resolved in all documents, including Transocean agreeing to reimburse Ocean Rig in the amount of $60 million, representing a reasonable estimate of Ocean Rig’s expenses, if the Merger Agreement was terminated due to a failure to obtain the approval of Transocean’s shareholders. Ocean Rig management communicated to the Ocean Rig Board that the two sides had substantially agreed all of the remaining points. Later that evening, representatives of K&S circulated proposed final versions of Merger Agreement and Voting Agreements (both Ocean Rig and Transocean). Representatives of S&K circulated revised draft of Ocean Rig Disclosure Letter to K&S.

On September 3, 2018, execution copies of the Merger Agreement, Voting Agreements (both Ocean Rig and Transocean), Deed and Side Letter were circulated by representatives of K&S. The Transocean and Ocean Rig Disclosure Letters were also finalized.

On the morning of September 3, 2018, the Ocean Rig Board held a meeting to consider the Merger Agreement, the transactions contemplated therein, including the Merger, and related matters. The Ocean Rig Board reviewed the terms of the draft Merger Agreement and related transaction documents. Representatives of S&K gave an update to its report of August 30, 2018 as to the due diligence review of Transocean to date by S&K, reviewed the process undertaken by the board in its consideration of the proposed transaction and potential alternatives and discussed the duties of members of the board in connection with the proposed transaction. Representatives of Credit Suisse presented Credit Suisse’s financial analyses relating to the Merger Consideration to be received by the holders of Ocean Rig shares, and rendered to the Ocean

Rig Board, its oral opinion (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated September 3, 2018) as to, as of September 3, 2018, the fairness, from a financial point of view, to the holders of Ocean Rig shares of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement. The opinion of Credit Suisse is more fully described in the section captioned “The Merger—Opinion of Ocean Rig’s Financial Advisor.” The board noted that Messrs. Economou, Kandylidis and Sbarounis disclosed the nature of certain potential conflicts that may be deemed to arise, in connection with the Management Agreements as part of the Merger. After further discussion, the Ocean Rig Board unanimously determined that the transaction documents including the transactions contemplated therein, were fair to and in the best interests of Ocean Rig and its shareholders and approved the transaction documents including the transactions contemplated therein. For further information concerning the factors considered by the Ocean Rig Board in reaching its determinations, see “The Merger— Recommendation of the Ocean Rig Board and Its Reasons for the Merger.”

On September 3, 2018, the Transaction Committee unanimously approved the Merger Agreement and the transactions contemplated therein, including the Merger, contingent on Transocean’s management reaching an acceptable resolution on any remaining points subject to negotiation in the Merger Agreement and the delivery of a customary fairness opinion by Citi.  For further information concerning the factors considered by the Transaction Committee in reaching this determination, see “The Merger—Transocean’s Reasons for the Merger.”  Later that same day, Citi delivered to the Transocean Board its written opinion, dated September 3, 2018, as to, as of September 3, 2018, the fairness, from a financial point of view, to Transocean of the Merger Consideration to be paid by Transocean pursuant to the Merger Agreement. The opinion of Citi is more fully described in the section captioned “The Merger—Opinion of Transocean’s Financial Advisor.”

On September 3, 2018, at approximately 5:30 pm EST, Transocean and Ocean Rig executed and delivered a counterpart of the Merger Agreement. Voting Agreement (both Ocean Rig and Transocean) signature pages were exchanged.  Signature pages to the Deed and Side Letter were also exchanged by and among the parties.

On September 4, 2018, before the opening of the NYSE and Nasdaq, Transocean and Ocean Rig issued a joint press release announcing the execution of the Merger Agreement.

Transocean’s Reasons for the Merger

In evaluating the Merger, the Transocean Board consulted with Transocean’s legal and financial advisors and Transocean’s management. After careful consideration, the Transocean Board unanimously determined that a strategic business combination with Ocean Rig was advisable and in the best interests of Transocean and authorized the negotiation, execution and delivery of the Merger Agreement in the form and on the terms and conditions approved by the Transaction Committee.  The Transaction Committee subsequently unanimously adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (including the issuance of Transocean shares to Ocean Rig shareholders in the Merger).

In deciding to declare advisable and approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Transocean Board and the Transaction Committee considered various positive factors (which are not intended to be exhaustive and are not presented in any order of importance) that it viewed as supporting its decision, including the following:

•

the Merger would strengthen and solidify Transocean’s position as a leader in ultra-deepwater and harsh environment drilling services by adding significant high value assets, including five sixth generation advanced capability ultra-deepwater drilling units and four seventh generation drilling units, all in good operating condition for their current operational status. The Merger also adds two fifth generation harsh weather ultra-deepwater semi-submersible offshore drilling units;

•

the Merger represents an attractive asset level valuation for the existing rigs to be acquired from Ocean Rig, with an implied steel value of approximately $278 million per rig based on Transocean’s share price of $12.11 on August 31, 2018 (the last trading day preceding announcement of the Merger), after excluding the present value of Ocean Rig’s existing backlog and $125 million of total value ascribed to the Ocean Rig Paros, Leiv Eiriksson and Eirik Raude rigs;
•

the Merger would also add two high-specification, ultra-deepwater drillships currently under construction for Ocean Rig at Samsung Heavy Industries with favorable shipyard financing terms, which are expected to be delivered in the third quarter of 2019 and the third quarter of 2020, respectively;

•

the Merger would result in a combined fleet of 57 mobile offshore drilling units comprised of 32 ultra-deepwater floaters, 15 harsh environment floaters, four deepwater floaters and six midwater floaters;

•

the Merger is expected to meaningfully drive Transocean’s strategic priorities of expanding and diversifying its revenue and customer base, including the additional potential for the contracting of Ocean Rig’s rigs which are not currently contracted;

•

indicators pointing towards a potential recovery of the ultra-deepwater drilling market, such as (1) oil prices remaining steadily high throughout 2018, (2) Transocean’s belief that customers are facing reserve replacement challenges that cannot be addressed exclusively with onshore drilling, and (3) the material increase in offshore contracting activity;

•	the addition of Ocean Rig’s modern and highly efficient assets would enhance Transocean’s exposure to, and ability to capitalize on, the recovery of the ultra-deepwater drilling market;
•	the Merger would strengthen Transocean’s relationship with strategic customers and expand its footprint and presence in the key markets of Brazil, West Africa and Norway;
•	the Merger is expected to result in regional economies of scale;
•	the Merger is expected to result in annual cost synergies of approximately $70 million;
•

the acquisition of Ocean Rig would add revenue backlog of approximately $743 million for a combined total of $12.5 billion, at an average dayrate of $413,000, thus strengthening Transocean’s already industry-leading revenue backlog;

•

the judgment, advice and analyses of Transocean’s management, including their favorable recommendation of the Merger and that an acquisition of Ocean Rig presented certain advantages (as described in “—Background of the Merger” and this section) over other potential acquisition candidates;

•	the Merger is expected to be accretive to Transocean on the basis of fleet age, EBITDA and operating cash flow;
•	the Merger is expected to result in a well-capitalized combined company with a strong liquidity position, as a large portion of the Merger Consideration is in the form of Transocean equity;
•

the opinion of Citi, dated September 3, 2018, to the Transocean Board as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be paid by Transocean pursuant to the Merger Agreement, which opinion was based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as fully described in the opinion which is attached as Appendix E to this joint proxy statement/prospectus; and

•

the execution of the Merger Agreement was conditional on the simultaneous execution of a voting and support agreement by Ocean Rig’s top four shareholders, among others, collectively representing approximately 48% of the outstanding Ocean Rig shares as of the date of the Merger Agreement.

In addition to considering the factors above, the Transocean Board and the Transaction Committee also considered a number of additional factors and other information as generally supporting its decision (which are not intended to be exhaustive and are not presented in any order of importance), including the following:

•

Ocean Rig’s prospects based on Transocean’s due diligence, the review and analysis of Ocean Rig’s financial condition, results of operations, business, reputation and risks, including the results of the business, financial, accounting and legal due diligence investigations of Ocean Rig;

•	current industry, economic and market conditions and trends, including Ocean Rig’s competitive fleet and associated market position; and
•	continued streamlining of the combined fleet and organizations safely delivering more efficient drilling services to customers.

The Transocean Board and the Transaction Committee also weighed and considered a variety of risks and uncertainties and other potentially negative factors (which are not intended to be exhaustive and are not presented in any order of importance), including that:

•

combining two companies involves significant risks, including that the companies may not be able to successfully integrate or that the anticipated synergies and benefits may not be fully achieved or may not be achieved in the timeframes expected;

•

the fact that the exchange ratio is fixed, and the resulting fixed percentage ownership interest that current Ocean Rig shareholders would have in Transocean following the consummation of the Merger, which means that Ocean Rig’s shareholders may benefit from an increase in the trading price of Transocean shares during the pendency of this transaction;

•	the integration process may demand key resources and personnel, taking focus away from business operations and any future prospects and/or other strategic opportunities;
•

the announcement and pendency of the Merger and the transactions contemplated by the Merger Agreement, during which Transocean and Ocean Rig are subject to certain operating restrictions, could have an adverse effect on Ocean Rig’s and Transocean’s businesses and cash flows, financial condition and results of operations;

•

the Merger may not be completed as a result of a failure to satisfy the conditions in the Merger Agreement, including failure to receive necessary regulatory approvals and the failure to complete the transaction by the end date specified in the Merger Agreement;

•	the failure to obtain required antitrust clearances prior to the end date specified in the Merger Agreement may require Transocean to pay Ocean Rig a termination fee of $132.5 million;
•

Transocean’s shareholders may not approve the amendment to Transocean’s Articles of Association to create additional authorized share capital of Transocean, pursuant to which Transocean’s board of directors is authorized to issue new Transocean shares to pay the Share Consideration in the Merger, or the issuance of Transocean shares to pay the Share Consideration in the Merger, as required by the rules of the NYSE, and the failure to obtain Transocean shareholder approval may require Transocean to reimburse Ocean Rig in the amount of $60 million, representing a reasonable estimate of Ocean Rig’s expenses;

•	there will be various transaction and integration costs related to the Merger;
•	the possibility of losing key employees as a result of the Merger;

•	the risk that the potential benefits, savings and synergies of the Merger may not be fully or partially achieved, or may not be achievable within the expected timeframe;
•	negative publicity related to the transactions contemplated by the Merger Agreement may adversely affect Transocean and the combined company;
•

the risk that the Merger may not be completed and the possible adverse implications for share prices of Transocean, investor relations, management credibility and employee morale in the event the Merger is not completed;

•

the lack of a financing condition in the Merger Agreement and Transocean’s ability to obtain financing, if needed, to fund the payment of the aggregate Cash Consideration contemplated by the Merger Agreement;

•	Ocean Rig’s ability, under certain circumstances, to terminate the Merger Agreement in the event of a superior proposal;
•

the risk that the completion of the Merger might be delayed and this may restrict or hinder Transocean’s ability to review or consummate other strategic opportunities, which may also lead to the diversion of management and employee attention and for increased employee attrition during that same period; and

•	various other risks associated with the Merger and the business of Transocean, Ocean Rig and the combined company, some of which are described in the section titled “Risk Factors.”

The Transocean Board and the Transaction Committee considered all of these factors as a whole and, on balance, concluded that they supported a determination to approve a strategic business combination with Ocean Rig. This discussion of the information and factors considered by the Transocean Board and the Transaction Committee in reaching this conclusion is not exhaustive, but rather is meant to include the material factors considered.  In view of the wide variety of factors, both positive and negative, considered by the Transocean Board and the Transaction Committee in evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, neither the Transocean Board nor the Transaction Committee found it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weight to the specific factors considered.  In addition, individual members of the Transocean Board and the Transaction Committee may have given different weight to different factors.  The Transocean Board and the Transaction Committee did not reach any specific conclusion with respect to any of the factors considered and instead conducted an overall review of such factors and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving a strategic business combination with Ocean Rig, the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, as applicable.

This explanation of the reasoning of the Transocean Board and the Transaction Committee and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Cautionary Statement Concerning Forward-Looking Statements.”

Recommendation of the Ocean Rig Board and Its Reasons for the Merger

By a vote at a meeting held on September 3, 2018, the Ocean Rig Board unanimously: (1) determined that the execution, delivery and performance of the transaction documents and the consummation of the transactions contemplated by the transaction documents were fair and in the best interests of Ocean Rig and its shareholders; and (2) approved the transaction documents and the transactions contemplated thereby, including the Merger.

The Ocean Rig Board unanimously recommends that the Ocean Rig shareholders vote “FOR” the Merger Agreement Proposal at the Ocean Rig Extraordinary General Meeting and “FOR” the Adjournment Proposal at the Ocean Rig Extraordinary General Meeting.

In evaluating the Merger, the Ocean Rig Board consulted with and received the advice of Ocean Rig’s management and legal and financial advisors and, in reaching its determination and recommendation to enter into the Merger Agreement, the Ocean Rig Board considered a number of factors (which are not intended to be exhaustive and are not presented in any order of importance), including the following:

•

Transocean is considered a strategic fit for Ocean Rig. Combining Transocean's existing ultra-deepwater and harsh environment fleet with Ocean Rig’s would create a market leader in the ultra-deepwater and harsh environment sector with 57 floaters;

•

the Merger Consideration, with an implied value of $32.28 per Ocean Rig share based on the closing price of Transocean shares on August 31, 2018 (the last trading date before the date of the Ocean Rig Board meeting), which includes a $12.75 cash component, represented a premium of 19% to the closing price of Ocean Rig common stock on the same date;

•	Ocean Rig shareholders will own approximately 21% of the combined company pro forma for the Merger;
•

in receiving Transocean shares in the Merger, the holders of Ocean Rig shares will be provided an opportunity to participate in a combined entity that, among other things, is significantly larger than Ocean Rig, will have increased share liquidity, will have a strong balance sheet and will be capable of pursuing significantly larger growth opportunities, and will participate in the increased diversification of the assets and operations of the combined entity, in each case as compared to Ocean Rig as a standalone entity;

•

the belief of the Ocean Rig Board that the shared core values of the two companies, including in particular those of safety, operational excellence and customer satisfaction, will assist in integration of the companies, enhance the reputation of the combined company as an “offshore driller of choice” and enhance customer service going forward;

•	Transocean has a strong liquidity position, particularly over the near term;
•	the Merger is expected to result in cost savings as a result of certain operating synergies;
•	Transocean has a strong backlog of approximately $12 billion that creates a significant cushion in the difficult market conditions the industry is currently experiencing;
•

the financial analyses reviewed and discussed with the Ocean Rig Board by representatives of Credit Suisse as well as the oral opinion of Credit Suisse rendered to the Ocean Rig Board on September 3, 2018 (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) as to, as of September 3, 2018, the fairness, from a financial point of view, to the holders of Ocean Rig shares of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement, which is attached as Appendix F to this joint proxy statement/prospectus;

•

the review by the Ocean Rig Board with its legal and financial advisors of the structure of the Merger and the financial and other terms of the Merger Agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions, as well as the likelihood of consummation of the Merger and the Ocean Rig Board’s evaluation of the likely time period necessary to close the Merger;

•

Ocean Rig’s right to terminate the Merger Agreement in order to accept a Superior Proposal (as defined in the Merger Agreement), subject to certain conditions (including considering any adjustments to the Merger

Agreement proposed by Transocean and payment to Transocean of a $90 million termination fee in the event Ocean Rig accepts a Superior Proposal, or if Ocean Rig receives a third party Acquisition Proposal and the Merger Agreement is then terminated, Ocean Rig enters into a definitive agreement with respect to an Acquisition Proposal within 12 months of the termination date);

•

to help mitigate the risk to Ocean Rig of Transocean’s requirement to obtain shareholder approval of the Transocean Shareholder Proposals, the obligation of Transocean to reimburse Ocean Rig in the amount of $60 million, representing a reasonable estimate of Ocean Rig’s expenses, if the Merger Agreement was terminated due to a failure to obtain the approval of Transocean’s shareholders, and the representation in the Merger Agreement that the Transocean Board had received, prior to the signing of the Merger Agreement, the opinion of Citi to the effect that, as of the date of such opinion and based upon and subject to the factors, limitations, qualifications, assumptions and other matters set forth therein, the Merger Consideration to be paid by Transocean pursuant to the Merger Agreement is fair, from a financial point of view, to Transocean;

•	the requirement that Ocean Rig shareholder approval be obtained as a condition to consummation of the Merger;
•

the nature of the closing conditions included in the Merger Agreement, including the absence of any financing contingency, the market, industry-related and other exceptions to the events that would constitute a material adverse effect on either Ocean Rig or Transocean for purposes of the agreement, as well as the likelihood of satisfaction of all conditions to the consummation of the Merger;

•

Transocean’s and Ocean Rig’s agreement to use reasonable best efforts to obtain approvals of applicable antitrust and competition authorities, and if the Merger Agreement is terminated under certain circumstances due to a failure to obtain required antitrust clearances prior to the end date specified in the Merger Agreement (as it may be extended), Transocean will pay Ocean Rig a termination fee of $132.5 million; and

•

Ocean Rig’s ability, at any time prior to obtaining Ocean Rig shareholder approval of the Merger Agreement Proposal and under certain circumstances, to consider and respond to an unsolicited acquisition proposal and to engage in discussions or negotiations with the person making such a proposal if required to satisfy the fiduciary duties of the Board.

In the course of its deliberations, the Ocean Rig Board also considered a variety of risks and other countervailing factors related to entering into the Merger Agreement (which are not intended to be exhaustive and are not presented in any order of importance), including the following:

•

Transocean’s obligation to close the Merger is conditioned on receiving approval of the Authorized Capital Increase Proposal and the Share Issuance Proposal from Transocean shareholders, provided that Transocean agrees to reimburse Ocean Rig in the amount of $60 million, representing a reasonable estimate of Ocean Rig’s expenses, if the Merger Agreement is terminated due to a failure of Transocean shareholders to approve the Authorized Capital Increase Proposal and the Share Issuance Proposal;

•

while the Merger is expected to be completed, there is no assurance that all conditions to the parties’ obligations to complete the Merger will be satisfied or waived, and as a result, it is possible that the Merger might not be completed even if approved by Ocean Rig shareholders and Transocean shareholders;

•

the limitations imposed on Ocean Rig’s ability to solicit alternative transactions prior to closing or termination of the Merger Agreement, including the requirement to pay a $90 million termination fee in the event Ocean Rig accepts a Superior Proposal, or if Ocean Rig receives a third party Acquisition Proposal and the Merger Agreement is then terminated, Ocean Rig enters into a definitive agreement with respect to an Acquisition Proposal within 12 months of the termination date, which, although within the range of such fees normally seen in similar transactions, could have the effect of discouraging an alternative proposal for Ocean Rig;

•

the restrictions on the conduct of Ocean Rig’s business prior to the consummation of the Merger, which may delay or prevent Ocean Rig from undertaking business opportunities that may arise or other actions it would otherwise take with respect to the operations of Ocean Rig pending consummation of the Merger;

•

the risks and costs to Ocean Rig if the Merger is delayed or does not occur at all, including the potential negative impact on Ocean Rig’s ability to retain key employees, the diversion of Ocean Rig management and employee attention and the potential disruptive effectives on Ocean Rig’s day-to-day operations and Ocean Rig’s relationships with third parties, including its customers and suppliers;

•

the supplemental costs to be incurred in connection with the Merger, including the costs of integrating the businesses of Ocean Rig and Transocean and the transaction costs to be incurred in connection with the Merger;

•

the fact that U.S. Holders (as defined in “Material U.S. Federal Income Tax Consequences”) of Ocean Rig shares would recognize taxable gain or loss of U.S. federal income tax purposes on the receipt of Transocean shares and cash (i.e., the Merger Consideration) in exchange for Ocean Rig shares pursuant to the Merger Agreement;

•	the possibility that Transocean may not be able to complete the Financing on terms acceptable to it or at all; and
•	various other risks associated with the Merger and the business of Transocean, Ocean Rig and the combined company, some of which are described in the section titled “Risk Factors.”

The Ocean Rig Board considered all of these factors as a whole and, on balance, concluded that they supported a determination to approve the Merger Agreement. The foregoing discussion of the information and factors considered by the Ocean Rig Board in reaching its conclusion is not exhaustive, but rather is meant to include the material factors considered. In view of the wide variety of factors, both positive and negative, considered by the Ocean Rig Board in evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the Ocean Rig Board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors considered. In addition, individual members of the Ocean Rig Board may have given different weight to different factors. The Ocean Rig Board evaluated the factors described above, among others, and collectively reached a consensus that the proposed Merger was advisable and in the best interests of Ocean Rig and its shareholders.

In considering the recommendation of the Ocean Rig Board to approve the Merger Agreement Proposal, Ocean Rig shareholders should be aware that the executive officers and directors of Ocean Rig have certain interests in the Merger that may be different from, or in addition to, the interests of Ocean Rig shareholders generally. The Ocean Rig Board was aware of these interests and considered them when approving the Merger Agreement and recommending that Ocean Rig shareholders vote to approve the Merger Agreement Proposal. See “—Interests of Ocean Rig’s Directors and Executive Officers in the Merger.”

This explanation of the reasoning of the Ocean Rig Board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Regarding Forward-Looking Statements.

Opinion of Transocean’s Financial Advisor

Transocean has engaged Citi to act as its financial advisor in connection with the proposed Merger.  In connection with Citi’s engagement, the Transocean Board requested that Citi evaluate the fairness, from a financial point of view, of the Merger Consideration to be paid by Transocean pursuant to the Merger Agreement.  On September 3, 2018, Citi delivered a written opinion, to the Transocean Board to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the Merger Consideration to be paid by Transocean in the Merger was fair, from a financial point of view, to Transocean.

The full text of Citi’s written opinion, dated September 3, 2018, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Appendix E to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference.  The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion.  Citi’s opinion was provided for the information of the Transocean Board (in its capacity as such) in connection with its evaluation of the Merger Consideration from a financial point of view and did not address any other terms, aspects or implications of the Merger.  Citi expressed no view as to, and its opinion did not address, the underlying business decision of Transocean to effect or enter into the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Transocean or the effect of any other transaction in which Transocean might engage or consider.  Citi’s opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger or any other matter.

In arriving at its opinion, Citi:

•	reviewed the Merger Agreement;
•	held discussions with certain senior officers, directors and other representatives and advisors of Transocean concerning the business, operations and prospects of Ocean Rig;
•

examined certain publicly available business and financial information relating to Transocean and Ocean Rig as well as certain financial forecasts and other information and data relating to Transocean and Ocean Rig which were provided to or discussed with Citi by the management of Transocean, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Transocean to result from the Merger;

•

reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things, current and historical market prices and trading volumes of Transocean shares and Ocean Rig shares, the historical and projected earnings and other operating data of Transocean and Ocean Rig, and the capitalization and financial condition of Transocean and Ocean Rig;

•	considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the Merger;
•

analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Transocean and Ocean Rig;

•	evaluated certain potential pro forma financial effects of the Merger on Transocean; and
•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the management of Transocean that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi.  With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Citi relating to Ocean Rig and, in the case of certain potential pro forma financial effects of, and strategic implications and operational benefits resulting from, the Merger, Transocean, in each case, that Citi was directed to utilize in its analyses, Citi was advised by the management of Transocean that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Transocean as to the future financial performance of Ocean Rig and Transocean and the strategic implications and operational benefits  and the other matters covered thereby, and Citi assumed, with Transocean’s consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Merger) reflected in such forecasts and other information and data would be realized in the amounts and at the times projected.

Citi assumed, with Transocean’s consent, that the Merger would be consummated in accordance with its terms without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Ocean Rig or the contemplated benefits to Transocean of the Merger.  Citi did not express any view or opinion as to the actual value of Transocean shares or any other securities when issued, redeemed or acquired in connection with the Merger or the prices at which Transocean shares, Ocean Rig shares or any other securities will trade or otherwise be transferable at any time, including following the announcement or consummation of the Merger.  Citi did not make or was provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Ocean Rig or Transocean and Citi did not make any physical inspection of the properties or assets of Ocean Rig or Transocean.

Citi’s opinion did not address any terms (other than the Merger Consideration to the extent expressly specified therein) or other aspects or implications of the Merger, including the form or structure of the Merger or any terms, aspects or implications of any voting agreement or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger.  Citi expressed no view as to, and its opinion did not address, the underlying business decision of Transocean to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Transocean or the effect of any other transaction in which Transocean might engage.  Citi also did not express any view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration.  Citi’s opinion was necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing as of the date of its opinion.  The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below.  The summary of the analyses below is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion.  The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description.  Citi arrived at its ultimate opinion based on the results of all analyses and factors assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis.  Accordingly, Citi believes that the analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Transocean and Ocean Rig.  No company, business or transaction reviewed is identical or directly comparable to Transocean or Ocean Rig or the Merger and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, business segments or transactions reviewed or the results from any particular analysis.

The estimates contained in Citi’s analyses and the ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses.  In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired.  Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the Merger.  The type and amount of consideration payable in the Merger were determined through negotiations between Transocean and Ocean Rig and the decision to enter into the Merger Agreement was solely that of the Transocean Board.  Citi’s opinion was only one of many factors considered by the Transocean Board in its evaluation of the Merger and should not be viewed as determinative of the views of the Transocean Board or Transocean management with respect to the Merger or the Merger Consideration.

Financial Analyses

The following is a summary of the material financial analyses prepared and reviewed with the Transocean Board in connection with Citi’s opinion, dated September 3, 2018.  The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi.  Certain financial analyses summarized below include information presented in tabular format.  In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses.  Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses.  Citi assumes no responsibility if future results are different from those described whether or not any such difference is material.

For purposes of the financial analyses described below, (i) the term “EBITDA” refers to earnings before interest, taxes, depreciation and amortization,  (ii) the term “implied merger consideration” refers to an implied consideration of $32.28 per outstanding share of Ocean Rig shares based on the Merger Consideration of $12.75 in cash and 1.6128 shares of Transocean shares utilizing, for the stock portion of the consideration, the closing price per share of Transocean shares on August 31, 2018 of $12.11 and (iii) approximate implied per share equity value reference ranges derived for each of Ocean Rig, Transocean and the pro forma combined company were based on the number of fully diluted shares outstanding (assuming, among other things, the conversion of outstanding in-the-money equity awards) as set forth in the Merger Agreement.  Financial data for Transocean and Ocean Rig utilized in the financial analyses described below were based on, among other things, forecasts and estimates relating to Ocean Rig prepared by the management of Transocean.

Approximate implied per share equity value reference ranges derived from the financial analyses described below were rounded to the nearest $0.25, other than such ranges derived from historical stock trading histories.  Approximate implied per share equity value reference ranges derived for each of Ocean Rig and Transocean on a standalone basis may not be reflective of Ocean Rig’s and Transocean’s relative values.

Ocean Rig Financial Analyses

Ocean Rig 10-Year Discounted Cash Flow Analysis

Citi performed a discounted cash flow analysis of Ocean Rig by calculating the estimated present value of the unlevered, after-tax free cash flows that Ocean Rig was expected to generate during the last six months of the fiscal year ending December 31, 2018 through the full fiscal year ending December 31, 2028.  Citi first calculated the estimated unlevered free cash flows (calculated as EBITDA, less capital expenditures, unlevered taxes and any changes in net working capital plus proceeds from the sale of assets) of Ocean Rig based on estimates by the management of Transocean.   Citi then calculated a terminal value range for Ocean Rig by applying a multiple of firm value (defined as equity value plus total debt and minority interests and less cash and cash equivalents) to estimated EBITDA for the fiscal year ending December 31, 2028 of 5.5x to 6.5x.  The projected unlevered free cash flows and terminal value were discounted to June 30, 2018 using discount rates ranging from 10.1% to 11.7% based upon an analysis of Ocean Rig’s weighted average cost of capital, which Citi performed utilizing the capital asset pricing model with inputs that Citi determined were relevant based on publicly available data and Citi’s professional judgment.  Citi then deducted from the implied firm value ranges Ocean Rig’s estimated gross debt, estimated termination fees payable with respect to a certain third party management services contract and committed capital expenditures and added Ocean Rig’s cash and cash equivalents as of June 30, 2018.

Based on the above-described analysis, Citi derived a range of implied values per share for Ocean Rig as of June 30, 2018 of $37.50 to $47.25, as compared to the implied merger consideration of $32.28.

Ocean Rig Life of Asset Discounted Cash Flow Analysis

Citi also performed a “life of asset” discounted cash flow analysis on Ocean Rig based on the unlevered cash flows generated by Ocean Rig’s fleet of rigs through the end of its useful life as estimated by the management of Transocean.

Citi performed a discounted cash flow analysis of Ocean Rig by calculating the estimated present value of the unlevered, after-tax cash flows that Ocean Rig was expected to generate during the last six months of the fiscal year ending December 31, 2018 through the full fiscal year ending December 31, 2055. Citi first calculated the estimated unlevered free cash flows (calculated as EBITDA, less capital expenditures, unlevered taxes and any changes in net working capital plus proceeds from the sale of assets) of Ocean Rig based on estimates by the management of Transocean.  The projected unlevered free cash flows were discounted to June 30, 2018 using discount rates ranging from 10.1% to 11.7% based upon an analysis of Ocean Rig’s weighted average cost of capital, which Citi performed utilizing the capital asset pricing model with inputs that Citi determined were relevant based on publicly available data and Citi’s professional judgment.  Citi then deducted from the implied firm value ranges Ocean Rig’s estimated gross debt, estimated termination fees payable with respect to a certain third party management services contract and committed capital expenditures and added Ocean Rig’s cash and cash equivalents as of June 30, 2018.

Based on the above-described analysis, Citi derived a range of implied values per share for Ocean Rig as of June 30, 2018 of $46.25 to $57.25, as compared to the implied merger consideration of $32.28.

Ocean Rig Selected Public Companies Analysis

Citi reviewed and compared certain financial information for Ocean Rig to corresponding financial information, ratios and public market multiples for the following publicly traded corporations in the offshore drilling industry (collectively, the “Ocean Rig Selected Companies”):

•	Rowan Companies plc;
•	Noble Corporation plc;
•	Ensco plc; and
•	Diamond Offshore Drilling, Inc.

Citi selected the Ocean Rig Selected Companies based on its professional judgment and experience.  Although none of the Ocean Rig Selected Companies are directly comparable to Ocean Rig, the companies were selected because they are publicly traded companies with operations or businesses that for purposes of analysis may be considered similar to certain operations of Ocean Rig.

With respect to each of the Ocean Rig Selected Companies, Citi calculated:

•

the ratio of such company’s firm value (which is calculated as equity value plus debt and minority interests, less cash and cash equivalents and investments in unconsolidated affiliates) to its gross asset value (“GAV”) (which is based on equity research analyst estimates) (the “FV/GAV Ratio”); and

•

each such company’s implied value per ultra-deepwater high spec floater (“Implied Value per UDW High Spec Floater”).  In order to calculate a range of Implied Values per UDW High Spec Floater, Citi performed the following calculations:

1.	Estimated the number of (i) ultra-deepwater high spec floaters (“UDW High Spec Floaters”) and (ii) vessels other than UDW High Spec Floaters (“Other Rigs”) owned by the selected company;
2.	Deducted from such company’s firm value:
a.	the estimated value of all Other Rigs owned by such company (based on equity research analyst estimates); and
b.	the net present value of its remaining firm contract backlog (based on equity research analyst estimates);
3.	Divided the remaining firm value for such company by the number of UDW High Spec Floaters owned by such company.

Financial data of the Ocean Rig Selected Companies were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information.

The overall low to high FV/GAV Ratios observed for the Ocean Rig Selected Companies were 69% to 109% (with a median of 92%), and the overall low to high Implied Values per UDW High Spec Floater observed for the Ocean Rig Selected Companies were $165 million to $505 million (with a median of $339 million).  Citi then applied selected ranges of FV/GAV Ratios, derived from the Ocean Rig Selected Companies and based on Citi’s professional judgment and experience, to the GAV of Ocean Rig as projected by Transocean management,  to obtain an implied firm value range.  Citi also applied selected ranges of Implied Values per UDW High Spec Floater, derived from the Ocean Rig Selected Companies and based on Citi’s professional judgment and experience, to the eight UDW High Spec Floaters owned by Ocean Rig, plus the estimated value of Ocean Rig’s firm contract backlog and the value of Ocean Rig’s other rigs, to obtain an implied firm value range.  Citi then deducted from these implied firm value ranges Ocean Rig’s estimated gross debt, estimated termination fees payable with respect to a certain third party management services contract (and with respect to the FV/GAV Ratios, committed capital expenditures) and added Ocean Rig’s cash and cash equivalents as of June 30, 2018.  This analysis indicated the following implied per share equity value reference ranges for Ocean Rig, as compared to the implied merger consideration:

Implied Per Share Equity Value Reference Range	Implied Merger Consideration
FV/GAV Ratio: $34.50 – $43.75	$ 32.28
Implied Value per UDW High Spec Floater: $34.75 – $40.50

Ocean Rig Selected Precedent Transactions Analysis

Using public filings and publicly available information, Citi reviewed financial data for the eight selected transactions set forth in the table below (collectively, the “Ocean Rig Selected Transactions”).  The Ocean Rig Selected Transactions were selected because they involved companies within the offshore drilling industry which, based on Citi’s experience with mergers and acquisitions, certain financial, operational or business characteristics that, in Citi’s view, made them sufficiently comparable to Ocean Rig, Transocean and the Merger or otherwise relevant for purposes of the comparison.

For each of the Ocean Rig Selected Transactions, Citi reviewed, among other things, the implied value per rig of each transaction.  In order to calculate a range of implied values per rig, (i) for each of the Ocean Rig Selected Transactions that constituted an “asset purchase,” Citi calculated the transaction price divided by the number of UDW High Spec Floaters purchased and (ii) for each of the Ocean Rig Selected Transactions that constituted an “enterprise acquisition,” Citi calculated the Implied Value per UDW High Spec Floater for such transaction.

Financial data of the Ocean Rig Selected Transactions were based on public filings and other publicly available information.  The Ocean Rig Selected Transactions reviewed and the results of this analysis were as follows:

Announcement Date	Seller	Asset/Target	Buyer	Type of Transaction
May 2018	Daewoo Shipbuilding & Marine Engineering	West Aquila, West Libra	Northern Drilling	Asset Purchase
May 2018	Jurong Shipyard	Norge	Transocean Ltd./ Hayfin	Asset Purchase
April 2018	Samsung Heavy Industries	Stena MidMax	Odfjell Drilling	Asset Purchase
March 2018	KeppelFELS Shipyard	CS60 ECO MW semisubmersible	Awilco Drilling	Asset Purchase
December 2017	Hyundai Heavy Industries	Bollsta Dolphin	Northern Drilling	Asset Purchase
August 2017	Songa Offshore SE	Songa Offshore SE	Transocean Ltd.	Enterprise Acquisition
May 2017	Atwood Oceanics, Inc.	Atwood Oceanics, Inc.	Ensco plc	Enterprise Acquisition
March 2017	Hyundai Heavy Industries	West Mira	Northern Drilling	Asset Purchase

The overall low to high implied values per rig observed for the Ocean Rig Selected Transactions were $253 million to $505 million (with a median of $380 million).  Citi then applied a selected range of implied values per rig, derived from the Ocean Rig Selected Transactions and based on Citi’s professional judgment and experience, to the eight UDW High Spec Floaters owned by Ocean Rig, plus the estimated value of Ocean Rig’s firm contract backlog and the value of Ocean Rig’s Other Rigs, to obtain an implied firm value range.  Citi then deducted from this implied firm value range Ocean Rig’s estimated gross debt, estimated termination fees payable with respect to a certain third party management services contract and added Ocean Rig’s cash and cash equivalents as of June 30, 2018.  This analysis indicated the following implied per share equity value reference range for Ocean Rig, as compared to the implied merger consideration:

Implied Per Share Equity Value Reference Range	Implied Merger Consideration
Implied Value Per Rig: $37.75 – $44.50	$32.28

Transocean Financial Analysis

Transocean Selected Public Companies Analysis

Citi reviewed certain financial and stock market information relating to Transocean and the following four selected companies (collectively, the “Transocean Selected Companies”):

•	Rowan Companies plc;
•	Noble Corporation plc;
•	Ensco plc; and
•	Diamond Offshore Drilling, Inc.

Citi selected the Transocean Selected Companies based on its professional judgment and experience.  Although none of the Transocean Selected Companies are directly comparable to Transocean, the companies were selected because they are publicly traded companies with operations or businesses that for purposes of analysis may be considered similar to certain operations of Transocean.

With respect to each of the Transocean Selected Companies, Citi calculated:

•	each such company’s FV/GAV Ratio; and
•	each such company’s Implied Value per UDW High Spec Floater.

Financial data of the Transocean Selected Companies were based on publicly available Wall Street research analysts’ estimates, public filings and other publicly available information.

The overall low to high FV/GAV Ratios observed for the Transocean Selected Companies were 69% to 109% (with a median of 92%), and the overall low to high Implied Values per UDW High Spec Floater observed for the Transocean Selected Companies were $165 million to $505 million (with a median of $339 million).  Citi then applied selected ranges of FV/GAV Ratios, derived from the Transocean Selected Companies and based on Citi’s professional judgment and experience, to the GAV of Transocean as projected by equity research, to obtain an implied firm value range.  Citi also applied selected ranges of Implied Values per UDW High Spec Floater, derived from the Transocean Selected Companies and based on Citi’s professional judgment and experience, to 17 UDW High Spec Floaters owned by Transocean, plus the estimated value of Transocean’s firm contract backlog and the value of Transocean’s Other Rigs, to obtain an implied firm value range.  Citi then deducted from these implied firm value ranges Transocean’s estimated gross debt and added Transocean’s cash and cash equivalents as of June 30, 2018.  This analysis indicated the following implied per share equity value reference ranges for Transocean, as compared to the closing price per share of Transocean shares on August 31, 2018:

Implied Per Share Equity Value Reference Range	Implied Merger Consideration
FV/GAV Ratio: $9.00 – $13.50 Implied Value per UDW High Spec Floater: $10.75 – $13.00	$12.11

Certain Additional Information

Citi also observed certain additional factors that were not considered part of Citi’s financial analyses with respect to its opinion but were referenced for informational purposes, including the following:

•

historical trading prices of Ocean Rig shares from September 22, 2017 to August 31, 2018, which indicated low to high intra-day prices for Ocean Rig shares during such period of approximately $20.22 to $30.80 per share;

•

historical trading prices of Transocean shares during the 52-week period ended August 31, 2018, which indicated low to high intra-day prices for Transocean shares during such period of approximately $8.10 to $14.34 per share;

•	undiscounted publicly available Wall Street research analysts’ price targets for Ocean Rig shares, which indicated standalone price targets for Ocean Rig shares of $32.00 to $37.00 per share; and
•	undiscounted publicly available Wall Street research analysts’ price targets for Transocean shares, which indicated standalone price targets for Transocean shares of $8.00 to $17.00 per share.

Miscellaneous

Transocean has agreed to pay Citi for its services in connection with the proposed Merger an aggregate fee of $12.5 million, of which $2 million was payable upon delivery of Citi’s opinion and $10.5 million is payable contingent upon consummation of the Merger.  In addition, Transocean agreed to reimburse Citi for certain expenses, including reasonable fees and expenses of counsel, and to indemnify Citi and certain related parties against liabilities, including liabilities under federal securities laws, arising from Citi’s engagement.

As the Transocean Board was aware, at Transocean’s request, Citi and certain of its affiliates expect to participate in a bridge facility and related financings in connection with the Merger, for which services Citi and such affiliates have received and will receive compensation, including acting as lead arranger for, and as a lender under, such financings.  Transocean currently expects that Citi’s aggregate fees in connection with such financings will be approximately $5.6 million.  As the Transocean Board also was aware, Citi and its affiliates in the past have provided, and are currently providing, services to Transocean unrelated to the proposed Merger, for which services Citi and its affiliates have received and expect to receive compensation, including during the two year period prior to the date of its opinion, having acted in October 2017 as lead bookrunner in connection with the issuance of $750 million in senior unsecured notes; having acted in June 2018 as joint lead arranger in connection with the extension of a $1 billion revolving credit facility to Transocean; having acted in June and July 2018 as joint bookrunner in connection with the issuance of senior secured notes offerings of $750 million and $600 million, respectively; and with the various other loan portfolio management and treasury and trade solutions services.  In the ordinary course of its business, Citi and its affiliates may actively trade or hold the securities of Transocean and Ocean Rig for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.  In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Transocean, Ocean Rig and their respective affiliates.

Transocean selected Citi to act as financial advisor in connection with the proposed Merger based on Citi’s reputation, experience and familiarity with Transocean, Ocean Rig and their respective businesses.  Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Opinion of Ocean Rig’s Financial Advisor

On September 3, 2018, Credit Suisse rendered its oral opinion to the Ocean Rig Board (which was subsequently confirmed in writing by delivery of Credit Suisse’s written opinion dated the same date) as to, as of September 3, 2018, the fairness, from a financial point of view, to the holders of Ocean Rig shares of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement.

Credit Suisse’s opinion was directed to the Ocean Rig Board, and only addressed the fairness, from a financial point of view, to the holders of Ocean Rig shares of the Merger Consideration to be received by such holders in the Merger and did not address any other aspect or implication of the Merger. The summary of Credit Suisse’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of its written opinion, which is included as Appendix F to this proxy statement/prospectus and sets forth the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Credit Suisse in connection with the preparation of its opinion. However, neither Credit Suisse’s written opinion nor the summary of its opinion and the related analyses set forth in this proxy statement/prospectus is intended to be, and they do not constitute, advice or a recommendation to any shareholder as to how such shareholder should vote or act with respect to any matter relating to the Merger.

In arriving at its opinion, Credit Suisse:

•	reviewed an execution version of the Merger Agreement made available to Credit Suisse on September 3, 2018;
•	reviewed certain publicly available business and financial information relating to Ocean Rig and Transocean;
•

reviewed certain other information relating to Ocean Rig and Transocean, including (x) financial forecasts, reflecting alternative economic and operating scenarios, relating to Ocean Rig for the fiscal years ending December 31, 2018 through December 31, 2023 prepared and provided to us by the management of Ocean Rig (the “Ocean Rig Projections”), (y) financial forecasts, reflecting alternative economic and operating scenarios, relating to Transocean for the fiscal years ending December 31, 2018 through December 31, 2023 prepared and provided to us by the management of Ocean Rig (the “Ocean Rig Projections for

Transocean”), and (z) certain estimates of selected forward-looking financial information relating to Transocean prepared and provided to us by the management of Transocean;
•	spoke with the management teams of Ocean Rig and Transocean and certain of their respective representatives regarding the business and prospects of Ocean Rig and Transocean;
•

considered certain financial and stock market data of Ocean Rig and Transocean, and Credit Suisse compared that data with similar data for companies with publicly traded equity securities in businesses Credit Suisse deemed similar to those of Ocean Rig and Transocean, respectively;

•	considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which had been effected; and
•	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which Credit Suisse deemed relevant.

In connection with its review, Credit Suisse did not independently verify any of the foregoing information, and, with the consent of the Ocean Rig Board, Credit Suisse assumed and relied upon such information being complete and accurate in all respects material to its analyses and opinion.  With respect to the Ocean Rig Projections that Credit Suisse was authorized to use for purposes of its analyses and opinion, management of Ocean Rig advised Credit Suisse and Credit Suisse assumed, that such forecasts and estimates had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Ocean Rig as to the future financial performance of Ocean Rig.  With respect to the Ocean Rig Projections for Transocean that Credit Suisse was authorized to use for purposes of its analyses and opinion, management of Ocean Rig advised Credit Suisse, and Credit Suisse assumed, that such forecasts and estimates had been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of Ocean Rig as to the future financial performance of Transocean.  At Ocean Rig’s direction, Credit Suisse assumed that the Ocean Rig Projections and the Ocean Rig Projections for Transocean were a reasonable basis upon which to evaluate Ocean Rig, Transocean and the Merger and, at Ocean Rig’s direction, Credit Suisse relied upon the Ocean Rig Projections and the Ocean Rig Projections for Transocean for purposes of its analyses and opinion.  Credit Suisse expressed no view or opinion with respect to the Ocean Rig Projections or the Ocean Rig Projections for Transocean, or the assumptions and methodologies upon which they were based.

For purposes of its analyses and opinion, with the consent of the Ocean Rig Board, Credit Suisse assumed that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Ocean Rig, Transocean or the contemplated benefits of the Merger, that the Merger would be consummated in accordance with all applicable federal, state and local laws, and that the Merger would be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any term, condition or agreement thereof that was material to Credit Suisse’s analyses or opinion. In addition, Credit Suisse was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Ocean Rig or Transocean, nor was Credit Suisse furnished with any such evaluations or appraisals.  With Ocean Rig’s consent, Credit Suisse also assumed that when executed by the parties thereto, the final form of the Merger Agreement would conform to the draft reviewed by Credit Suisse in all respects material to Credit Suisse’s analyses and opinion.

Credit Suisse’s opinion addressed only the fairness, from a financial point of view, to the holders of Ocean Rig shares of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection therewith or otherwise, including the form or structure of the Merger and the fairness of the amount or nature of, or any other aspect relating to, any compensation, if any, or consideration (other than the Merger Consideration) to be received by or otherwise payable to any officers, directors, employees, securityholders or affiliates of any party to the Merger, or class of such persons, relative to the Merger Consideration or otherwise.  In that regard, Credit Suisse’s opinion did not address any aspect or implication relating to the contemplated termination, including any compensation that may be payable by Ocean Rig as a result of such termination, of certain management services or similar agreements between Ocean Rig and certain of its affiliates (including TMS Offshore Services Ltd., a company that provides certain management services to Ocean Rig and may be deemed to be beneficially owned by the Chairman of the Ocean Rig Board).  Furthermore, Credit Suisse did not express any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, tax, environmental, intellectual property, executive compensation or other similar professional advice. Credit Suisse assumed that Ocean Rig had or would obtain such advice or opinions from the appropriate professional sources. The issuance of Credit Suisse’s opinion was approved by Credit Suisse’s authorized internal committee.

Credit Suisse’s opinion was necessarily based upon information made available to Credit Suisse as of the date of its opinion and financial, economic, market and other conditions as they existed and could be evaluated on the date of its opinion.  The financial projections and estimates that it had reviewed relating to the future financial performance of Ocean Rig and Transocean reflected certain assumptions regarding the oil and gas industry that are subject to significant uncertainty and that, if different than assumed, could have a material impact on its analyses and opinion.  Credit Suisse did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to Credit Suisse’s attention after the date of its opinion. Credit Suisse did not express any opinion as to what the value of the Transocean shares actually will be when issued to the holders of Ocean Rig shares pursuant to the Merger Agreement or the prices or ranges of prices at which Ocean Rig shares or Transocean shares may be purchased or sold at any time.  Credit Suisse assumed that the Transocean shares to be issued in the Merger will be approved for listing on the New York Stock Exchange prior to the consummation of the Merger.  Credit Suisse’s opinion did not address the relative merits of the Merger as compared to alternative transactions or strategies that might have been available to Ocean Rig, nor did it address the underlying business decision of the Ocean Rig Board or Ocean Rig to proceed with or effect the Merger.  With the consent of the Ocean Rig Board, for purposes of its analyses and opinion, Credit Suisse did not take into account the individual circumstances affecting any particular holder’s interest in Ocean Rig shares or any aspect or implication thereof.  Ocean Rig advised Credit Suisse that the Class B Common Shares are unlisted securities that are convertible into Class A Common Shares and that the Class A Common Shares and Class B Common Shares have identical economic and voting rights, and consequently for purposes of its analyses and opinion, at the direction of Ocean Rig, Credit Suisse treated the Ocean Rig Class A shares and the Ocean Rig Class B shares as identical in all respects as if they constituted shares of a single class.

Credit Suisse’s opinion was for the information of the Ocean Rig Board in connection with its consideration of the Merger.  Credit Suisse’s opinion did not constitute a recommendation to the Ocean Rig Board with respect to the proposed Merger or advice or any recommendation to any shareholder as to how such shareholder should vote or act on any matter relating to the proposed Merger.

In preparing its opinion to the Ocean Rig Board, Credit Suisse performed a variety of analyses, including those described below. The summary of Credit Suisse’s financial analyses is not a complete description of the analyses underlying Credit Suisse’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytic methods employed and the adaptation and application of those methods to the unique facts and circumstances presented. As a consequence, neither Credit Suisse’s opinion nor the analyses underlying its opinion are readily susceptible to partial analysis or summary description. Credit Suisse arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, analytic method or factor. Accordingly, Credit Suisse believes that its analyses must be considered as a whole and that selecting portions of its analyses, analytic methods and factors, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In performing its analyses, Credit Suisse considered business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, business or transaction used in Credit Suisse’s analyses for comparative purposes is identical to Ocean Rig, Transocean or the proposed Merger.  While the results of each analysis were taken into account in reaching its overall conclusion with respect to fairness, Credit Suisse did not make separate or quantifiable judgments regarding individual analyses. The implied valuation reference ranges indicated by Credit Suisse’s analyses are illustrative and not necessarily indicative of actual values nor predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond Ocean Rig’s control and the control of Credit Suisse. Much of the information used in, and accordingly the results of, Credit Suisse’s analyses are inherently subject to substantial uncertainty.

Credit Suisse’s opinion and analyses were provided to the Ocean Rig Board in connection with its consideration of the proposed Merger and were among many factors considered by the Ocean Rig Board in evaluating the proposed Merger. Neither Credit Suisse’s opinion nor its analyses were determinative of the Merger Consideration or of the views of the Ocean Rig Board with respect to the proposed Merger.

Financial Analyses

The following is a summary of the material financial analyses performed in connection with the preparation of Credit Suisse’s opinion rendered to the Ocean Rig Board on September 3, 2018. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses.  Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Credit Suisse’s analyses.

Based on the Merger Consideration of $12.75 in cash plus 1.6128 Transocean shares, Credit Suisse noted that the implied value of the per share Merger Consideration was $32.28 (based on the closing price for the Transocean shares on August 31, 2018 of $12.11).

For purposes of its analyses, Credit Suisse reviewed a number of financial metrics including:

•

Enterprise Value—generally the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet, other than contingent liabilities).

•	EBITDA—generally the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period, as adjusted for certain non-recurring items.

Financial Analyses – Ocean Rig

Selected Companies Analyses Regarding Ocean Rig

Credit Suisse considered certain financial data for Ocean Rig and selected companies with publicly traded equity securities Credit Suisse deemed relevant. The selected companies were selected because they were deemed to be similar to Ocean Rig in one or more respects. Share prices for the selected companies used in the selected companies analysis described below were as of August 31, 2018.  The estimates of Ocean Rig’s future financial performance for the fiscal years ending December 31, 2019 and 2020 used in the Selected Companies Analysis described below were based on Case 1 and Case 2 of the Ocean Rig Projections.  Estimates of the future financial performance of the selected companies listed below (including Ocean Rig and Transocean for purposes of reviewing observable trading multiples) for the calendar years ending December 31, 2019 and 2020 were based on publicly available research analyst estimates for those companies.

The financial data reviewed included:

•	Enterprise Value as a multiple of estimated EBITDA for the calendar year ended December 31, 2019, or “CY 2019E EBITDA;” and
•	Enterprise Value as a multiple of estimated EBITDA for the calendar year ended December 31, 2020, or “CY 2020E EBITDA.”

The companies selected by Credit Suisse and the multiples considered by Credit Suisse in its analysis were:

Selected Companies	Enterprise Value / 2019E EBITDA Multiple	Enterprise Value / 2020E EBITDA Multiple
Ocean Rig UDW Inc.	18.4x	9.0x
Transocean Ltd.	11.8x	10.7x
Ensco Plc	20.2x	12.9x
Noble Corporation	15.8x	11.4x
Diamond Offshore Drilling, Inc.	14.5x	15.7x
Rowan Companies Plc	50.6x	15.4x

Taking into account the results of the selected companies analysis, Credit Suisse applied multiple ranges of (w) 16.0x to 18.0x to Ocean Rig’s estimates of its EBITDA for the fiscal year ending December 31, 2019 and (x) 7.0x to 10.0x to Ocean Rig’ estimates of its EBITDA for the fiscal year ending December 31, 2020. The selected companies analysis indicated implied valuation reference ranges of $25.63 to $32.18 per Ocean Rig share based on Ocean Rig’s estimates of EBITDA reflected in Case 1 and $20.17 to $24.54 per Ocean Rig share based on Ocean Rig’s estimates of EBITDA reflected in Case 2, as compared to the proposed Merger Consideration per Ocean Rig share in the Merger pursuant to the Merger Agreement of $32.28 (based on the closing price for Transocean shares as of August 31, 2018).

Selected Transactions Analysis Regarding Ocean Rig

Credit Suisse also considered the financial terms of certain business combinations and other transactions Credit Suisse deemed relevant. The selected transactions were selected because the target companies were deemed to be similar to Ocean Rig in one or more respects. The financial data reviewed included the implied Enterprise Value (based on the consideration proposed to be paid in the selected transactions as of the date of announcement) as a multiple of EBITDA for the last twelve months, or “LTM EBITDA.” The transactions selected by Credit Suisse and the multiples considered by Credit Suisse in its analysis were:

Date Announced	Acquiror	Target	Enterprise Value / LTM EBITDA
8/2017	Transocean Ltd.	Songa Offshore SE	7.7x
5/2017	Ensco plc	Atwood Oceanics, Inc.	4.6x
8/2011	Transocean Ltd.	Aker Drilling ASA	12.9x*
2/2011	Ensco plc	Pride International, Inc.	19.4x
8/2008	Precision Drilling Trust	Grey Wolf, Inc.	5.3x
7/2008	China Oilfield Services Ltd.	Awilco Offshore	27.3x
7/2007	Transocean Ltd.	GlobalSantaFe Corporation	15.4x
3/2007	Hercules Offshore Inc.	TODCO	6.4x
1/2006	SeaDrill Ltd.	Smedvig ASA	17.2x
5/2002	ENSCO International Inc.	Chiles Offshore Inc.	18.8x
9/2001	Santa Fe International Corp.	Global Marine Inc.	9.5x
5/2001	Pride International Inc.	Marine Drilling Companies	12.5x
2/2001	Patterson Energy, Inc.	UTI Energy Corp.	17.6x
8/2000	Transocean Sedco Forex Inc.	R&B Falcon Corp.	40.4x

*     Based on 2010A EBITDA due to lack of publicly available information.

Taking into account the results of the selected transactions analysis, Credit Suisse applied a multiple range of 5.0x to 7.0x to Ocean Rig’s LTM Adjusted EBITDA as of June 30, 2018. The selected transactions analysis indicated an implied valuation reference range of $25.63 to $34.37 per Ocean Rig share, as compared to the proposed Merger Consideration per Ocean Rig share in the Merger pursuant to the Merger Agreement of $32.28 (based on the closing price for Transocean shares as of August 31, 2018).

Discounted Cash Flow Analysis Regarding Ocean Rig

Credit Suisse also performed a discounted cash flow analysis with respect to Ocean Rig.  Credit Suisse calculated the estimated net present value of the projected unlevered, after-tax free cash flows of Ocean Rig based on Case 1 and Case 2 of the Ocean Rig Projections. For purposes of the discounted cash flow analyses, Credit Suisse applied discount rates ranging from 8.5% to 10.5% and terminal value multiples ranging from 5.0x to 7.0x to Ocean Rig’s estimates of fiscal year 2023 EBITDA under Case 1 and Case 2 of the Ocean Rig Projections.  The discounted cash flow analysis indicated an implied valuation reference range per Ocean Rig share of $28.97 to $42.31 using Case 1 of Ocean Rig Projections and $19.27 to $29.35 using Case 2 of the Ocean Rig Projections, as compared to the proposed Merger Consideration per Ocean Rig share in the Merger pursuant to the Merger Agreement of $32.28 (based on the closing price for Transocean shares as of August 31, 2018).

Financial Analyses – Transocean

Selected Companies Analyses Regarding Transocean

Credit Suisse considered certain financial data for Transocean and selected companies with publicly traded equity securities Credit Suisse deemed relevant. The selected companies were selected because they were deemed to be similar to Transocean in one or more respects and for purposes of this analysis Credit Suisse reviewed the same companies as those used in the Selected Companies Analysis for Ocean Rig. Share prices for the selected companies used in the selected companies analysis described below were as of August 31, 2018.  The estimates of Transocean’s future financial performance for the fiscal years ending December 31, 2019 and 2020 used in the Selected Companies Analysis described below were based on Case 1 and Case 2 of the Ocean Rig Projections for Transocean.  Estimates of the future financial performance of the selected companies listed below (including Ocean Rig and Transocean for purposes of reviewing observable trading multiples) for the calendar years ending December 31, 2019 and 2020 were based on publicly available research analyst estimates for those companies.

The financial data reviewed included:

•	Enterprise Value as a multiple of CY 2019E EBITDA; and
•	Enterprise Value as a multiple of CY 2020E EBITDA.

Taking into account the results of the selected companies analysis, Credit Suisse applied multiple ranges of (w) 11.5x to 13.5x to Ocean Rig’s estimates of Transocean’s EBITDA for the fiscal year ending December 31, 2019 and (x) 10.0x to 12.0x to Ocean Rig’s estimates of Transocean’s EBITDA for the fiscal year ending December 31, 2020. The selected companies analysis indicated implied valuation reference ranges of $9.91 to $13.50 per Transocean share based on Ocean Rig’s estimates of Transocean’s EBITDA reflected in Case 1 of Ocean Rig Projections for Transocean and $6.32 to $9.91 per Transocean share based on Ocean Rig’s estimates of Transocean’s EBITDA reflected in Case 2 of the Ocean Rig Projections for Transocean. Credit Suisse noted that the closing price for Transocean shares on August 31, 2018 was $12.11.

Discounted Cash Flow Analysis Regarding Transocean

Credit Suisse also performed a discounted cash flow analysis with respect to Transocean.  Credit Suisse calculated the estimated net present value of the projected unlevered, after-tax free cash flows of Transocean based on Case 1 and Case 2 of the Ocean Rig Projections for Transocean.  For purposes of the discounted cash flow analyses, Credit Suisse applied discount rates ranging from 7.0% to 9.0% and terminal value multiples ranging from 5.0x to 7.0x to Ocean Rig’s estimates of Transocean’s fiscal year 2023 EBITDA under Case 1 and Case 2 of the Ocean Rig Projections for Transocean.  The discounted cash flow analysis indicated an implied valuation reference range per Transocean share of $9.25 to $17.59 using Case 1 of the Ocean Rig Projections for Transocean and $5.66 to $12.61 using Case 2 of the Ocean Rig Projections for Transocean.  Credit Suisse noted that the closing price for Transocean shares on August 31, 2018 was $12.11.

Financial Analyses – Exchange Ratio

Credit Suisse then reviewed the 1.6128x exchange ratio for the Share Consideration provided in the Merger and compared it with the ranges of exchange ratios implied by its analyses, adjusted for the cash consideration provided in the Merger.  For each approach noted below, the implied reference range of exchange ratios was determined by (a) using as the bottom end, the amount calculated by dividing lower bound of the per share reference range for Ocean Rig shares (less the cash consideration of $12.75) by the upper bound of the per share reference range for Transocean shares and (b) using as the top end, the amount calculated by dividing upper bound of the per share reference range for Ocean Rig shares (less the cash consideration of $12.75) by the lower bound of the per share reference range for Transocean shares.

Methodology	Implied Exchange Ratio Reference Ranges
Selected Companies Analysis (Case 1)	0.954x – 1.961x
Selected Companies Analysis (Case 2)	0.749x – 1.865x
Selected Transactions Analysis (Case 1)*	0.954x – 2.181x
Selected Transactions Analysis (Case 2)*	1.300x – 3.419x
Discounted Cash Flow Analysis (Case 1)	0.922x – 3.197x
Discounted Cash Flow Analysis (Case 2)	0.517x – 2.933x

*     For the exchange ratio derived by the Selected Transactions Analysis, Credit Suisse used the reference ranges for Ocean Rig shares indicated by the Selected Transactions Analysis and the reference ranges for the Transocean shares indicated by the Selected Companies Analysis.

Other Matters

Ocean Rig retained Credit Suisse as its financial advisor in connection with the proposed Merger based on Credit Suisse’s qualifications, experience and reputation as an internationally recognized investment banking and financial advisory firm. Credit Suisse will become entitled to receive a transaction fee, currently estimated to be approximately $15 million, which excludes any discretionary fee potentially awarded to Credit Suisse at closing, based on the implied value of the proposed Merger, $3 million of which became payable upon the rendering of Credit Suisse’s opinion and the balance of which will become payable upon the closing of the Merger.  In addition, Ocean Rig has agreed to reimburse Credit Suisse for certain of its expenses and indemnify Credit Suisse and certain related parties for certain liabilities and other items arising out of or related to its engagement.

Credit Suisse and its affiliates in the past provided and currently are providing investment banking and other financial advice and services to Ocean Rig and its affiliates for which advice and services Credit Suisse and its affiliates have received or would expect to receive compensation, including among other things, during the past two years, having acted as an agent in connection with the repurchase of senior secured notes issued by a subsidiary of Ocean Rig and having been a lender to Ocean Rig or one or more of its affiliates.  In addition, as had previously been disclosed to Ocean Rig, an affiliate of Credit Suisse has a personal banking relationship, including related lending activity in connection therewith, with a member of the Ocean Rig Board.  Credit Suisse and its affiliates in the past provided investment banking and other financial advice and services to Transocean and its affiliates for which advice and services Credit Suisse and its affiliates have received and would expect to receive compensation, including among other things, during the past two years, having acted as a counterparty to Transocean in connection with certain currency and derivative transactions, as an agent in connection with certain equity offerings of Transocean, and as a co-manager in connection with offerings by Transocean of various debt securities in October 2017, November 2016 and July 2016.  Credit Suisse and its affiliates may in the future provide investment banking and other financial advice and services to Ocean Rig, Transocean and their respective affiliates for which advice and services Credit Suisse and its affiliates would expect to receive compensation.

From January 1, 2016 through the date of Credit Suisse’s opinion, Credit Suisse received less than $50,000 in fees for investment banking services from Ocean Rig and its subsidiaries in matters unrelated to the Merger and approximately $3.5 million in fees for investment banking services from Transocean and its subsidiaries.  Credit Suisse also in the past has provided, currently are providing and in the future may provide investment banking and other financial advice and services to financial investment firms with investments in Ocean Rig shares, for which advice and services Credit Suisse and its affiliates have received and would expect to receive compensation.  Credit Suisse is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial advice and services.  In the ordinary course of business, Credit Suisse and its affiliates may acquire, hold or sell, for Credit Suisse and its affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Ocean Rig, Transocean and any other company that may be involved in the Merger, as well as provide investment banking and other financial advice and services to such companies and their affiliates.

Certain Unaudited Financial Projections Prepared by the Management of Transocean

For internal planning purposes and in connection with the proposed Merger, Transocean’s management prepared financial forecasts relating to Ocean Rig (the “Transocean Projections for Ocean Rig”).  This prospective financial information is not included in this joint proxy statement/prospectus in order to influence any Transocean shareholder to make any decision regarding the Authorized Share Capital Proposal or the Share Issuance Proposal or for any other purpose, or to influence any Ocean Rig shareholder to make any decision with respect to whether to the Merger Agreement Proposal or for any other purpose. Readers of this joint proxy statement/prospectus are cautioned not to place undue, if any, reliance on the Transocean Projections for Ocean Rig.  Transocean is including the Transocean Projections for Ocean Rig only to provide Transocean and Ocean Rig shareholders with access to certain prospective financial information and assumptions that were made available to the Transocean Board and Citi, Transocean’s financial advisors, as described herein.

The Transocean Projections for Ocean Rig should be read together with the historical financial statements of Ocean Rig, which have been filed with the SEC, and the other information regarding Ocean Rig and Transocean included and incorporated by reference in this joint proxy statement/prospectus. The Transocean Projections for Ocean Rig were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with GAAP or the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

The Transocean Projections for Ocean Rig have been prepared by, and are the responsibility of, Transocean’s management. Neither Transocean’s independent registered public accounting firm, Ernst & Young LLP, nor Ernst & Young (Hellas) Certified Auditors-Accountants S.A., Ocean Rig’s independent registered public accounting firm, has examined, compiled or performed any procedures with respect to the Transocean Projections for Ocean Rig and, accordingly, Ernst & Young LLP and Ernst & Young (Hellas) Certified Auditors-Accountants S.A. do not express an opinion or any other form of assurance with respect thereto. The report of Ernst & Young LLP and Ernst & Young (Hellas) Certified Auditors-Accountants S.A. incorporated by reference in this joint proxy statement/prospectus relate to Transocean’s and Ocean Rig’s historical financial information, respectively. The foregoing reports do not extend to the Transocean Projections for Ocean Rig and should not be read to do so.

The Transocean Projections for Ocean Rig reflect numerous estimates and assumptions made by the Transocean management team, including estimates and assumptions with respect to future industry performance, general business, economic, regulatory, litigation, market and financial conditions, and matters specific to Transocean’s and Ocean Rig’s businesses, all of which are difficult to predict and many of which are beyond Transocean’s and Ocean Rig’s control. The Transocean Projections for Ocean Rig reflect the subjective judgment of the Transocean management team in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, the Transocean Projections for Ocean Rig constitute forward-looking information and are subject to risks and uncertainties that could cause actual results to differ materially from the results forecasted in such prospective information. See “Cautionary Note Regarding Forward-Looking Information.” There can be no assurance that the prospective results disclosed below will be realized or that actual results will not be significantly higher or lower than forecast.

The Transocean Projections for Ocean Rig cover multiple years and such information by its nature becomes less reliable with each successive year. In addition, the Transocean Projections for Ocean Rig will be affected by Transocean’s and Ocean Rig’s ability to achieve strategic goals, objectives and targets over the applicable periods. The Transocean Projections for Ocean Rig also reflect assumptions as to certain business decisions that are subject to change and that do not reflect any of the effects of the Merger, or any other changes that may in the future affect Ocean Rig, Transocean or their assets, businesses, operations, properties, policies, corporate structures, capitalizations and management as a result of the Merger or otherwise.  Such prospective financial information and assumptions cannot, therefore, be considered a guaranty of future operating results, and this information should not be relied on as such.

The inclusion of the Transocean Projections for Ocean Rig in this joint proxy statement/prospectus should not be regarded as an admission, representation or indication that Transocean, the Transocean Board, Ocean Rig, the Ocean Rig Board or any of their respective advisors or representatives considered or consider such projections to be an accurate prediction of future results or that such projections will be achieved, and the Transocean Projections for Ocean Rig should not be relied upon as such. None of that Transocean, the Transocean Board, Ocean Rig, the Ocean Rig Board or any of their respective advisors or representatives has made or makes any representation regarding the information contained in the Transocean Projections for Ocean Rig.

The Transocean Projections for Ocean Rig in this joint proxy statement/prospectus do not take into account any conditions, circumstances or events occurring after the date they were prepared, including the transactions contemplated by the Merger Agreement.  Transocean does not intend to update or otherwise revise the Transocean Projections for Ocean Rig to reflect circumstances existing after the date they were prepared or to reflect the occurrence of future events (including any failure of the transactions contemplated by the Merger Agreement to occur), even in the event that any or all of the assumptions underlying the Transocean Projections for Ocean Rig are shown to be incorrect.

In addition, the Transocean Projections for Ocean Rig were not prepared by and have not been reviewed by Ocean Rig, its management team or the Ocean Rig Board. None of Ocean Rig, its management team or the Ocean Rig Board accepts any responsibility for or in any way endorses the Transocean Projections for Ocean Rig. Further, the inclusion of the Transocean Projections for Ocean Rig in this joint proxy statement/prospectus is being made to provide shareholders with information used by the Transocean Board and, at the direction of the Transocean Board, Citi in their respective evaluations of the Merger. The inclusion of the Transocean Projections for Ocean Rig in this joint proxy statement/prospectus is not, and should not be interpreted as, an endorsement by Ocean Rig, its management or the Ocean Rig Board as to the accuracy of this projected financial information with Ocean Rig’s own projected financial information or the usefulness of the Ocean Rig Projections for Transocean other than for such informational purposes.

In light of the foregoing factors and the inherent uncertainties, shareholders are cautioned not to place undue, if any, reliance on the Transocean Projections for Ocean Rig included in this joint proxy statement/prospectus.

Assumptions for Financial Projections

Transocean made certain assumptions about the pace and magnitude of the offshore drilling market recovery as it would apply to Transocean and Ocean Rig. Transocean reflected these assumptions in the Transocean Projections for Ocean Rig and provided a portion of these assumptions to Ocean Rig and its financial advisors for their review.

These assumptions included the following:  (i) dayrate recovery commences in 2019 and continues through 2023 with dayrates for rigs beyond the initial five-year horizon based upon a terminal rate at which the dayrate over the useful life justifies construction of the rig, (ii) average per rig revenue efficiency of approximately 95% for operating rigs, (iii) for rigs operating in 2019, average daily direct operating costs of $133,000 per day, grown at 3% annually thereafter, (iv) the reactivation of six currently inactive rigs beginning in 2019 and continuing through 2022 at an average reactivation cost of $25 million per rig, (v) the recycling of two assets during the next ten years, which are assumed have reached the end of their marketable or serviceable life, and (vi) average special periodic survey (SPS) cost of approximately $10 million per rig.

Transocean Projections for Ocean Rig

The Projections for Ocean Rig include projected information at the individual rig level and consolidated financial projections through the remaining useful life of the existing Ocean Rig fleets and contracted new builds (through 2055). However, Transocean believes that operating assumptions beyond a five-year period (beyond 2023) is not meaningful to current and potential shareholders because such information becomes less predictive with each successive year. As a result, the tables below present summaries of select material line items during this five-year period.

	Six months
	ended December	Fiscal year ended December 31,
($ in millions)	31, 2018E	2019E	2020E	2021E	2022E	2023E
EBITDA(1)(2)	$8	$88	$151	$320	$513	$717
Capital Expenditures(3)	39	47	95	47	22	28
Unlevered free cash flow	(22)	30	(3)	250	385	566

(1)	Includes delivery of two new builds in the fourth quarter of 2019 and 2020, respectively.
(2)	Includes estimated synergies resulting from the Merger.
(3)	Includes mobilization cost for new builds and excludes interest and committed payments (including committed payments associated with the completion of new builds).

Certain Unaudited Financial Projections Prepared by the Management of Ocean Rig

For internal planning purposes and in connection with the proposed Merger, Ocean Rig’s management prepared (x) financial forecasts, reflecting alternative economic and operating scenarios, relating to Ocean Rig for the six months December 31, 2018 and the fiscal years ending December 31, 2018 through December 31, 2023 (the “Ocean Rig Projections”), and (y) financial forecasts, reflecting alternative economic and operating scenarios, relating to Transocean for the fiscal years ending December 31, 2018 through December 31, 2023 (the “Ocean Rig Projections for Transocean”).

The Ocean Rig Projections and the Ocean Rig Projections for Transocean consisted of two cases, Ocean Rig Management Case 1 and Ocean Rig Management Case 2. Ocean Rig made certain assumptions about the pace and magnitude of the offshore drilling market recovery and reflected these assumptions in the Ocean Rig Projections and the Ocean Rig Projections for Transocean.  The primary assumptions underlying the Case 1 Ocean Rig Projections and Case 1 Ocean Rig Projections for Transocean included the following: (i) both Ocean Rig’s and Transocean’s rig fleets were categorized into classes of rigs based on rig specification, (ii) dayrates for currently contracted rigs were based on actual contract terms and, upon contract expiry, assumed to be re-contracted at forecasted rates for each rig class, (iii) forecasted dayrates reflected an assumed recovery in dayrates across the industry commencing in 2019 and continuing through 2023, (iv) for working rigs, an average per rig revenue efficiency of approximately 95%, (v) average daily direct rig operating cost growth of 2% annually, (vi) the reactivation of currently inactive rigs beginning in 2019 and continuing through 2023, with higher specifications rigs being reactivated and utilized sooner than lower specification rigs.  Case 2 Ocean Rig Projections and Case 2 Ocean Rig Projections for Transocean are based on the same assumptions as Case 1 (as described above), but reflect a one year delay in the assumed dayrate recovery across the industry compared to the Case 1 assumption in this regard.

The Ocean Rig Projections and the Ocean Rig Projections for Transocean were necessarily based on a variety of assumptions and estimates. The assumptions and estimates underlying such projections may not be realized and are inherently subject to significant business, economic and competitive uncertainties and contingencies, all of which are difficult to predict and many of which are beyond Ocean Rig’s and Transocean’s control. The assumptions and estimates used to create the Ocean Rig Projections and the Ocean Rig Projections for Transocean involve judgments made with respect to, among other things, growth of revenue, drilling activity in the oil and gas sector, future supply, demand and prices of commodities including crude oil and natural gas, general domestic and foreign economic, regulatory and political conditions, levels of operating expenses and matters specific to the businesses of Ocean Rig and Transocean, all of which are difficult to predict and many of which are outside of Ocean Rig’s and Transocean’s control.  The Ocean Rig Projections and the Ocean Rig Projections for Transocean also reflect assumptions as to certain business decisions that are subject to change and that do not reflect any of the effects of the Merger, or any other changes that may in the future affect Ocean Rig, Transocean or their assets, businesses, operations, properties, policies, corporate structures, capitalizations and management as a result of the Merger or otherwise.

The inclusion of the Ocean Rig Projections and the Ocean Rig Projections for Transocean in this joint proxy statement/prospectus should not be regarded as an indication that Ocean Rig or any of its advisors or representatives considered or consider such projections to be an accurate prediction of future events or that such projections will be achieved, and the Ocean Rig Projections and the Ocean Rig Projections for Transocean should not be relied upon as such.

None of Ocean Rig, Transocean or their respective advisors or representatives has made or makes any representation regarding the information contained in the Ocean Rig financial projections or the Transocean financial projections, and, except as may be required of Ocean Rig or by applicable securities laws, none of them intends to update or otherwise revise or reconcile such projections to reflect circumstances existing after the date they were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Ocean Rig Projections and the Ocean Rig Projections for Transocean are shown to be in error.

Ocean Rig and Transocean shareholders are cautioned not to place undue reliance on the Ocean Rig Projections and the Ocean Rig Projections for Transocean included in this joint proxy statement/prospectus, and such projected financial information should not be regarded as an indication that Ocean Rig, the Ocean Rig Board, Transocean, the Transocean Board or any other person considered, or now considers, them to be reliable predictions of future results, and they should not be relied upon as such.

Although presented with numerical specificity, the Ocean Rig Projections and the Ocean Rig Projections for Transocean are not fact and reflect numerous assumptions, estimates and judgments as to future events and the probability of such events made by Ocean Rig’s management, including the assumptions, estimates and judgments noted below.  Since the Ocean Rig Projections and the Ocean Rig Projections for Transocean cover multiple years, such information by its nature becomes less predictive with each successive year. There can be no assurance that the assumptions, estimates and judgments used to prepare the Ocean Rig Projections and the Ocean Rig Projections for Transocean will prove to be accurate, and actual results may differ materially from those contained in such projections. The Ocean Rig Projections and the Ocean Rig Projections for Transocean are forward-looking statements. Please see “Cautionary Statement Regarding Forward-Looking Statements.”

The Ocean Rig Projections and the Ocean Rig Projections for Transocean have been prepared by, and are the responsibility of, Ocean Rig’s management. Neither Ernst & Young (Hellas) Certified Auditors-Accountants S.A., Ocean Rig’s independent registered public accounting firm, nor Ernst & Young LLP, Transocean’s independent registered public accounting firm, has examined, compiled or performed any procedures with respect to the Ocean Rig Projections and the Ocean Rig Projections for Transocean and, accordingly, Ernst & Young (Hellas) Certified Auditors-Accountants S.A. and Ernst & Young LLP do not express an opinion or any other form of assurance with respect thereto.  The report of Ernst & Young (Hellas) Certified Auditors-Accountants S.A. and Ernst & Young LLP incorporated by reference in this joint proxy statement/prospectus relate to Ocean Rig’s and Transocean’s historical financial information, respectively.  The foregoing reports do not extend to the Ocean Rig Projections and the Ocean Rig Projections for Transocean and should not be read to do so.

In addition, the Ocean Rig Projections for Transocean were not prepared by and have not been reviewed by Transocean, its management team or the Transocean Board. None of Transocean, its management team or the Transocean Board accepts any responsibility for or in any way endorses the Ocean Rig Projections for Transocean. Further, the inclusion of the Ocean Rig Projections for Transocean in this joint proxy statement/prospectus is being made to provide shareholders with information used by the Ocean Rig Board and, at the direction of the Ocean Rig Board, Credit Suisse in their respective evaluations of the Merger. The inclusion of the Ocean Rig Projections for Transocean in this joint proxy statement/prospectus is not, and should not be interpreted as, an endorsement by Transocean, its management or the Transocean Board as to the accuracy of this projected financial information with Transocean’s own projected financial information prepared for internal planning purposes or the usefulness of the Ocean Rig Projections for Transocean other than for such informational purposes.

In addition to being used by the Ocean Rig Board in connection with its deliberations regarding the Merger, the Ocean Rig Projections and the Ocean Rig Projections for Transocean were provided to Credit Suisse for use in connection with its financial analysis and opinion.  The Ocean Rig Projections and the Ocean Rig Projections for Transocean were prepared for use only by the Ocean Rig Board, Ocean Rig and Credit Suisse.

Summary of Ocean Rig Projections and Ocean Rig Projections for Transocean

Ocean Rig believes that operating assumptions beyond a five and a half year period (beyond 2023) may not be meaningful to current and potential shareholders because such information becomes less predictive with each successive year.  As a result, Ocean Rig did not develop discrete operating assumptions beyond a five and half year period, and the tables below present summaries of select material line items and material operating assumptions underlying such projections, are set forth below.

Ocean Rig Management Case 1

Ocean Rig Projections

	Fiscal year ending December 31,
	Second half
($ in millions)	2018	2019E	2020E	2021E	2022E	2023E
Revenue	$142	$495	$851	$1,124	$1,335	$1,496
EBITDA	8	121	302	439	597	749
Capital expenditures	28	147	491	694	26	46
Unlevered free cash flow	(34)	(65)	(252)	(330)	477	602

Ocean Rig Projections for Transocean

	Fiscal year ending December 31,
	Second half
($ in millions)	2018	2019E	2020E	2021E	2022E	2023E
Revenue	$1,429	$2,845	$3,215	$3,829	$4,552	$5,084
EBITDA	590	1,016	1,184	1,550	2,103	2,567
Capital expenditures	165	454	1,296	376	173	110
Unlevered free cash flow	312	528	(298)	889	1,599	1,972

Ocean Rig Management Case 2

Ocean Rig Projections

	Fiscal year ending December 31,
	Second half
($ in millions)	2018	2019E	2020E	2021E	2022E	2023E
Revenue	$142	$469	$732	$997	$1,127	$1,309
EBITDA	8	106	193	324	403	576
Capital expenditures	(28)	(147)	(491)	(694)	(26)	(46)
Unlevered free cash flow	(34)	(77)	(350)	(437)	299	440

Ocean Rig Projections for Transocean

	Fiscal year ending December 31,
	Second half
($ in millions)	2018	2019E	2020E	2021E	2022E	2023E
Revenue	$1,429	$2,756	$2,913	$3,650	$4,054	$4,623
EBITDA	(46)	973	912	1,404	1,642	2,144
Capital expenditures	165	454	1,296	376	173	110
Unlevered free cash flow	312	515	(451)	734	1,314	1,633

The Ocean Rig Projections and the Ocean Rig Projections for Transocean should be read together with the historical financial statements of Ocean Rig and Transocean, respectively, which have been filed with the SEC, and the other information regarding Ocean Rig and Transocean included and incorporated by reference in this joint proxy statement/prospectus.  None of the Ocean Rig Projections or the Ocean Rig Projections for Transocean were prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with GAAP or the published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

Interests of Ocean Rig’s Directors and Executive Officers in the Merger

In considering the recommendation of the Ocean Rig Board to approve and adopt the Merger Agreement, Ocean Rig shareholders should be aware that Ocean Rig’s directors and executive officers have interests in the Merger that may be in addition to, or different from, the interests of holders of Ocean Rig shares generally. The members of the Ocean Rig Board were aware of these additional or differing interests and considered them, among other matters, in evaluating and negotiating the Merger Agreement, in reaching their decision to approve the Merger Agreement and the transactions contemplated by the Merger Agreement (including the Merger), and in recommending to Ocean Rig shareholders that the Merger Agreement be approved and adopted. These interests include those described below.

Arrangements with Transocean

Pursuant to the Termination Agreement, at the Effective Time TMS, which may be deemed to be beneficially owned by Ocean Rig’s Chairman, George Economou, will be paid a convenience termination fee in consideration for the termination of the Management Services Agreements, which termination will be effective as of the Effective Time. The exact amount of the convenience termination fee will only be finally known at the Effective Time, but in any event, it will not exceed approximately $134 million, which is the amount the convenience termination fee would be if it were paid on October 9, 2018, the date of this joint proxy statement/prospectus. In addition, pursuant to the Termination Agreement, (i) TMS makes certain representations and warranties concerning the management services provided by TMS pursuant to the Management Services Agreements and agrees to indemnify Ocean Rig with respect to such representations and warranties, and (ii) Transocean agrees to cause Ocean Rig to satisfy its obligations under the surviving indemnification provisions of the Management Services Agreements.

Transocean, Ocean Rig and TMS have also agreed to use commercially reasonable efforts to negotiate and execute at the Effective Time a transition services agreement between Ocean Rig and TMS, to provide certain of the services currently provided by TMS to Ocean Rig under the Management Services Agreements on terms reasonably consistent with industry standards, for an interim period after the Effective Time.

Ownership Interests of Ocean Rig’s Directors and Executive Officers

As a group, Ocean Rig’s directors and executive officers beneficially own an aggregate of 8,537,778 shares of Ocean Rig as of October 11, 2018 and will receive the same Merger Consideration on the same terms and conditions as other Ocean Rig shareholders.

Director and Officer Indemnification

Ocean Rig’s directors and executive officers are entitled to continued indemnification and insurance coverage under the Merger Agreement. See “The Merger Agreement—Covenants and Agreements—Indemnification; Directors’ and Officers’ Insurance.”

Drag Rights

Pursuant to the Drag-Along Provisions contained in Ocean Rig’s Memorandum and Articles of Association, if Lender Shareholder Parties (as defined in Ocean Rig’s Memorandum and Articles of Association) holding a majority of the then-outstanding Ocean Rig shares held by all Lender Shareholder Parties propose to effect certain specified transactions (such as the Merger) that have been approved by the Ocean Rig Board, then the Memorandum and Articles of Association contemplates that all Ocean Rig shareholders could be required to (1) transfer their Ocean Rig shares to the purchaser as part of the transaction, (2) take all actions necessary to vote their Ocean Rig shares in favor of the transaction at any meeting of Ocean Rig shareholders and (3) take all actions necessary to waive all dissenter’s rights, appraisal rights and similar rights in connection with the transaction.  The Lender Shareholder Parties generally include all Ocean Rig shareholders other than TMS and certain related persons.  In addition, Majority Lender Directors (as defined in Ocean Rig’s Memorandum and Articles of Association) have the power to direct Ocean Rig and the Ocean Rig Board to put certain acquisition proposals (such as the Merger) before Ocean Rig’s shareholders for a vote without any recommendation to reject the proposal.  If such an acquisition proposal is then approved by a majority of Ocean Rig’s outstanding shares, the proposal will be treated as though it were subject to the Drag-Along Provisions.

Lender Shareholder Parties representing approximately 42% of the aggregate number of Ocean Rig shares held by all Lender Shareholder Parties have entered into Ocean Rig Voting Agreements, pursuant to which they have agreed to effect and support the Merger.  When submitting proxy cards for the Ocean Rig Extraordinary General Meeting, all Ocean Rig shareholders may designate their proxy card to constitute their vote with respect to any Ocean Rig shares they hold to propose to effect the Merger (as well as the other transactions contemplated by the Merger Agreement) on the terms and conditions contained in the Merger Agreement. If a sufficient number of votes is received from Ocean Rig shareholders, Transocean and Ocean Rig may be able to cause the Merger to be treated as a Drag-Along Sale for purposes of the Drag-Along Provisions. As of the date of this joint proxy statement/prospectus, neither Transocean nor Ocean Rig has sought to cause the Merger to be treated as a Drag-Along Sale for purposes of the Drag-Along Provisions.  However, if Transocean or Ocean Rig ultimately seeks to treat the Merger as a Drag-Along Sale, this joint proxy statement/prospectus serves as your notice of such Drag-Along Sale required by Ocean Rig’s Memorandum and Articles of Association.

Transocean Financing

In connection with entry into the Merger Agreement, Transocean Inc. has obtained from Citi a financing commitment, pursuant to which Citi has committed to provide financing yielding up to $750 million in proceeds, which would be used to fund a portion of the Cash Consideration. The availability of the Committed Financing is subject to the satisfaction of certain customary conditions precedent. In lieu of the Committed Financing, Transocean may fund a portion of the Cash Consideration with the cash on hand and/or proceeds of bank debt, borrowings under its existing revolving credit facility or other securities issued by Transocean or one of its affiliates.

Ocean Rig has agreed to use, and to cause its subsidiaries to use, commercially reasonable efforts to furnish to Transocean information concerning Ocean Rig and its affiliates reasonably required by Transocean and its financing sources to complete the Financing.  The completion of the Merger is not conditioned on the completion of the Financing.  There is no assurance that Transocean will be able to complete the Financing on terms acceptable to it or at all.

Repayment of Ocean Rig Credit Agreement

On September 22, 2017, upon emergence from its restructuring, Ocean Rig, including certain of its subsidiaries, as borrowers and guarantors, entered into the Ocean Rig Credit Agreement. As of October 11, 2018, Ocean Rig had outstanding borrowings amounting to $350.0 million under the Ocean Rig Credit Agreement.  The Ocean Rig Credit Agreement has the option to be refinanced or voluntarily be repaid in full at a 105% of the principal outstanding amount from March 23, 2018 until March 22, 2019, at 103% of the principal outstanding amount from March 23, 2019 until March 22, 2020 and at 101% of the principal outstanding amount from March 23, 2020 until March 22, 2021. At the Effective Time, it is expected that the Ocean Rig Credit Agreement will be repaid in full.

Contribution in Kind

Prior to the Effective Time, Transocean and Ocean Rig have agreed to appoint an Exchange Agent in connection with the Merger who will act on behalf of the shareholders of Ocean Rig entitled to receive the Merger Consideration, and enter into an exchange agent agreement with the Exchange Agent reasonably acceptable to Transocean and Ocean Rig for the purpose of: (i) exchanging certificated or uncertificated shares of Ocean Rig for the Merger Consideration payable in respect of Ocean Rig shares and (ii) effecting the contribution in kind of newly issued shares of Holdco to Transocean against the issuance of new Transocean shares to be issued as Share Consideration.

Prior to the closing date of the Merger, Transocean’s Board will adopt execution resolutions with respect to the issuance of new Transocean shares on the basis of the additional authorized share capital approved by shareholders at the Transocean Extraordinary General Meeting (Durchführungsbeschluss). Pursuant to such execution resolutions, the Transocean Board will resolve that as consideration for the Exchange Agent’s and, as the case may be, a subsidiary’s of Transocean, contribution of such number of Holdco shares, par value $0.0001 each, as corresponds, at a maximum, to the number of Ocean Rig shares issued and outstanding immediately prior to the completion of the Merger (the “New Holdco Shares”), up to 147,700,195 new Transocean shares will be issued as Share Consideration and the Cash Consideration (including the payment of resulting fractional Transocean shares) will be paid, together with the consideration in connection with appraisal rights of holders of Dissenting Shares (mixed acquisition of assets and contribution in kind; gemischte Sacheinlage/Sachübernahme). Pursuant to the execution resolutions, the value of the contributed HoldCo Shares will correspond to the fair value of Ocean Rig, determined by different factors, such as Transocean's and/or Ocean Rig's relevant share prices, and the issue price of the new Transocean shares will be set by reference to the relevant value of the contributed HoldCo Shares.

As of the Effective Time, or as otherwise agreed by Transocean and Ocean Rig, Transocean shall deposit with the Exchange Agent, for the benefit of the holders of Ocean Rig shares, as consideration for the deliveries by the Exchange Agent, and for exchange through the Exchange Agent, (A) the Transocean shares to be issued as Share Consideration, (B) cash sufficient to pay the aggregate Cash Consideration and (C) the cash to be paid in lieu of fractional shares.  Transocean agrees to promptly deposit with the Exchange Agent from time to time any additional cash or the amount of Transocean shares required to pay any dividends or other distributions to which such holders are entitled.

Regulatory Approvals

Under the applicable antitrust laws of Brazil and Norway, certain transactions, including the Merger, may not be completed unless certain waiting period requirements have expired or been terminated.

Under Brazil’s Antitrust Law (Law No. 12,529/2011), certain transactions, including the Merger, cannot be completed before clearance by the antitrust authority, CADE - Administrative Council for Economic Defense (“CADE”).

The maximum statutory review period is 240 calendar days from the day the parties present a complete filing, which can be extended for an additional 90 days under specific circumstances. Once CADE accepts the filing, it publishes a summary of the transaction in Brazil’s Official Journal. From that point on, the review timeline will not be suspended – requests for information and other investigative steps do not stop the clock. In complex cases, the law also allows Brazil’s Reporting Commissioner to authorize the parties to close the transaction before receiving CADE’s clearance, subject to conditions such as limitations on the freedom of the acquirer to liquidate assets, integrate activities, dismiss workers, close stores or plants, terminate brands or product lines, and alter marketing plans. After CADE’s final decision, the parties must observe a 15-calendar-day waiting period, during which third-parties may challenge the transaction.

Simple transactions are reviewed and cleared exclusively by CADE’s General Superintendence (“GS”). Complex transactions are investigated by the GS and adjudicated by a CADE tribunal (the “Tribunal”). However, the Tribunal may reexamine any decision issued by the GS, either by the initiative of a commissioner or any third-party (the so-called avocation process).

Under CADE’s Internal Rules, in merger cases the filing should preferably be submitted jointly by both parties.

Transactions may be filed before CADE’s GS under the simplified (fast-track) or the standard procedure, depending on the level of complexity involved. Upon review the GS may: (i) clear the transaction without restrictions; or (ii) challenge the transaction before the Tribunal, if GS finds the transaction should be blocked or cleared subject to conditions.

The Brazilian merger filing was prepared jointly by Transocean and Ocean Rig and was submitted to the Brazilian antitrust authority on September 21, 2018. CADE approved the merger filing in a decision published on October 5, 2018 in Brazil’s Official Journal.

In Norway, Transocean and Ocean Rig must file a notification with the Norwegian competition authority, Konkurransetilsynet, pursuant to the Norwegian Competition Act 2004. A transaction notifiable to Konkurransetilsynet may not be completed until a 25 working day period has expired or Konkurransetilsynet gives notice that it will not intervene, whichever is the earlier. At any time before the expiry of the 25 working day period, Konkurransetilsynet may give a ‘notice of possible intervention,’ which extends the period it has to review the Merger to 70 working days. There are three possible outcomes from this review, as follows: (i) Konkurransetilsynet may permit the Merger to proceed unconditionally; (ii) Konkurransetilsynet may permit the Merger to proceed subject to certain conditions (commonly called remedies); or (iii) Konkurransetilsynet may issue a reasoned draft prohibition decision, blocking the Merger (on which Transocean and Ocean Rig will be given the opportunity to comment).

Notification of the Merger was made on September 20, 2018 to Konkurransetilsynet and regulatory approval for the Merger was received on October 4, 2018.

Neither Transocean nor Ocean Rig is aware of any material governmental approvals or actions that are required for completion of the Merger other than those described above. It is presently contemplated that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought.

Material U.S. Federal Income Tax Consequences

A U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences”) of Ocean Rig shares that exchanges Ocean Rig shares for Transocean shares and cash in the Merger will generally recognize taxable gain or loss for U.S. federal income tax purposes equal to the difference between (i) the sum of the cash plus the fair market value of Transocean shares received (determined as of the date the shares are issued pursuant to the Merger) and (ii) the U.S. holder’s adjusted tax basis in the Ocean Rig shares surrendered in the Merger in exchange for Transocean shares and cash.

A Non-U.S. Holder (as defined in “Material U.S. Federal Income Tax Consequences”) will generally not be subject to U.S. federal income tax on any gain recognized on the exchange of Ocean Rig shares for Transocean shares and cash pursuant to the Merger unless (i) the gain is “effectively connected” with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States) or (ii) the Non-U.S. Holder is an individual present in the United States for 183 or more days in the taxable year of the exchange, and certain other requirements are met.

The foregoing is a brief summary of U.S. federal income tax consequences only and is qualified by the description of U.S. federal income tax considerations in “Material U.S. Federal Income Tax Consequences.”  Tax matters are very complicated, and the tax consequences of the Merger to a particular holder will depend in part on such holder’s circumstances. Accordingly, holders of Ocean Rig shares are urged to consult their own tax advisors for a full understanding of the tax consequences of the Merger to them, including the applicability of U.S. federal, state, local and foreign income and other tax laws.

Material Swiss Tax Consequences

Swiss resident individuals who hold their Ocean Rig shares as private assets should not be subject to any Swiss federal, cantonal or communal income tax in connection with the Merger, if the Merger is classified as a tax neutral quasi-merger (Quasifusion). The exchange of Ocean Rig shares for Transocean shares for Domestic Commercial Shareholders (as defined in “Material Swiss Tax Consequences”), and who, in each case, hold their Ocean Rig shares as part of a trade or business carried on in Switzerland should not be subject to any Swiss federal, cantonal or communal income tax provided the Transocean shares will carry over the (tax) book value of the Ocean Rig shares in the books of such Domestic Commercial Shareholder since the Merger should classify as a tax neutral quasi-merger (Quasifusion) for Swiss tax purposes. Domestic Commercial Shareholders are on the other hand required to recognize a gain or loss realized on the cash component of the Merger Consideration in their income statement for the respective taxation period and are subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be, on any net taxable earnings (including the gain or loss realized on the cash component of the Merger Consideration) for such taxation period. Non-Swiss Shareholders (as defined in “Material Swiss Tax Consequences”) will not be subject to any Swiss federal, cantonal or communal income tax in connection with the Merger.

Material Cayman Islands Income Tax Consequences

At present, there are no income or profits taxes, withholding taxes, levies, registration taxes, or other duties or similar taxes or charges imposed on Cayman Islands corporations or their shareholders. The Cayman Islands currently have no form of corporate or capital gains tax and no estate duty, inheritance tax or gift tax.  Therefore, there will be no Cayman Islands tax consequences to Transocean and Ocean Rig shareholders with respect to the Merger.  This is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any shareholder’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

Exchange Agent

Computershare Trust Company, N.A. will serve as the Exchange Agent (the “Exchange Agent”) in connection with the Merger.

THE MERGER AGREEMENT

This section of this joint proxy statement/prospectus summarizes the material provisions of the Merger Agreement, which is attached as Appendix A to this joint proxy statement/prospectus and is incorporated herein by reference.  In the event of any discrepancy between the terms of the Merger Agreement and the following summary, the Merger Agreement shall prevail.  As a shareholder, you are not a third party beneficiary of the Merger Agreement and therefore you may not directly enforce any of its terms and conditions.

This summary may not contain all of the information about the Merger Agreement that is important to you.  Transocean and Ocean Rig urge you to carefully read the full text of the Merger Agreement because it is the legal document that governs the Merger.  The Merger Agreement is not intended to provide you with any factual information about Transocean or Ocean Rig.  In particular, the assertions embodied in the representations and warranties contained in the Merger Agreement (and summarized below) are qualified by information each of Transocean and Ocean Rig filed with the SEC prior to the effective date of the Merger Agreement, as well as by certain disclosure letters each of the parties delivered to the other in connection with the signing of the Merger Agreement, that modify, qualify and create exceptions to the representations and warranties set forth in the Merger Agreement.  Moreover, some of those representations and warranties may not be accurate or complete as of ay specified date, may apply contractual standards of materiality in a way that is different from what may be viewed as material by investors or that is different from standards of materiality generally applicable under the U.S. federal securities laws or may not be intended as statements of fact, but rather as a way of allocating risk among the parties to the Merger Agreement.  The representations and warranties and other provisions of the Merger Agreement and the description of such provisions in this document should not be read alone but instead should be read in conjunction with the other information contained in the reports, statements and filings that each of Transocean and Ocean Rig file with the SEC and the other information in this joint proxy statement/prospectus.  See “Where You Can Find More Information.”

Form, Effective Time and Closing of the Merger

The Merger Agreement provides for a business combination transaction pursuant to which Merger Sub will merge with and into Ocean Rig, with Ocean Rig continuing as the surviving entity and a wholly-owned, indirect subsidiary of Transocean upon the terms and subject to the conditions set forth in the Merger Agreement.  On the closing date, the parties will file the plan of merger and other documents required to effect the Merger under the Cayman Companies Law with the Registrar of Companies of the Cayman Islands, and the Merger shall become effective at such time as may be agreed to by the Transocean and Ocean Rig and specified in the plan of merger.

The Merger Agreement provides that the closing of the Merger will take place as soon as possible after, but in any event no later than four business days after, the date the last of the conditions to the closing of the Merger (described below under “—Conditions to Completion of the Merger”) has been satisfied or waived (other than conditions that by their terms are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of those conditions), or at such other date and time mutually agreed upon in writing by Transocean and Ocean Rig, subject to the right of Ocean Rig or Transocean to terminate the Merger Agreement (as described below under “—Termination of the Merger Agreement”) if the Merger has not closed on or before March 31, 2019, or, provided that Transocean or Ocean Rig has exercised the extension rights as set forth in the Merger Agreement, September 3, 2019.

Organizational Documents

At the Effective Time, the Memorandum and Articles of Association of Ocean Rig, as the surviving company, shall be amended to read in their entirety the same as the Memorandum and Articles of Association of Merger Sub as in effect immediately prior to the Effective Time.

Directors and Officers

The board of directors of Merger Sub immediately prior to the Effective Time will be the directors of Ocean Rig, as the surviving company, as set out in the plan of merger until their successors have been duly elected and qualified.

The officers of Merger Sub immediately prior to the Effective Time will be the initial officers of Ocean Rig, as the surviving company, and will hold office until their respective successors are duly appointed and qualified.

Merger Consideration; Effects of the Merger

Merger Consideration

At the Effective Time, by virtue of the Merger and without any action on the part of Transocean, Holdco, Merger Sub, Ocean Rig or the holders of any Ocean Rig or any shares of Transocean, Holdco or Merger Sub, each Ocean Rig share issued and outstanding immediately prior to the Effective Time (other than shares held by Ocean Rig as treasury shares or owned by Transocean, Holdco, Merger Sub or any of their respective subsidiaries immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration.

All of the Ocean Rig shares converted into the right to receive the Merger Consideration pursuant to the Merger Agreement shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist as of the Effective Time and (i) each certificate previously representing any such Ocean Rig shares and (ii) each uncertificated Ocean Rig share represented in book entry that immediately prior to the Effective Time was registered to a holder on the shareholder register of Ocean Rig shall thereafter represent only the right to receive (A) the Merger Consideration and (B) with respect to the Share Consideration, the right to receive (1) any dividends or other distributions and (2) any cash in lieu of any fractional Transocean shares. Any Cash Consideration and cash payable in lieu of fractional Transocean shares payable by Transocean to holders of Ocean Rig shares outstanding immediately prior to the effectiveness of the Merger do not bear any interest.

Fractional Shares

No fractional shares of Transocean common stock will be issued to any holder of Ocean Rig shares upon completion of the Merger. Instead, all fractional shares of Transocean common stock that a holder of Ocean Rig shares would otherwise be entitled to receive as a result of the Merger will be aggregated and, if a fractional share results from that aggregation, the holder will be entitled to receive cash in an amount determined by multiplying that fraction by the Transocean closing price in lieu of that fractional share. No interest will be paid or accrued on cash payable in lieu of fractional shares of Transocean common stock.

Exchange and Payment

Transocean and Ocean Rig have appointed the Exchange Agent to handle the payment and delivery of the Merger Consideration.  As of the Effective Time, Transocean shall deposit with the Exchange Agent, for the benefit of the holders of Ocean Rig shares, (i) Transocean shares, (ii) cash sufficient to pay the aggregate Cash Consideration and (iii) the cash to be paid in lieu of fractional shares.  Transocean agrees to promptly deposit with the Exchange Agent from time to time any additional cash or Transocean shares required to pay any dividends or other distributions to which such holders are entitled pursuant to the Merger Agreement (such Transocean shares and cash deposited with the Exchange Agent are referred to as the “Exchange Fund”).

As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail or otherwise deliver to each holder of Ocean Rig shares who has the right to receive the Merger Consideration a letter of transmittal, any notice required pursuant to the Cayman Companies Law, and instructions for use in effecting the surrender of Ocean Rig share certificates.  Each Ocean Rig share certificate or uncertificated Ocean Rig share shall at any time after the Effective Time represent only the right to receive the Merger Consideration.

Dissenting Shares

To the extent available under the Cayman Companies Law including following an exercise of the drag-along rights set forth in Article 6 of Ocean Rig’s Memorandum and Articles of Association, Ocean Rig shares outstanding immediately prior to the Effective Time and held by a holder who has validly exercised and not effectively withdrawn or lost its rights to dissent from the Merger in accordance with Section 238 of the Cayman Companies Law (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration.  At the Effective Time, all Dissenting Shares shall be canceled and cease to exist, and the holders of Dissenting Shares shall only be entitled to receive the payment of the fair value of such Dissenting Shares held by them in accordance with the provisions of Section 238 of the Cayman Companies Law.  If, after the Effective Time, such holder fails to perfect or effectively withdraws or otherwise loses the right to appraisal with respect to such shares, in any case pursuant to the Cayman Companies Law, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. Ocean Rig shall give Transocean (i) prompt notice (and in any event within two business days) of any notices of objection, notices of approval, notices of dissent, demands for appraisal or demands for fair value or written offers under Section 238 of the Cayman Companies Law received by Ocean Rig, attempted withdrawals of such notices or demands or offers and any other instruments served pursuant to Applicable Law of the Cayman Islands and received by Ocean Rig relating to its shareholders’ rights to dissent from the Merger or fair value rights and (ii) the opportunity to direct all communications, negotiations and proceedings with respect to any such notice or demand for appraisal under the Cayman Companies Law.  Ocean Rig shall not, except with the prior written consent of Transocean, make any offers or payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.  In the event that any written notices of objection to the Merger are served by any Ocean Rig shareholders pursuant to Section 238(2) of the Cayman Companies Law, Ocean Rig shall serve written notice of the authorization of the Merger on such shareholders pursuant to Section 238(4) of the Cayman Companies Law within 20 days of the approval of the Merger by Ocean Rig shareholders Ocean Rig Extraordinary General Meeting.  For more information, see “Dissenters’ Rights.”

Representations and Warranties

The Merger Agreement contains a number of representations and warranties made by Transocean and Ocean Rig.  The representations and warranties were made by the parties as of the date of the Merger Agreement and do not survive the Effective Time.  Certain of these representations and warranties are subject to specified exceptions and qualifications contained in the Merger Agreement and qualified by information each of Transocean and Ocean Rig filed with the SEC prior to the date of the Merger Agreement and in the disclosure letters delivered by each of Transocean and Ocean Rig in connection with the Merger Agreement.

Representations and Warranties of Ocean Rig

The Merger Agreement includes representations and warranties by Ocean Rig related to, among other matters:

•	corporate existence, good standing and qualification to conduct business;
•	due authorization, execution and validity of the Merger Agreement;
•	governmental and third-party consents necessary to complete the Merger;
•

absence of any conflict with or violation or breach of organizational documents or any conflict with or violation or breach of agreements, laws or regulations as a result of the execution, delivery or performance of the Merger Agreement and completion of the Merger;

•	capitalization;
•	subsidiaries and joint ventures;
•	SEC filings, the absence of material misstatements or omissions from such filings and compliance with the Sarbanes-Oxley Act of 2002;
•	financial statements;

•	accuracy of information relating to Ocean Rig and its subsidiaries provided for inclusion in the joint proxy statement/prospectus and registration statement;
•	drilling units and vessels;
•	derivative transactions;
•	customers and suppliers;
•	absence of certain changes since June 30, 2018;
•	absence of undisclosed material liabilities;
•	litigation;
•	permits;
•	compliance with law;
•	material contracts;
•	taxes;
•	employee benefit plans;
•	labor matters;
•	intellectual property;
•	real property;
•	environmental matters;
•	insurance;
•	transactions with affiliates;
•	inapplicability of takeover statutes;
•	opinion of Ocean Rig’s financial advisor;
•	investment banker’s, broker’s and finder’s fees;
•	no ownership of Transocean shares; and
•	absence of certain actions.

Representations and Warranties of Transocean

The Merger Agreement includes representations and warranties by Transocean related to, among other matters:

•	corporate existence, good standing and qualification to conduct business;

•	due authorization, execution and validity of the Merger Agreement;
•	governmental and third-party consents necessary to complete the Merger;
•

absence of any conflict with or violation or breach of organizational documents or any conflict with or violation or breach of agreements, laws or regulations as a result of the execution, delivery or performance of the Merger Agreement and completion of the Merger;

•	capitalization;
•	subsidiaries;
•	SEC filings, the absence of material misstatements or omissions from such filings and compliance with the Sarbanes-Oxley Act of 2002;
•	financial statements;
•	drilling units and vessels;
•	accuracy of information relating to Transocean and its subsidiaries provided for inclusion in the joint proxy statement/prospectus and registration statement;
•	taxes;
•	employee benefit plans;
•	absence of certain changes since June 30, 2018;
•	absence of undisclosed material liabilities;
•	environmental matters;
•	litigation;
•	compliance with applicable laws;
•	inapplicability of takeover statutes;
•	opinion of Transocean’s financial advisor;
•	investment banker’s, broker’s and finder’s fees; and
•	no ownership of Ocean Rig shares.

Definition of “Material Adverse Effect”

Many of the representations of Transocean and Ocean Rig are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would reasonably be expected to have a material adverse effect).

For the purposes of the Merger Agreement, “material adverse effect” means any event, change, occurrence, condition, development, state of facts or circumstance that, individually or in the aggregate, (i) has had, or would reasonably be expected to have, a materially adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of Transocean, taken as a whole, or Ocean Rig, taken as a whole, as the case may be, or (ii) would, or would reasonably be expected to, materially impair the ability of Transocean or Ocean Rig, as the case may be, to consummate the transactions contemplated by the Merger Agreement timely.  However, for the purposes of clause (i) above, none of the following will be considered, or taken into account in determining whether there has been, a material adverse effect:

•	changes in GAAP or any other accounting requirements applicable to the industry in which Transocean and Ocean Rig operate;
•	changes in the financial, securities, debt or financing markets or general economic or political conditions;
•	changes in the industry in which Transocean and Ocean Rig operate;
•	changes in applicable law of general applicability to companies in the industry in which Transocean and Ocean Rig operate;
•	acts or declarations of war or other armed hostilities, sabotage, terrorism (including cyber-terrorism or cyber-attacks) or any or any escalation or worsening of the foregoing, or natural disasters;
•

any change in the market price or trading volume of the stock of Ocean Rig or Transocean (to the extent such stock is publicly listed) (it being agreed that the underlying cause of any such change described in this clause may be considered in determining whether or not a material adverse effect has occurred); and

•	any failure by Transocean or Ocean Rig to meet any internal or published estimates, budgets, projections, forecasts or predictions of financial performance for any period;

provided that, in the case of the first, second, third, fourth and fifth bullet points immediately above, any such event, change, occurrence, condition, development, state of facts or circumstance may be taken into account in determining whether or not there has been a material adverse effect to the extent that it is reasonably likely to have a disproportionate adverse effect on Transocean or Ocean Rig, as applicable, as compared to other participants in the industry in which Transocean and Ocean Rig operate.

Covenants and Agreements

Conduct of Business of Ocean Rig Pending the Merger

Ocean Rig has agreed to certain restrictions on it until the Effective Time.  In general, except with Transocean’s prior written consent, as otherwise expressly contemplated or permitted by the Merger Agreement or required by law, Ocean Rig has agreed that it will, and will cause each of its subsidiaries to, conduct its business in the ordinary course consistent with past practice, conduct its business in material compliance with all applicable laws and use its commercially reasonable efforts to preserve intact its current business organizations and to preserve its relationships with third parties and keep available the services of its directors, officers and key employees.  Without limiting the generality of the foregoing, except with Transocean’s prior written consent, as otherwise expressly contemplated or permitted by the Merger Agreement or as required by law, Ocean Rig will not, and it will not permit any of its subsidiaries to:

•	amend its Memorandum and Articles of Association or other organizational documents;
•	split, combine, reclassify or subdivide any Ocean Rig shares;
•

declare, set aside or pay any dividend or other distribution in respect of its share capital or set any record date for a dividend or other distribution, except for dividends by any of Ocean Rig’s wholly-owned subsidiaries;

•	redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any securities of Ocean Rig or any of its subsidiaries;
•	grant, issue, deliver, transfer or sell any securities of Ocean Rig or any of its subsidiaries or amend any term of any securities of Ocean Rig or any of its subsidiaries;
•

acquire, directly or indirectly, any assets, securities, properties, interests or businesses or make any loans, advances, or capital contributions to or investments in any business having a value in excess of $1,000,000 in the aggregate (other than in connection with a permitted capital expenditure), or merge or consolidate with any other person or adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other similar action;

•

sell, lease, license, abandon, dispose of or otherwise transfer any subsidiary or any amount of assets, securities, properties, interests or businesses for consideration either below market value or in excess of $1,000,000 in the aggregate, other than sales or other dispositions of inventory in the ordinary course of business consistent with past practice to any person other than a related party;

•

create, assume, incur or otherwise be liable with respect to any indebtedness or issue or sell any debt securities or rights to acquire debt securities of Ocean Rig or any of its subsidiaries, or any guarantee of any such debt securities or enter into any “keep well” or other agreement to maintain any financial statement condition of another person, in each case other than incurred or assumed in the ordinary course of business consistent with past practice and in no event in excess of $1,000,000 in the aggregate, indebtedness incurred between Ocean Rig or any of its wholly-owned subsidiaries made in the ordinary course of business consistent with past practice, or accrual of interest, drawdowns, premiums, penalties, fees, expenses and breakage costs under any Ocean Rig material contract existing as of the date of the Merger Agreement;

•

prepay, redeem, repurchase, defease, cancel or otherwise terminate (or amend, restate or refinance any existing indebtedness for borrowed money) any indebtedness for borrowed money or any debt securities or warrants of Ocean Rig or any of its subsidiaries (other than scheduled payments of Ocean Rig’s existing indebtedness when due);

•	grant or increase any severance or termination pay to (or amend any existing severance pay or termination agreement with) any employee or director of Ocean Rig or any of its subsidiaries;
•	increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of the Merger Agreement;
•	enter into any employment, deferred compensation, retention or other similar agreement (or amendment to such an agreement) with any employee or director of Ocean Rig or any of its subsidiaries;
•	establish, adopt or amend any labor contract or employee plan of Ocean Rig;
•

increase compensation, bonus or other benefits payable to any employee or director of Ocean Rig or any of its subsidiaries except with respect to retention bonuses not to exceed $6,000,000 in the aggregate that are payable to employees of Ocean Rig and its subsidiaries (but not to employees of TMS, Ocean Rig’s management company);

•

pay any success fee or bonus in connection with the transactions contemplated by the Merger Agreement other than to the persons set forth in the Ocean Rig disclosure letter in accordance with the fee arrangements disclosed to Transocean prior to the date of the Merger Agreement;

•	change Ocean Rig’s methods of accounting or accounting principles or practices, except as required by GAAP or in Regulation S-X of the Exchange Act and approved by its independent public accountants;

•

make, change or revoke any tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended tax returns or claims for tax refunds, enter into any closing agreement, settle or compromise any tax claim (except for taxes that become due and payable in the ordinary course of business), audit or assessment, surrender any right to claim a tax refund, offset or other reduction in tax liability, or consent to any extension or waiver of the limitations period applicable to any tax claim or assessment;

•

make any capital expenditure, or incur any obligation or liability in respect thereof in excess $5,000,000 in the aggregate in excess of amounts budgeted for by Ocean Rig or its Subsidiaries as described in the Ocean Rig disclosure letter other than capital expenditures relating to the maintenance of the Ocean Rig drilling units and vessels in the ordinary course of business consistent with past practice or capital expenditures in connection with any drilling contract the entry into which is permitted under the Merger Agreement, so long as no such capital expenditure is made to a related party;

•	create or incur any lien (except for a permitted lien) on any material asset, except as otherwise permitted under these operating covenants;
•

enter into (or, following entry, terminate, amend, modify or waive rights or claims under) certain material contracts, including any drilling contract of one year or greater in remaining duration, other than (i) the entry into a drilling contract of one year or greater in remaining duration so long as the day rates and the terms generally are on terms consistent with market practice in the offshore drilling industry at the time of such entry or (ii) renewals of existing material contracts in the ordinary course of business consistent with past practice;

•	terminate or amend certain material contracts or any real property lease, or waive, release or assign any material right, claims or benefit of Ocean Rig under such contract or lease;
•	terminate, renew, suspend, abrogate, amend or modify in any material respect certain material permits other than in the ordinary course of business consistent with past practice;
•

settle or offer or propose to settle any proceeding or other claim involving or against Ocean Rig or any of its subsidiaries, other than the settlement of proceedings that require payments by Ocean Rig or any of its subsidiaries in an amount not to exceed $2,500,000 or the settlement of proceedings disclosed, reflected or reserved against in the most recent financial statements of Ocean Rig included in its SEC filings for an amount not to exceed the amount disclosed, reflected or reserved; provided, however, that the above does not permit Ocean Rig or any of its subsidiaries to settle any proceeding (i) that would involve injunctive or equitable relief, impose any restrictions or changes on the business or operations of Ocean Rig or any of its subsidiaries, involve any admission of wrongdoing by Ocean Rig or any of its subsidiaries, or involve any license, cross license or similar arrangement with respect to material intellectual property owned by Ocean Rig or any of its subsidiaries, (ii) for which such settlement is not permitted under the Merger Agreement or (iii) that has been otherwise specified in the Ocean Rig disclosure letter;

•	fail to use commercially reasonable efforts to maintain existing material insurance policies or comparable replacement policies; or
•	authorize any of, or commit or agree to take any of, the foregoing actions.

Conduct of Business of Transocean Pending the Merger

Transocean has agreed to certain restrictions on it until the Effective Time.  Except with Ocean Rig’s prior written consent, as expressly contemplated by the Merger Agreement or as required by law, Transocean will not, and it will not permit Holdco or Merger Sub to:

•	amend its organizational documents;
•	split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests;
•	declare, set aside or pay any dividend or other distribution in respect of its share capital, other than such dividends or distributions paid at levels approved by Transocean’s shareholders;
•

redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any equity securities of Transocean (or any securities of Transocean convertible into equity securities of Transocean) or any equity securities of its subsidiaries (or any securities of its subsidiaries convertible into equity securities of its subsidiaries), other than in connection with any share buyback or similar program approved by the Transocean Board;

•

issue, deliver or sell, or authorize the issuance, delivery or sale of, any Transocean shares, other than the issuance of (i) share options, warrants or other equity compensation arrangements in the ordinary course of business consistent with past practices, (ii) any Transocean shares upon the exercise of Transocean share options, warrants or other equity compensation arrangements that are outstanding on the date of the Merger Agreement or issued in compliance with clause (i) above, according to their terms, (iii) any securities of a Transocean subsidiary to Transocean or another Transocean subsidiary, (iv) Transocean shares upon the conversion, exercise or exchange of Transocean bonds or any portion of the Financing in connection with the Merger, or (v) shares pursuant to any merger, business combination transaction or corporate acquisition; or

•	agree, resolve or commit to do any of the foregoing actions.

No Solicitation of Transactions

Neither Ocean Rig nor any of its subsidiaries will (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal (as defined below), (ii) enter into or participate in any discussions with, furnish any information relating to Ocean Rig or any of its subsidiaries or afford access to the business, properties, assets, books or records of Ocean Rig or any of its subsidiaries to, otherwise cooperate with, or assist, participate in, facilitate or encourage any effort by a third party seeking to make, or having made, an Acquisition Proposal, (iii) withdraw or modify in a manner adverse to Transocean the recommendation of the Ocean Rig Board that its shareholders approve and adopt the Merger Agreement, (iv) fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Ocean Rig or any of its subsidiaries; (v) approve any transaction under, or any person becoming an “interested stockholder” under, any takeover statutes or (vi) enter into any agreement in principle, letter of intent, term sheet, Merger Agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal.

However, at any time prior to the approval and adoption of the Merger Agreement by Ocean Rig’s shareholders, Ocean Rig is permitted to:

•

engage in negotiations or discussions with any third party that has made after the date of the Merger Agreement a bona fide, written acquisition proposal that the Ocean Rig Board reasonably believes will lead to a superior proposal;

•

furnish to such third party, its representatives or financing sources non-public information relating to Ocean Rig or any of its subsidiaries pursuant to a confidentiality agreement; provided that such information is also provided to Transocean; and

•

following receipt of a superior proposal after the date of the Merger Agreement, and subject to the “last look” right of Transocean to receive notice of, and make a matching offer in response to, a superior proposal, withdraw or modify in a manner adverse to Transocean the recommendation of the Ocean Rig Board that its shareholders approve and adopt the Merger Agreement or terminate the Merger Agreement to enter into a definitive agreement providing for such superior proposal, provided that Ocean Rig concurrently pays a termination fee to Transocean.

The actions described in the foregoing provisions may only be taken if the Ocean Rig Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under any applicable law.

In addition, the Ocean Rig Board is not permitted to take any of the actions described in the bullets above unless Ocean Rig has delivered to Transocean written notice advising Transocean that Ocean Rig intends to take such action, and Ocean Rig continues to advise Transocean, on a prompt basis, after taking that action of the status and terms of any discussions and negotiations with the applicable third party. Ocean Rig must also notify Transocean promptly (but in no event later than 24 hours) after receipt by Ocean Rig (or any of its representatives), of any acquisition proposal, any indication that a third party is considering making an acquisition proposal or any request for information relating to Ocean Rig or any of its subsidiaries or for access to the business, properties, assets, books or records of Ocean Rig or any of its subsidiaries by any third party that is considering making, or has made, an Acquisition Proposal. Ocean Rig must provide such notice orally and in writing and must identify the third party making, and the terms and conditions of, any such Acquisition Proposal, indication or request. Ocean Rig must also keep Transocean informed, on a prompt basis, of the status, terms of any discussions and details of any such Acquisition Proposal, indication or request, and promptly (but in no event later than 24 hours after receipt) provide to Transocean copies of all correspondence and written materials that describe any terms or conditions of any Acquisition Proposal sent or provided to Ocean Rig or any of its subsidiaries.  Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal.

Further, the Ocean Rig Board may not withdraw or modify in a manner adverse to Transocean its recommendation that Ocean Rig’s shareholders approve and adopt the Merger Agreement in response to an Acquisition Proposal (or terminate the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Proposal), unless (i) Ocean Rig promptly notifies Transocean, in writing at least three business days before taking that action, of its intention to do so, attaching the most current version of any proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the third party making the Acquisition Proposal, and (ii) Transocean does not make, within three business days after its receipt of that written notification, an offer that is at least as favorable to the shareholders of Ocean Rig as such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal will require a new written notification from Ocean Rig to Transocean and will commence a new notice period under the preceding sentence.

For the purposes of the Merger Agreement

•

“Acquisition Proposal” means, other than the transactions contemplated by the Merger Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) the acquisition of 15% or more of the fair market value of the consolidated assets of Ocean Rig and its subsidiaries or 15% or more of any class of equity or voting securities of Ocean Rig or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the fair market value of the consolidated assets of Ocean Rig; (ii) any tender offer or exchange offer that would result in a third party beneficially owning 15% or more of any class of equity or voting securities of Ocean Rig or any of its subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of Ocean Rig; or (iii) a merger, consolidation, share exchange, scheme of arrangement, business combination, sale of substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Ocean

Rig or any of its subsidiaries whose assets constitute 15% or more of the fair market value of the consolidated assets of Ocean Rig.
•

“Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal for at least 62.5% of the outstanding Ocean Rig shares or at least 62.5% of the consolidated assets of Ocean Rig and its subsidiaries on terms that the Ocean Rig Board determines in good faith by a majority vote, after considering the written advice of a financial advisor of internationally recognized reputation and outside legal counsel and taking into account all of the applicable terms, conditions, impacts and all legal, financial, regulatory, fiduciary and other aspects of such Acquisition Proposal, including the identity of the third party making the proposal, any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable from a financial point of view to Ocean Rig’s shareholders than as provided under the Merger Agreement (taking into account any proposal by Transocean to amend the terms of the Merger Agreement), which the Ocean Rig Board determines is reasonably likely to be consummated in accordance with its terms and either (i) for which financing (if a cash transaction (whether in whole or in part)) is then fully committed or reasonably expected by the Ocean Rig Board to be available or (ii) the Ocean Rig Board determines, after considering the advice of a financial advisor of internationally recognized reputation, that the third party making such Acquisition Proposal has sufficient cash on hand to consummate the Acquisition Proposal without financing.

Financing Assistance

Ocean Rig will use its commercially reasonable efforts to provide cooperation as reasonably requested by Transocean in connection with obtaining Financing in connection with the Merger and the transactions contemplated by the Merger Agreement.

Drag-Along

Ocean Rig will not take any action to interfere with, delay or frustrate the exercise of the drag-along rights set forth in Article 6 of Ocean Rig’s Memorandum and Articles of Association. Ocean Rig must take all actions necessary to ensure that (a) this joint proxy statement/prospectus (and all other proxy materials for the Ocean Rig Shareholder Meeting) includes a description acceptable to Transocean of the drag-along rights set forth in Article 6 of Ocean Rig’s Memorandum and Articles of Association and (b) any proxy card distributed in connection with the Ocean Rig Shareholder Meeting includes an option allowing holders to propose and vote to effect the transactions contemplated by the Merger Agreement as a Drag-Along Sale pursuant to Article 6 of Ocean Rig’s Memorandum and Articles of Association and grant their proxy to Transocean to deliver any required notices on their behalf pursuant to such Drag-Along Sale. Ocean Rig must also take all actions reasonably requested by Transocean to cause the transactions contemplated by the Merger Agreement to be consummated as a Drag-Along Sale, including, if necessary, holding more than one extraordinary general meeting of the shareholders of Ocean Rig entitled to vote on the transactions contemplated by the Merger Agreement at which meeting or meetings Ocean Rig must seek the Ocean Rig Shareholder Approval; provided that such meeting or meetings shall be held at such time or times as are reasonably requested by Transocean.

Efforts to Complete Transactions; Consents

Both Transocean and Ocean Rig will use their reasonable best efforts to take all actions and do all things necessary, proper or advisable to consummate and make effective, as soon as practicable, the Merger and the other transactions contemplated by the Merger Agreement, including (i) obtaining all necessary actions or nonactions, waivers, consents and approvals from governmental authorities or other persons or entities in connection with the Merger and the other transactions contemplated by the Merger Agreement; (ii) obtaining all Approvals from third parties that are necessary or desirable in connection with the Transactions; (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and the other transactions contemplated by the Merger Agreement; and (iv) providing all information about Transocean or Ocean Rig and their affiliates as reasonably requested.

Transocean and Ocean Rig have agreed to use their respective reasonable best efforts to obtain all regulatory approvals required to complete the Merger. In using its reasonable best efforts, under the terms of the Merger Agreement, Transocean is required to take all actions and do all things necessary, proper or advisable to complete the Merger in connection with the expiration or termination of the waiting period relating to the Merger under the applicable antitrust laws of Brazil and Norway, except that Transocean is not required to undertake any divestiture, license, hold separate of any business or assets of either Transocean or Ocean Rig, or take any other action that limits Transocean’s or Ocean Rig’s freedom of action in any way. In addition, in connection with obtaining the regulatory approvals required to complete the Merger, Ocean Rig is not permitted to take any action or agree to any term or condition without Transocean’s consent.

Transocean will use reasonable best efforts in promptly obtaining, and Ocean Rig will use reasonable best efforts in supporting Transocean in promptly obtaining, prior to the Effective Time, a ruling from the Swiss Federal Tax Administration relating to the exemption of the Merger and the share issuance by Transocean in connection with the Merger from certain stamp duties and the creation of paid-in capital for purposes of Swiss tax.

Form S-4, Joint Proxy Statement/Prospectus; Shareholder Meetings

As promptly as practicable after the date of the Merger Agreement, (i) Transocean and Ocean Rig have agreed to prepare and file with the SEC this joint proxy statement/prospectus, and (ii) Transocean has agreed to prepare and file with the SEC the registration statement of which this joint proxy statement/prospectus forms a part. Transocean and Ocean Rig have agreed that this joint proxy statement/prospectus and the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, will comply as to form in all material respects with the applicable provisions of the Exchange Act, the Securities Act and other applicable law.

Each of Transocean and Ocean Rig will use its reasonable best efforts to have this joint proxy statement/prospectus cleared by the SEC as promptly as practicable after its filing, and Transocean will use its reasonable best efforts to have the registration statement of which this joint proxy statement/prospectus forms a part declared effective under the Securities Act as promptly as practicable after its filing and to keep the registration statement effective for so long as is necessary to complete the Merger. Each of Transocean and Ocean Rig will, as promptly as practicable after the receipt thereof, provide the other party with copies of any written comments and advise the other party of any oral comments with respect to this joint proxy statement/prospectus or the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, received by such party from the SEC, and provide the other with copies of all substantive correspondence between it and its representatives, on the one hand, and the SEC, on the other hand. Prior to filing the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, mailing this joint proxy statement/prospectus or responding to any comments of the SEC with respect thereto, each of Transocean and Ocean Rig will provide the other party and its counsel a reasonable opportunity to review such document or response and consider in good faith the comments of the other party in connection with any such document or response.

If at any time prior to the later of the approval and adoption of the Merger Agreement by Ocean Rig’s shareholders and the approval of the stock issuance by Transocean’s shareholders, any information relating to Transocean or Ocean Rig, or any of their respective affiliates, officers or directors, is discovered by Transocean or Ocean Rig that should be set forth in an amendment or supplement to either this joint proxy statement/prospectus or the registration statement of which it forms a part, so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information has agreed to promptly notify the other parties to the Merger Agreement and the parties have agreed that an appropriate amendment or supplement describing such information will be promptly prepared and filed with the SEC and, to the extent required under applicable law, disseminated to the shareholders of Transocean and Ocean Rig.

As promptly as practicable after the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, each of Transocean and Ocean Rig has agreed to cause this joint proxy statement/prospectus to be mailed to its shareholders or stockholders, respectively. Except to the extent that the Ocean Rig Board makes an adverse recommendation change as described under “—No Solicitation of Transactions,” this joint proxy statement/prospectus will contain the recommendation of the Ocean Rig Board that Ocean Rig’s shareholders vote in favor of the approval and adoption of the Merger Agreement.

Obligation to Call Shareholders’ Meetings

As promptly as practicable after the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, each of Transocean and Ocean Rig has agreed to, in consultation with the other party, establish a record date for, duly call and give notice of a meeting of its shareholders, at which Ocean Rig will seek the vote of its shareholders required to approve and adopt the Merger Agreement, and Transocean will seek the vote of its shareholders on the Authorized Share Capital Proposal, the Share Issuance Proposal, the related amendments to Transocean’s Articles of Association in connection therewith, any other transactions contemplated by the Merger Agreement (as necessary) and one or more “routine” matters under the rules of the NYSE. The record date for the meeting of Ocean Rig shareholders must be no later than ten days after the effectiveness of the registration statement on Form S‑4, of which this joint proxy statement/prospectus forms a part.

In addition, as promptly as practicable after the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, each of Transocean and Ocean Rig has agreed to duly convene and hold the meeting of its shareholders. The meeting of Ocean Rig shareholders must be held no later than 45 days after the mailing of this joint proxy statement/prospectus, and the meeting of Transocean shareholders must be held on the same date and time as the meeting of Ocean Rig shareholders. Subject to the rights of the Ocean Rig Board to make an adverse recommendation change, as discussed under “—No Solicitation of Transactions,” each of Transocean and Ocean Rig has agreed to use its reasonable best efforts to cause the required vote of its shareholders in connection with the Merger to be received at the meeting of its shareholders, and will comply with all legal requirements applicable to such meeting.

Neither Transocean nor Ocean Rig may adjourn, postpone or otherwise delay the meeting of its shareholders without the prior written consent of the other party. However, Ocean Rig may, without the prior written consent of Transocean, adjourn, postpone or delay the commencement or conclusion of the meeting of its shareholders, after consultation with Transocean, if Ocean Rig believes in good faith that such adjournment, postponement or delay is reasonably necessary to allow reasonable additional time to solicit additional proxies necessary to obtain the required approval of its shareholders, or distribute any supplement or amendment to this joint proxy statement/prospectus that the Ocean Rig Board has determined in good faith after consultation with outside legal counsel is necessary under applicable law and for such supplement or amendment to be reviewed by Ocean Rig’s shareholders prior to Ocean Rig’s shareholder meeting. Similarly, Transocean may, without the prior written consent of Ocean Rig, adjourn, postpone or delay the commencement or conclusion of Transocean’s shareholder meeting, after informing Ocean Rig, if Transocean believes in good faith that such adjournment, postponement or delay is reasonably necessary to allow reasonable additional time to obtain a quorum, solicit additional proxies necessary to obtain approval of its shareholders, or distribute any supplement or amendment to this joint proxy statement/prospectus that Transocean has determined in good faith after consultation with outside legal counsel is necessary under applicable law and for such supplement or amendment to be reviewed by Transocean’s shareholders prior to Transocean’s shareholder meeting.

Unless the Merger Agreement is earlier terminated, the Ocean Rig Board must submit the Merger Agreement for adoption at the meeting of its shareholders called for such purpose, even if it changes its recommendation with respect to the Merger Agreement.

Access to Information; Confidentiality

The Merger Agreement requires each party (i) to provide to the other party, upon reasonable notice, reasonable access during normal business hours to the offices, properties, books and records of such other party and its subsidiaries, (ii) to furnish to the other party any financial and operating data and other information that such other party may reasonably request and (iii) to instruct its representatives to cooperate with such other party in such other party’s investigation of such party and its subsidiaries, in each case only if providing such access or information would not violate any applicable law or is not protected by attorney-client privilege.

Each of Transocean and Ocean Rig will hold, and will cause its representatives to hold any non-public information in confidence, unless compelled to disclose by applicable law, subject to certain exceptions.

Notification of Certain Matters; Transaction Litigation

Transocean and Ocean Rig will provide prompt notice to the other of any of the following:

•	any notice or other communication from any person alleging that the consent of such person is required in connection with the Merger or other transactions contemplated by the Merger Agreement;
•	any notice or other communication from any governmental authority in connection with the Merger or other transactions contemplated by the Merger Agreement;
•

any proceedings commenced or threatened against, relating to, involving or otherwise affecting Ocean Rig or any of its subsidiaries or Transocean that, if pending on the date of the Merger Agreement, would have been required to have been disclosed under the Merger Agreement or that relate to the consummation of the Merger or other transactions contemplated under the Merger Agreement;

•	any circumstance that has had or would reasonably be expected to have a Material Adverse Effect on Transocean or Ocean Rig, as applicable; and
•

any circumstance that either Transocean or Ocean Rig believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in the Merger Agreement.

In addition, each of Transocean and Ocean Rig will promptly notify the other of any shareholder proceedings commenced against it or its respective directors or officers relating to the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement and will keep the other party informed regarding any such proceedings, as well as any other litigation identified by Ocean Rig in connection with the Merger.  Ocean Rig will cooperate with Transocean in the defense or settlement of any such proceedings or litigation and will give Transocean’s advice due consideration.  Prior to the Effective Time, Ocean Rig and its subsidiaries will not settle or offer to settle any such proceedings or litigation without the prior written consent of Transocean (which consent will not be unreasonably withheld, conditioned or delayed).

Indemnification; Directors’ and Officers’ Insurance

From and after the Effective Time, pursuant to the terms of the Merger Agreement and subject to certain limitations, Transocean will (or will maintain), for a period of six years from the Effective Time, indemnify and hold harmless present and former officers and directors of Ocean Rig and its subsidiaries against any liability, proceeding, costs, damages or expenses whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (i) by reason of their own actual fraud or willful deceit or (ii) as a result of the insurance policy maintained by Ocean Rig not being available due to such person’s willful failure to disclose to the insurance provider.

Transocean will, and will cause the surviving entity in the Merger, for six years after the Effective Time Agreement, to cause to be maintained all provisions in the surviving entity’s Memorandum and Articles of Association regarding elimination of liability of directors and managers, indemnification of officers, directors and managers, and advancement of expenses, in each case on terms no less advantageous to the intended beneficiaries of such provisions in existence on the date of the Merger Agreement.

Prior to the Effective Time, Ocean Rig will (or if Ocean Rig cannot, Transocean will cause the surviving entity as of the Effective Time to) obtain and pay for the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of Ocean Rig’s existing directors’ and officers’ insurance policies and Ocean Rig’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of six years from and after the Effective Time, from an insurance carrier with the same or better credit rating as Ocean Rig’s current insurance carrier, and with terms, conditions, retentions and limits of liability no less favorable than the coverage period under Ocean Rig’s existing policies.

Notwithstanding the foregoing, (i) neither Ocean Rig nor the surviving entity in the Merger will be required to pay annual premiums in excess of 200% of the current annual premium paid by Ocean Rig for such insurance, and (ii) if the annual premiums exceed 200%, Ocean Rig, after consulting with Transocean, will be permitted to obtain as much similar insurance as is possible for an annual premium equal to 200% of the current annual premium.

Public Announcements

Subject to certain exceptions, each of Transocean and Ocean Rig (i) will not issue any press release or public statement with respect to the Merger Agreement and the transactions contemplated by the Merger without the prior consent of the other (which shall not be unreasonably withheld, conditioned or delayed), except in respect of any public statement or press release required by law or any listing agreement with or rule of any national securities exchange (in which case the relevant party will use reasonable best efforts to consult with the other party to the extent practicable) and (ii) will consult with each other before scheduling any press conference or conference call with investors or analysts with respect to the Merger Agreement or the transactions contemplated by the Merger.

Other Covenants and Agreements

The Merger Agreement contains other covenants and agreements, including covenants related to the following:

•	prior to the Effective Time, Ocean Rig will use its reasonable best efforts to terminate certain agreements identified in the Merger Agreement;
•

effective at the Effective Time, Transocean and Ocean Rig agree to cooperate with each other to take all actions necessary to delist Ocean Rig’s shares from the Nasdaq Global Select Market and terminate its registration under the Exchange Act; and

•	each of Transocean and Ocean Rig will coordinate with the other regarding the declaration and payment of dividends in respect of their shares and the related record dates and payment dates.

Conditions to Completion of the Merger

Mutual Closing Conditions

The obligation of each of the parties to the Merger Agreement to consummate the Merger is subject to the satisfaction of the following conditions:

•	the Ocean Rig shareholders have approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement;
•	the Transocean shareholders have approved the Authorized Share Capital Proposal and the Share Issuance Proposal;
•	no applicable law prohibits the consummation of the Merger;
•	all applicable waiting periods related to the antitrust laws of Brazil and Norway have expired or been terminated, and all related pre-closing approvals reasonably required have been obtained;
•

the authorized share capital, the issuance of Transocean shares as Share Consideration in the Merger on the basis of the authorized share capital, as resolved by the Transocean Board, and the related amendments to Transocean’s Articles of Association have each been registered with the commercial register in the Canton of Zug, Switzerland;

•	the Form S-4 has been declared effective, no stop order suspending the effectiveness of the Form S-4 is in effect and no proceedings for such purpose are pending before or threatened by the SEC; and
•	the Transocean shares being issued as Share Consideration in the Merger have been approved for listing on the NYSE, subject to official notice of issuance.

Additional Closing Conditions for the Benefit of Transocean

The obligations of Transocean and its subsidiaries party to the Merger Agreement to effect the Merger and to consummate the other transactions contemplated by the Merger Agreement are subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

•	the accuracy of the representations and warranties made by Ocean Rig in the Merger Agreement, subject to certain materiality thresholds;
•	performance (or cure of any non-performance) in all material respects by Ocean Rig of the covenants and agreements required to be performed by it prior to completion of the Merger;
•	since the date of the Merger Agreement, there has not occurred a willful breach of Ocean Rig’s covenants and agreements to provide assistance in connection with the Financing
•	since the date of the Merger Agreement, no circumstances have occurred that have had or would reasonably be expected to have a Material Adverse Effect on Ocean Rig;
•	the Management Services Agreements having been terminated; and
•	Ocean Rig having delivered to Transocean a certificate certifying that certain of the closing conditions have been satisfied.

The Termination Agreement provides, among other matters, that the Management Services Agreements will terminate as of the Effective Time. The Termination Agreement terminates if the Merger Agreement is terminated prior to the Effective Time in accordance with its terms. The Termination Agreement is described in further detail under “Interests of Ocean Rig’s Directors and Executive Officers in the Merger.”

Additional Closing Conditions for the Benefit of Ocean Rig

The obligations of Ocean Rig to effect the Merger and to consummate the other transactions contemplated by the Merger Agreement are subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

•	the accuracy of the representations and warranties made by Transocean in the Merger Agreement, subject to certain materiality thresholds;
•	performance (or cure of any non-performance) in all material respects by Transocean of the covenants and agreements required to be performed by it prior to completion of the Merger;
•	since the date of the Merger Agreement, no circumstances have occurred that have had or would reasonably be expected to have a Material Adverse Effect on Transocean; and
•	Transocean having delivered to Ocean Rig a certificate certifying that certain of the closing conditions have been satisfied.

Termination of the Merger Agreement

Termination by Mutual Agreement

The Merger Agreement may be terminated at any time before the Effective Time by the mutual written agreement of Transocean and Ocean Rig.

Termination by Either Ocean Rig or Transocean

•

The Merger Agreement may also be terminated at any time before the Effective Time by either Transocean or Ocean Rig if the Merger has not been completed on or before March 31, 2019, which is referred to in this joint proxy statement/prospectus as the initial end date, provided that, if all conditions to completion of the Merger have been satisfied or waived other than the regulatory approvals condition (as defined under “The Merger Agreement—Conditions to Completion of the Merger”), either Transocean or Ocean Rig may elect to extend the initial end date or any such extended end date for up to two additional months for each such extension, but in no event later than September 3, 2019 (each such extended end date is referred to in this joint proxy statement/prospectus as the extended end date), in which case the Merger Agreement may be terminated by either Transocean or Ocean Rig if the Merger has not been completed on or before such extended end date (provided that this termination right will not be available to a party whose failure to comply in any material respect with any provision of the Merger Agreement resulted in the failure of the Merger to occur on or before such date);

•	there is any applicable law that makes consummation of the Merger illegal or enjoins Transocean or Ocean Rig from consummating the Merger and such injunction has become final and nonappealable;
•	the Ocean Rig Shareholder Approval is not obtained;
•	the Transocean Shareholder Approval is not obtained; or
•

there has been a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the other party that would cause the other party to fail to satisfy the applicable condition to completion of the Merger related to accuracy of representations and warranties or performance of covenants and agreements not to be satisfied by the initial end date or the extended end date.

Termination by Transocean

The Merger Agreement may also be terminated before the Effective Time by Transocean with written notice if:

•

(i) the Ocean Rig Board withdraws or modifies in a manner adverse to Transocean its recommendation that Ocean Rig’s shareholders approve and adopt the Merger Agreement, (ii) prior to the receipt of the Ocean Rig Shareholder Approval, the Ocean Rig Board fails to reaffirm that recommendation within five business days after a request to do so from Transocean following the public announcement of an acquisition proposal, or (iii) after receipt of the Ocean Rig Shareholder Approval, the Ocean Rig Board fails to confirm publicly its intention to complete the Merger after a request to do so from Transocean following the public announcement of an acquisition proposal; or

•

Ocean Rig commits a willful breach of its obligations described under “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions,” certain of its obligations regarding the content of this joint proxy statement/prospectus, or its obligations to call and hold a meeting of its shareholders for purposes of approving and adopting the Merger Agreement described under “The Merger Agreement—Covenants and Agreements—Obligation to Call Shareholders’ Meetings.”

Termination by Ocean Rig

The Merger Agreement may also be terminated before the Effective Time by Ocean Rig with written notice if:

•

prior to the approval and adoption of the Merger Agreement by the Ocean Rig shareholders, in order to enter into a definitive agreement providing for a superior proposal that did not result from a willful breach of Ocean Rig’s obligations described under “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions” (which definitive agreement must be entered into concurrently with the termination of the Merger Agreement), provided that Ocean Rig concurrently pays to Transocean the applicable termination fee.

Termination Fees and Expenses

Generally, all fees and expenses incurred in connection with the Merger and the transactions contemplated by the Merger Agreement will be paid by the party incurring those fees and expenses. However, if the Merger Agreement is terminated because Transocean fails to obtain the approval of its shareholders, Transocean will be required to pay Ocean Rig $60 million (such amount being the parties’ reasonable estimate of the Expenses (as defined in the Merger Agreement) incurred or losses suffered by Ocean Rig related to the failure of the transactions contemplated by the Merger Agreement).

As more fully described in this joint proxy statement/prospectus and in the Merger Agreement, and subject to the terms and conditions of the Merger Agreement, Ocean Rig has agreed to pay Transocean termination fee of $90 million if the Merger Agreement is terminated under any of the following circumstances:

•

by Transocean if (i) the Ocean Rig Board withdraws or modifies in a manner adverse to Transocean its recommendation that Ocean Rig’s shareholders approve and adopt the Merger Agreement, (ii) prior to the receipt of the Ocean Rig Shareholder Approval, the Ocean Rig Board fails to reaffirm that recommendation within five business days after a request to do so from Transocean following the public announcement of an acquisition proposal, or (iii) after receipt of the Ocean Rig Shareholder Approval, the Ocean Rig Board fails to confirm publicly its intention to complete the Merger after a request to do so from Transocean following the public announcement of an acquisition proposal;

•

by Transocean if Ocean Rig commits a willful breach of its obligations described under “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions,” certain of its obligations regarding the content of this joint proxy statement/prospectus, or its obligations to call and hold a meeting of its shareholders for purposes of approving and adopting the Merger Agreement described under “The Merger Agreement—Covenants and Agreements—Obligation to Call Shareholders’ Meetings;”

•

by Ocean Rig if prior to the approval and adoption of the Merger Agreement by the Ocean Rig shareholders, in order to enter into a definitive agreement providing for a superior proposal that did not result from a willful breach of Ocean Rig’s obligations described under “The Merger Agreement—Covenants and Agreements—No Solicitation of Transactions” (which definitive agreement must be entered into concurrently with the termination of the Merger Agreement), provided that Ocean Rig concurrently pays to Transocean the applicable termination fee; or

•

by Transocean or Ocean Rig if the Merger has not been completed by the initial end date or the extended end date, if Ocean Rig’s shareholders fail to approve and adopt the Merger Agreement upon a vote taken at the Ocean Rig Extraordinary General Meeting (including after taking into account any adjournment or postponement thereof in accordance with the terms of the Merger Agreement) or if there has been a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Ocean Rig that would cause Ocean Rig to fail to satisfy the applicable condition to completion of the Merger related to accuracy of representations and warranties or performance of covenants and agreements not to be satisfied by the initial end date or the extended end date and an acquisition proposal for Ocean Rig has been publicly disclosed or announced after the date of the Merger Agreement and not withdrawn prior to the Ocean Rig Extraordinary General Meeting, and on or prior to the first anniversary of such termination Ocean Rig enters into a definitive agreement (which is thereafter consummated), or completes a transaction, relating to an acquisition proposal for Ocean Rig.

In addition, as more fully described in this joint proxy statement/prospectus and in the Merger Agreement, and subject to the terms and conditions of the Merger Agreement, Transocean has agreed to pay Ocean Rig a termination fee of $132.5 million if the Merger Agreement is terminated under any the following circumstances:

•

by Transocean or Ocean Rig because the Merger has not been completed on or before the initial end date or the extended end date and at the time of termination of the Merger Agreement, all of the conditions to Transocean’s obligations to complete the Merger are satisfied or waived other than (i) the regulatory approvals condition and (ii) the condition requiring the absence of any applicable law or order being in effect that prohibits completion of the Merger (but only if that condition is not satisfied solely due to any applicable law or final and non-appealable order in respect of certain regulatory matters); or

•

by Transocean or Ocean Rig because there is in effect any applicable law or final and non-appealable order enacted, adopted or promulgated in respect of certain regulatory matters that prohibits completion of the Merger and at the time of termination of the Merger Agreement, (i) Ocean Rig has not committed a willful breach of the Merger Agreement and (ii) there is no material adverse effect on Ocean Rig (see “The Merger Agreement—Definition of ‘Material Adverse Effect’” for the definition of material adverse effect).

Except in the case of fraud, if either party receives a termination fee in accordance with the provisions of the Merger Agreement, the receipt of the termination fee will be the receiving party’s sole and exclusive remedy against the paying party.

Miscellaneous Provisions

Amendments and Waivers

The parties may amend or waive any provision of the Merger Agreement prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party or, in the case of a waiver, by each party against whom the waiver is to be effective.  However, after the Ocean Rig shareholders approve the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement at the Ocean Rig Extraordinary General Meeting, the parties cannot make any amendment or waiver that would require the further approval of the Ocean Rig shareholders under applicable law without such approval having first been obtained.

Fees and Expenses

Except as otherwise described under “—Termination Fees and Expenses,” all costs and expenses incurred in connection with the Merger Agreement shall be paid by the party incurring such cost or expense.

Governing Law

This Merger Agreement is governed by the laws of the State of New York without regard to the conflicts of law principles, except that the following matters shall be construed, performed and enforced in accordance with the laws of the Cayman Islands:  the Merger, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of Merger Sub in Ocean Rig, the cancellation of the Ocean Rig shares, the rights provided in Section 238 of the Cayman Companies Law, the fiduciary or other duties of the Ocean Rig Board and the board of directors of Merger Sub and the internal corporate affairs of Ocean Rig and Merger Sub.

VOTING AND SUPPORT AGREEMENTS (OCEAN RIG SHAREHOLDERS)

This section describes the material terms of the Ocean Rig Voting Agreements.  The description in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the complete text of the form of voting and support agreement, a copy of which is attached as Appendix B to this joint proxy statement/prospectus and is incorporated herein by reference in its entirety.  This summary does not purport to be complete and may not contain all of the information about the voting and support agreements that is important to you.  You are encouraged to read the form of voting and support agreement carefully and in its entirety.

In connection with the execution of the Merger Agreement, and as a condition to Transocean’s willingness to enter into the Merger Agreement, certain shareholders of Ocean Rig entered into a voting and support agreement with Transocean.  Based on the information provided by the shareholders to Transocean and Ocean Rig, as of the date of the Ocean Rig Voting Agreements, the shareholders of Ocean Rig party to the Ocean Rig Voting Agreements beneficially owned in the aggregate 43.8 million Ocean Rig shares, representing approximately 48% of the outstanding Ocean Rig shares as of September 3, 2018.

The foregoing shares are referred to as the existing shares, and together with any Ocean Rig shares or other voting capital stock of Ocean Rig of which the shareholders party to the Ocean Rig Voting Agreements acquires beneficial ownership on or after the date hereof, are referred to as the subject shares.

Voting

At any meeting of the shareholders of Ocean Rig at which the approval and adoption of the Merger Agreement and the other transactions contemplated by the Merger Agreement is to be voted upon, each of the shareholders party to the Ocean Rig Voting Agreements has agreed to be present, or give written consent covering, all of its subject shares at such time:

•

in favor of (A) approval and adoption of the Merger Agreement and the transactions contemplated by the Merger Agreement, (B) any other matter necessary or appropriate to consummate the transactions contemplated by the Merger Agreement and (C) the approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval and adoption of the Merger Agreement, any of the transactions contemplated by the Merger Agreement or any other matter necessary or appropriate to consummate the transactions contemplated by the Merger Agreement;

•

against (A) any Acquisition Proposal or any other action, proposal agreement or transaction made in opposition to or competition with, or inconsistent with, the Merger Agreement and the transactions contemplated by the Merger Agreement, and (B) any other action, proposal, agreement or transaction that would reasonably be expected to prevent, nullify, materially impede, interfere with, frustrate, delay, postpone, discourage or adversely affect the timely consummation of the transactions contemplated by the Merger Agreement or the performance by the shareholders party to the Ocean Rig Voting Agreements of their obligations under the Ocean Rig Voting Agreements.

Non-Solicitation; No Acquisition Proposal

Each of the shareholders party to the Ocean Rig Voting Agreements has agreed that it shall not (and it shall cause its Subsidiaries and controlled Affiliates and shall instruct and use its reasonable commercial efforts to cause its and their respective Representatives not to), directly or indirectly, take any action that, if taken by Ocean Rig, would constitute a breach of the no solicitation and other offers section of the Merger Agreement.  Each such shareholder has further agreed immediately to cease and cause to be terminated all discussions or negotiations, if any, conducted by such shareholder prior to the date of the Ocean Rig Voting Agreements with any third party with respect to any Acquisition Proposal.

Drag-Along Sale

Each of the shareholders party to the Ocean Rig Voting Agreements has agreed to take all actions reasonably requested by Transocean in order to consummate the Merger and related transactions as a Drag-Along Sale in accordance with Article

6.4 of Ocean Rig’s Memorandum and Articles of Association, including (i) executing and delivering all such other agreements, notices, certificates, instruments or documents as Transocean may reasonably request in order to consummate such Drag-Along Sale, and (ii) allowing Transocean to execute and deliver, in each such shareholder’s name and on its behalf, any notice of such Drag-Along Sale required under Article 6.2 of the Articles of Association.

Each of the shareholders party to the Ocean Rig Voting Agreements has agreed to take all actions (other than purchasing additional Ocean Rig shares) reasonably requested by Transocean in order to consummate the Merger and related transactions as a Drag-Along Sale in accordance with Article 6.2 of the Articles of Association, including (i) executing and delivering all such other agreements, notices, certificates, instruments or documents as Transocean may reasonably request in order to consummate such Drag-Along Sale and (ii) allowing Transocean to execute and deliver, in each such shareholder’s name and on its behalf, any notice of such Drag-Along Sale required under Article 6.2 of the Articles of Association.  Each shareholder has agreed that the Ocean Rig Voting Agreements constitutes such shareholder’s “proposal to effect” the Merger and related transactions within the meaning of Article 6.2.1 of the Articles of Association.

No shareholder party to the Ocean Rig Voting Agreements shall take any action to in any way interfere with, delay or frustrate the exercise of the drag-along rights set forth in Article 6 of the Articles of Association with respect to the Merger and related transactions.

Prohibition on Transfers

Until the termination of the Ocean Rig Voting Agreements, the shareholders party to the Ocean Rig Voting Agreements will not, directly or indirectly:

•	transfer, cause or permit any transfer of, or make any offer regarding any transfer of, any of the subject shares, subject to certain exceptions for permitted transfers;
•

grant any proxies or powers of attorney with respect to the subject shares in respect of any matter covered by the Ocean Rig Voting Agreements, deposit any such subject shares into a voting trust or enter into a voting agreement or understanding with any person to vote or give instructions with respect to any such subject shares in any manner inconsistent with the terms of the Ocean Rig Voting Agreements;

•	make any public statements in support of or recommending the adoption or consummation of any Opposing Proposal; or
•	commit or agree to take any of the foregoing actions.

Termination

The Ocean Rig Voting Agreements will terminate automatically upon the earliest of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) the making of any change, by amendment, waiver or other modification to any provision of the Merger Agreement that (x) decreases the amount or changes the form of the Merger Consideration, (y) imposes any material restrictions on or additional material conditions on the payment of the Merger Consideration to the Ocean Rig shareholders or (z) extends the final date to consummate the Merger beyond March 31, 2019 or, under certain circumstances, September 3, 2019; (iv) if the Ocean Rig Board makes an Adverse Recommendation Change following receipt of a Superior Proposal; (v) March 31, 2019, or, under certain circumstances, September 3, 2019; and (vi) the mutual written consent of the parties.

VOTING AND SUPPORT AGREEMENTS (TRANSOCEAN SHAREHOLDERS)

This section describes the material terms of the Transocean Voting Agreement.  The description in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the complete text of the form of voting and support agreement, a copy of which is attached as Appendix C to this joint proxy statement/prospectus and is incorporated herein by reference in its entirety.  This summary does not purport to be complete and may not contain all of the information about the voting and support agreements that is important to you.  You are encouraged to read the form of voting and support agreement carefully and in its entirety.

In connection with the execution of the Merger Agreement, and as a condition to Ocean Rig’s willingness to enter into the Merger Agreement, Perestroika entered into a voting and support agreement with Ocean Rig.  Based on the information provided by the shareholders to Transocean and Ocean Rig, as of the date of the voting and support agreement, the shareholders of Transocean party to the voting and support agreement beneficially owned in the aggregate 33.1 million Transocean shares, representing approximately 7.2% of the outstanding Transocean shares as of September 3, 2018.

The foregoing shares are referred to as the existing shares, and together with any Transocean shares or other voting capital stock of Transocean of which the shareholders party to the voting and support agreement acquires beneficial ownership on or after the date hereof, are referred to as the subject shares.

Voting

At any meeting of the shareholders of Transocean at which the Authorized Share Capital Proposal, the Share Issuance Proposal, the related amendments to Transocean’s Articles of Association in connection therewith, any other transactions contemplated by the Merger Agreement (as necessary) and one or more “routine” matters under the rules of the NYSE is to be voted upon, each of the shareholders party to the voting and support agreements has agreed to be present, or give written consent covering, all of its subject shares at such time in favor of (A) the Authorized Share Capital Proposal, (B) the Share Issuance Proposal, (C) the related amendments to Transocean’s Articles of Association in connection therewith, (D) any other transactions contemplated by the Merger Agreement (as necessary) and (E) one or more “routine” matters under the rules of the NYSE.

Prohibition on Transfers

Until the termination of the voting and support agreements, the shareholders parties to the voting and support agreements will not, directly or indirectly:

•	transfer, cause or permit any transfer of, or make any offer regarding any transfer of, any of the subject shares, subject to certain exceptions for permitted transfers;
•

grant any proxies or powers of attorney with respect to the subject shares in respect of any matter covered by the voting and support agreements, deposit any such subject shares into a voting trust or enter into a voting agreement or understanding with any person to vote or give instructions with respect to any such subject shares in any manner inconsistent with the terms of the voting and support agreements; or

•	commit or agree to take any of the foregoing actions.

Termination

The voting and support agreements will terminate automatically upon the earliest of (i) the termination of the Merger Agreement in accordance with its terms, (ii) the Effective Time, (iii) the making of any change, by amendment, waiver or other modification to any provision of the Merger Agreement that (x) decreases the amount or changes the form of the Merger Consideration, (y) imposes any material restrictions on or additional material conditions on the payment of the Merger Consideration to the Ocean Rig shareholders or (z) extends the final date to consummate the Merger beyond March 31, 2019 or, under certain circumstances, September 3, 2019; (iv) if the Ocean Rig Board makes an Adverse Recommendation Change following receipt of a Superior Proposal; (v) March 31, 2019, or, under certain circumstances, September 3, 2019; and (vi) the mutual written consent of the parties.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

Scope of Discussion

The following is a discussion of the material U.S. federal income tax consequences to Holders (as defined below) of (i) the exchange of Ocean Rig shares for Transocean shares and cash pursuant to the Merger and (ii) the ownership and disposition of any Transocean shares received in the Merger. This discussion is based on the Internal Revenue Code, existing and proposed U.S. Treasury Department regulations promulgated under the Internal Revenue Code, judicial decisions, published positions of the Internal Revenue Services (“IRS”), administrative pronouncements, and all other applicable authorities, all as in effect on the date of this joint proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect.

This discussion addresses only Holders that own their Ocean Rig shares and will own their Transocean shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment purposes).  This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a Holder in light of such Holder’s particular circumstances, including any “Medicare” tax imposed on net investment income.  This discussion does not address all of the tax consequences that may be relevant to a Holder that is subject to special treatment under U.S. federal income tax law, including, for example:

•	a bank or other financial institution;
•	a tax-exempt entity;
•	an insurance company;
•	a person holding Ocean Rig shares or Transocean shares as part of a straddle, hedge, constructive sale, integrated transaction, or conversion transaction;
•	an S-corporation or other pass-through entity;
•	a U.S. expatriate;
•	a person who is liable for the alternative minimum tax;
•	a broker-dealer or trader in securities;
•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;
•	a regulated investment company;
•	a real estate investment trust;
•	a trader in securities who has elected the mark-to-market method of accounting for its securities;
•

any person that, prior to the completion of the Merger, owns, actually or constructively, 10% or more of the total combined voting power of all classes of stock entitled to vote of Ocean Rig or 10% or more of the total value of shares of all classes of stock of Ocean Rig;

•

any person that, at any time following completion of the Merger, owns, actually and/or constructively, 10% or more of the total combined voting power of all classes of stock entitled to vote of Transocean or 10% or more of the total value of shares of all classes of stock of Transocean; and

•	a person who received Ocean Rig shares through the exercise of employee stock options, through a tax qualified retirement plan, or otherwise as compensation.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Ocean Rig shares or, after the completion of the Merger, Transocean shares that, for U.S. federal income tax purposes, is:

•	an individual citizen or resident alien of the United States;
•	a corporation, or other entity taxable as a corporation, organized under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has the authority to control all substantial decisions of the trust or (ii) it has a valid election in place under applicable U.S. Treasury Department regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is any beneficial owner of Ocean Rig shares or, after the completion of the Merger, Transocean shares that, for U.S. federal income tax purposes, is an individual, corporation, estate, or trust that is not a U.S. Holder.

As used in this discussion, a “Holder” means a U.S. Holder, a Non-U.S. Holder, or both, as the context may require.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Ocean Rig shares or Transocean shares, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership.  If you are a partner in a partnership that holds Ocean Rig shares or Transocean shares, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences to you of the Merger and the ownership and disposition of Transocean shares received in the Merger.

ALL HOLDERS OF OCEAN RIG SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF TRANSOCEAN SHARES RECEIVED IN THE MERGER.

The Merger

U.S. Holders

The receipt of Transocean shares and cash in exchange for Ocean Rig shares pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder of Ocean Rig shares that exchanges such shares for Transocean shares and cash in the Merger will generally recognize taxable gain or loss equal to the difference between (i) the sum of the cash plus the fair market value of Transocean shares received (determined as of the date the shares are issued pursuant to the Merger) and (ii) the U.S. holder’s adjusted tax basis in the Ocean Rig shares surrendered in exchange therefor. Such gain or loss must be determined separately for each separate block of Ocean Rig shares held by such U.S. Holder (i.e., shares acquired at different times or at different prices).

Provided that Ocean Rig is not and has not been a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes during a U.S. Holder’s holding period for the Ocean Rig shares, any such gain or loss recognized by such U.S. Holder upon the exchange of Ocean Rig shares for Transocean shares and cash generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period in its Ocean Rig shares is more than one year on the date such shares are exchanged pursuant to the Merger. Long-term capital gains of non-corporate U.S. Holders (including individuals) generally are subject to tax at preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations.  Any such gain or loss recognized will generally be treated as U.S. source income or loss for purposes of computing a U.S. Holder’s foreign tax credit for U.S. federal income tax purposes.

A U.S. Holder’s initial tax basis in the Transocean shares received in the Merger will equal the fair market value of such shares (determined as of the date such shares are issued pursuant to the Merger). A U.S. Holder’s holding period for such shares will commence on the day following the day on which such shares are issued pursuant to the Merger.

All U.S. Holders are urged to consult their advisors as to the particular consequences of the exchange of Ocean Rig shares for Transocean shares and cash pursuant to the Merger, including the potential application of the PFIC rules to a disposition of Ocean Rig shares.

Non-U.S. Holders

Subject to the discussion under “—Information Reporting and Backup Withholding” below, a Non-U.S. Holder that exchanges Ocean Rig shares for Transocean shares and cash pursuant to the Merger generally will not be subject to U.S. federal income or withholding tax on any gain recognized as a result of the Merger unless:

•

the gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States); or

•

such Non-U.S. Holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year in which the Merger is consummated, and certain other requirements are met.

Unless an applicable treaty provides otherwise, any gain described in the first bullet point above generally will be subject to U.S. federal income tax in the same manner as if such Holder were a U.S. person, as described above under “—U.S. Holders.” A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax equal to 30% (or such lower rate specified by an applicable tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Any gain described in the second bullet point above generally will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S.-source capital losses of the Non-U.S. Holder, if any, provided that the holder has timely filed U.S. federal income tax returns with respect to such losses.

Information Reporting and Backup Withholding

Information reporting and backup withholding may apply with respect to the amount of any cash received by a Holder in the Merger unless the Holder provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable requirements under the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be allowed as a refund or credit against the Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Ownership and Disposition of Transocean Shares Received in the Merger

U.S. Holders

Distributions on the Transocean Shares

Subject to the discussion under “—PFIC Considerations” below, the gross amount of a distribution paid with respect to the Transocean shares, including the full amount of any Swiss withholding tax on such amount, will be a dividend for U.S. federal income tax purposes to the extent of Transocean’s current-year or accumulated earnings and profits (as determined for U.S. federal income tax purposes). Distributions in excess of Transocean’s current-year and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in the Transocean shares and will reduce (but not below zero) such basis. A distribution in excess of Transocean’s current-year and accumulated earnings and profits and the U.S. Holder’s tax basis in the Transocean shares will be treated as capital gain realized on the sale or exchange of such shares. However, Transocean may be unable to determine the portion of a distribution that is a dividend for U.S. federal income tax purposes, in which case Transocean will report the entire amount of such distribution as a dividend. U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to distributions received from Transocean.

In general, dividends paid with respect to the Transocean shares to a non-corporate U.S. Holder will be treated as “qualified dividend income,” which is taxable to such U.S. Holder at preferential capital gain tax rates provided that (i) the Transocean shares are regularly traded on an established securities market in the United States (such as the NYSE) or Transocean is eligible for the benefits of a comprehensive income tax treaty with the United States that the IRS has determined is satisfactory and that includes an exchange of information program, (ii) as discussed below in “—PFIC Considerations,” Transocean is not a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year, and (iii) certain holding period and other requirements are satisfied. For purposes of clause (i) above, Transocean shares should be treated as regularly traded on an established securities market in the United States so long as they are listed on the NYSE.

U.S. Holders would be subject to special rules relating to foreign currency transactions if Transocean were to make distributions in a currency other than in United States dollars. In that case, U.S. Holders should consult their tax advisors regarding the application of such rules.

Foreign Tax Credit

In general, dividends paid with respect to the Transocean shares will constitute foreign source income and will be considered passive category income for purposes of computing the foreign tax credit allowable to U.S. Holders. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will generally be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. However, if Transocean is a “United States-owned foreign corporation” (generally, a foreign corporation 50 percent or more of the stock of which, by vote and value, is held directly, indirectly or under applicable constructive ownership rules, by United States persons), at least a portion of the dividends paid with respect to Transocean shares will be U.S. source income for foreign tax credit purposes if and to the extent that more than a de minimis amount of the earnings and profits out of which the dividends are paid is from sources within the United States. Transocean does not expect to maintain calculations with respect to the source of its earnings and profits under U.S. federal income tax principles. Swiss tax, if any, withheld on distributions to a U.S. Holder may be eligible for foreign tax credits (or deduction in lieu of such credits) for U.S. federal income tax purposes, subject to special limitations. The calculation of foreign tax credits involves the application of complex rules that depend on a U.S. Holder’s particular circumstances. U.S. Holders are urged to consult their own tax advisors regarding the availability of foreign tax credits.

Sale, Exchange, or Other Taxable Disposition of Transocean Shares

Subject to the discussion under “—PFIC Considerations” below, in general, the sale, exchange, or other disposition of Transocean shares will result in taxable gain or loss to a U.S. Holder equal to the difference between (i) the amount of cash plus the fair market value of any other property received by such U.S. Holder in the sale, exchange, or other disposition and (ii) such U.S. Holder’s adjusted basis in the Transocean shares.

Gain or loss recognized on the sale, exchange, or other disposition of Transocean shares will generally be capital gain or loss and will be long-term capital gain or loss if the Transocean shares have been held for more than one year at the time of the sale, exchange, or other disposition. Long-term capital gains of non-corporate U.S. Holders (including individuals) generally are subject to tax at preferential U.S. federal income tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss recognized will generally be treated as U.S. source income or loss for purposes of computing a U.S. Holder’s foreign tax credit for U.S. federal income tax purposes.

PFIC Considerations

The treatment of U.S. Holders could differ materially from that described above if, at any relevant time, Transocean were a PFIC. For U.S. federal income tax purposes, Transocean would be treated as a PFIC for any taxable year in which either:

•

75% or more of Transocean’s gross income for such taxable year consists of passive income (generally, dividends, interest, gains from the sale or exchange of investment property, and certain rents and royalties); or

•	the average percentage (based on quarterly measurements) of the value of Transocean’s assets that produce, or are held for the production of, passive income is at least 50%.

For this purpose, Transocean is deemed to own its proportionate share of the assets and to receive directly its proportionate share of the income of any other corporation in which it owns, directly or indirectly, at least 25% of the value of the stock. In addition, income earned, or deemed earned, by Transocean in connection with the performance of services would not constitute passive income.

Transocean believes that it has not been and will not be a PFIC with respect to any taxable year. Transocean believes that its income from offshore contract drilling services should be treated as “non-passive” services income for purposes of the PFIC rules and therefore that the assets it owns and operates in connection with the production of such income should not constitute passive assets.

Although Transocean believes that it has not been and will not become a PFIC, no assurance can be given that the IRS or a court will accept this position, and there is a risk that the IRS or a court could determine that Transocean is a PFIC. Moreover, because the determination of whether Transocean is a PFIC must be made on an annual basis, Transocean cannot assure U.S. Holders that it will not be a PFIC for the current taxable year or become a PFIC for any future taxable years.

As discussed more fully below, if Transocean were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether or not the U.S. Holder makes (i) an election to treat Transocean as a qualified electing fund (a “QEF election”) or (ii) a “mark-to-market” election with respect to the Transocean shares, as discussed below.  If Transocean is a PFIC, a U.S. Holder will be subject to the PFIC rules described herein with respect to any of Transocean’s subsidiaries that are PFICs.  However, the mark-to-market election discussed below will likely not be available with respect to shares of such PFIC subsidiaries. In addition, if a U.S. Holder owns Transocean shares during any taxable year in which Transocean is a PFIC, such U.S. Holder must file an annual report with the IRS. A failure to file this report as required may toll the running of the statute of limitations in respect of each of the U.S. Holder’s taxable years for which the report is required to be filed. As a result, the taxable years with respect to which the U.S. Holder fails to file the report may remain open to assessment by the IRS indefinitely, until the report is filed.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election in a taxable year, then for that and for all subsequent taxable years in which such U.S. Holder has held the Transocean shares and Transocean is a PFIC, such U.S. Holder must include in income for such U.S. Holder’s taxable year its pro rata share of Transocean’s ordinary earnings and net capital gain, if any, for Transocean’s taxable years that end with or within the taxable year for which the U.S. Holder is reporting, regardless of whether the U.S. Holder received any distributions from Transocean in that year.  The U.S. Holder’s adjusted basis in the Transocean shares will be increased to reflect taxed but undistributed earnings and profits.  Distributions of earnings and profits that were previously taxed will result in a corresponding reduction in the U.S. Holder’s adjusted basis in the Transocean shares and will not be taxed again once distributed.  A U.S. Holder generally will recognize capital gain or loss on the sale, exchange, or other disposition of Transocean shares.  A U.S. Holder makes a QEF election with respect to any year that Transocean is a PFIC by checking the appropriate box on IRS Form 8621 and filing that form with its U.S. federal income tax return.  If, contrary to Transocean’s expectations, Transocean determines that it is treated as a PFIC for any taxable year, Transocean will endeavor (but will not be required) to provide each U.S. Holder with the information necessary to make the QEF election described above.

Taxation of U.S. Holders Making a Mark-to-Market Election

If Transocean were to be treated as a PFIC for any taxable year and, as it anticipates, the Transocean shares were treated as “marketable stock,” then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a mark-to-market election with respect to the Transocean shares, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related U.S. Treasury Department regulations.  If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the U.S. Holder’s Transocean shares at the end of the taxable year over the U.S. Holder’s adjusted basis in the Transocean shares.  The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted basis in the Transocean shares over the fair market value of the Transocean shares at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.  A U.S. Holder’s basis in its Transocean shares would be adjusted to reflect any such income or loss recognized.  Gain recognized on the sale, exchange, or other disposition of Transocean shares would be treated as ordinary income, and any loss recognized on the sale, exchange, or other disposition of Transocean shares would be treated as ordinary loss to the extent such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder.  Because the mark-to-market election applies only to marketable stock, however, it would not apply to a U.S. Holder’s indirect interest in any of Transocean’s subsidiaries that were determined to be PFICs.

Taxation of U.S. Holders not Making a Timely QEF or Mark-to-Market Election

If Transocean were treated as a PFIC for any taxable year, a U.S. Holder that does not make either a QEF election or a mark-to-market election for that year would be subject to adverse tax rules with respect to (i) any excess distribution (generally, the portion of any distributions received by the U.S. Holder with respect to the Transocean shares in a taxable year in excess of 125% of the average annual distributions received by the U.S. Holder with respect to the Transocean shares in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Transocean shares) and (ii) any gain realized on the sale, exchange, or other disposition of the Transocean shares.  Under these special rules:

•	the excess distribution or gain would be allocated ratably over the U.S. Holder’s aggregate holding period in the Transocean shares;
•	the amount allocated to the current taxable year, and any taxable year before the first taxable year in which Transocean was a PFIC, would be taxed as ordinary income in the current year; and
•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax on ordinary income in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed tax deferral benefit would be imposed on the resulting tax liability as if that tax liability had been due for each such other taxable year.

Unless a U.S. Holder makes a QEF election or mark-to-market election with respect to the Transocean shares, a U.S. Holder that holds Transocean shares during a period in which Transocean is a PFIC will be subject to the foregoing rules for that taxable year and all subsequent taxable years in which the U.S. Holder holds Transocean shares, even if Transocean ceases to be a PFIC.

Classification as a PFIC may have other adverse tax consequences, including in the case of individual U.S. Holders, the denial of a step-up in the tax basis of the Transocean shares at death.

The PFIC rules are very complex. U.S. Holders are urged to consult their tax advisors regarding the potential application of the PFIC rules to their investment in the Transocean shares, including the advisability of choosing to make a QEF election or mark-to-market election.

Non-U.S. Holders

Distributions on the Transocean Shares

Subject to the discussion under “—Information Reporting and Backup Withholding” below, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on dividends received on its Transocean shares, unless the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if a tax treaty applies, the dividends are attributable to a permanent establishment or fixed place of business maintained by such Non-U.S. Holder in the United States).

Except to the extent otherwise provided in an applicable tax treaty, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder on dividends that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. Effectively connected dividends received by a corporate Non-U.S. Holder may also, in certain circumstances, be subject to an additional branch profits tax at a 30% rate (or, if applicable, a lower treaty rate), subject to certain adjustments.

Sale, Exchange, or Other Taxable Disposition of Transocean Shares

Subject to the discussion under “—Information Reporting and Backup Withholding” below, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on any gain recognized on a sale, exchange, or other taxable disposition of Transocean shares, unless:

•	the Non-U.S. Holder is an individual present in the United States for 183 days or more during the taxable year in which the gain is recognized and certain other conditions are met; or
•

such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if a tax treaty applies, the gain is attributable to a permanent establishment or fixed place of business maintained by the Non-U.S. Holder in the United States).

Except to the extent otherwise provided under an applicable tax treaty, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder on recognized gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. Effectively connected gains recognized by a corporate Non-U.S. Holder may also, in certain circumstances, be subject to an additional branch profits tax at a 30% rate (or, if applicable, a lower treaty rate), subject to certain adjustments.

Information Reporting Regarding Foreign Financial Assets

Individual U.S. Holders and certain Non-U.S. Holders that hold certain “foreign financial assets” (which generally includes stock and other securities issued by a foreign person unless held in an account maintained by a financial institution) that exceed certain thresholds are required to report to the IRS information relating to such assets. Under certain circumstances, an entity may be treated as an individual for purposes of these rules. Significant penalties may apply for failure to satisfy these reporting obligations. Holders are urged to consult their tax advisors regarding the effect, if any, of these reporting obligations on their investment in the Transocean shares.

Information Reporting and Backup Withholding

Dividends paid with respect to Transocean shares and proceeds from a sale or other disposition of Transocean shares received in the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless the Holder provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable requirements under the backup withholding rules. Any amounts withheld under the backup withholding rules are not an additional tax and may be allowed as a refund or credit against the Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

MATERIAL SWISS TAX CONSEQUENCES

The following discussion is a summary of certain Swiss tax matters related to the Merger and the holding of Transocean shares. The statements below regarding Swiss taxation are based on the laws in force in Switzerland as of the date of this joint proxy statement/prospectus, which may be subject to any changes in law occurring after such date. Such changes could possibly be made on a retroactive basis. The summary does not address foreign tax laws.

The summary is of a general nature and does not purport to be a comprehensive description of all the Swiss tax considerations related to the Merger. Shareholders who wish to clarify their own tax situation should consult with and rely upon their own tax advisers. Ocean Rig shareholders resident in Switzerland or holding their Ocean Rig shares as part of a Swiss permanent establishment should consult with their own tax advisers regarding the Swiss income tax treatment of the Merger.

The Exchange of Ocean Rig shares for Merger Consideration

Swiss Federal Withholding Tax

The exchange of Ocean Rig shares for Merger Consideration is not subject to Swiss Federal withholding tax.

Income Tax – Ocean Rig shareholders resident outside of Switzerland and with no trade or business in Switzerland

Shareholders who are not resident in Switzerland for tax purposes and who, during the respective taxation year, have not engaged in a trade or business carried on through a permanent establishment or fixed place of business situated in Switzerland for tax purposes, and who are not subject to corporate or individual income taxation in Switzerland for any other reason (all such shareholders hereinafter for purposes of this section, the “Non-Swiss Shareholders”), will not be subject to any Swiss federal, cantonal or communal income tax in connection with the Merger.

Income Tax – Swiss resident individual Ocean Rig shareholders

Swiss resident individuals who hold their Ocean Rig shares as private assets should not be subject to any Swiss federal, cantonal or communal income tax in connection with the Merger, if the Merger is classified as a tax neutral quasi-merger (Quasifusion).  A gain or loss realized by them will be a tax-free private capital gain or a not tax-deductible capital loss, as the case may be.

Income Tax – Corporate Ocean Rig shareholders or Ocean Rig shareholders with a trade or business in Switzerland

The payment of the Merger Consideration to corporate and individual shareholders who are resident in Switzerland for tax purposes, and corporate and individual shareholders who are not resident in Switzerland, and who, in each case, hold their Ocean Rig shares as part of a trade or business carried on in Switzerland (including Swiss-resident private individuals who, for income tax purposes, are classified as “professional securities dealers” for reasons of, inter alia, frequent dealing, or leveraged investments, in shares and other securities), in the case of corporate and individual shareholders not resident in Switzerland, through a permanent establishment or fixed place of business situated in Switzerland for tax purpose (all such shareholder, hereinafter for purposes of this section, “Domestic Commercial Shareholders”) in the context of the Merger should not be subject to any Swiss federal, cantonal or communal income tax provided the Transocean shares will carry over the (tax) book value of the Ocean Rig shares in the books of such Domestic Commercial Shareholder because the transaction in the context of the Offer should qualify as a tax neutral quasi-merger (Quasifusion) for Swiss tax purposes.

Domestic Commercial Shareholders are on the other hand required to recognize a gain or loss realized on the cash component of the Merger Consideration in their income statement for the respective taxation period and are subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be, on any net taxable earnings (including the gain or loss realized on the cash component of the Merger Consideration) for such taxation period.

Holding of Transocean shares

Swiss Federal Withholding Tax

Dividends paid on Transocean shares, which are not a repayment of the nominal value or of qualifying reserves from capital contributions (Kapitaleinlagereserven) of Transocean shares, are, with their gross amount, subject to Swiss federal withholding tax (Verrechnungssteuer) at a rate of 35%. Transocean is required to withhold the Swiss federal withholding tax from such dividends and remit it to the Swiss Federal Tax Administration. A Transocean shareholder may be entitled to a partial refund of the Swiss federal withholding tax on a dividend if the country of his residence for tax purposes has entered into a bilateral treaty for the avoidance of double taxation with Switzerland and the conditions of such treaty are met. Such shareholders should be aware that the procedures for claiming treaty benefits (and the time required for obtaining a refund) might differ from country to country.

Securities Transfer Tax

A transfer of Transocean shares where a bank or another securities dealer in Switzerland (as defined in the Swiss Federal Stamp Tax Act) acts as an intermediary, or is a party, to the transaction, may be subject to Swiss securities transfer tax (Umsatzabgabe) at an aggregate rate of up to 0.15% of the consideration paid for such Transocean shares.

Income Tax – shareholders resident outside of Switzerland and with no trade or business in Switzerland

Shareholders who are not resident in Switzerland for tax purposes, and who, during the relevant taxation year, have not engaged in a trade or business carried on through a permanent establishment or fixed place of business situated in Switzerland for tax purposes (all such shareholders, hereinafter, for the purposes of this section “Non-Resident Shareholders”), will not be subject to any Swiss federal, cantonal and communal income tax on dividends and similar cash or in-kind distributions on Transocean shares.

Income Tax – Swiss resident individual shareholders

Swiss resident individuals who hold their Transocean shares as private assets (hereinafter referred to as “Resident Private Shareholders”) are required to include dividends, but not distributions based upon a capital reduction and distributions paid out of reserves from capital contributions (Kapitaleinlagereserven), in their personal income tax return and are subject to Swiss federal, cantonal and communal income tax on any net taxable income for the relevant taxation period. Capital gains resulting from the sale or other disposition of Transocean shares are not subject to Swiss federal, cantonal and communal income tax, and conversely, capital losses are not tax-deductible for Resident Private Shareholders. See “—Income Tax—Corporate Ocean Rig shareholders or Ocean Rig shareholders with a trade or business in Switzerland” for a summary of the taxation treatment applicable to Swiss resident individuals who, for income tax purposes, are classified as “professional securities dealers.”

Income Tax – Corporate Ocean Rig shareholders or Ocean Rig shareholders with a trade or business in Switzerland

Domestic Commercial Shareholders are required to recognize any dividends or distributions and capital gains or losses realized on the sale or other disposition of Transocean shares in their income statement for the relevant taxation period and are subject to Swiss federal, cantonal and communal individual or corporate income tax, as the case may be, on any net taxable earnings for such taxation period. Domestic Commercial Shareholders who are corporate taxpayers may be eligible for dividend relief (Beteiligungsabzug) in respect of dividends and distributions if the Transocean shares held by them as part of a Swiss business have an aggregate market value of at least CHF 1 million.

Automatic Exchange of Information in Tax Matters

On November 19, 2014, Switzerland signed the Multilateral Competent Authority Agreement. The Multilateral Competent Authority Agreement is based on article 6 of the OECD/Council of Europe administrative assistance convention and is intended to ensure the uniform implementation of Automatic Exchange of Information (the “AEOI”). The Federal Act on

the International Automatic Exchange of Information in Tax Matters (the “AEOI Act”) entered into force on January 1, 2017. The AEOI Act is the legal basis for the implementation of the AEOI standard in Switzerland.

The AEOI is being introduced in Switzerland through bilateral agreements or multilateral agreements. The agreements have, and will be, concluded on the basis of guaranteed reciprocity, compliance with the principle of speciality (i.e., the information exchanged may only be used to assess and levy taxes (and for criminal tax proceedings)) and adequate data protection.

Based on such multilateral or bilateral agreements and the implementation of Swiss law, Switzerland collects and exchanges data in respect of financial assets, including Merger Consideration, held in, and income derived thereon and credited to, accounts or deposits with a paying agent in Switzerland for the benefit of individuals resident in a EU member state or in a treaty state.

MATERIAL CAYMAN ISLANDS INCOME TAX CONSEQUENCES

At present, there are no income or profits taxes, withholding taxes, levies, registration taxes, or other duties or similar taxes or charges imposed on Cayman Islands corporations or their shareholders. The Cayman Islands currently have no form of corporate or capital gains tax and no estate duty, inheritance tax or gift tax.  Therefore, there will be no Cayman Islands tax consequences to Transocean and Ocean Rig shareholders with respect to the Merger.  This is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any shareholder’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

DISSENTERS’ RIGHTS

The following is a brief summary of the rights of holders of Ocean Rig shares to dissent from the Merger and receive payment of the fair value of their shares. This summary is not a complete statement of the law, and is qualified in its entirety by the complete text of Section 238 of the Cayman Companies Law, a copy of which is attached as Appendix G to this joint proxy statement / prospectus. If you are contemplating the possibility of dissenting from the Merger, you should carefully review the text of Appendix G, particularly the procedural steps required to exercise dissenter rights. These procedures are complex and you should consult your Cayman Islands legal counsel if you are considering exercising such rights. If you do not fully and precisely satisfy the procedural requirements of the Cayman Companies Law, you will lose your dissenter rights.

Requirements for Exercising Dissenter Rights

A dissenting registered shareholder of Ocean Rig is entitled to payment of the fair value of his or her Ocean Rig shares upon dissenting from the Merger.

The valid exercise of dissenter rights will preclude the exercise of any other rights by virtue of holding Ocean Rig shares in connection with the Merger, other than the right to participate fully in proceedings to determine the fair value of Ocean Rig shares held by such persons and to seek relief on the grounds that the Merger is void or unlawful. To exercise dissenter rights, the following procedures must be followed:

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each dissenting shareholder must give written notice of objection to the Merger (“Notice of Objection”) to Ocean Rig prior to the vote to authorize the Merger at the Ocean Rig Extraordinary General Meeting. The Notice of Objection must include a statement that he or she proposes to demand payment for his or her Ocean Rig shares if the Merger is authorized by the vote at the Ocean Rig Extraordinary General Meeting;

•

within 20 days immediately following the date on which the vote authorizing the Merger is made, Ocean Rig must give written notice of such authorization (“Approval Notice”) to all dissenting shareholders who have served a Notice of Objection;

•

within 20 days immediately following the date on which the Approval Notice is given (the “Dissent Period”), each dissenting shareholder must give to Ocean Rig a written notice of his or her decision to dissent (a “Notice of Dissent”) stating his or her name and address, the number and class of the shares with respect to which he or she dissents and demanding payment of the fair value of his or her shares. A dissenting shareholder must dissent in respect of all the Ocean Rig shares which he or she holds. The dissenting shareholder will cease to have any rights as an Ocean Rig shareholder upon the giving of such Notice of Dissent, except for (a) the right to be paid the fair value of his or her shares, (b) the right to participate in the court proceedings to determine the fair value of his or her shares, and (c) the right to institute proceedings on the grounds that the Merger is unlawful or void;

•

within seven days immediately following (a) the date of expiry of the Dissent Period or (b) the date on which the Plan of Merger is filed with the Registrar of Companies of the Cayman Islands, whichever is later, Ocean Rig, as the surviving company, must make a written offer (a “Fair Value Offer”) to each dissenting shareholder to purchase their shares at a price determined by Ocean Rig to be the fair value of such shares;

•

if, within 30 days immediately following the date of the Fair Value Offer, Ocean Rig and the dissenting shareholder fail to agree on a price at which Ocean Rig will acquire the dissenting shareholder’s shares, then, within 20 days immediately following the date of the expiry of such 30-day period, Ocean Rig must, and the dissenting shareholder may, file a petition with the Grand Court of the Cayman Islands (the “Grand Court”) for a determination of the fair value of the shares held by all dissenting shareholders The petition by Ocean Rig must be accompanied by a verified list containing the names and addresses of all members who have filed a Notice of Dissent and who have not agreed upon the fair value of their shares with Ocean Rig, and if a dissenting shareholder files a petition Ocean Rig must file such verified list within 10 days of service of such petition; and

•

if a petition is timely filed and served, the Grand Court will determine at a hearing at which dissenting shareholders are entitled to participate (a) the fair value of the shares held by those dissenting shareholders together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value and (b) the costs of the proceeding and the allocation of such costs upon the parties.

All notices and petitions must be executed by the registered shareholder or a person duly authorized on behalf of the registered shareholder, fully and correctly, as such shareholder’s name appears on the register of members of Ocean Rig. If the shares are held by a fiduciary, such as by a trustee, guardian or custodian, these notices must be executed by a duly authorized person on behalf of the fiduciary. If the shares are held by or for more than one person such notices and petitions must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the notices or petitions for a registered shareholder; however, the agent must identify the registered owner and expressly disclose the fact that, in exercising the notice, he is acting as a duly authorized agent for the registered holder. A person having a beneficial interest in shares registered in the name of another person, such as a broker or other nominee, must act promptly to cause the registered holder to follow the steps summarized above and in a timely manner to exercise whatever dissenter rights are attached to the shares.

You must be a registered holder of Ocean Rig shares in order to exercise your dissenter rights in respect of such shares.  If you do not satisfy each of the above requirements and otherwise comply strictly with the procedures required by the Cayman Companies Law with regard to the exercise of dissenter rights, you will not be entitled to exercise your dissenter rights and will be bound by the terms of the Merger Agreement and the Plan of Merger. Submitting a signed proxy card that does not direct how the Ocean Rig shares represented by that proxy are to be voted will give the proxy discretion to vote as it determines appropriate. In addition, failure to vote your Ocean Rig shares, or a vote against the proposal to authorize and approve the Merger Agreement, the Plan of Merger and the transactions contemplated by the Merger Agreement, including the Merger, will not alone entitle you to exercise your dissenter rights. You must send all notices to Ocean Rig to Okapi Partners, LLC at: 1212 Avenue of the Americas, 24th Floor, New York, New York, 10036.

If you are considering dissenting, you should be aware that the fair value of your Ocean Rig shares determined under Section 238 of the Cayman Companies Law could be more than, the same as, or less than the Merger Consideration for each share of Ocean Rig that you would otherwise receive pursuant to the Merger Agreement. In addition, in any proceedings for determination of the fair value of the shares covered by a Notice of Dissent, Ocean Rig and Transocean intend to assert that the per share Merger Consideration is equal to or more than the fair value of each of your Ocean Rig shares. You may also be responsible for the cost of any appraisal proceedings.

The provisions of Section 238 of the Cayman Companies Law are technical and complex. If you fail to comply strictly with the procedures set forth in Section 238, you will lose your dissenter rights. You should consult your Cayman Islands legal counsel if you wish to exercise dissenter rights.

DESCRIPTION OF SHARES

The following description of the share capital of Transocean is a summary.  This summary is subject to the complete text of our Articles of Association, which are incorporated by reference to the registration statement of which this prospectus forms a part.  We encourage you to read the Articles of Association carefully.  In this section, references to “we,” ”our,” and “us” mean Transocean.

Description of Share Capital

Issued Share Capital.  As of October 11, 2018, the registered share capital of Transocean was CHF 46,285,269.50, divided into 462,852,695 registered Transocean shares, par value 0.10 Swiss francs per share. The total issued share capital of Transocean, including Transocean shares issued out of Transocean’s conditional share capital not yet registered with the commercial register, was 46,288,080.90 Swiss francs, divided into 462,880,809 registered Transocean shares, par value 0.10 Swiss francs per share.  The issued Transocean shares are fully paid, non-assessable, and rank pari passu with each other and all other Transocean shares.

General Authorized Share Capital.  Pursuant to Article 5 of our Articles of Association,  our board of directors is authorized to issue new Transocean shares at any time until May 18, 2020 and thereby increase the stated share capital by a maximum amount of 2,770,388.90 Swiss francs by issuing a maximum of 27,703,889 Transocean shares.

Our board of directors determines the time of the issuance, the issuance price, the manner in which the new Transocean shares have to be paid in, the date from which the new Transocean shares carry the right to dividends and, subject to the provisions of our Articles of Association, the conditions for the exercise of the preemptive rights with respect to the issuance and the allotment of preemptive rights that are not exercised.  The board of directors may allow preemptive rights that are not exercised to expire, or it may place such rights or Transocean shares, the preemptive rights in respect of which have not been exercised, at market conditions or use them otherwise in our interest.  For further information on preemptive rights with respect to our authorized share capital, see “—Preemptive Rights and Advance Subscription Rights” below.

Additional authorized share capital for a mandatory offer or the compulsory acquisition of the shares of Songa Offshore not tendered in the Voluntary Tender Offer.  At the extraordinary general meeting of shareholders held by Transocean convened on January 16, 2018, regarding, among other things, the ordinary share capital increase in connection with the settlement of the Voluntary Tender Offer for shares of Songa Offshore and the issuance of Transocean shares, Transocean’s shareholders approved additional authorized share capital in the form of a new Article 5bis of our Articles of Association.  The new authorized share capital may only be used for purposes of effecting a mandatory offer for or a compulsory acquisition of the shares of Songa Offshore not tendered in the Voluntary Tender Offer.

Pursuant to the additional authorized share capital contained in Article 5bis of our Articles of Association, the board of directors is authorized to increase the share capital, at any time until January 16, 2020, by a maximum amount of CHF 2,427,166.40 by issuing a maximum of 24,271,664 fully paid up Transocean shares in connection with a compulsory acquisition of or a mandatory offer for the shares of Songa Offshore not acquired by Transocean upon completion of the Voluntary Tender Offer.  The preemptive rights of the shareholders are excluded for the purposes of a mandatory offer or the compulsory acquisition of the shares of Songa Offshore not tendered in the Voluntary Tender Offer and allotted to the holders of the shares of Songa Offshore that have not been tendered in the Voluntary Tender Offer. As described in “Proposals Submitted to Transocean Shareholders,” the Transocean Board is asking Transocean shareholders to approve an amendment to Transocean’s Articles of Association to delete the additional special purpose authorized share capital included in Article 5bis of Transocean’s Articles of Association.  For further information on this proposal, see “Proposals Submitted to Transocean Shareholders.”

The Transocean Board shall determine the time of the issuance, the issue price, the manner in which the new Transocean shares have to be paid up, the date from which the Transocean shares carry the right to dividends, the conditions for the exercise of the allotted preemptive rights and the allotment of allotted preemptive rights that have not been exercised.  The board of directors may allow the allotted preemptive rights that have not been exercised to expire, or it may place such rights or Transocean shares, the preemptive rights of which have been allotted but not exercised, at market conditions or use them otherwise in the interest of Transocean.

An increase of the share capital (i) by means of an offering underwritten by a financial institution, a syndicate of financial institutions or another third party or third parties, followed by an offer to the then-existing shareholders of Transocean, and (ii) in partial amounts shall be permissible.

The new Transocean shares shall be subject to the limitations for registration in the share register pursuant to Articles 7 and 9 of Transocean’s Articles of Association.

Conditional Share Capital.  Article 6 of Transocean’s Articles of Association provide for a conditional share capital that allows the issuance by us of up to 143,783,041 Transocean shares and thus an increase of the stated share capital by a maximum amount of 14,378,304.10 Swiss francs.  These Transocean shares may be issued through:

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the exercise of conversion, exchange, option, warrant or similar rights for the subscription of Transocean shares granted in connection with bonds, options, warrants or other securities newly or already issued in national or international capital markets or new or already existing contractual obligations by or of us or any of our subsidiaries or any of our respective predecessors; or

•

in connection with the issuance of Transocean shares, options or other share-based awards to directors, members of our executive management, employees, contractors, consultants or other persons providing services to us or our subsidiaries.

An aggregate number of 83,985,210 Transocean shares has been reserved under Transocean’s conditional share capital in connection with the exercise of the conversion rights granted under the 0.5% Exchangeable Senior Bonds due 2023 (the “Exchangeable Bonds”) issued in connection with the acquisition of Songa Offshore.

As of October 11, 2018, 28,114 Transocean shares have been issued in connection with the exercise of conversion rights granted under the Exchangeable Bonds.  As a result, the number of Transocean shares available to us to be issued under conditional share capital has been reduced to 143,754,927 Transocean shares.

For information on preemptive rights with respect to our conditional share capital, see “—Preemptive Rights and Advance Subscription Rights” below.

Other Classes or Series of Transocean Shares / Non-voting stock (Genussscheine / Partizipationsscheine).  The board of directors may not create Transocean shares with increased voting powers without the affirmative resolution adopted by shareholders holding at least two-thirds of the voting rights and an absolute majority of the par value of the Transocean shares, each as represented (in person or by proxy) at a general meeting of the shareholders.  The Transocean Board may create preferred stock with the vote of a majority of the votes cast at a general meeting of our shareholders (not counting broker non-votes, abstentions and blank or invalid ballots).

Transocean has not issued any non-voting stock to date (Partizipationsscheine, Genussscheine).

Preemptive Rights and Advance Subscription Rights

Under the Swiss Code of Obligations (the “Swiss Code”), the prior approval of a general meeting of shareholders is generally required to authorize, for later issuance, the issuance of Transocean shares, or rights to subscribe for, or convert into, Transocean shares (which rights may be connected to debt instruments or other obligations).  In addition, the existing shareholders will have preemptive rights in relation to such Transocean shares or rights in proportion to the respective par values of their holdings.  The shareholders may, with the affirmative vote of shareholders holding two-thirds of the voting rights and a majority of the par value of the Transocean shares present or represented at the general meeting and entitled to vote, withdraw or limit the preemptive rights for valid reasons (such as a merger, an acquisition or any of the reasons authorizing the board of directors to withdraw or limit the preemptive rights of shareholders in the context of an authorized capital increase as described below).

If the general meeting of shareholders has approved the creation of authorized or conditional capital, it thereby delegates the decision whether to withdraw or limit the preemptive and advance subscription rights for valid reasons to the board of directors.  Our Articles of Association provide for this delegation with respect to our authorized and conditional share capital in the circumstances described below under “—General Authorized Share Capital” and “—Conditional Share Capital.”

General Authorized Share Capital.  At any time until May 18, 2020 and pursuant to Article 5 of Transocean’s Articles of Association, the board of directors is authorized to withdraw or limit the preemptive rights with respect to the issuance of Transocean shares from authorized capital if:

•	the issue price of the new Transocean shares is determined by reference to the market price;
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the Transocean shares are issued in connection with the acquisition of an enterprise or participations or any part of an enterprise or participations, the financing or refinancing of any such transactions or the financing of our new investment plans;

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the Transocean shares are issued in connection with the intended broadening of the shareholder constituency of Transocean in certain financial or investor markets, for the purposes of the participation of strategic partners, or in connection with the listing of the Transocean shares on domestic or foreign stock exchanges;

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in connection with a placement or sale of Transocean shares, the grant of an over-allotment option of up to 20% of the total number of Transocean shares in a placement or sale of Transocean shares to the initial purchasers or underwriters; and

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for the participation of directors, members of our executive management team, employees, contractors, consultants and other persons performing services for our benefit or the benefit of any of our subsidiaries.

Additional authorized share capital for a mandatory offer or the compulsory acquisition of the shares of Songa Offshore not tendered in the Voluntary Tender Offer (Article 5bis of Transocean’s Articles of Association).  The preemptive rights of the shareholders are excluded for the purposes of the acquisition of shares of Songa Offshore not tendered in the Voluntary Tender Offer.

Conditional Share Capital.  In connection with the issuance of bonds, notes, warrants or other financial instruments or contractual obligations convertible into or exercisable or exchangeable for Transocean shares, the preemptive rights of shareholders are, pursuant to Article 6 of Transocean’s Articles of Association, excluded and the board of directors is authorized to withdraw or limit the advance subscription rights of shareholders in connection with the issuance of bonds, notes, warrants or other securities or contractual obligations convertible into or exercisable or exchangeable for Transocean shares if the issuance is for purposes of financing or refinancing the acquisition of an enterprise or business, parts of an enterprise, participations or investments, or if the issuance occurs in national or international capital markets or through a private placement. If the advance subscription rights are withdrawn or limited:

•	the respective financial instruments or contractual obligations will be issued or entered into at market conditions;
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the conversion, exchange or exercise price, if any, for instruments or obligations will be set with reference to the market conditions prevailing at the date on which the instruments or obligations are issued or entered into; and

•	the instruments or obligations may be converted, exercised or exchanged during a maximum period of 30 years.

The preemptive rights and the advance subscription rights of shareholders are excluded with respect to Transocean shares, bonds, notes, warrants or other securities or contractual obligations issued from our conditional share capital to directors, members of executive management, employees, contractors, consultants or other persons providing services to us or any of our subsidiaries.

Dividends and Other Distributions

Under the Swiss Code, dividends may be paid out only if we have sufficient distributable profits from the previous fiscal year, or if we have freely distributable reserves (including contribution reserves, which are also referred to as additional paid-in capital), each as will be presented on our audited annual standalone statutory balance sheet.  The affirmative vote of shareholders holding a majority of the votes cast at a general meeting of shareholders (not counting abstentions and blank or invalid ballots) must approve the distribution of dividends.  The board of directors may propose to shareholders that a dividend or other distribution be paid but cannot itself authorize the distribution.

Payments out of our share capital (in other words, the aggregate par value of our registered share capital) in the form of dividends are not allowed; however, payments out of registered share capital may be made by way of a par value reduction.  Such a par value reduction requires the approval of shareholders holding a majority of the votes cast at the general meeting of shareholders (not counting abstentions and blank or invalid ballots).  A special audit report must confirm that claims of our creditors remain fully covered despite the reduction in the share capital recorded in the commercial register.  Upon approval by the general meeting of shareholders of the capital reduction, the board of directors must give public notice of the par value reduction resolution in the Swiss Official Gazette of Commerce three times and notify creditors that they may request, within two months of the third publication, satisfaction of or security for their claims.

Under the Swiss Code, if our general reserves amount to less than 20% of our share capital recorded in the commercial register (i.e., 20% of the aggregate par value of our registered capital), then at least 5% of our annual profit must be retained as general reserves.  The Swiss Code and our Articles of Association permit us to accrue additional general reserves.  In addition, we may be required to create a special reserve on our audited annual standalone statutory balance sheet in the amount of the purchase price of Transocean shares repurchased by us or our subsidiaries, which amount may not be used for dividends or subsequent repurchases.

Swiss companies generally must maintain a separate company, stand-alone “statutory” balance sheet for the purpose of, among other things, determining the amounts available for the return of capital to shareholders, including by way of a distribution of dividends.  Our auditor must confirm that a proposal made by the board of directors to shareholders regarding the appropriation of our available earnings or the distribution of freely distributable reserves conforms to the requirements of the Swiss Code and our Articles of Association.  Dividends are usually due and payable shortly after the shareholders have passed a resolution approving the payment, but shareholders may also resolve at the annual general meeting of shareholders to pay dividends in quarterly or other installments.  Our Articles of Association provide that dividends that have not been claimed within five years after the payment date become our property and are allocated to the general reserves.  Dividends paid out of distributable profits or distributable general reserves are subject to Swiss withholding tax, all or part of which can potentially be reclaimed under the relevant tax rules in Switzerland or double taxation treaties concluded between Switzerland and foreign countries.  Distributions to shareholders in the form of a par value reduction and distributions out of qualifying additional paid-in capital are not subject to the Swiss federal withholding tax.

Dividends, if declared by us, are expected to be declared, subject to applicable limitations under Swiss law, in U.S. dollars, or in Swiss francs, and shareholders may be given the right to elect to be paid any such dividends in U.S. dollars or Swiss francs.  Distribution through a reduction in the par value of the Transocean shares must be declared in Swiss francs; however, shareholders may be provided with the option to elect to be paid in U.S. dollars or Swiss francs.

Repurchases of Transocean Shares

The Swiss Code limits our ability to hold or repurchase our own shares.  We and our subsidiaries may only repurchase Transocean shares if and to the extent that sufficient freely distributable reserves are available, as described above under “—Dividends and Other Distributions.” The aggregate par value of all of our shares held by us and our subsidiaries may not exceed 10% of the registered share capital.  However, we may repurchase our own shares beyond the statutory limit of 10% if the shareholders have passed a resolution at a general meeting of shareholders authorizing the board of directors to repurchase Transocean shares in an amount in excess of 10% and the repurchased Transocean shares are dedicated for cancellation.  Any Transocean shares repurchased pursuant to such an authorization will then be cancelled at a general meeting of shareholders upon the approval of shareholders holding a majority of the votes cast at the general meeting.

Repurchased Transocean shares held by us or our subsidiaries do not carry any rights to vote at a general meeting of shareholders but are, unless otherwise resolved by our shareholders at a general meeting, entitled to the economic benefits generally associated with the Transocean shares.

General Meetings of Shareholders

The general meeting of shareholders is our supreme corporate body.  Ordinary and extraordinary shareholders meetings may be held.  Among other things, the following powers will be vested exclusively in the shareholders meeting:

•	adoption and amendment of our Articles of Association;
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the annual election of the chairman of the board of directors, the members of the board of directors, the members of the compensation committee of the board of directors, the auditor and the independent proxy;

•	approval of the annual management report, the stand-alone statutory financial statements and the consolidated financial statements;
•	appropriation of the annual profit shown on our annual stand-alone statutory balance sheet, in particular the distribution of any dividends;
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discharge of the members of the board of directors and the executive management team from liability for business conduct during the previous fiscal year(s) to the extent such conduct is known to the shareholders;

•	ratification of the maximum aggregate amounts of compensation of the board of directors and the executive management team;
•	subject to certain exceptions, the approval of a business combination with an interested shareholder (as such terms are defined in our Articles of Association); and
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any other resolutions that are submitted to a general meeting of shareholders pursuant to law, our Articles of Association or by voluntary submission by the board of directors (unless a matter is within the exclusive competence of the board of directors pursuant to the Swiss Code).

Notice and Proxy Statements

Under the Swiss Code and our Articles of Association, we must hold an annual, ordinary general meeting of shareholders within six months after the end of our fiscal year for the purpose, among other things, of approving the annual financial statements and the annual management report, the annual election of our chairman of the board of directors, the members of the board of directors, the members of the compensation committee of our board of directors, our auditor and our independent proxy, and the ratification of the maximum aggregate amount of compensation of the board of directors and the executive management team.  The invitation to general meetings must be published in the Swiss Official Gazette of Commerce at least 20 calendar days prior to the date of the relevant general meeting of shareholders.  The notice of a meeting must state the items on the agenda and the proposals of the board of directors and of the shareholders who requested that a shareholders meeting be held or that an item be included on the agenda and, in case of elections, the names of the nominated candidates.  No resolutions may be passed at a shareholders meeting concerning agenda items for which proper notice was not given.  This does not apply, however, to proposals made during a shareholders meeting to convene an extraordinary shareholders meeting or to initiate a special investigation.  No previous notification will be required for proposals concerning items included on the agenda or for debates as to which no vote is taken.

Annual general meetings of shareholders may be convened by the board of directors or, under certain circumstances, by the auditor.  A general meeting of shareholders can be held anywhere.

We expect to set the record date for each general meeting of shareholders on a date not more than 20 calendar days prior to the date of each general meeting and announce the date of the general meeting of shareholders prior to the record date.

Extraordinary General Meetings of Shareholders

An extraordinary general meeting may be called upon the resolution of the board of directors or, under certain circumstances, by the auditor.  In addition, the board of directors is required to convene an extraordinary general meeting of shareholders if so resolved by the general meeting of shareholders, or if so requested by shareholders holding an aggregate of at least 10% of the share capital recorded in the commercial register or according to the views expressed in legal writing, which is a persuasive authority in Switzerland, holding Transocean shares with an aggregate par value of CHF 1 million, specifying the items for the agenda and their proposals, or if it appears from the annual stand-alone statutory balance sheet that half of our share capital recorded in the commercial register and legal reserves are not covered by our assets.  In the latter case, the board of directors must immediately convene an extraordinary general meeting of shareholders and propose financial restructuring measures.

Agenda Requests

Under our Articles of Association, any shareholder may request that an item be included on the agenda of a general meeting of shareholders.  Such shareholder may also nominate one or more directors for election.  A request for inclusion of an item on the agenda or a nominee must be in writing and received by us at least 30 calendar days prior to the anniversary date of the proxy statement in connection with our last general meeting of shareholders; provided, however, that if the date of the general meeting of shareholders is more than 30 calendar days before or after the anniversary date of the last annual general meeting of shareholders, such request must instead be made by the tenth calendar day following the date on which we have made public disclosure of the date of the general meeting of shareholders.  The request must specify the relevant agenda items and motions, together with evidence of the required Transocean shares recorded in the share register, as well as any other information as would be required to be included in a proxy statement pursuant to the rules of the SEC.

Under the Swiss Code, a general meeting of shareholders for which a notice of meeting has been duly published may not be adjourned without publishing a new notice of meeting.

Our annual report, our compensation report pursuant to Swiss law and the auditor’s reports must be made available for inspection by the shareholders at our registered office in Steinhausen, Canton of Zug, Switzerland, no later than 20 calendar days prior to the annual general meeting of shareholders.  Each shareholder is entitled to request immediate delivery of a copy of these documents free of charge.  Shareholders of record will be notified of this in writing.

Voting

Each of our shares carries one vote at a general meeting of shareholders.  Voting rights may be exercised by shareholders registered in our share register or by a duly appointed proxy of a registered shareholder (including the independent proxy), which proxy need not be a shareholder.  Our Articles of Association do not limit the number of Transocean shares that may be voted by a single shareholder.  Shareholders wishing to exercise their voting rights who hold their Transocean shares through a bank, broker or other nominee should follow the instructions provided by such bank, broker or other nominee or, absent instructions, contact such bank, broker or other nominee for instructions.  Shareholders holding their Transocean shares through a bank, broker or other nominee will not automatically be registered in our share register.  If any such shareholder wishes to be registered in our share register, such shareholder should contact the bank, broker or other nominee through which it holds our shares.

Treasury shares, whether owned by us or one of our majority-owned subsidiaries, will not be entitled to vote at general meetings of shareholders.

Our Articles of Association do not provide for cumulative voting for the election of directors.

Pursuant to our Articles of Association, the shareholders generally pass resolutions by the affirmative vote of a relative majority of the votes cast at the general meeting of shareholders (broker nonvotes, abstentions and blank and invalid ballots will be disregarded), unless otherwise provided by law or our Articles of Association.  However, our Articles of Association provide that directors may be elected at a general meeting of shareholders by a plurality of the votes cast by the shareholders present in person or by proxy at the meeting.  Our Corporate Governance Guidelines have a majority vote policy that provides that the board may nominate only those candidates for director who have submitted an irrevocable letter of resignation which would be effective upon and only in the event that (1) such nominee fails to receive a sufficient number of votes from shareholders in an uncontested election and (2) the board accepts the resignation following such failure.  If a nominee who has submitted such a letter of resignation does not receive more votes cast “for” than “against” the nominee’s election, the corporate governance committee must promptly review the letter of resignation and recommend to the board whether to accept the tendered resignation or reject it.  The board must then act on the corporate governance committee’s recommendation within 90 days following the shareholder vote.  The board must promptly disclose its decision regarding whether or not to accept the nominee’s resignation letter.

The acting chair may direct that resolutions and elections be held by use of an electronic voting system.  Electronic resolutions and elections are considered equal to resolutions and elections taken by way of a written ballot.

The Swiss Code and/or our Articles of Association require the affirmative vote of at least two-thirds of the voting rights and a majority of the par value of the Transocean shares, each as represented at a general meeting to approve, among other things, the following matters:

•	the amendment to or the modification of the purpose clause in our Articles of Association;
•	the creation or cancellation of Transocean shares with privileged voting rights;
•	the restriction on the transferability of Transocean shares or cancellation thereof;
•	the restriction on the exercise of the right to vote or the cancellation thereof;
•	an authorized or conditional increase in the share capital;
•	an increase in the share capital through (1) the conversion of capital surplus, (2) a contribution in kind, or for purposes of an acquisition of assets, or (3) a grant of special privileges;
•	the limitation on or withdrawal of preemptive rights;
•	a change in our registered office;
•	the conversion of registered Transocean shares into bearer shares and vice versa; and
•	our dissolution.

The same supermajority voting requirements apply to resolutions in relation to transactions among corporations based on Switzerland’s Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets (the “Merger Act”), including a merger, demerger or conversion of a corporation (other than a cash-out or certain squeeze-out mergers, in which minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company, for instance, through cash or securities of a parent company of the acquiring company or of another company—in such a merger, an affirmative vote of 90% of the outstanding Transocean shares is required).  Swiss law may also impose this supermajority voting requirement in connection with the sale of “all or substantially all of our assets” by us.  See “—Compulsory Acquisitions; Appraisal Rights” below.

Our Articles of Association require the affirmative vote of at least two-thirds of the Transocean shares entitled to vote at a general meeting to approve the following matters:

•	the removal of a serving member of the board of directors;

•	any changes to Article 14, paragraph 1 specifying advance notice of proposal requirements;
•	any changes to Article 18 specifying vote requirements for resolutions and elections;
•	any changes to Article 20, paragraph 2 specifying supermajority vote requirements;
•	any changes to Article 21 specifying quorum requirements;
•	any changes to Article 22 specifying the number of members of the board of directors;
•	any changes to Article 23 specifying the term of the board of directors; and
•	any changes to Article 24 specifying the organization of the board of directors and the indemnification provisions for directors and officers.

Our Articles of Association require the affirmative vote of holders of the number of our shares at least equal to the sum of (A) two-thirds of the number of all Transocean shares outstanding and entitled to vote at a general meeting, plus (B) a number of Transocean shares outstanding and entitled to vote at the general meeting that is equal to one-third of the number of Transocean shares held by an interested shareholder, for us to engage in any business combination with an interested shareholder (as those terms are defined in our Articles of Association) and for the amendment of the provisions in our Articles of Association relating to this shareholder approval requirement.

Quorum for General Meetings

The presence of shareholders, in person or by proxy, holding at least a majority of the Transocean shares entitled to vote at the time when the general meeting proceeds to business is generally the required presence for a quorum for the transaction of business at a general meeting of shareholders.  However, the presence of shareholders, in person or by proxy, holding at least two-thirds of the share capital recorded in the commercial register at the time when the general meeting proceeds to business is the required presence for a quorum to adopt a resolution to amend, vary, suspend the operation of or cause any of the following provisions of our Articles of Association to cease to apply:

•	Article 18—which relates to proceedings and procedures at general meetings;
•	Article 19(g)—which relates to business combinations with interested shareholders;
•	Article 20—which sets forth the level of shareholder approval required for certain matters;
•	Article 21—which sets forth the quorum at a general meeting required for certain matters, including the removal of a serving member of the board of directors; and
•	Articles 22, 23 and 24—which relate to the size and the organization of the board of directors, the term of directors and the indemnification provisions for directors and officers.

Additionally, shareholders present, in person or by proxy, holding at least two-thirds of the share capital recorded in the commercial register at the time when the general meeting proceeds to business constitute the required presence for a quorum at a general meeting to adopt a resolution to remove a serving director.

Under the Swiss Code, the board of directors has no authority to waive quorum requirements stipulated in the Articles of Association.

Inspection of Books and Records

Under the Swiss Code, a shareholder has a right to inspect the share register with regard to his, her or its own Transocean shares and otherwise to the extent necessary to exercise his, her or its shareholder rights.  No other person has a right to inspect the share register.  The books and correspondence of a Swiss company may be inspected with the express authorization of the general meeting of shareholders or by resolution of the board of directors and subject to the safeguarding of the company’s business secrets.  At a general meeting of shareholders, any shareholder is entitled to request information from the board of directors concerning the affairs of the company.  Shareholders may also ask the auditor questions regarding its audit of the company.  The board of directors and the auditor must answer shareholders’ questions to the extent necessary for the exercise of shareholders’ rights and subject to prevailing business secrets or other of our material interests.

Special Investigation

If the shareholders’ inspection and information rights as outlined above prove to be insufficient, any shareholder may propose to the general meeting of shareholders that a special commissioner investigate specific facts in a special investigation.  If the general meeting of shareholders approves the proposal, we or any shareholder may, within 30 calendar days after the general meeting of shareholders, request the court at our registered office to appoint a special commissioner.  If the general meeting of shareholders rejects the request, one or more shareholders representing at least 10% of the share capital or holders of Transocean shares in an aggregate par value of at least 2 million Swiss francs may request, within three months after the general meeting, the court to appoint a special commissioner.  The court will issue such an order if the petitioners can demonstrate that the board of directors, any member of our board of directors or one of our officers infringed the law or our Articles of Association and thereby damaged the company or the shareholders.  The costs of the investigation would generally be allocated to us and only in exceptional cases to the petitioners.

Compulsory Acquisitions; Appraisal Rights

Swiss companies that undertake business combinations and other transactions that are binding on all shareholders are governed by the Merger Act.  A statutory merger or demerger requires that at least two-thirds of the Transocean shares and a majority of the par value of the Transocean shares, each as represented at the general meeting of shareholders, vote in favor of the transaction.  Under the Merger Act, a “demerger” may take two forms:

•

a legal entity may divide all of its assets and transfer such assets to other legal entities, with the shareholders of the transferring entity receiving equity securities in the acquiring entities and the transferring entity dissolving upon deregistration in the commercial register; or

•	a legal entity may transfer all or a portion of its assets to other legal entities, with the shareholders of the transferring entity receiving equity securities in the acquiring entities.

If a transaction under the Merger Act receives all of the necessary consents, all shareholders would be compelled to participate in the transaction.  See “—Voting” above.

Swiss companies may be acquired by an acquirer through the direct acquisition of the share capital of the Swiss company.  With respect to corporations limited by shares, such as Transocean, the Merger Act provides for the possibility of a so-called “cash-out” or “squeeze-out” merger if the acquirer controls 90% of the outstanding shares.  In these limited circumstances, minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company (for instance, through cash or securities of a parent company of the acquiring company or of another company).  For business combinations effected in the form of a statutory merger or demerger and subject to Swiss law, the Merger Act provides that if the equity rights have not been adequately preserved or compensation payments in the transaction are unreasonable, a shareholder may request the competent court to determine a reasonable amount of compensation.

In addition, under Swiss law, the sale of “all or substantially all of our assets” by us may require a resolution of the general meeting of shareholders passed by holders of at least two-thirds of the voting rights and a majority of the par value of the

Transocean shares, each as represented at the general meeting of shareholders.  Whether or not a shareholder resolution is required depends on the particular transaction, including whether the following test is satisfied:

•	the company sells a core part of its business, without which it is economically impracticable or unreasonable to continue to operate the remaining business;
•	the company’s assets, after the divestment, are not invested in accordance with the company’s statutory business purpose; and
•

the proceeds of the divestment are not earmarked for reinvestment in accordance with the company’s business purpose but, instead, are intended for distribution to shareholders or for financial investments unrelated to the company’s business.

If all of the foregoing apply, a shareholder resolution would likely be required.

Legal Name; Formation; Fiscal Year; Registered Office

Transocean was initially formed on August 18, 2008.  It is incorporated and domiciled in Steinhausen, Canton of Zug, Switzerland, and operates under the Swiss Code as a stock corporation (Aktiengesellschaft).  Transocean is recorded in the Commercial Register of the Canton of Zug with the registration number CHE‑114.461.224.  Transocean’s fiscal year is the calendar year.

The address of Transocean’s registered office is Transocean, Turmstrasse 30, 6312 Steinhausen, Switzerland, and the telephone number at that address is +41 (0)41 749 0500.

Corporate Purpose

Transocean is the parent holding company of the Transocean group.  Pursuant to its Articles of Association, its business purpose is to acquire, hold, manage, exploit and sell, whether directly or indirectly, participations in businesses in Switzerland and abroad, in particular in businesses that are involved in offshore contract drilling services for oil and gas wells, oil and gas drilling management services, drilling engineering services and drilling project management services and oil and gas exploration and production activities, and to provide financing for this purpose.  Transocean may acquire, hold, manage, mortgage and sell real estate and intellectual property rights in Switzerland and abroad.

Duration and Liquidation

Our Articles of Association do not limit our duration.  Under Swiss law, we may be dissolved at any time by a resolution adopted at a general meeting of shareholders, which must be passed by the affirmative vote of holders of at least two thirds of voting rights and an absolute majority of the par value of the Transocean shares, each as represented (in person or by proxy) at the general meeting.  Dissolution and liquidation by court order is possible if (1) we become bankrupt or (2) shareholders holding at least 10% of our share capital so request for valid reasons.  Under Swiss law, any surplus arising out of liquidation (after the settlement of all claims of all creditors) is distributed in proportion to the paid-up par value of Transocean shares held, but this surplus is subject to Swiss withholding tax of 35%.  Our shares carry no privilege with respect to such liquidation surplus.

Uncertificated Shares

Our shares have been issued in uncertificated form in accordance with article 973c of the Swiss Code as uncertificated securities, which have been registered with Computershare, and constitute intermediated securities within the meaning of the Swiss Federal Act on Intermediated Securities.  In accordance with article 973c of the Code, Transocean maintains a register of uncertificated securities (Wertrechtebuch).

Stock Exchange Listing

The Transocean shares are listed and trade on the NYSE under the symbol “RIG.”

No Sinking Fund

The Transocean shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

The Transocean shares that have been issued to date are duly and validly issued, fully paid and nonassessable.

No Redemption and Conversion

The Transocean shares are not convertible into shares of any other class or series or subject to redemption either by us or the holder of the shares.

Transfer and Registration of Transocean Shares

We have not imposed any restrictions applicable to the transfer of our shares, other than the requirement that an acquirer of shares expressly declares to have acquired the shares in its own name and for its own account.  Our share register is maintained by Computershare, which acts as transfer agent and registrar.  The share register reflects only record owners of our shares.  Swiss law does not recognize fractional share interests.

BENEFICIAL OWNERSHIP OF TRANSOCEAN SHARES

Security Ownership of Significant Transocean Shareholders

Listed below are the only persons who, to the knowledge of Transocean, may be deemed to be beneficial owners, as of October 11, 2018, of more than 5% of Transocean’s shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class(1)
Perestroika AS Statminister Michelsensvei 38 5320 Paradis, Norway Frederik W. Mohn Statminister Michelsensvei 38 5320 Paradis, Norway	67,740,289	(2)	14.67%
Asia Research & Capital Management Ltd. 21/F, Shanghai Commercial Bank Tower 12 Queens Road Central Hong Kong	47,996,841	(3)	10.39%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	35,420,304	(4)	7.67%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	33,344,970	(5)	7.22%
PRIMECAP Management Company 177 E. Colorado Blvd., 11th Floor Pasadena, CA 91105	24,761,545	(6)	5.36%

(1)	The percentage indicated is based on 461,906,035 Transocean shares deemed to be outstanding as of October 11, 2018.
(2)

The number of shares is based on the Schedule 13D/A filed with the SEC on September 4, 2018, by Mr. Frederik W. Mohn and Perestroika AS. According to the filing, Mr. Mohn has sole voting power and sole dispositive power with regard to 43,856 shares (which consists of (a) 22,148 shares and 18,000 shares issuable upon the exchange of $185,000 aggregate principal amount of exchangeable bonds, in each case individually owned by Mr. Mohn, (b) 2,054 shares and 1,654 shares issuable upon the exchange of $17,000 aggregate principal amount of exchangeable bonds, in each case individually owned by Mr. Mohn’s spouse), and (shared voting power and shared dispositive power with Perestroika (Cyprus) Ltd. with regard to 67,696,433 shares (which consists of 33,096,351 shares and 34,600,082 shares issuable upon the exchange of $355,611,000 aggregate principal amount of exchangeable bonds.

(3)

The number of shares is based on the Schedule 13G filed with the SEC on February 8, 2018 by Asia Research & Capital Management Ltd. According to the filing, Asia Research & Capital Management has sole voting power and sole dispositive power with regard to 47,966,841 shares, which consists of 16,777,850 shares and 31,218,991 issuable upon exchange of $320,861,000 of exchangeable bonds.

(4)

The number of shares is based on the Schedule 13G/A filed with the SEC on January 30, 2018, by BlackRock, Inc. According to the filing, BlackRock, Inc. has sole voting power with regard to 33,768,833 shares, and sole dispositive power with regard to 35,420,304 shares.

(5)

The number of shares is based on the Schedule 13G/A filed with the SEC on February 8, 2018, by The Vanguard Group. According to the filing, The Vanguard Group has sole voting power with regard to 205,652 shares, shared voting power with regard to 45,538 shares, sole dispositive power with regard to 33,122,538 shares and shared dispositive power with regard to 222,432 shares.

(6)

The number of shares is based on the Schedule 13G filed with the SEC on August 7, 2018, by PRIMECAP Management Company. According to the filing, PRIMECAP Management Company has sole voting power with regard to 9,453,370 shares, and sole dispositive power with regard to 24,761,545 shares.

Security Ownership of Transocean Directors and Executive Officers

The table below shows how many shares each of Transocean’s directors, each of the Transocean named executive officers described under “Compensation Discussion and Analysis” of Transocean’s 2018 Annual General Meeting proxy statement, and all Transocean’s directors and executive officers as a group beneficially owned as of October 11, 2018.

Name	Shares Owned(1)	Shares Subject to Right to Acquire Beneficial Ownership(2)	Total Shares Beneficially Owned(3)	Percent of Class(3)
Jeremy D. Thigpen	430,285	228,510	658,795	*
Mark L. Mey	223,316	96,696	320,012	*
John B. Stobart(4)	167,825	135,706	303,531	*
Howard E. Davis	65,510	73,972	139,482	*
Brady K. Long	51,634	62,204	113,838	*
Glyn A. Barker	11,748	60,013	71,761	*
Vanessa C.L. Chang	3,700	65,755	69,455	*
Frederico F. Curado	0	60,013	60,013	*
Chadwick C. Deaton	1,000	65,755	66,755	*
Vincent J. Intrieri	10,000	55,253	65,253	*
Samuel J. Merksamer	0	65,989	65,989	*
Merrill A. “Pete” Miller, Jr.	0	82,753	82,753	*
Frederik W. Mohn(5)	33,120,553	34,619,736	67,740,289	14.67
Edward R. Muller	6,647	78,492	85,139	*
Tan Ek Kia	0	69,523	69,523	*
All of directors and executive officers as a group (16 persons)	34,167,244	35,939,984	70,108,578	15.18

*      Less than 1%.

(1)

The business address of each director and executive officer is c/o Transocean Management Ltd., Turmstrasse 30, CH‑6312 Steinhausen, Switzerland. None of the shares beneficially owned by Transocean’s directors or executive officers are pledged as security.

(2)

Includes shares that may be acquired within 60 days from September 1, 2018, through the exercise of options held by Messrs. Thigpen (228,510), Mey (96,696), Stobart (135,706), Davis (73,972), Long (62,204), and all directors and executive officers as a group (716,702). Also includes vested restricted share units held by Messrs. Barker (60,013), Curado (60,013), Deaton (65,755), Intrieri (55,253), Merksamer (65,989), Miller (82,753), Muller (78,492) and Tan (69,523), and Ms. Chang (65,755) and all directors and executive officers as a group (602,196).

(3)

As of March 12, 2018, each listed individual (with the exception of Mr. Mohn) and our directors and executive officers as a group (excluding Mr. Mohn) beneficially owned less than 1% of the Company’s outstanding shares.

(4)	John Stobart retired from his functions at Transocean effective June 30, 2018.
(5)

Mr. Mohn has sole voting power and sole dispositive power with regard to 43,856 shares (which consists of (a) 22,148 shares and 18,000 shares issuable upon the exchange of $185,000 aggregate principal amount of Exchangeable Bonds, in each case individually owned by Mr. Mohn, and (b) 2,054 shares and 1,654 shares issuable upon the exchange of $17,000 aggregate principal amount of Exchangeable Bonds, in each case individually owned by Mr. Mohn’s spouse) and shared voting power and shared dispositive power with Perestroika with regard to 67,696,433 shares (which consists of 33,096,351 shares and 34,600,082 shares issuable upon the exchange of $355,611,000 aggregate principal amount of Exchangeable Bonds, in each case owned by Perestroika).

BENEFICIAL OWNERSHIP OF OCEAN RIG SHARES

Security Ownership of Significant Ocean Rig Shareholders

Listed below are the only persons who, to the knowledge of the Ocean Rig, may be deemed to be beneficial owners, as of October 11, 2018, of more than 5% of Ocean Rig’s shares.

Name and Address of Beneficial Owner	Shares Beneficially Owned		Percent of Class(1)
Certain funds managed by Avenue Capital Group 399 Park Avenue, 6th Floor New York, New York 10022	6,954,132	(2)	7.61%
BlueMountain Capital Management, LLC 280 Park Ave., 12th Floor New York, New York 10017	9,846,060	(3)	10.78%
Elliott Funds 40 W 57th Street New York, New York 10019	18,494,587	(4)	20.24%
Canyon Capital Advisors LLC 2000 Avenue of the Stars, 11th Floor, Los Angeles, California 90067	7,073,321	(5)	7.74%
Pacific Investment Management Company LLC 650 Newport Center Drive Newport Beach, CA 92660	4,992,068	(6)	5.47%
Certain funds managed by Oz Management LP 9 W 57th Street, 39th Floor New York, New York 10019	4,708,910	(7)	5.16%

(1)	Based on 91,567,982 Ocean Rig shares outstanding as of October 11, 2018, which includes 91,357,296 Class A shares and 210,686 Class B shares, both classes of which have voting rights.
(2)

Avenue Capital Management II, L.P. is the investment manager of each of Avenue Energy Opportunities Fund, L.P., Avenue PPF Opportunities Fund, L.P., Avenue Special Opportunities Fund II, L.P. and Avenue Investments, L.P. and may be deemed to have voting and dispositive power over the shares owned by such entities. Avenue Energy Opportunities Partners LLC is the general partner of Avenue Energy Opportunities Fund, L.P. Avenue PPF Opportunities Fund GenPar, LLC is the general partner of Avenue PPF Opportunities Fund, L.P. Avenue SO Capital Partners II, LLC is the general partner of Avenue Special Opportunities Fund II, L.P. Avenue Partners, LLC is the general partner of Avenue Investments, L.P.  Avenue Europe International Management, L.P. is the investment manager of each of Avenue ASRS Europe Opportunities Fund, L.P., Avenue Europe Opportunities Master Fund, L.P., Avenue Europe Special Situations Fund III (Euro), L.P., and Avenue Europe Special Situations Fund III (U.S.), L.P. and may be deemed to have voting and dispositive power over the shares owned by such entities.  Avenue Europe Opportunities Master Fund, L.P. owns its interest through GL Europe Luxembourg S.a.r.l.   Avenue Europe Special Situations Fund III (Euro), L.P. owns its interest through GL Europe Luxembourg III (Euro) Investments S.a.r.l.  Avenue Europe Special Situations Fund III (US), L.P. owns its interest through GL Europe Luxembourg III (US) Investments S.a.r.l. Avenue ASRS Europe Opportunities Fund, L.P. owns its interest through GL Europe ASRS Investments S.a.r.l.  Avenue-ASRS Europe Opportunities Fund GenPar, LLC is the general partner of Avenue ASRS Europe Opportunities Fund, L.P. Avenue Europe Opportunities Fund GenPar, LLC is the general partner of Avenue Europe Opportunities Master Fund, L.P. Avenue Europe Capital Partners III, LLC is the general partner of Avenue Europe Special Situations Fund III (Euro), L.P. and Avenue Europe Special Situations Fund III (U.S.), L.P. The mailing address of each of the entities identified in this paragraph is c/o Avenue Capital Group, 399 Park Avenue, 6th floor, New York, NY 10022.

(3)

BlueMountain Capital Management, LLC is the investment manager of each of Blue Mountain Credit Alternatives Master Fund L.P., BlueMountain Foinaven Master Fund L.P., BlueMountain Guadalupe Peak Fund L.P., BlueMountain Logan Opportunities Master Fund L.P., BlueMountain Montenvers Master Fund SCA SICAV-SIF, BlueMountain Summit Trading L.P., BlueMountain Fursan Fund L.P., BlueMountain Kicking Horse Fund L.P. and

BlueMountain Timberline Ltd. and may be deemed to have shared voting power and/or shared investment power with respect to the securities described herein. The executive partners of BlueMountain Capital Management, LLC, which are Andrew Feldstein, Stephen Siderow and Michael Liberman, may also be deemed to have shared voting power and/or shared investment power over the securities described herein. Each of the foregoing entities and persons disclaims beneficial ownership of the securities described herein other than each BlueMountain fund to the extent of its direct holdings. The mailing address of each of the entities and persons identified in this paragraph is c/o BlueMountain Capital Management, LLC, 280 Park Ave., 12th Floor, New York, New York 10017. As reported on Schedule 13D/A filed with the SEC on October 16, 2017.

(4)

“Elliott Funds” shall be collectively Elliott International, L.P., which owns 12,124,085 shares, Elliott Associates, L.P., which owns 1,900,728 shares, Greenwich (Japan) Limited, which owns 452,244 shares, Gateshead (Japan) LLC, which owns 212,826 shares, and The Liverpool Limited Partnership, which owns 3,804,704 shares. Elliott Advisors GP LLC, Elliott Capital Advisors, L.P., and Elliott Special GP, LLC, are the general partners of Elliott Associates, L.P. Each has the power to vote and dispose of the shares owned by Elliott Associates, L.P. and are each regulated by the U.S. Securities and Exchange Commission as an investment advisor.  Hambledon, Inc., the sole general partner of Elliott International, L.P., and Elliott International Capital Advisors Inc., the sole investment manager of Elliott International, L.P., each has the power to vote and dispose of the shares owned by Elliott International, L.P. and are each regulated by the U.S. Securities and Exchange Commission as an investment advisor.  Elliott Associates, L.P. is the sole member and managing member of Gateshead (Japan) LLC. Elliott Associates, L.P. is also the sole limited partner of The Liverpool Limited Partnership and is the sole shareholder of Liverpool Associates, Ltd., which is the sole general partner of The Liverpool Limited Partnership. The registered address of Elliott Associates, L.P., and Gateshead (Japan) LLC is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington DE 19801, United States.  The registered address of The Liverpool Limited Partnership is c/o Appleby Services (Bermuda) Ltd., Canon's Court, 22 Victoria Street, Hamilton, HM 12 Bermuda. Elliott International, L.P. is the sole shareholder of Greenwich (Japan) Limited. The registered address of Elliott International, L.P. and Greenwich (Japan) Limited is c/o Maples & Calder, PO Box 309, Ugland House, South Church Street, George Town, Cayman Islands. As reported on Schedule 13D/A filed with the SEC on October 16, 2017.

(5)	As reported on Schedule 13G filed with the SEC on February 14, 2018.
(6)	As reported on Schedule 13G filed with the SEC on February 15, 2018
(7)	As reported on Schedule 13G filed with the SEC on February 16, 2018

Security Ownership of Ocean Rig Directors and Executive Officers

The table below shows how many shares each of Ocean Rig’s directors, each of the named executive officers and all directors and executive officers as a group beneficially owned as of October 11, 2018.

Name	Total Number of Shares Owned(1)		Percent of Class(2)
George Economou	8,525,596	(3)	9.31%
John Simon	4,000	(4)	*	%
Karl Blanchard	4,000	(5)	*	%
Jim Devine	4,000	(6)	*	%
Anthony Kandylidis	182	(7)	*	%
All directors and executive officers as a group (5 persons)	8,537,778		9.32%

*     Less than 1%.

(1)

Unless otherwise indicated, the business address of each beneficial owner identified is c/o Ocean Rig Cayman Management Services SEZC Limited, Po Box 309, Ugland House, South Church Street George Town, Grand Cayman, KYI -1104 Cayman Islands.

(2)

Based on 91,567,982 Ocean Rig shares outstanding as of October 11, 2018, which includes 91,357,296 Ocean Rig  Class A shares and 210,686 Ocean Rig Class B shares, both classes of which have voting rights.

(3)

George Economou, Ocean Rig’s Chairman, may be deemed to beneficially own 8,524,793 of these shares through Prime Cap Shipping Inc., a Cayman Islands corporation that may be deemed to be beneficially owned by Mr. Economou. Mr. Economou may be deemed to beneficially own 704 of these shares through Sphinx Investment Corp., a Marshall Islands corporation that may be deemed to be beneficially owned by Mr. Economou. Mr. Economou may be deemed to beneficially own 65 of these shares through Azara Services S.A., a Marshall Islands corporation that may be deemed to be beneficially owned by Mr. Economou. Mr. Economou may be deemed to beneficially own 8 of these shares through Elios Investments Inc., a wholly owned subsidiary of the Entrepreneurial Spirit Foundation, a Lichtenstein foundation, or the Foundation, the beneficiaries of which are Mr. Economou and members of Mr. Economou's family. Mr. Economou may be deemed to beneficially own 15 of these shares through Entrepreneurial Spirit Holdings Inc., a Liberian corporation that is wholly owned by the Foundation. Mr. Economou may be deemed to beneficially own 11 of these shares through Fabiana Services S.A., a Marshall Islands corporation, of which Mr. Economou may be deemed to beneficially own.  Upon issuance of the Ocean Rig Class B shares, the 8,524,793 shares held by Prime Cap would represent 9.31% of the post-Restructuring equity of Ocean Rig.

(4)	In connection with his service on the Ocean Rig Board, Mr. Simon was issued 4,000 Ocean Rig Class A shares on December 29, 2017.
(5)	In connection with his service on the Ocean Rig Board, Mr. Blanchard was issued 4,000 Ocean Rig Class A shares on December 29, 2017.
(6)	In connection with his service on the Ocean Rig Board, Mr. Devine was issued 4,000 Ocean Rig Class A shares on December 29, 2017.
(7)

Anthony Kandylidis, Ocean Rig’s Executive Vice Chairman may be deemed to beneficially own 170 of these shares through Steel Wheel Investments Limited, a Marshall Islands corporation that may be deemed to be beneficially owned by Mr. Kandylidis. Mr. Kandylidis, may be deemed to beneficially own 12 of these shares through Basset Holdings Inc., a Marshall Islands corporation that may be deemed to be beneficially owned by Mr. Kandylidis.

COMPARISON OF RIGHTS OF SHAREHOLDERS OF TRANSOCEAN AND SHAREHOLDERS OF OCEAN RIG

Transocean is a Swiss company with registered office in Steinhausen, Canton of Zug, Switzerland, and Ocean Rig is an exempted company incorporated under the laws of the Cayman Islands.  Ownership interests in a company incorporated under the laws of the Cayman Islands are fundamentally different from ownership interests in a Swiss company.  The rights of Transocean shareholders are governed by Swiss law and Transocean’s Articles of Association.  In addition, Transocean is subject to the rules and regulations of the SEC and the NYSE that, among other things, regulate the solicitation of proxies and provide for additional shareholder rights requirements.  The rights of Ocean Rig shareholders are governed by Cayman Islands laws and Ocean Rig’s Memorandum and Articles of Association (the “Ocean Rig Articles”).  In addition, Ocean Rig is subject to the rules and regulations of the SEC and the Nasdaq Global Select Market that, among other things, regulate the solicitation of proxies and provide for additional shareholder rights requirements.  As a result of the Merger, holders of Ocean Rig shares will become shareholders of Transocean and their rights as shareholders will be governed by Swiss law and Transocean’s Articles of Association.  There are many differences between the rights of Ocean Rig shareholders and those of Transocean shareholders.

This section describes the material differences between the rights of Ocean Rig’s shareholders under Cayman Islands law and Ocean Rig’s Memorandum of Association and the rights of Transocean’s shareholders under Swiss law and Transocean’s Articles of Association but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to Transocean’s Articles of Association and Ocean Rig’s Memorandum of Association, to which you are referred. Copies of Transocean’s Articles of Association and Ocean Rig’s Memorandum of Association are available, without charge, by following the instructions listed under “Where You Can Find More Information.”

Purpose and Term of Existence

Ocean Rig.  The objects of Ocean Rig, as stated in the Ocean Rig Articles, are unrestricted and Ocean Rig has full power and authority to carry out any object not prohibited by the laws of the Cayman Islands. Ocean Rig has a perpetual existence unless dissolved in accordance with the Cayman Companies Law and the Ocean Rig Articles.

Transocean.  Transocean’s stated purpose is to acquire, hold, manage, exploit and sell, whether directly or indirectly, participations in businesses in Switzerland and abroad, in particular in businesses that are involved in offshore contract drilling services for oil and gas wells, oil and gas drilling management services, drilling engineering services and drilling project management services and oil and gas exploration and production activities, and to provide financing for this purpose.  Transocean may acquire, hold, manage, mortgage and sell real estate and intellectual property rights in Switzerland and abroad. Transocean has a perpetual existence.

Capitalization

Ocean Rig.  As of October 11, 2018, the authorized share capital of Ocean Rig was $19,000,000 divided into (i) 1,500,000,000 Ocean Rig Class A shares, (ii) 300,000,000 Ocean Rig Class B shares, and (iii) 100,000,000 preferred shares of a par value of $0.01 each (“Preferred Shares”) and Ocean Rig has outstanding 91,357,296 Ocean Rig Class A shares, 210,686 Ocean Rig Class B shares and no Preferred Shares.

Subject to the provisions of the Ocean Rig Articles, the directors of Ocean Rig may allot, issue, grant options over or otherwise dispose of Ocean Rig shares (including fractions of a share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Cayman Companies Law and the Ocean Rig Articles) vary such rights, including but not limited to the issuance of Preferred Shares which have such preferred rights to the Ocean Rig shares as the directors of Ocean Rig may determine at the time of issuance of such shares.

Pursuant to the Ocean Rig Articles, the directors of Ocean Rig shall designate any share (including fractions of a share) as either an Ocean Rig Class B share or a Preferred Share at the time of its allotment or issuance and any share not so designated shall be an Ocean Rig Class A share.

The Ocean Rig Class B shares are intended to be a security that is not a “margin security” as defined in Regulation T of the Board of Governors of the Federal Reserve System of the United States of America, as from time to time in effect and all official rulings and interpretations thereunder or thereof. In furtherance of the foregoing, the Ocean Rig Class B shares will not be listed on a national securities exchange or a national market system. Other than the foregoing, Ocean Rig Class B shares are identical to Ocean Rig Class A shares and will entitle the holders thereof to the same rights and privileges as Ocean Rig Class A shares.

Transocean.  As of October 11, 2018, the registered share capital of Transocean was CHF 46,285,269.50, divided into 462,852,695 registered Transocean shares, par value 0.10 Swiss francs per share. The total issued share capital of Transocean, including Transocean shares issued out of Transocean’s conditional share capital not yet registered with the commercial register, was 46,288,080.90 Swiss francs, divided into 462,880,809 registered Transocean shares, par value 0.10 Swiss francs per share.  The issued Transocean shares are fully paid, non-assessable, and rank pari passu with each other and all other Transocean shares.

Pursuant to Article 5 of Transocean’s Articles of Association, the Transocean Board is authorized to issue new shares at any time until May 18, 2020 and thereby increase the stated share capital by a maximum amount of CHF 2,770,388.90 by issuing a maximum of 27,703,899 Transocean shares.  Transocean’s authorized share capital as set forth in Article 5 of Transocean’s Articles of Association expires on May 18, 2020.  Transocean’s shares are listed and traded on the NYSE.

The Transocean Board determines the time of the issuance, the issuance price, the manner in which the new shares have to be paid in, the date from which the new shares carry the right to dividends and, subject to the provisions of Transocean’s Articles of Association, the conditions for the exercise of the preemptive rights with respect to the issuance and the allotment of preemptive rights that are not exercised.  The Transocean Board may allow preemptive rights that are not exercised to expire, or it may place such rights or shares, the preemptive rights in respect of which have not been exercised, at market conditions or use them otherwise in Transocean’s interest.  For further information on preemptive rights with respect to Transocean’s authorized share capital, see “—Preemptive Rights and Advance Subscription Rights” below.

At the extraordinary general meeting of shareholders convened by Transocean on January 16, 2018, regarding the ordinary share capital increase in connection with the settlement of the Voluntary Tender Offer and the issuance of new Transocean shares as a part of the consideration for the shares of Songa Offshore tendered in the Voluntary Tender Offer, Transocean’s shareholders approved additional authorized share capital in the form of a new Article 5bis in the Transocean Articles of Association to be used solely for purposes of effecting a mandatory offer for or the compulsory acquisition of the Songa Offshore shares not tendered in the Voluntary Tender Offer.  Pursuant to the additional authorized share capital, the Transocean Board is authorized to increase the share capital, at any time until January 16, 2020, by a maximum amount of CHF 2,427,166.40 by issuing a maximum of 24,271,664 fully paid up Transocean shares in connection with a compulsory acquisition of or a mandatory offer for the shares of Songa Offshore not acquired by Transocean upon completion of the Voluntary Tender Offer.  As described in “Proposals Submitted to Transocean Shareholders,” the Transocean Board is asking Transocean shareholders to approve an amendment to Transocean’s Articles of Association to delete the additional special purpose authorized share capital for a mandatory offer or the compulsory acquisition of the shares of Songa Offshore not tendered in the Voluntary Tender Offer.  For further information on this proposal, see “Proposals Submitted to Transocean Shareholders.”

The Transocean Board shall determine the time of the issuance, the issue price, the manner in which the new Transocean shares have to be paid up, the date from which the Transocean shares carry the right to dividends, the conditions for the exercise of the allotted preemptive rights and the allotment of allotted preemptive rights that have not been exercised.  The Transocean Board may allow the allotted preemptive rights that have not been exercised to expire, or it may place such rights or Transocean shares, the preemptive rights of which have been allotted but not exercised, at market conditions or use them otherwise in the interest of Transocean.  For further information on preemptive rights with respect to Transocean’s authorized share capital, see “—Preemptive Rights and Advance Subscription Rights” below.

Article 6 of Transocean’s Articles of Association provide for a conditional share capital that allows the issuance by Transocean of up to 143,783,041 Transocean shares and thus an increase of the stated share capital by a maximum amount of CHF 14,378,304.10.  These Transocean shares may be issued:

•

through the exercise of conversion, exchange, option, warrant or similar rights for the subscription of shares granted in connection with bonds, options, warrants or other securities newly or already issued in national or international capital markets or new or already existing contractual obligations by or of Transocean or any of its subsidiaries or any of its respective predecessors; or

•

in connection with the issuance of shares, options or other share-based awards to directors, members of Transocean’s executive management, employees, contractors, consultants or other persons providing services to Transocean or its subsidiaries.

An aggregate number of 83,985,210 Transocean shares has been reserved under Transocean’s conditional share capital in connection with the exercise of the conversion rights granted under the Exchangeable Bonds issued in connection with the acquisition of Songa Offshore.  As of October 11, 2018, 28,114 Transocean shares have been issued in connection with the exercise of conversion rights granted under the Exchangeable Bonds.  As a result, the number of Transocean shares available to us to be issued under the conditional share capital has been reduced to 143,754,927 Transocean shares.

The Transocean Board may not create shares with increased voting powers without the affirmative resolution adopted by shareholders holding at least two-thirds of the voting rights and an absolute majority of the par value of the shares, each as represented (in person or by proxy) at a general meeting of the shareholders.  The Transocean Board may create preferred stock with the vote of a majority of the votes cast at a general meeting of Transocean shareholders (not counting broker non-votes, abstentions and blank or invalid ballots).

Preemptive Rights and Advance Subscription Rights

Ocean Rig.  Cayman Islands law does not provide statutory pre-emption rights.  The Ocean Rig Articles provide only a pre-emption right as to share issuances that applied prior to the listing of the shares on the Nasdaq Global Select Market.

Transocean.  Under the Swiss Code, the prior approval of a general meeting of shareholders is generally required to authorize, for later issuance, the issuance of shares, or rights to subscribe for, or convert into, shares (which rights may be connected to debt instruments or other obligations).  In addition, the existing shareholders will have preemptive rights in relation to such shares or rights in proportion to the respective par values of their holdings.  The shareholders may, with the affirmative vote of shareholders holding two-thirds of the voting rights and a majority of the par value of the shares represented at the general meeting, withdraw or limit the preemptive rights for valid reasons (such as a merger, an acquisition or any of the reasons authorizing the Transocean Board to withdraw or limit the preemptive rights of shareholders in the context of an authorized capital increase as described below).

If the general meeting of shareholders has approved the creation of authorized or conditional capital, it may also delegate the decision whether to withdraw or limit the preemptive and advance subscription rights for valid reasons to the Transocean Board.  Transocean’s Articles of Association provide for such a delegation with respect to Transocean’s authorized and conditional share capital in the circumstances described below.

At any time until May 18, 2020 and pursuant to Article 5 of Transocean’s Articles of Association, the Transocean Board is authorized to withdraw or limit the preemptive rights with respect to the issuance of shares from authorized capital if:

•	the issue price of the new shares is determined by reference to the market price; or
•

the shares are issued for the acquisition of an enterprise or participations or any part of an enterprise or participations, the financing or refinancing of any such transactions or the financing of Transocean’s new investment plans; or

•

the shares are issued for purposes of broadening of the shareholder constituency of the company in certain financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing of the shares on domestic or foreign stock exchanges; or

•	the shares are issued for purposes of granting an over-allotment option of up to 20% of the total number of shares in a placement or sale of shares to the initial purchasers or underwriters; or
•

the shares are issued for the participation of directors, members of Transocean’s executive management team, employees, contractors, consultants and other persons performing services for Transocean’s benefit or the benefit of any of Transocean’s subsidiaries.

In connection with the issuance of bonds, options, warrants or other financial instruments or contractual obligations convertible into or exercisable or exchangeable for Transocean’s shares, the preemptive rights of shareholders are, pursuant to Article 6 of Transocean’s Articles of Association, excluded and the Transocean Board is authorized to withdraw or limit the advance subscription rights of shareholders in connection with the issuance of bonds, options, warrants or other securities or contractual obligations convertible into or exercisable or exchangeable for Transocean’s shares if the issuance is for purposes of financing or refinancing the acquisition of an enterprise or business, parts of an enterprise, participations or investments, or if the issuance occurs in national or international capital markets or through a private placement.

If the advance subscription rights are withdrawn or limited:

•	the respective financial instruments or contractual obligations must be issued or entered into at market conditions;
•

the conversion, exchange or exercise price, if any, for the respective financial instruments or contractual obligations must be set with reference to the market conditions prevailing at the date on which the financial instruments or contractual obligations are issued or entered into; and

•	the respective financial instruments or contractual obligations may be converted, exercised or exchanged during a maximum period of 30 years from the date of the relevant issuance or entry.

The preemptive rights and the advance subscription rights of shareholders are excluded with respect to shares, bonds, options, warrants or other securities or contractual obligations issued from Transocean’s conditional share capital to directors, members of executive management, employees, contractors, consultants or other persons providing services to Transocean or any of its subsidiaries.

Drag-Along Rights

Ocean Rig.  Prior to the Termination Date (as defined below), if the Drag-Along Sellers propose to effect a transaction (or series of related transactions) approved by the Ocean Rig Board pursuant to which one or more persons directly or indirectly acquire (whether by merger, consolidation or sale or transfer of shares or other equity interests): (a) all or substantially all of the outstanding shares; or (b) all or substantially all of the assets of Ocean Rig determined on a consolidated basis (whether by stock or share transfer, asset transfer or merger), the Drag-Along Sellers shall have the right to require each of the other shareholders (the “Dragged Shareholders”) to transfer their shares in such Drag-Along Sale in accordance with the Ocean Rig Articles and require all other shareholders of Ocean Rig take related actions in order to facilitate such Drag-Along Sale.

Prior to the Termination Date, if, Ocean Rig or any other Group Company (as defined in the Ocean Rig Articles), or any director or officer of any of the foregoing, has been approached by or otherwise receives an Acquisition Proposal from one or more potential purchasers or any of their respective representatives:

(i)	Ocean Rig and the Group Companies shall deliver such Acquisition Proposal (or, in the case of an Acquisition Proposal provided orally, a written summary thereof) to the Lender Directors, and all amendments, modifications and supplements thereto, in each case promptly, and in no event later than two business days, following its receipt thereof;
(ii)

Majority Lender Directors shall have the power and authority to direct Ocean Rig and the Ocean Rig Board to, as promptly as practicable, bring such Acquisition Proposal to a vote of the shareholders, without any recommendation to reject such proposal from Ocean Rig, the Ocean Rig Board or any other person unless approved by Majority Lender Directors; and

(iii)

if such Acquisition Proposal is approved by the affirmative vote of holders of a majority of the then-outstanding shares: (A) Ocean Rig shall use commercially reasonable efforts to pursue and consummate such Acquisition Proposal; and (B) for all purposes of the Ocean Rig Articles: (1) such Acquisition Proposal shall constitute a “Drag-Along Sale;” (2) not less than two Lender Directors shall constitute the “Drag-Along Sellers;” and (3) the shareholders shall constitute the “Dragged Shareholders.”

Transocean.  Neither Swiss law nor Transocean’s Articles of Association provide for any drag-along rights to Transocean shareholders.

Dividends and Other Distributions; Repurchases of Transocean Shares

Ocean Rig.  Under Cayman Islands law, a Cayman Islands company may declare and pay a dividend on its shares out of either profit or share premium account. “Profit” is not defined by the Cayman Companies Law but by the Memorandum and Articles of Association and common law and may include income and realized and unrealized gains.

Even if Ocean Rig has sufficient profit or share premium, a dividend may not be paid if this would result in Ocean Rig being unable to pay its debts as they fall due in the ordinary course of business.

Fully paid shares may be redeemed or repurchased, and repayment of par value or premium may be made out of profits available for distribution, the share premium account or the proceeds of a fresh issue of shares. Share capital may be applied towards repayment of par value (notwithstanding that profits and/or share premium have not been fully exhausted) provided that the directors determine that Ocean Rig is able to pay its debts as they fall due immediately following the date of the redemption or repurchase.  Ocean Rig may repurchase its own shares, notes and any other debt securities on the open market on such terms as determined by its directors.  Prior to the Termination Date, any redemption or repurchase is subject to the approval of Majority Lender Directors.

Transocean.  Under the Swiss Code, dividends may be paid out only if Transocean has sufficient distributable profits from the previous fiscal year, or if Transocean has freely distributable reserves (including contribution reserves, which are also referred to as additional paid-in capital), each as will be presented on Transocean’s audited annual standalone statutory balance sheet.  The affirmative vote of shareholders holding a majority of the votes cast at a general meeting of shareholders (not counting abstentions and blank or invalid ballots) must approve the distribution of dividends.  The Transocean Board may propose to shareholders that a dividend or other distribution be paid but cannot itself authorize the distribution.

Payments out of Transocean’s share capital (in other words, the aggregate par value of Transocean’s registered share capital) in the form of dividends are not allowed; however, payments out of registered share capital may be made by way of a par value reduction.  Such a par value reduction requires the approval of shareholders holding a majority of the votes cast at the general meeting of shareholders (not counting abstentions and blank or invalid ballots).  A special audit report must confirm that claims of Transocean’s creditors remain fully covered despite the reduction in the share capital recorded in the commercial register.  Upon approval by the general meeting of shareholders of the capital reduction, the Transocean Board must give public notice of the par value reduction resolution in the Swiss Official Gazette of Commerce three times and notify creditors that they may request, within two months of the third publication, satisfaction of or security for their claims.

Under the Swiss Code, if Transocean’s general reserves amount to less than 20% of Transocean’s share capital recorded in the commercial register (i.e., 20% of the aggregate par value of Transocean’s registered capital), then at least 5% of

Transocean’s annual profit must be retained as general reserves.  The Swiss Code and Transocean’s Articles of Association permit Transocean to accrue additional general reserves.  In addition, Transocean may be required to create a special reserve on Transocean’s annual standalone statutory balance sheet in the amount of the purchase price of shares repurchased by its subsidiaries, which amount may not be used for dividends or subsequent repurchases.

Swiss companies generally must maintain a separate company, stand-alone “statutory” balance sheet for the purpose of, among other things, determining the amounts available for the return of capital to shareholders, including by way of a distribution of dividends.  Transocean’s auditor must confirm that a proposal made by the Transocean Board to shareholders regarding the appropriation of Transocean’s available earnings or the distribution of distributable profits or of freely distributable reserves conforms to the requirements of the Swiss Code and Transocean’s Articles of Association.  Dividends are usually due and payable shortly after the shareholders have passed a resolution approving the payment, but shareholders may also resolve at the annual general meeting of shareholders to pay dividends in quarterly or other installments.  Transocean’s Articles of Association provide that dividends that have not been claimed within five years after the payment date become Transocean’s property and are allocated to the general reserves.  Dividends paid out of distributable profits or distributable general reserves are subject to Swiss withholding tax of 35%, all or part of which can potentially be reclaimed under the relevant tax rules in Switzerland or double taxation treaties concluded between Switzerland and foreign countries.  Distributions to shareholders in the form of a par value reduction and distributions out of qualifying capital contribution reserves are not subject to the Swiss federal withholding tax.

Dividends, if declared by Transocean, are expected to be declared, subject to applicable limitations under Swiss law, in U.S. dollars, or in Swiss francs, and shareholders may be given the right to elect to be paid any such dividends in U.S. dollars or Swiss francs.  Distribution through a reduction in the par value of the shares must be declared in Swiss francs; however, shareholders may be provided with the option to elect to be paid in U.S. dollars or Swiss francs.

The Swiss Code limits Transocean’s ability to hold or repurchase its own shares.  Transocean and its subsidiaries may only repurchase shares if and to the extent that sufficient freely distributable reserves are available.  The aggregate par value of all of Transocean’s shares held by Transocean and Transocean’s subsidiaries may not exceed 10% of the registered share capital.  Transocean may repurchase its shares up to this amount without shareholder approval.  However, Transocean may repurchase its own shares beyond the statutory limit of 10% if the shareholders have passed a resolution at a general meeting of shareholders authorizing the Transocean Board to repurchase shares in an amount in excess of 10% and the repurchased shares are dedicated for cancellation.  Any shares repurchased pursuant to such an authorization will then be cancelled at a general meeting of shareholders upon the approval of shareholders holding a majority of the votes cast at the general meeting.  Repurchased shares held by Transocean or Transocean’s subsidiaries do not carry any rights to vote at a general meeting of shareholders but are, unless otherwise resolved by Transocean’s shareholders at a general meeting, entitled to the economic benefits generally associated with the shares.

Approval of Business Combinations

Ocean Rig.  Under the Cayman Companies Law, except for certain parent/subsidiary mergers, statutory mergers require approval by way of a special resolution of the shareholders of the company and any other authorization as may be specified in the company's Articles of Association.  The Ocean Rig Articles provide that a special resolution means a resolution passed by a majority of at least two thirds of the shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a shareholder meeting (a “Special Resolution”).  The Ocean Rig Articles also require that the Ocean Rig Board approve such a transaction to include the approval of not less than two Lender Directors.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by more than 50% in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

Transocean.  Swiss companies that undertake business combinations and other transactions that are binding on all shareholders are governed by the Swiss Merger Act (the “Merger Act”).  A statutory merger or demerger requires that at least two-thirds of the shares and a majority of the par value of the shares, each as represented at the general meeting of shareholders, vote in favor of the transaction.  Under the Merger Act, a “demerger” may take two forms:

•

legal entity may divide all of its assets and transfer such assets to other legal entities, with the shareholders of the transferring entity receiving equity securities in the acquiring entities and the transferring entity dissolving upon deregistration in the commercial register; or

•	a legal entity may transfer all or a portion of its assets to other legal entities, with the shareholders of the transferring entity receiving equity securities in the acquiring entities.

If a transaction under the Merger Act receives all of the necessary consents, all shareholders would be compelled to participate in the transaction.

Swiss companies may be acquired by an acquirer through the direct acquisition of the share capital of the Swiss company.  With respect to corporations limited by shares, such as Transocean, the Merger Act provides for the possibility of a so-called “cash-out” or “squeeze-out” merger if the acquirer controls 90% of the outstanding shares.  In these limited circumstances, minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company (for instance, through cash or securities of a parent company of the acquiring company or of another company).  Under the Merger Act, a shareholder has the right to request a court to review the adequacy of the compensation.  For more information, see “—Appraisal Rights and Compulsory Acquisitions” below.

In addition, under Swiss law, the sale of “all or substantially all of Transocean’s assets” by Transocean may require a resolution of the general meeting of shareholders passed by holders of at least two-thirds of the voting rights and a majority of the par value of the shares, each as represented at the general meeting of shareholders.  Whether or not a shareholder resolution is required depends on the particular transaction, including whether the following test is satisfied:

•	the company sells a core part of its business, without which it is economically impracticable or unreasonable to continue to operate the remaining business;
•	the company’s assets, after the divestment, are not invested in accordance with the company’s statutory business purpose; and
•

the proceeds of the divestment are not earmarked for reinvestment in accordance with the company’s business purpose but, instead, are intended for distribution to shareholders or for financial investments unrelated to the company’s business.

If all of the foregoing apply, a shareholder resolution would likely be required.

Mandatory Bid Rules

Ocean Rig.  No mandatory bid rules apply to Ocean Rig as a matter of Cayman Islands law.

Transocean.  Swiss mandatory bid rules do not apply to Transocean.  Pursuant to the Swiss Federal Act on Financial Market Infrastructures and Market Conduct in Securities and Derivatives Trading (the “FMIA”), the scope of application of the mandatory bid rules and the cancelation of remaining equity securities pursuant to the FMIA only apply to public takeover offers to equity securities of companies with (i) registered office in Switzerland whose equity securities are at least partly listed on a stock exchange in Switzerland or (ii) registered office abroad whose equity securities are at least in part listed in Switzerland.  Transocean is not listed on a stock exchange located in Switzerland and accordingly, the mandatory bid rules described above are not applicable to Transocean.

Special Vote Required for Combinations with Interested Shareholders

Ocean Rig.  No specific requirements as a matter of Cayman Islands law.

Transocean.  Transocean’s Articles of Association include a provision that is based on the Delaware corporate law regarding business combinations and in substance is generally comparable to the business combination provision in Ocean Rig’s Memorandum and Articles of Association.  This provision provides that, subject to specified exceptions, absent the approval of holders of the number of shares at least equal to the sum of (A) two-thirds of the number of all shares outstanding and entitled to vote at a general meeting, plus (B) a number of shares outstanding and entitled to vote at the general meeting that is equal to one-third of the number of shares held by an interested shareholder, Transocean may not engage in any business combination with an interested shareholder (as those terms are defined in Transocean’s Articles of Association) or amend the provisions in Transocean’s Articles of Association relating to this shareholder approval requirement.

Appraisal Rights and Compulsory Acquisitions

Ocean Rig.  Minority shareholders that dissent to a statutory merger in accordance with the Cayman Companies Law are entitled to be paid the fair market value of their shares, which if necessary may ultimately be determined by the court.

Transocean.  For business combinations effected in the form of a statutory merger or demerger and subject to Swiss law, the Merger Act provides that if the equity rights have not been adequately preserved or compensation payments in the transaction are unreasonable, a shareholder may request the competent court to determine a reasonable amount of compensation.

Election of Directors

Ocean Rig. Following the date on which the Lender Appointing Persons (as defined in the Merger Agreement) shall have been determined pursuant to the Ocean Rig Articles, the following persons shall be appointed as directors: (i) so long as the Management Agreement Termination Date has not occurred, four directors selected by the Chief Executive Officer or his affiliate designated by him (the “CEO Appointing Person”) provided, however, that the CEO Appointing Person's right to appoint directors shall expire immediately upon termination of the Management Agreement in accordance with the terms thereof, (ii) with respect to each Lender Appointing Person, so long as such Lender Appointing Person holds 5% or more of the total outstanding shares, one person designated by such Lender Appointing Person; provided, however, that if any Lender Appointing Person fails to appoint or no longer has the right to appoint a director pursuant to the Ocean Rig Articles, then such director shall be designated by a majority of the remaining Lender Directors (each such director, a “Lender Director”), and (iii) to the extent the number of directors designated pursuant to the (i) and (ii) is fewer than seven, the remaining directors shall be designated by the shareholders representing a majority of the then-outstanding shares held by all shareholders.

On and after the Termination Date, the members of the Ocean Rig Board shall serve staggered, three-year terms. Approximately one-third will be elected each year.

On and after the Termination Date, the Ocean Rig Board shall at all times be comprised of seven (7) directors with not less than 50% of the members of the Ocean Rig Board shall constitute “Independent Outside Directors” (and not “Inside Directors” or “Affiliated Outside Directors”) in each case determined in accordance with the ISS U.S. Categorization of Directors then in effect at the time of the relevant director appointments.

Transocean.  Transocean’s Articles of Association provide that the number of directors of Transocean shall not be less than two or more than 11.  The Transocean Board currently has 11 directors.  At each annual general meeting, each director shall be elected to hold office for a one-year term.

Transocean’s Articles of Association do not provide for cumulative voting for the election of directors.

Transocean’s Articles of Association provide that directors may be elected at a general meeting of shareholders by a plurality of the votes cast by the shareholders present in person or by proxy at the meeting.  Transocean’s Corporate Governance Guidelines have a majority vote policy that provides that the Transocean Board may nominate only those candidates for director who have submitted an irrevocable letter of resignation which would be effective upon and only in the event that (1) such nominee fails to receive a sufficient number of votes from shareholders in an uncontested election and (2) the board accepts the resignation following such failure.  If a nominee who has submitted such a letter of resignation does not receive more votes cast “for” than “against” the nominee’s election, Transocean’s governance committee must promptly review the letter of resignation and recommend to the Transocean Board whether to accept the tendered resignation or reject it.  The Transocean Board must then act on the corporate governance committee’s recommendation within 90 days following the shareholder vote.  The Transocean Board must promptly disclose its decision regarding whether or not to accept the nominee’s resignation letter.

Vacancies on Board of Directors

Ocean Rig.  Subject to the provisions described above in “—Election of Directors,” any vacancies in the Ocean Rig Board for any reason, and any created directorships resulting from any increase in the number of directors, may be filled by the vote of not less than a majority of the members of the Ocean Rig Board then in office, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified.

Transocean.  The Swiss Code provides that a vacancy or a newly created directorship as proposed by the Transocean Board may only be filled upon approval by shareholders at a general meeting.

Removal of Directors

Ocean Rig. Each Appointing Person entitled to designate a director may remove its designated director(s) upon written notice to Ocean Rig and such director, and, upon removal of such director(s), shall be entitled to designate his or her replacement.

The Ocean Rig Board, acting by affirmative vote of at least two-thirds of the directors, may remove any director for Cause. In addition, prior to the Termination Date, Majority Lender Directors may remove any director for Cause. If any director removed for Cause was appointed by an Appointing Person that continues to have a right to appoint such Director, upon such removal, such Appointing Person shall be entitled to designate his or her replacement.

Upon termination of the Management Agreement, any directors appointed by the CEO Appointing Person that have not resigned shall be removed.

Transocean.  Under the Swiss Code, directors may at any time, with or without cause, be removed from office by resolution of the shareholders at a general meeting of shareholders, provided that a proposal for such resolution has been put on the agenda for the meeting in accordance with the requirements of the Swiss Code and Transocean’s Articles of Association.  Transocean’s Articles of Association provide that a decision of the shareholders at a general meeting to remove a director requires the vote of shareholders holding at least 66 2/3% of the shares outstanding and entitled to vote at that meeting.

Board and Committee Composition

Ocean Rig.  The Ocean Rig Articles stipulate the following with respect to the composition of the Ocean Rig Board and its committees:

the Ocean Rig Board shall be constituted with seven persons, which number may be increased or reduced as provided in accordance with the Ocean Rig Articles.

the members of the Ocean Rig Board are appointed in accordance with the provisions described above in the section headed “—Election of Directors;” and not less than 50% of the members of any board committee shall constitute Lender Directors, and in the event of any deadlock on any committee, the relevant matter shall be referred to the board of directors of Ocean Rig for consideration.

Transocean.  Transocean’s Articles of Association stipulate the following with respect to the composition of the Transocean Board and its committees:

•	the shareholders shall elect the members of the Transocean Board, the chairman of the Transocean Board and the members of the compensation committee individually at the general meeting; and
•

except for the election of the chairman of the Transocean Board and the members of the compensation committee by the shareholders at the general meeting, the Transocean Board shall determine its own organization.

Duties of the Board of Directors

Ocean Rig. A director of a Cayman Islands company owes fiduciary duties to the company, including to exercise loyalty, honesty and good faith to the company as a whole.  In addition to fiduciary duties, directors owe a duty of care, diligence and skill.  Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

Transocean.  A director of a Swiss company is bound to performance standards as specified in the Swiss Code.  Under these standards, a director must act in accordance with the duties imposed by Swiss statutory law, in accordance with the company’s Articles of Association and in the best interest of the company.  A director is generally disqualified from participating in a decision that directly affects him.  A director must generally safeguard the interest of the company in good faith, adhere to a duty of loyalty and a duty of care and, absent special circumstances, extend equal treatment to all shareholders in like circumstances.  The test for the duty of care is primarily objective: a director is required to apply the care a reasonable person would apply under the same circumstances.  To some extent, particular skills and functions of a board member may be taken into consideration.  The members of the Transocean Board are liable to Transocean, its shareholders and, in bankruptcy, its creditors for damage caused by the violation of their duties.

To the extent that the Swiss Code allows the delegation by the Transocean Board to executive management, and such delegation is actually made by virtue of Transocean’s organizational regulations, the responsibility of the Transocean Board is limited to the due election, instruction and supervision of the executive management.

Indemnification of Directors, Officers, and Others; Insurance

Ocean Rig.  As a matter of Cayman Islands law, a Cayman Islands company generally may indemnify its directors or officers except with regard to actual fraud or willful default. The terms of such indemnification will be set out in the company's Memorandum and Articles of Association and may be supplemented by an agreement between the company and the director.

Under the Ocean Rig Articles, every director and officer of Ocean Rig, together with every former director and former officer (each an “Indemnified Person”) is indemnified out of the assets of Ocean Rig against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur (i) by reason of their own actual fraud or willful default, or (ii) as a result of the insurance policy maintained by Ocean Rig not being available due to such person’s willful failure to disclose to the insurance provider (where, in the absence of such failure to disclose, the insurance maintained by Ocean Rig would have otherwise been available). No person shall be found to have committed actual fraud or willful default unless or until a court of competent jurisdiction shall have made a final and un-appealable finding to that effect.

Subject to market availability, the Ocean Rig Board, on behalf of Ocean Rig, are required to purchase and maintain insurance for the benefit of any director or other officer of Ocean Rig who is or was serving at the request of Ocean Rig as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including any group company against any expense, liability or loss asserted, against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to Ocean Rig, with coverage of not less than $400,000,000.

Transocean.  We believe, based on the interpretation of leading Swiss legal scholars, which is a persuasive authority in Switzerland, that, under Swiss law, the company may indemnify its directors and officers unless the indemnification results from a breach of their duties that constitutes gross negligence or intentional breach of duty of the director or officer concerned.  Transocean’s Articles of Association make indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of Transocean to the fullest extent allowed by law.  Under Transocean’s Articles of Association, a director or officer may not be indemnified if such person is found, in a final judgment or decree not subject to appeal, to have committed an intentional or grossly negligent breach of his or her statutory duties as a director or officer.  Swiss law permits the company, or each director or officer individually, to purchase and maintain insurance on behalf of such directors and officers.  Transocean may obtain such insurance from one or more third party insurers or captive insurance companies.  Transocean has entered into indemnification agreements with each of its directors and executive officers that provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitee’s receipt of such benefits.  The agreements provide that Transocean will indemnify each such director and executive officer if such director or executive officer acted in good faith and reasonably believed he or she was acting in the best interest of Transocean and, in addition, with respect to any criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful.  The agreements provide that expense advancement is provided subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that he or she is not entitled to indemnification.  The disinterested members of the Transocean Board or an independent counsel will determine whether indemnification payment should be made in any particular instance.  In making such determination, the Transocean Board or the independent counsel, as the case may be, must presume that the indemnitee is entitled to such indemnification, and Transocean has the burden of proof in seeking to overcome such presumption.  If the Transocean Board or the independent counsel determines that the director or executive officer is not entitled to indemnification, the agreements provide that such person is entitled to seek an award in arbitration with respect to his or her right to indemnification under his or her agreement.

Limitation on Director Liability

Ocean Rig.  As a matter of Cayman Islands law, liability of directors may be limited, except with regard to their own actual fraud, criminal liability or willful default. Under the Ocean Rig Articles, no Indemnified Person shall be liable to Ocean Rig for any loss or damage incurred by Ocean Rig as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or willful default of such Indemnified Person. No person shall be found to have committed actual fraud or willful default unless or until a court of competent jurisdiction shall have made a final and un-appealable finding to that effect.

Transocean.  Swiss law does not permit a company to exempt any member of its board of directors from any liability for damages suffered by the company, the shareholders or the company’s creditors caused by intentional or negligent violation of that director’s duties.  However, the general meeting of shareholders may pass a resolution discharging the members of the board of directors from liability for certain limited actions.  Such release is effective only for facts that have been disclosed to the shareholders and only vis-à-vis the company and those shareholders who have consented to the resolution or who acquired shares subsequently with knowledge of the resolution.

Directors’ Conflicts of Interest

Ocean Rig.  Under Cayman Islands law, directors must not place themselves in a position in which there is a conflict between their duty to the company and their personal interests. This obligation, however, is often varied by the Memorandum and Articles of Association, for example, by permitting the director to vote on a matter in which he has an interest provided that he has disclosed the nature of this interest to the board at the earliest opportunity.  The Ocean Rig Articles provide that no contract or transaction between Ocean Rig and one or more of its directors or officers, or between Ocean Rig and any other corporation, partnership, association or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board of directors or committee thereof which authorizes the contract or transaction, or solely because his or her or their votes are counted for such purpose, if: (i) the material facts as to his or her relationship or interest as to the contract or transaction are disclosed or are known to the board of directors or a committee of the board of directors or such committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, or, if the votes of the disinterested directors are insufficient to constitute an act of the board of directors, by unanimous vote of the disinterested directors; or (ii) the material facts as to his relationship or interest and as to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (iii) the contract or transaction is fair as to Ocean Rig as of the time it is authorized, approved or ratified, by the board of directors, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee which authorizes the contract or transaction.

Transocean.  Swiss law does not have a general provision on conflicts of interest.  However, under the Swiss Code a director is required to safeguard the interests of the company and to adhere to a duty of loyalty and a duty of care.  This requirement generally disqualifies a director from participating in decisions directly affecting him.  Breach of these principles may also entail personal liability of the directors to the company.  In addition, the Swiss Code requires a director to return to the company payments made to a director if such payments are not made on an arm’s length basis or if the recipient of the payment was acting in bad faith.

The Transocean Board has a written policy with respect to related person transactions pursuant to which such transactions are reviewed, approved or ratified.  Transocean’s Code of Integrity further requires that an executive officer inform Transocean when the executive officer’s private interest interferes or appears to interfere in any way with Transocean’s interests.  In addition, the Transocean Board’s Corporate Governance Guidelines require that a director immediately must inform the Transocean Board or the chairman of the Transocean Board in the event that a director believes that the director has an actual or potential conflict with Transocean’s interests.  Furthermore, under Transocean’s Organizational Regulations, a director must disclose and abstain from voting with respect to certain conflicts of interest.

Shareholders’ Suits

Ocean Rig.  In the Cayman Islands, the decision to institute proceedings on behalf of a Cayman Islands company is generally taken by the company's board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company only in certain limited circumstances.

Transocean.  Under Swiss law, each shareholder is entitled to file an action for damage caused to the company.  The claim of the shareholder is for performance to the company.  If the shareholder, based upon the factual and legal situation, had sufficient cause to file an action, the judge has discretion to impose all costs the plaintiff incurred in prosecuting the action on the company.  Shareholders who suffer a direct loss due to an intentional or negligent breach of a director’s or senior officer’s duties may sue in their personal capacity for monetary compensation.

In addition, under the Swiss Code, each shareholder may petition the competent Swiss court to have a decision of the general meeting of shareholders declared invalid on the grounds that such decision violates the Transocean’s Articles of Association or the law.

Shareholder Consent to Action Without Meeting

Ocean Rig.  Under Cayman Islands law, shareholder action by written resolutions may be permitted by the Memorandum and Articles of Association. The Ocean Rig Articles provide that a shareholder resolution in writing signed by all of the shareholders entitled to receive notice of and to attend and vote at general meetings shall be as valid and effective as if the resolution had been passed at a general meeting of Ocean Rig.

Transocean.  Under Swiss corporate law, shareholders are not permitted to act by written consent in lieu of a general meeting of shareholders.

Annual Meetings of Shareholders

Ocean Rig.  An exempted company is not required by Cayman Islands statute to hold an annual general meeting but may determine to do so pursuant to its Memorandum and Articles of Association. The location of the meeting is determined in accordance with the Memorandum and Articles of Association.

The Ocean Rig Articles provide that annual general meetings will be held on such day and at such time and place selected by the Ocean Rig Board. The meetings may be held in or outside of the Cayman Islands. The Ocean Rig Board may set a record date between fifteen and forty-five days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting. One or more shareholders representing at least one-third of the issued and outstanding shares entitled to vote at such meeting, present in person or by proxy, shall constitute a quorum for the purposes of the meeting. Unless otherwise prescribed by law, only a majority of the Ocean Rig Board, the chairman or any officer who is also a director may call an extraordinary general meeting of the shareholders.

No business may be transacted at an annual general meeting, other than business that is either (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Ocean Rig Board (or any duly authorized committee thereof) which shall include the election or reelection (as applicable) of the directors and the details of any proposed director which has been submitted by a shareholder in accordance with the Ocean Rig Articles; (b) otherwise properly brought before the annual general meeting by or at the direction of the Ocean Rig Board (or any duly authorized committee thereof); or (c) otherwise properly brought before the annual general meeting by any shareholder of the company (i) who is a shareholder of record on the date of the giving of the notice provided for in the Ocean Rig Articles and has remained a shareholder of record through the record date for the determination of shareholders entitled to vote at such annual general meeting, and (ii) who complies with the notice procedures.

Transocean.  Under the Swiss Code and Transocean’s Articles of Association, Transocean must hold an annual, ordinary general meeting of shareholders within six months after the end of its fiscal year for the purpose, among other things, of approving the annual financial statements and the annual management report, the annual election of its chairman of the Transocean Board, the members of the Transocean Board, the members of the compensation committee of the Transocean Board, its auditor and its independent proxy, and the ratification of the maximum aggregate amount of compensation of the Transocean Board and the executive management team.  The invitation to general meetings must be published in the Swiss Official Gazette of Commerce at least 20 calendar days prior to the date of the relevant general meeting of shareholders.  The notice of a meeting must state the items on the agenda and the proposals of the Transocean Board and of the shareholders who requested that a shareholders meeting be held or that an item be included on the agenda and, in case of elections, the names of the nominated candidates.  Under Transocean’s Articles of Association, any shareholder may request that an item be included on the agenda of a general meeting of shareholders.  No resolutions may be passed at a shareholders meeting concerning agenda items for which proper notice was not given.  This does not apply, however, to proposals made during a shareholders meeting to convene an extraordinary shareholders meeting or to initiate a special investigation.  No previous notification will be required for proposals concerning items included on the agenda or for debates as to which no vote is taken.  In addition to being required to comply with the notice provisions under the Swiss Code, Transocean is subject to the rules of the SEC that regulate the solicitation of proxies.  Transocean is required to file with the SEC its proxy statement related to a general meeting of the shareholders, together with a form of proxy card used by Transocean and certain other soliciting material furnished to Transocean’s shareholders in connection with such meeting.

Annual general meetings of shareholders may be convened by the Transocean Board or, under certain circumstances, by the auditor.  A general meeting of shareholders can be held anywhere.

Transocean’s annual report, including the financial information, and the auditor’s report must be made available for inspection by the shareholders at Transocean’s place of incorporation no later than 20 days prior to the meeting.  Each shareholder is entitled to request immediate delivery of a copy of these documents free of charge.  Shareholders of record will be notified of this in writing.

Extraordinary General Meetings of Shareholders

Ocean Rig.  The chairman, a majority of the Ocean Rig Board or any officer of Ocean Rig who is also a director, may call extraordinary general meetings and the agenda for an extraordinary general meeting shall be determined by the directors in accordance with the Ocean Rig Articles.

Transocean.  An extraordinary general meeting may be called upon the resolution of the Transocean Board or, under certain circumstances, by Transocean’s auditor.  In addition, the Transocean Board is required to convene an extraordinary general meeting of shareholders if so resolved by the general meeting of shareholders, or if so requested by shareholders holding an aggregate of at least 10% of the share capital recorded in the commercial register or according to the views expressed in legal writing, which is a persuasive authority in Switzerland, holding shares with an aggregate par value of CHF 1 million, specifying the items for the agenda and their proposals, or if it appears from the annual stand-alone statutory balance sheet that half of Transocean’s share capital recorded in the commercial register and legal reserves are not covered by its assets.  In the latter case, the Transocean Board must immediately convene an extraordinary general meeting of shareholders and propose financial restructuring measures.

Record Dates for Shareholders Meetings

Ocean Rig.  The Ocean Rig Board may fix a time not more than forty-five and not less than fifteen calendar days prior to the date of any meeting of shareholders, or more than forty-five calendar days prior to the last day on which the consent or dissent of shareholders may be expressed for any purpose without a meeting, as the time as of which shareholders entitled to notice of and to vote at such a meeting or whose consent or dissent is required or may be expressed for any purpose, as the case may be, shall be determined, and all persons who were holders of record of shares at such time and no others shall be entitled to notice of and to vote at such meeting or to express their consent or dissent, as the case may be.

Transocean.  Transocean expects to set the record date for each general meeting of shareholders on a date not more than 20 calendar days prior to the date of each general meeting and announce the date of the general meeting of shareholders prior to the record date.

Director Nominations; Proposals of Shareholders

Ocean Rig.  Under the Ocean Rig Articles, shareholders may request an item to be included in the nature of business to be discussed at Ocean Rig's annual general meeting.  To be considered at Ocean Rig's annual general meeting, the shareholder's notice must be delivered to, or mailed and received at, Ocean Rig's registered offices not less than 90 calendar days and not more than 180 calendar days prior to the one year anniversary of the preceding annual general meeting.

In respect of director's nominations, eligible shareholders may submit the details of the nominations of the proposed directors to be considered at Ocean Rig's annual general meeting.  The notice and timeframe for such nominations to be considered in Ocean Rig's annual general meeting is set out in the Ocean Rig Articles.

Transocean.  Under Transocean’s Articles of Association, any shareholder may request that an item be included on the agenda of a general meeting of shareholders.  Such shareholder may also nominate one or more directors for election.  A request for inclusion of an item on the agenda or a nominee must be in writing and received by Transocean at least 30 calendar days prior to the anniversary date of the proxy statement in connection with Transocean’s last general meeting of shareholders; provided, however, that if the date of the general meeting of shareholders is more than 30 calendar days before or after the anniversary date of the last annual general meeting of shareholders, such request must instead be made by the tenth calendar day following the date on which Transocean has made public disclosure of the date of the general meeting of shareholders.  The request must specify the relevant agenda items and motions, together with evidence of the required shares recorded in the share register, as well as any other information as would be required to be included in a proxy statement pursuant to the rules of the SEC.

Adjournment of Shareholder Meetings

Ocean Rig.  Under the Ocean Rig Articles, if a quorum is not present within half an hour from the time appointed for a meeting to commence or if during such a meeting a quorum ceases to be present, the meeting shall stand adjourned to such other day, time and/or place as the chairman may determine, and, if at the rescheduled meeting after the adjournment, a quorum is not present within half an hour from the time appointed for the meeting to commence, the shareholders present shall be a quorum.

Transocean.  Under the Swiss Code, a general meeting of shareholders for which a notice of meeting has been duly published may not be adjourned without publishing a new notice of meeting.

Voting Rights

Ocean Rig.  On each matter on which the holders of Ocean Rig shares shall be entitled to vote: (a) each holder of Ocean Rig Class A shares shall be entitled to one vote for each such share registered in the name of such holder on Ocean Rig's register of Members; (b) each holder of Ocean Rig Class B shares shall be entitled to one vote for each Class B Common Share registered in the name of such holder on Ocean Rig's register of members. Except as otherwise required by law or the Ocean Rig Articles, the holders of each class of Ocean Rig's shares shall vote together as a single class.

Transocean.  Each of Transocean’s shares carries one vote at a general meeting of shareholders.  Voting rights may be exercised by shareholders registered in Transocean’s share register or by a duly appointed proxy of a registered shareholder (including the independent proxy), which proxy need not be a shareholder.  Transocean’s Articles of Association do not limit the number of shares that may be voted by a single shareholder.  Shareholders wishing to exercise their voting rights who hold their shares through a broker, bank or other nominee should follow the instructions provided by such broker, bank or other nominee or, absent instructions, contact such broker, bank or other nominee for instructions.  Shareholders holding their shares through a broker, bank or other nominee will not automatically be registered in Transocean’s share register.  If any such shareholder wishes to be registered in Transocean’s share register, such shareholder should contact the broker, bank or other nominee through which it holds Transocean shares.

Treasury shares, whether owned by Transocean or one of Transocean’s controlled subsidiaries, will not be entitled to vote at general meetings of shareholders.

Pursuant to Transocean’s Articles of Association, the shareholders generally pass resolutions by the affirmative vote of a relative majority of the votes cast at the general meeting of shareholders (broker non-votes, abstentions and blank and invalid ballots will be disregarded), unless otherwise provided by law or Transocean’s Articles of Association.  The acting chair may direct that resolutions and elections be held by a show of hands, by written ballot or by use of an electronic voting system.  Electronic resolutions and elections are considered equal to resolutions and elections taken by a show of hands or by way of a written ballot.

The Swiss Code and/or Transocean’s Articles of Association require the affirmative vote of at least two-thirds of the voting rights and a majority of the par value of the shares, each as represented at a general meeting to approve, among other things, the following matters:

•	the amendment to or the modification of the purpose clause in Transocean’s Articles of Association;
•	the creation or cancellation of shares with privileged voting rights;
•	the restriction on the transferability of shares or cancellation thereof;
•	the restriction on the exercise of the right to vote or the cancellation thereof;
•	an authorized or conditional increase in the share capital;

•	an increase in the share capital through (1) the conversion of capital surplus, (2) a contribution in kind, or for purposes of an acquisition of assets, or (3) a grant of special privileges;
•	the limitation on or withdrawal of preemptive rights;
•	a change in Transocean’s registered office;
•	the conversion of shares into bearer shares and vice versa; and
•	Transocean’s dissolution.

The same supermajority voting requirements apply to resolutions in relation to transactions among corporations based on the Merger Act, including a merger, demerger or conversion of a corporation (other than a cash-out or certain squeeze-out mergers, in which minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company, for instance, through cash or securities of a parent company of the acquiring company or of another company—in such a merger, an affirmative vote of 90% of the outstanding shares is required).  Swiss law may also impose this supermajority voting requirement in connection with the sale of “all or substantially all of Transocean’s assets” by Transocean.

Transocean’s Articles of Association require the affirmative vote of at least two-thirds of the shares entitled to vote at a general meeting to approve the following matters:

•	the removal of a serving member of the Transocean Board;
•	any changes to Article 14, paragraph 1 specifying advance notice of proposal requirements;
•	any changes to Article 18 specifying vote requirements for resolutions and elections;
•	any changes to Article 20, paragraph 2 specifying supermajority vote requirements;
•	any changes to Article 21 specifying quorum requirements;
•	any changes to Article 22 specifying the number of members of the Transocean Board;
•	any changes to Article 23 specifying the term of the Transocean Board; and
•	any changes to Article 24 specifying the organization of the Transocean Board and the indemnification provisions for directors and officers.

Transocean’s Articles of Association require the affirmative vote of holders of the number of its shares at least equal to the sum of (A) two-thirds of the number of all shares outstanding and entitled to vote at a general meeting, plus (B) a number of shares outstanding and entitled to vote at the general meeting that is equal to one-third of the number of shares held by an interested shareholder, for Transocean to engage in any business combination with an interested shareholder (as those terms are defined in Transocean’s Articles of Association) under certain conditions and for the amendment of the provisions in Transocean’s Articles of Association relating to this shareholder approval requirement.

In addition, the NYSE requires a shareholder vote for certain matters such as:

•	the approval of equity compensation plans (or certain amendments to such plans);
•

the issuance of shares equal to or in excess of 20% of the voting power of the shares outstanding before the issuance of such shares (subject to certain exceptions, such as public offerings for cash and certain bona fide private placements);

•	certain issuances of shares to related parties; and
•	issuances of shares that would result in a change of control.

For these types of matters, the minimum vote which will constitute shareholder approval for NYSE listing purposes is the approval by a majority of votes cast, provided that the total vote cast on the proposal represents over 50% in interest of all securities entitled to vote on the proposal.

Amendment of Governing Documents

Ocean Rig.  A special resolution is required to: (a) change the name of the company; (b) alter or add to the Ocean Rig Articles.  Further, the Ocean Rig Articles provide that certain provisions of the Ocean Rig Articles may only be altered or amended with the prior approval of the Ocean Rig Board, by a resolution being passed by its shareholders holding at least two-thirds of the outstanding shares (voting by way of poll only, in person or by proxy, and not by a show of hands at a shareholder meeting intending to propose the resolution as an enhanced special resolution) or approved in writing by all of the shareholders entitled to vote at a shareholders' meeting (the “Enhanced Special Resolution”).   Further, the Ocean Rig Articles provide that the company may only alter or amend certain provisions, including but not limited to the appointment and removal of directors and related party transactions provisions, with approval from the Ocean Rig Board and (i) the Majority Lender Directors; (ii) all of the shareholders who are parties to the relevant governance agreements with Ocean Rig; and (iii) Lender Shareholder Parties holding two-thirds or more of the shares owned by all Lender Shareholder Parties.

Transocean.  Other than on the basis of an authorization of the general meeting of shareholders or the Swiss Code to the Transocean Board, Transocean’s Articles of Association may only be amended by a resolution of its shareholders at a general meeting.  Under Transocean’s Articles of Association, the Transocean Board may pass and amend organizational regulations.  Under Swiss law, shareholders may not pass or amend organizational regulations but may pass resolutions amending the Articles of Association to effectively supersede provisions in the organizational regulations.

Quorum Requirements

Ocean Rig.  The Ocean Rig Articles provide that at all meetings of the shareholders for the transaction of business, except as otherwise expressly provided by law, there must be present either in person or by proxy, shareholders of record holding at least one-third of the shares issued and outstanding and entitled to vote at such meetings in order to constitute a quorum.

Transocean.  The presence of shareholders, in person or by proxy, holding at least a majority of the shares entitled to vote at the time when the general meeting proceeds to business is generally the required presence for a quorum for the transaction of business at a general meeting of shareholders.  However, the presence of shareholders, in person or by proxy, holding at least two-thirds of the share capital recorded in the commercial register at the time when the general meeting proceeds to business is the required presence for a quorum to adopt a resolution to amend, vary, suspend the operation of or cause any of the following provisions of Transocean’s Articles of Association to cease to apply:

•	Article 18—which relates to proceedings and procedures at general meetings;
•	Article 19(g)—which relates to business combinations with interested shareholders;
•	Article 20—which sets forth the level of shareholder approval required for certain matters;
•	Article 21—which sets forth the quorum at a general meeting required for certain matters, including the removal of a serving member of the Transocean Board; and
•	Articles 22, 23 and 24—which relate to the size and the organization of the Transocean Board, the term of directors and the indemnification provisions for directors and officers.

Additionally, shareholders present, in person or by proxy, holding at least two-thirds of the share capital recorded in the commercial register at the time when the general meeting proceeds to business constitute the required presence for a quorum at a general meeting to adopt a resolution to remove a serving director.

Under the Swiss Code, the Transocean Board has no authority to waive quorum requirements stipulated in the Articles of Association.

Say on Pay

Ocean Rig.  Subject to certain approval rights afforded to the Majority Lender Directors, the Ocean Rig Board may from time to time, in its discretion, fix the amounts which shall be payable to members of the Ocean Rig Board and to members of any committee, for attendance at the meetings of the Ocean Rig Board or of such committee and for services rendered to the company generally.

Transocean.  Transocean is required to hold non-binding shareholder advisory votes on executive compensation required by SEC rules.  Transocean holds these advisory votes on an annual basis.  In addition, under Swiss law, Transocean is required to hold annual binding shareholder votes on the prospective maximum aggregate amount of compensation of each of the Transocean Board (for the period between annual meetings) and executive management (for the fiscal year commencing after the annual general meeting at which ratification is sought).

Inspection of Books and Records; Special Investigation

Ocean Rig.  Under Cayman law, shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.

However, under the Ocean Rig Articles the shareholders have the following rights:

•

shareholders holding at least 5% of the shares in Ocean Rig shall have the right upon reasonable notice and during the usual hours for business to have access to personnel, accountants, auditors, counsel, properties and information of Ocean Rig, including the right to inspect the books, records, business operations, internal controls and policies of Ocean Rig; provided, however, that no person that is a competitor of Ocean Rig shall have any access, inspection or other rights;

•

Ocean Rig shall make available to each shareholders on site or in an electronic data room accessible to all shareholders, make available to the public on a freely-accessible section of Ocean Rig's website and, upon request of any shareholders, deliver to such shareholders, the annual and quarterly financial statements of Ocean Rig; and

•	shareholders are entitled to receive a copy of the company's Memorandum and Articles of Association.

Transocean.  Under the Swiss Code, a shareholder has a right to inspect the share register with regard to his, her or its own shares and otherwise to the extent necessary to exercise his, her or its shareholder rights.  No other person has a right to inspect the share register.  The books and correspondence of a Swiss company may be inspected with the express authorization of the general meeting of shareholders or by resolution of the Transocean Board and subject to the safeguarding of the company’s business secrets.  At a general meeting of shareholders, any shareholder is entitled to request information from the Transocean Board concerning the affairs of the company.  Shareholders may also ask the auditor questions regarding its audit of the company.  The Transocean Board and the auditor must answer shareholders’ questions to the extent necessary for the exercise of shareholders’ rights and subject to prevailing business secrets or other of Transocean’s material interests.

Transfer and Registration of Transocean Shares

Ocean Rig.  Under the Ocean Rig Articles, the Ocean Rig Board has the power and authority to make such rules and regulations as they may deem expedient concerning the issuance, registration and transfer of shares provided the Ocean Rig Board has considered the preemptive rights and drag-along sale rights as contained in the Ocean Rig Articles.

Ocean Rig shall maintain or cause to be maintained a register of members in accordance with the Cayman Companies Law at such place within or outside the Cayman Islands as the Ocean Rig Board deem fit. For purposes of clarity, the register of members may be held within the United States of America with a transfer agent and which shall include the name and address of each shareholder, the amount paid for each share, the date entered on the register of members and the date a shareholder ceased to be a shareholder.

The Ocean Rig Board may determine that the company shall maintain one or more branch registers of the shareholders in accordance with the Cayman Companies Law. The Ocean Rig Board may also determine which register of members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

Transocean.  Transocean has not imposed any restrictions applicable to the transfer of its shares.  Transocean’s share register is maintained by Computershare, which acts as transfer agent and registrar.  The share register reflects only record owners of Transocean’s shares.  Swiss law does not recognize fractional share interests.  So long as and to the extent that Transocean’s shares are intermediated securities within the meaning of the Swiss Intermediated Securities Act, (i) any transfer of Transocean’s shares is effected by a corresponding entry in the securities deposit account of a bank or a depository institution, (ii) no Transocean’s shares can be transferred by way of assignment, and (iii) a security interest in any Transocean’s share cannot be granted by way of assignment.  Any person who acquires Transocean’s shares may submit a request to Transocean to be entered into the share register as a shareholder with voting rights, provided such person expressly declares to Transocean that it has acquired and holds such Transocean’s shares in its own name for its own account.  The Transocean Board may record nominees who hold Transocean’s shares in their own name, but for the account of third parties, as shareholders of record with voting rights in Transocean’s share register.

Rights upon Liquidation

Ocean Rig.  Under Cayman Islands law, the voluntary winding up of Ocean Rig may be commenced at any time by a Special Resolution of the shareholders.  Subject to the rights attaching to any shares, on a winding up:

•

if the assets available for distribution amongst the shareholders are insufficient to repay the whole of Ocean Rig's issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the par value of the shares held by them; or

•

if the assets available for distribution amongst the shareholders are more than sufficient to repay the whole of Ocean Rig's issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the shareholders in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to Ocean Rig for unpaid calls or otherwise.

Transocean.  Under Swiss law, Transocean may be dissolved at any time by a resolution adopted at a general meeting of shareholders, which must be passed by the affirmative vote of holders of at least two thirds of voting rights and an absolute majority of the par value of the shares, each as represented (in person or by proxy) at the general meeting.  Dissolution and liquidation by court order is possible if (1) Transocean becomes bankrupt or (2) shareholders holding at least 10% of Transocean’s share capital so request for valid reasons.  Under Swiss law, any surplus arising out of liquidation (after the settlement of all claims of all creditors) is distributed in proportion to the paid-up par value of shares held, but this surplus is subject to Swiss withholding tax of 35%, all or part of which can potentially be reclaimed under the relevant tax rules in Switzerland or double taxation treaties concluded between Switzerland and foreign countries.  Transocean’s shares carry no privilege with respect to such liquidation surplus.

Enforcement of Civil Liabilities Against Foreign Persons

Ocean Rig. Ocean Rig has been advised by its Cayman Islands legal counsel that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against Ocean Rig judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Ocean Rig predicated upon the civil liability provisions of the securities laws of the United States or any state, so far as the liabilities imposed by those provisions are penal in nature.  In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met.  For such a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or  obtained in a manner, and or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy).  A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.

Transocean.  Transocean is a Swiss corporation.  Certain of Transocean’s officers and directors may be residents of various jurisdictions outside the U.S. All or a substantial portion of the assets of Transocean and the assets of these persons may be located outside the U.S.  As a result, it may be difficult for investors to effect service of process within the U.S. upon these persons or to enforce any U.S. court judgment obtained against these persons that is predicated upon the civil liability provisions of U.S. federal securities laws.

Swiss legal counsel has advised Transocean that it is uncertain that Swiss courts would enforce (1) judgments of U.S. courts obtained in actions against Transocean or other persons that are predicated upon the civil liability provisions of U.S. federal securities laws or (2) original actions brought against Transocean or other persons predicated upon the Securities Act.  The enforceability in Switzerland of a foreign judgment rendered against Transocean or such other persons is subject to the limitations set forth in such international treaties by which Switzerland is bound and the Swiss Federal Private International Law Act.  In particular, and without limitation to the foregoing, a judgment rendered by a foreign court may only be enforced in Switzerland if:

•	such foreign court had jurisdiction,
•	such judgment has become final and nonappealable,
•	the court procedures leading to such judgment followed the principles of due process of law, including proper service of process, and
•	such judgment does not violate Swiss law principles of public policy.

In addition, enforceability of a judgment by a non-Swiss court in Switzerland may be limited if Transocean can demonstrate that it or such other persons were not effectively served with process.

Ocean Rig Articles - Definitions

“Acquisition Proposal”

means a proposal to consummate a transaction or series of related transactions pursuant to which one or more Persons directly or indirectly acquire (whether by merger, consolidation or sale or transfer of Shares or other equity interests) (a) not less than a majority of the outstanding shares or (b) not less than a majority of the assets of Ocean Rig determined on a consolidated basis.

“Appointing Person”	means each of the CEO Appointing Person and the Lender Appointing Persons, in each case for so long as it has the power to designate a director under the Ocean Rig Articles.

“Cause”

means (a) prior to the Termination Date, indictment or conviction of, or a plea of guilty or no contest to, a fraud or felony on the part of a director; and (b) after the Termination Date, actual fraud or willful default on the part of a director of Ocean Rig (and, for the avoidance of doubt, no person shall be found to have committed actual fraud or willful default unless or until a court of competent jurisdiction shall have made a final and un-appealable finding to that effect).

“Lender Appointing Person”	means up to three Lender Shareholder Parties determined pursuant to the Ocean Rig Articles.

“Lender Director”

means a director appointed by a Lender Appointing Person or where such Lender Appointing Person loses their right to appoint a director, the majority of the Lender Directors appointed to the Ocean Rig Board.

“Lender Shareholder Parties”	means collectively, all of the shareholders other than (a) Ocean Rig and its direct/indirect subsidiaries or (b) any related party of Ocean Rig.

“Majority Lender Directors”	means not less than two Lender Directors.

“Management Services Agreements”

means collectively, (a) the Management Services Agreement, dated as of September 22, 2017 between Ocean Rig and TMS and (b) each management agreement entered into between each of the individual vessel-owning subsidiaries of Ocean Rig and TMS, from the effective date set out in the relevant restructuring agreement.

“Management Agreement Termination Date”	means the date on which the Management Agreement shall have been terminated and all fees due and payable by Ocean Rig thereunder have been paid in full.

“Person”

means an individual, partnership, corporation, unincorporated organization or association, joint stock company, limited liability company, trust, joint venture or other entity, or a governmental agency or political subdivision thereof.

“Termination Date”

means the earlier of (a) the date on which the Ocean Rig Board (including Majority Lender Directors), and the Lender Shareholder Parties holding at least two-thirds of the outstanding shares held by all Lender Shareholder Parties agree to terminate those provisions of the Ocean Rig Articles that are specified to terminate on such date; and (b) the later of (i) the fifth anniversary of the restructuring effective date which took place on September 22, 2017, and (ii) the day immediately preceding the fifth annual general meeting held after the effective date set out in the relevant restructuring agreement.

LEGAL MATTERS

The validity of the Transocean shares offered hereby will be passed upon by our Swiss counsel, Homburger AG, Zurich, Switzerland.  Homburger AG, Zurich, Switzerland will also pass upon certain matters relating to Swiss law.

EXPERTS

The consolidated financial statements of Transocean Ltd. and subsidiaries appearing in Transocean Ltd.’s Annual Report (Form 10-K) for the year ended December 31, 2017, and the effectiveness of Transocean Ltd. and subsidiaries’ internal control over financial reporting as of December 31, 2017, incorporated by reference in the Joint Proxy Statement/Prospectus of Transocean Ltd. and Ocean Rig UDW Inc., which is referred to and made a part of this Registration Statement, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Ocean Rig UDW Inc. appearing in Ocean Rig UDW Inc.’s Annual Report (Form 20-F) for the year ended December 31, 2017, and the effectiveness of Ocean Rig UDW Inc.’s internal control over financial reporting as of December 31, 2017, incorporated by reference in the Joint Proxy Statement/Prospectus of Transocean Ltd. and Ocean Rig UDW Inc., which is referred to and made a part of this Registration Statement, have been audited by Ernst & Young (Hellas) Certified Auditors-Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Transocean

Transocean files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an internet web site that has reports, proxy statements and other information about Transocean. The address of that site is www.sec.gov. The reports and other information filed by Transocean with the SEC are also available free of charge at Transocean’s website, which is www.deepwater.com. Information on this web site is not part of or incorporated by reference into this joint proxy statement/prospectus. Investors may also consult Transocean’s website for more information about Transocean generally.

This joint proxy statement/prospectus also incorporates by reference the documents listed below that Transocean has previously filed with the SEC; provided, however, that Transocean does not incorporate by reference, in each case, any documents, portion of documents or information deemed to have been furnished and not filed in accordance with SEC rules.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2017.
•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018.
•

Current Reports on Form 8-K, filed on January 18, 2018, January 19, 2018, January 23, 2018, January 30, 2018, February 7, 2018, February 20, 2018, May 9, 2018, May 21, 2018, June 7, 2018, June 14, 2018, June 27, 2018, July 17, 2018, July 24, 2018, August 14, 2018 and September 4, 2018.

•	Proxy Statement for Transocean’s 2018 Annual Meeting of Shareholders, on Schedule 14A filed with the SEC on March 20, 2018.

In addition, Transocean incorporates by reference any filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the this joint proxy statement/prospectus and prior to the effectiveness of this joint proxy statement/prospectus and any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Transocean Extraordinary General Meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

Documents incorporated by reference are available from Transocean, without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference into this joint proxy statement/prospectus. You may obtain these documents incorporated by reference by requesting them in writing or by telephone from Transocean at the following addresses and telephone numbers:

Transocean Ltd.
c/o Transocean Offshore Deepwater Drilling Inc.
Investor Relations
4 Greenway Plaza
Houston, Texas 77046
U.S.A.
Telephone requests may be directed to +1 (713) 232-7500.

Ocean Rig

Ocean Rig files annual and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an internet web site that has reports, proxy statements and other information about Ocean Rig. The address of that site is www.sec.gov. The reports and other information filed by Ocean Rig with the SEC are also available free of charge at Ocean Rig’s website, which is www.ocean-rig.com. Information on this web site is not part of or incorporated by reference into this joint proxy statement/prospectus. Investors may also consult Ocean Rig’s website for more information about Ocean Rig generally.

This joint proxy statement/prospectus also incorporates by reference the documents listed below that Ocean Rig has previously filed with the SEC; provided, however, that Ocean Rig does not incorporate by reference, in each case, any documents, portion of documents or information deemed to have been furnished and not filed in accordance with SEC rules.

•	Annual Report on Form 20-F for the fiscal year ended December 31, 2017.
•	Report of Foreign Issuer on Form 6-K, furnished on May 17, 2018, August 9, 2018, September 4, 2018 and October 9, 2018.

In addition, Ocean Rig incorporates by reference any filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the this joint proxy statement/prospectus and prior to the effectiveness of this joint proxy statement/prospectus and any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the date of the Ocean Rig Extraordinary General Meeting. Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

Documents incorporated by reference are available from Ocean Rig, without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference into this joint proxy statement/prospectus. You may obtain these documents incorporated by reference by requesting them in writing from Ocean Rig at the following addresses and telephone numbers:

Capital Link, Inc.

230 Park Avenue, Suite 1536

New York, NY 10169

+1 (212) 661-7566

APPENDIX A – AGREEMENT AND PLAN OF MERGER

Execution Version

AGREEMENT AND PLAN OF MERGER

dated as of

September 3, 2018

by and among

OCEAN RIG UDW INC.,

TRANSOCEAN LTD.,

TRANSOCEAN OCEANUS HOLDINGS LIMITED

and

TRANSOCEAN OCEANUS LIMITED

Exhibit A – Form of Company Voting and Support Agreement

Exhibit B – Form of Parent Voting and Support Agreement

Exhibit C – Form of Plan of Merger

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), is entered into as of September 3, 2018, by and among Ocean Rig UDW Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), Transocean Ltd., a Swiss corporation (“Parent”), Transocean Oceanus Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned Subsidiary of Parent (“HoldCo”), and Transocean Oceanus Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned Subsidiary of HoldCo (“Merger Sub”).  The Company, Parent, HoldCo and Merger Sub are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H :

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Law (2018 Revision, as amended from time to time) of the Cayman Islands (the “Cayman Companies Law”), Parent and the Company will enter into a business combination transaction pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company being the surviving company in the Merger and becoming a wholly owned Subsidiary of HoldCo as a result of the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement and the Plan of Merger, (ii) approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the transactions contemplated by this Agreement and thereby, including the Merger (collectively, the “Transactions”), (iii) directed that this Agreement (including the Merger) be submitted to a vote at an extraordinary general meeting of the Company’s shareholders, and (iv) recommended the approval and adoption of this Agreement (including the Merger) by the Company’s shareholders;

WHEREAS, the board of directors of Parent (the “Parent Board”) has unanimously (i) determined that it is in the best interest of Parent and its shareholders, and declared it advisable, to enter into this Agreement and the Plan of Merger, (ii) approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the Transactions, (iii) approved the submission to a vote by shareholders at an extraordinary general meeting of Parent’s shareholders on the adoption of an authorized share capital of Parent, together with the related amendments to Parent’s articles of association (the “Authorized Share Capital”), authorizing the Parent Board to issue, upon adoption of separate resolutions in accordance with its authority under the Authorized Share Capital, at or in connection with the completion of the Merger, up to 155,085,205 new Parent Registered Shares against the contribution in kind of shares of HoldCo newly issued in connection with the Merger (gemischte Sacheinlage/Sachübernahme Kapitalerhöhung), whereby the pre-emptive rights of Parent’s existing shareholders shall be withdrawn (the “Parent Share Issuance”) and (iv) through the Transaction Committee of the Parent Board, recommended the approval and adoption of the Authorized Share Capital and the related amendments to Parent’s articles of association and the related proposals;

WHEREAS, the boards of directors of each of HoldCo and Merger Sub have (i) unanimously approved the execution, delivery and performance by HoldCo and Merger Sub, respectively, of this Agreement, the Plan of Merger and the consummation of the Transactions, and (ii) declared it advisable for HoldCo and Merger Sub, respectively, to enter into this Agreement and the Plan of Merger;

WHEREAS, Parent, acting in the capacity as the sole shareholder of HoldCo, has approved the execution, delivery and performance by HoldCo of this Agreement, the Plan of Merger and the consummation of the Transactions;

WHEREAS, HoldCo, acting in the capacity as the sole shareholder of Merger Sub, has approved the execution, delivery and performance by Merger Sub of this Agreement, the Plan of Merger and the consummation of the Transactions;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain shareholders of the Company have simultaneously herewith entered into a voting and support agreement, substantially in the form attached as Exhibit A (the “Company Voting and Support Agreement”) in connection with the Merger;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, certain shareholders of Parent have simultaneously herewith entered into a voting and support agreement, substantially in the form of Exhibit B (the “Parent Voting and Support Agreement”); and

WHEREAS, the Company, Parent, HoldCo and Merger Sub desire to make certain representations, warranties, covenants and agreements specified in this Agreement in connection with the Merger and to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01     Definitions.

(a)     As used herein, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement (i) in effect on the date of this Agreement, or (ii) that contains provisions that are substantially comparable in the aggregate to those contained in the Confidentiality Agreement; provided that such confidentiality agreement, if entered into after the date of this Agreement, shall not restrict the Company or its Representatives from complying with its obligations under this Agreement (including the disclosure obligations under Section 6.04).

“Acquisition Proposal” means, other than the Transactions, any offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 15% or more of the fair market value of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the fair market value of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the fair market value of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, scheme of arrangement, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the fair market value of the consolidated assets of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person.

“Antitrust Action” means (i) any divestiture, license, hold separate (including by trust or otherwise) of any businesses or assets of any Party or its respective Affiliates, or (ii) any other commitment of any Party or any of its respective Affiliates to take any action that limits any freedom of action with respect to such Party or its Affiliates’ ability to retain, operate, manage, govern or influence any of their respective businesses or assets, in order to be permitted by any Governmental Authority to consummate the Transactions; in each case pursuant to any requirement, condition, limitation, understanding, agreement or order of a Governmental Authority.

“Applicable Law” means, with respect to any Person, any federal, state, local or other domestic or foreign law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, writ, order, injunction, judgment, decree, ruling, any industry or consensus standard imposed as having the force of law, or other similar legal requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Business Day” means a day, other than (i) Saturday, Sunday or other day on which commercial banks in New York, New York, Switzerland or Greece are authorized or required by Applicable Law to close or (ii) a day on which the Registrar of Companies of the Cayman Islands is not open to accept filings.

“Chosen Courts” means any New York federal court sitting in the Borough of Manhattan of The City of New York; provided,  however, that if such federal court does not have jurisdiction, then any New York state court sitting in the Borough of Manhattan of The City of New York.

“Circumstance” means any event, change, occurrence, condition, development, state of facts or circumstance.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the unaudited consolidated balance sheet of the Company as of June 30, 2018 and the footnotes thereto set forth in the Company’s report on Form 6-K dated as of August 9, 2018.

“Company Balance Sheet Date” means June 30, 2018.

“Company Class A Common Shares” means the Class A common shares, $0.01 par value, of the Company.

“Company Class B Common Shares” means the Class B common shares, $0.01 par value, of the Company.

“Company Common Shares” means, collectively, the Company Class A Common Shares and the Company Class B Common Shares.

“Company Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement, regarding this Agreement that has been provided by the Company to Parent, HoldCo and Merger Sub.

“Company Employee” means, at any specified time, a current or former employee of the Company or any of its Subsidiaries.

“Company Non-U.S. Employee Plan” means any (i) employee benefit plan, (ii) employment, severance, change in control, transaction bonus, retention or other similar agreement or plan, or (iii) other plan, agreement or arrangement providing for compensation, bonuses, equity or equity-based compensation or other forms of incentive or deferred compensation, fringe benefits, vacation or paid time off benefits perquisites, disability or sick leave benefits, supplemental unemployment benefits or post-employment, retirement benefits or superannuation, termination pay or indemnity or any similar plans, programs or agreements, in each case, (A) for the benefit of any Company Employee or current or former member of the Company Board and (B)(1) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its Subsidiaries or (2) with respect to which the Company could reasonably be expected to have any liability, other than a Company U.S. Employee Plan.

“Company Policies” means policies, practices or procedures (whether written or unwritten) maintained by the Company, its Subsidiaries or its Joint Venture Affiliates.

“Company U.S. Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) employment, severance, change in control, transaction bonus, retention or other similar agreement or plan, or (iii) other plan, agreement or arrangement providing for compensation, bonuses, equity or equity-based compensation or other forms of incentive or deferred compensation, fringe benefits, vacation or paid time off benefits perquisites, disability or sick leave benefits, supplemental unemployment benefits or post-employment or retirement benefits or any similar plans, programs or agreements, in each case, (A) for the benefit of any Company Employee or current or former member of the Company Board that is located within the 50 states of the U.S. and (B)(1) that is sponsored, maintained, administered, contributed to or entered into by the Company or any of its ERISA Affiliates or (2) with respect to which the Company could reasonably be expected to have any liability other than a Company Non-U.S. Employee Plan.

“Confidentiality Agreement” means the confidentiality agreement, dated as of January 19, 2018, by and between Parent and the Company.

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Credit Agreement” means the Credit Agreement, dated as of September 22, 2017, by and among the borrowers party thereto, each an Affiliate of the Company, the several banks and other financial institutions from time to time parties thereto and Deutsche Bank AG New York Branch, as administrative agent and collateral agent.

“Data Security Requirements” means (i) all Applicable Laws relating to the collection, storage, use, disclosure, retention or transfer of Personal Information, privacy or information security, including the General Data Protection Regulation (EU) 2016/679 (GDPR), or any corresponding or equivalent national laws or regulations, (ii) all Applicable Laws concerning the security of the IT Assets, (iii) all contracts to which the Company or any of its Subsidiaries is a party or is otherwise bound that relate to Personal Information or protecting the security or privacy of information, and (iv) the Company’s and each of its Subsidiaries’ policies and notices (e.g., posted privacy policies; notices provided in connection with the collection, storage, use, disclosure, retention or transfer of Personal Information; posted policies or notices concerning the security of the IT Assets; and internal policies and standards concerning the treatment of Personal Information or the security of the IT Assets) relating to Personal Information, privacy or the security of the IT Assets.

“Debt Financing” means any potential debt financing (including any term loan, credit facility, unsecured note or any warrant, purchase contract or other security convertible into, or exercisable or exchangeable for, equity securities which is issued in connection with the issuance of any debt security or other obligation for borrowed money) undertaken by Parent in connection with the Transactions.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“Drag-Along Sale” has the meaning set forth in the Company Memorandum and Articles of Association.

“Environment” means the air (including ambient or indoor air), soil, sediments, water (including surface waters, groundwater, water vapor, drinking water supply, streams, and water in drains), land (including surface, subsurface, sea bed, river bed, beaches and salt marshes, harbors and associated facilities), plant or animal life, or natural resources.

“Environmental Laws” means any Applicable Law, or any agreement with any Governmental Authority or other third party, pertaining to, regulating, relating to, or imposing liability, standards or obligations of conduct concerning (i) human health and safety, (ii) pollution or protection of human health or the Environment, including marine and estuary life, or (iii) the generation, handling, treatment, storage, disposal, transportation, manufacture, processing, distribution, use, presence, any threatened Release, or any Release of Hazardous Substances.

“Environmental Permits” means all permits, licenses, concessions, franchises, certificates, approvals, grants, registrations, exemptions, exceptions, variances, and other similar authorizations of Governmental Authorities relating to or required by an Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with the first entity, would be treated as a single employer under Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.

“Executive Officer” has the meaning specified in Form 20-F under the Exchange Act.

“Expenses” includes all expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to and costs and overheads associated with personnel of a Party and its Representatives and Affiliates) incurred or losses (including opportunity costs) suffered by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions or the failure of the Transactions.

“Export Control Laws” means all Applicable Laws and regulations related to the regulation of imports, exports, re-exports, transfers, releases, shipments, transmissions or any other provision or receipt of goods, technology, software or services, including (i) the U.S. International Traffic in Arms Regulations administered by the U.S. State Department’s Directorate of Defense Trade Controls; (ii) the Export Administration Regulations administered by the U.S. Commerce Department (including the antiboycott regulations administered by the Office of Antiboycott Compliance); (iii) nuclear export regulations administered by the U.S. Nuclear Regulatory Commission and the U.S. Department of Energy; (iv) U.S. customs regulations administered by the U.S. Customs and Border Protection; (v) the EU Dual-Use Regulation, Council Regulation (EC) No 428/2009 (and associated amendments); and (vi) all other applicable import and export controls in the countries in which a Party conducts business.

“Financing Sources” means the Persons that have entered or will enter into commitment letters or agreements with Parent or any of its Subsidiaries in connection with the Debt Financing and any joinder agreements, indentures, underwriting agreements or credit agreements (which letters, agreements and other arrangements under which the Company is a party will be conditioned on the consummation of the Transactions) entered into pursuant thereto, including the agents, arrangers, lenders and other entities that have committed to provide or arrange all or part of the Debt Financing, and their respective Affiliates.

“GAAP” means generally accepted accounting principles in the U.S., consistently applied.

“Governance Agreements” means those certain Governance Agreements, dated as of September 22, 2017, by and among the Company, each of the direct and indirect Subsidiaries of the Company and the shareholders party thereto.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, arbitrator, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any substance, pollutant, contaminant, material, waste, or chemical that is (i) regulated pursuant to any Environmental Law, or for which liability or standards of conduct otherwise can be imposed, (ii) defined or treated under any Environmental Law as a “pollutant,” “contaminant,” “hazardous constituent,” “solid waste,” “toxic substance,” “special waste,” “toxic waste,” “hazardous substance,” “hazardous waste,” “hazardous material,” (iii) asbestos or asbestos containing materials, lead, lead-based paint, polychlorinated biphenyls, petroleum or petroleum products, urea formaldehyde foam insulation, and radon gas, (iv) any uncontained chemicals, materials and products associated with subsea drilling including hydrocarbons, produced water, naturally occurring contaminants, drill muds and cements, solvents and lubricants, or (v) any residues in dry docks or floating maintenance facilities from hull and topsides maintenance including paints, paint removal materials, solvents, welding materials, and corrosion inhibition and maintenance chemicals.

“Intellectual Property” means all intellectual property rights, whether protected, created or arising under any jurisdiction throughout the world, including the following: (i) trademarks, service marks, trade names, domain names, trade dress or any other similar type of brand names, logos, corporate names, certification marks, and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions, discoveries and improvements, whether patentable or not, in any jurisdiction patents, applications for patents (including utility, divisions, continuations, continuations-in-part and provisional applications), and any renewals, reexaminations, extensions or reissues thereof, in any jurisdiction, (iii)  works of authorship, mask works and any and all copyright rights, whether registered or not and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (iv) computer software, databases, data compilations and data, (v) Trade Secrets, (vi) moral rights, database rights, shop rights, design rights, industrial property rights, publicity rights and privacy rights and (vii) any similar proprietary rights.

“IT Assets” means computers, computer software (including software delivered on a cloud computing or software as a service basis), firmware, middleware, operating systems, applications, servers, workstations, routers, hubs, switches, circuits, computer networks, telecommunications and data communications equipment and networks, and all other information technology infrastructure, equipment and devices for information technology operations, owned, licensed or leased by the Company or its Subsidiaries.

“knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 1.01(a) of the Company Disclosure Letter, after reasonable inquiry of their direct reports, and (ii) with respect to Parent, the actual knowledge of the individuals listed on Section 1.01(a) of the Parent Disclosure Letter, after reasonable inquiry of their direct reports.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, hypothecation, charge, security interest, encumbrance or other similar adverse claim in respect of such property or asset.

“Management Services Agreements” means those certain Management Services Agreements listed on Section 1.01(b) of the Company Disclosure Letter.

“Manager” means TMS Offshore Services Ltd., a corporation organized under the laws of the Marshall Islands.

“Maritime Guidelines” means any rule, code of practice, convention, protocol, guideline or similar requirement or restriction concerning or relating to a Company Fleet Asset or Parent Fleet Asset imposed, published or promulgated by any relevant Governmental Authority, the International Maritime Organization, including any classification society or insurer of any Company Fleet Asset or Parent Fleet Asset.

“Material Adverse Effect” means, with respect to any Person, any Circumstance that, individually or in the aggregate, (i) has had, or would reasonably be expected to have, a materially adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) would, or would reasonably be expected to, materially impair the ability of such Person or any of its Subsidiaries to consummate the Transactions timely; provided,  however, that solely for purposes of the foregoing clause (i) only, none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (A) changes in GAAP or any other accounting requirements applicable to the industry in which such Person or any of its Subsidiaries operates, (B) changes in the financial, securities, debt or financing markets or general economic or political conditions, (C) changes in the industry in which such Person or any of its Subsidiaries operates, (D) changes in Applicable Law of general applicability to companies in the industry in which such Person or any of its Subsidiaries operates, (E) acts or declarations of war or other armed hostilities, sabotage, terrorism (including cyber-terrorism or cyber-attacks), or any escalation or worsening of the foregoing, or natural disasters, (F) any change in the market price or trading volume of the stock of such Person (to the extent such stock is publicly listed) (it being agreed that the underlying cause of any such change described in this clause (F) may be considered in determining whether or not a Material Adverse Effect has occurred) and (G) any failure by such Person or any of its Subsidiaries to meet any internal or published estimates, budgets, projections, forecasts or predictions of financial performance for any period (it being agreed that the underlying cause of any such failure described in this clause (G) may be considered in determining whether or not a Material Adverse Effect has occurred); provided that, in the case of clauses (A), (B), (C), (D) and (E), any such Circumstances may be taken into account in determining whether or not there has been a Material Adverse Effect to the extent any such Circumstance is reasonably likely to have a disproportionate adverse effect on such

Person and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which such Person or any of its Subsidiaries operate.

“NASDAQ” means the NASDAQ Stock Market.

“NYSE” means the New York Stock Exchange.

“Parent Balance Sheet” means the consolidated balance sheet of Parent as of June 30, 2018 and the footnotes thereto set forth in the Company’s quarterly report on Form 10-Q dated as of July 31, 2018.

“Parent Balance Sheet Date” means June 30, 2018.

“Parent Bonds” means the 0.5% Exchangeable Senior Bonds due 2023 issued by Transocean Inc., an Affiliate of Parent.

“Parent Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement, regarding this Agreement that has been provided by Parent to the Company.

“Parent Employee” means, at any specified time, a current or former employee of Parent or any of its Subsidiaries.

“Parent Non-U.S. Employee Plan” means any (i) employee benefit plan, (ii) employment, severance, change in control, transaction bonus, retention or other similar agreement or plan, or (iii) other plan, agreement or arrangement providing for compensation, bonuses, equity or equity-based compensation or other forms of incentive or deferred compensation, fringe benefits, vacation or paid time off benefits perquisites, disability or sick leave benefits, supplemental unemployment benefits or post-employment, retirement benefits or superannuation, termination pay or indemnity or any similar plans, programs or agreements, in each case, (A) for the benefit of any Parent Employee or current or former member of the Parent Board and (B)(1) that is sponsored, maintained, administered, contributed to or entered into by Parent or any of its Subsidiaries or (2) with respect to which Parent could reasonably be expected to have any liability, other than a Parent U.S. Employee Plan.

“Parent Policies” means policies, practices or procedures (whether written or unwritten) maintained by Parent or its Subsidiaries.

“Parent Registered Shares” means the registered shares, CHF 0.10 par value each, of Parent.

“Parent Share Price” means the average of the volume weighted averages of the per-share trading prices of Parent Registered Shares on the NYSE (as reported by Bloomberg L.P. or, if not reported therein, in another authoritative source mutually selected by Parent and the Company in good faith) on each of the five consecutive Trading Days ending on the Trading Day that is two Trading Days prior to the Closing Date.

“Parent U.S. Employee Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA, (ii) employment, severance, change in control, transaction bonus, retention or other similar agreement or plan, or (iii) other plan, agreement or arrangement providing for compensation, bonuses, equity or equity-based compensation or other forms of incentive or deferred compensation, fringe benefits, vacation or paid time off benefits perquisites, disability or sick leave benefits, supplemental unemployment benefits or post-employment or retirement benefits or any similar plans, programs or agreements, in each case, (A) for the benefit of any Parent Employee or current or former member of the Parent Board that is located within the 50 states of the U.S. and (B)(1) that is sponsored, maintained, administered, contributed to or entered into by Parent or any of its ERISA Affiliates or (2) with respect to which Parent could reasonably be expected to have any liability other than a Parent Non-U.S. Employee Plan.

“Permitted Lien” means (i) any Lien for Taxes or other governmental charges or assessments not yet delinquent or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in the applicable financial statements in accordance with GAAP, (ii) statutory Liens, mechanics’, materialmen’s, carriers’, workers’, landlords’, repairmen’s, warehousemen’s, construction and other similar Liens arising or incurred in the ordinary course of business consistent with past practice or with respect to liabilities that are not yet due and payable or, if due, are not delinquent or are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in the applicable financial statements in accordance with GAAP, (iii) Liens imposed or promulgated by Applicable Law or any Governmental Authority with respect to real property, including zoning, building or similar restrictions, excluding any Liens created by or on account of the violation of any of the foregoing, (iv) utility easements, minor encroachments, rights of way, imperfections in title, charges, easements, rights of way, restrictions, declarations, covenants, conditions, defects and other Liens that do not individually or in the aggregate interfere with the present occupancy or use of the Leased Real Property or otherwise impair the business operations of the Company and its Subsidiaries, (v) matters disclosed by any existing title insurance policies or title reports which have been made available to Parent, (vi) maritime and other Liens incidental to the conduct in the ordinary course of the business of the Company and its Subsidiaries, or Parent and its Subsidiaries, or the ownership of the Company’s or its Subsidiaries’, or Parent’s or its Subsidiaries’, property and assets and arising by operation of law which secure obligations not yet due and payable, (vii) restrictions on transfer of securities under applicable securities laws, and (viii) Liens set forth on Section 1.01(c) of the Company Disclosure Letter.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Personal Information” means a person’s name, street address, telephone number, e-mail address, date of birth, gender, photograph, Social Security Number or tax identification number, driver’s license number, passport number, credit card number, bank account information and other financial information, account numbers, account access codes and passwords or any other piece of information that allows the identification of such person, or enables access to such person’s financial information, or as that term, the term “Personal Data” or any similar term is otherwise defined by Applicable Law.

“Previously Disclosed by Parent” means disclosed by Parent (i) in the Parent Disclosure Letter, or (ii) prior to the execution of this Agreement in the Parent SEC Documents; provided,  however, that for the avoidance of doubt, in no event shall any disclosure contained in any part of any Parent SEC Document entitled “Risk Factors,” “Forward-Looking Statements,” “Cautionary Statement Regarding Forward-Looking Statements,” “Special Note on Forward Looking Statements” or “Forward Looking Information” or containing a description or explanation of “Forward-Looking Statements” or any other disclosures in any Parent SEC Document that are cautionary, predictive or forward-looking in nature be deemed to be Previously Disclosed by Parent.

“Previously Disclosed by the Company” means disclosed by the Company (i) in the Company Disclosure Letter, or (ii) prior to the execution of this Agreement in the Company SEC Documents; provided,  however, that for the avoidance of doubt, in no event shall any disclosure contained in any part of any Company SEC Document entitled “Risk Factors,” “Forward-Looking Statements,” “Cautionary Statement Regarding Forward-Looking Statements,” “Special Note on Forward Looking Statements” or “Forward Looking Information” or containing a description or explanation of “Forward-Looking Statements” or any other disclosures in any Company SEC Document that are cautionary, predictive or forward-looking in nature be deemed to be Previously Disclosed by the Company.

“Proceeding” means any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal.

“Release” means any release, spill, leak, emission, deposit, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposing, dumping, dispersion or migration of Hazardous Substances into, under, above, onto or from the Environment.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other agents, advisors, subcontractors or representatives.

“Requisite Jurisdictions” means the jurisdictions set forth on Section 1.01 of each of the Company Disclosure Letter and the Parent Disclosure Letter.

“Restructuring Agreement” means that certain Restructuring Agreement, dated as of March 23, 2017, by and among the Company, Drillships Financing Holding Inc., Drillships Ocean Ventures Inc., Drill Rights Holdings Inc. and the initial supporting creditors party thereto.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means (i) any tax, duty, fee, levy, impost or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty or other additional amount with respect thereto, imposed by any Governmental Authority responsible for the imposition or collection of any such tax or other charge (a “Taxing Authority”) and (ii) in the case of any Person, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any Tax Sharing Agreement, as a result of which liability of such Person with respect to any such amount is determined or taken into account with reference to the activities of any other Person.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) legally binding on a Person that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent, HoldCo, Merger Sub or the Company, and their respective Affiliates.

“Trade Sanctions” means economic or trade sanctions administered by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, or Her Majesty’s Treasury.

“Trade Secrets” means trade secrets and other confidential information, including ideas, research and development, formulas, recipes, compositions, manufacturing and productions processes and techniques, technical data designs and digital design files, drawing, specifications, schematics, business methods, prototypes, concept boards, plans, proposals, tooling and models, apparatus, devices, databases and data collections, inventions (whether or not patentable), know-how, customer and supplier lists, pricing and cost information, and business and marketing plans, that in each case derive independent economic value from not being generally known by the public and not being readily ascertainable by other Persons, and all claims and rights related to any of the foregoing.

“Trading Day” means a day on which Parent Registered Shares are traded on the NYSE.

“U.S.” means the United States of America.

“Willful Breach” means a material breach that is a consequence of either (i) an act knowingly undertaken or a knowing failure to act by the breaching Party with the intent of causing a breach of this Agreement or (ii) an act knowingly undertaken or a knowing failure to act by the breaching Party that was reasonably likely to result in a breach of this Agreement (even if a breach of this Agreement was not the conscious object of such act) and which in fact does cause a breach of this Agreement.

Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Adverse Recommendation Change	Section 6.04(a)
Agreement	Preamble
Anti-Corruption Laws	Section 4.17(b)
Antitrust Laws	Section 8.01(d)
Approvals	Section 8.01(a)
Authorized Share Capital	Recitals
Bankruptcy and Equity Exception	Section 4.02(a)
Cash Consideration	Section 2.02(a)
Cayman Companies Law	Recitals
Certificate	Section 2.02(d)
Closing	Section 2.01(b)
Closing Date	Section 2.01(b)
COBRA	Section 4.20(e)
Company	Preamble
Company Auditor	Section 4.08
Company Board	Recitals
Company Board Recommendation	Section 4.02(b)
Company Employee Plan	Section 4.20(a)
Company Fleet Assets	Section 4.10(a)
Company Health Plan	Section 4.20(e)
Company Material Contract	Section 4.18
Company Memorandum and Articles of Association	Section 4.01
Company Non-U.S. Retirement Plan	Section 4.20(h)
Company Permits	Section 4.16
Company Preferred Shares	Section 4.05(a)
Company Record Date	Section 8.03(a)
Company SEC Documents	Section 4.07(a)
Company Securities	Section 4.05(b)
Company Shareholder Approval	Section 4.02(a)
Company Shareholder Meeting	Section 8.03(a)
Company Subsidiary Securities	Section 4.06(b)
Company Termination Fee	Section 10.03(a)
Company Voting and Support Agreement	Recitals
D&O Insurance	Section 7.05(c)
Delivery Deadline	Section 6.05(a)(i)
Dissenting Shares	Section 2.04
Effective Time	Section 2.01(c)
End Date	Section 10.01(b)(i)
Exchange Agent	Section 2.03(a)
Exchange Fund	Section 2.03(a)
FCPA	Section 4.17(b)
Finance Related Party	Section 11.15(a)
Finder	Section 4.29
HCERA	Section 4.20(e)
Healthcare Reform Laws	Section 4.20(e)
HoldCo	Preamble

Indemnified Party	Section 6.05(c)
Indemnified Person	Section 7.05(a)
Insurance Policies	Section 4.25
internal controls	Section 4.07(h)
Joint Proxy Statement/Prospectus	Section 8.02(a)
Joint Venture Affiliate	Section 4.06(c)
Joint Venture Agreement	Section 4.06(c)
Labor Contract	Section 4.21(b)
Labor Laws	Section 4.21(a)
Labor Union	Section 4.21(b)
Leased Real Property	Section 4.23(b)
Letter of Transmittal	Section 2.03(a)
Mailing Date	Section 8.03(b)
Merger Consideration	Section 2.02(a)
Merger Sub	Preamble
OFAC	Section 4.17(c)
Parent	Preamble
Parent Board	Recitals
Parent Employee Plan	Section 5.12(a)
Parent Fleet Assets	Section 5.09(a)
Parent Health Plan	Section 5.12(e)
Parent Record Date	Section 8.03(b)
Parent Retirement Plan	Section 5.12(h)
Parent SEC Documents	Section 5.07(a)
Parent Securities	Section 5.05(b)
Parent Share Issuance	Recitals
Parent Shareholder Approval	Section 5.02(a)
Parent Shareholder Meeting	Section 8.03(b)
Parent Subsidiary Securities	Section 5.06(b)
Parent Termination Fee	Section 10.03(g)
Parent Voting and Support Agreement	Recitals
Parties	Preamble
Party	Preamble
Plan of Merger	Section 2.01(c)
PPACA	Section 4.20(e)
Process Agent	Section 11.08(b)
Real Property Leases	Section 4.23(b)
Registered Intellectual Property Rights	Section 4.22(a)
Registration Statement	Section 8.02(a)
Regulatory Impediment	Section 10.01(b)(ii)
Related Party	Section 4.26
Required Financial Information	Section 6.05(a)(i)
SFTA Tax Ruling	Section 8.12(a)
Share Consideration	Section 2.02(a)
Specified Litigation	Section 6.01(q)
Superior Proposal	Section 6.04(e)
Surviving Company	Section 2.01(a)
Tail Cap	Section 7.05(c)
Takeover Statute	Section 4.27
Transaction Litigation	Section 8.08
Transactions	Recitals
Uncertificated Shares	Section 2.02(d)

Section 1.02     Other Definitional and Interpretative Provisions.  The following rules of interpretation shall apply to this Agreement: (i) the words “hereof,” “hereby,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the table of contents and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof; (iii) references to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified; (iv) all Exhibits and schedules annexed to this Agreement or referred to in this Agreement, including the Company Disclosure Letter and the Parent Disclosure Letter, are incorporated in and made a part of this Agreement as if set forth in full in this Agreement; (v) any capitalized term used in any Exhibit, the Company Disclosure Letter or the Parent Disclosure Letter but not otherwise defined therein shall have the meaning set forth in this Agreement; (vi) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and references to any gender shall include all genders; (vii) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import; (viii) “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (ix) references to any Applicable Law shall be deemed to refer to such Applicable Law as amended from time to time and to any rules or regulations promulgated thereunder; (x) references to any contract are to that contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any contract listed on any Schedule, all such amendments, modifications or supplements (other than such amendments, modifications or supplements that are immaterial) must also be listed in the appropriate Schedule; (xi) references to any Person include the predecessors, successors and permitted assigns of that Person; (xii) references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including,” respectively; (xiii) references to (A) “dollars” and “$” mean U.S. dollars and (B) “CHF” mean Swiss Francs; (xiv) the term “made available” and words of similar import mean that the relevant documents, instruments or materials were posted and made available (and not removed) on the Project Atlas due diligence data site maintained by the Company with Donnelley Financial Solutions Venue in connection with the Transactions, in each case, prior to the date hereof or filed or furnished to the SEC prior to the date hereof; (xv) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”; and (xvi) the Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE 2

THE MERGER

Section 2.01     The Merger.

(a)     At the Effective Time, Merger Sub shall be merged with and into the Company upon the terms and subject to the conditions of this Agreement and in accordance with the Cayman Companies Law.  As a result of the Merger, the separate existence of Merger Sub shall cease and the Company will continue as the surviving company of the Merger (the “Surviving Company”) under the laws of the Cayman Islands as a wholly owned Subsidiary of HoldCo.

(b)     Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place remotely via electronic exchange of documents, as soon as possible after, but in any event no later than four Business Days after, the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible under Applicable Law, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible under Applicable Law, waived by the Party or Parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing.  The date upon which the Closing occurs is referred to herein as the “Closing Date”.  At and in anticipation of the Closing, the Parties shall cooperate to effectuate the transactions set forth on Section 2.01(b) of each of the Company Disclosure Letter and the Parent Disclosure Letter consistent with the timeframe set forth on Section 2.01(b) of each of the Company Disclosure Letter and the Parent Disclosure Letter.

(c)     On the Closing Date (or as otherwise set forth on Section 2.01(b) of each of the Company Disclosure Letter and the Parent Disclosure Letter), the Company and Merger Sub shall execute a plan of merger (the “Plan of Merger”) substantially in the form of Exhibit B and the Parties shall file the Plan of Merger and other documents required under the Cayman Companies Law to effect the Merger with the Registrar of Companies of the Cayman Islands.  The Merger shall become effective at such time (the “Effective Time”) as may be agreed to by the Parties and subject to such conditions as specified in the Plan of Merger, consistent with the transactions and timeframe set forth on Section 2.01(b) of each of the Company Disclosure Letter and the Parent Disclosure Letter.

(d)     From and after the Effective Time, the Surviving Company shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the Cayman Companies Law.

Section 2.02     Conversion of Shares.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, HoldCo, Merger Sub, the Company or the holders of any Company Common Shares or any shares of Parent, HoldCo or Merger Sub:

(a)     Except as otherwise provided in Section 2.02(b) or Section 2.04, each Company Common Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive from the Exchange Agent (who shall act on behalf of the holders of Company Common Shares entitled to the Merger Consideration), after the consummation of the transactions set forth on Section 2.01(b) of each of the Company Disclosure Letter and the Parent Disclosure Letter, (i) 1.6128 newly issued fully paid and non-assessable Parent Registered Shares (the “Share Consideration”) and (ii) $12.75 in cash, without interest (the “Cash Consideration” and together with the Share Consideration, the “Merger Consideration”).

(b)     Each Company Common Share held by the Company as treasury shares or owned by Parent, HoldCo, Merger Sub or any of their respective Subsidiaries immediately prior to the Effective Time shall be canceled and shall cease to exist, and no payment shall be made with respect thereto.

(c)     Each common share of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and become one common share of the Surviving Company with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of the Surviving Company.

(d)     All of the Company Common Shares converted into the right to receive the Merger Consideration pursuant to this Article 2 shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist as of the Effective Time and, subject to Section 2.03, (i) each certificate previously representing any such Company Common Shares (each a “Certificate”) and (ii) each uncertificated Company Common Share represented in book entry, including through Cede & Co., the nominee of the Depository Trust Company (collectively, the “Uncertificated Shares”), that immediately prior to the Effective Time was registered to a holder on the shareholder register of the Company shall thereafter represent only the right to receive (A) the Merger Consideration and (B) with respect to the Share Consideration, the right to receive (1) any dividends or other distributions pursuant to Section 2.03(g) and (2) any cash in lieu of any fractional Parent Registered Shares pursuant to Section 2.06, in each case to be issued or paid in accordance with Section 2.03, without interest.

Section 2.03     Exchange and Payment.

(a)     Prior to the Effective Time, Parent and the Company shall appoint a Person authorized to act as exchange agent in connection with the Transactions, which Person shall be selected by Parent and the Company (the “Exchange Agent”) and shall act on behalf of the holders of Company Common Shares entitled to the Merger Consideration, and enter into an exchange agent agreement with the Exchange Agent reasonably acceptable to Parent and the Company for the purpose of (i) exchanging Certificates or Uncertificated Shares for the Merger Consideration payable in respect of the Company Common Shares and (ii) effecting the contribution in kind of newly issued shares of HoldCo to Parent against the issuance of new Parent Registered Shares, as contemplated by Section 2.01(b) of each of the Company Disclosure Letter and the Parent Disclosure Letter.  As of the Effective Time, or as otherwise contemplated by Section 2.01(b) of each of the Company Disclosure Letter and the Parent Disclosure Letter, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Company Common Shares, as consideration for the deliveries by the Exchange Agent pursuant to Section 2.01(b) of each of the Company Disclosure Letter and the Parent Disclosure Letter, and for exchange in accordance with this Section 2.03 through the Exchange Agent, (A) Parent Registered Shares issued pursuant to Section 2.02(a), (B) cash sufficient to pay the aggregate Cash Consideration payable pursuant to Section 2.02(a) and (C) the cash to be paid in lieu of fractional shares.  Parent agrees to promptly deposit with the Exchange Agent from time to time any additional cash or Parent Registered Shares required to pay any dividends or other distributions to which such holders are entitled pursuant to Section 2.03(g).  All Parent Registered Shares and cash deposited with the Exchange Agent pursuant to this Section 2.03 shall be referred to as the “Exchange Fund”.

(b)     As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail or otherwise deliver to each holder of Company Common Shares who has the right to receive the Merger Consideration hereunder: (i) a letter of transmittal (the “Letter of Transmittal”), which shall specify that, in respect of any Certificate, risk of loss and title shall pass only upon receipt thereof (or of an affidavit of loss in lieu thereof) by the Exchange Agent or, in the case of Uncertificated Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and shall be in such form and have such other customary provisions as Parent and the Company may reasonably specify, (ii) any notice required pursuant to the Cayman Companies Law, and (iii) instructions for use in effecting the surrender of the Certificates held by any holder of Company Common Shares represented by Certificates.  In the event a holder of Company Common Shares does not deliver to the Exchange Agent a duly executed and completed Letter of Transmittal and does not deliver the Certificate(s) (or an affidavit of loss in lieu thereof), where applicable, such Person shall not be entitled to receive the Merger Consideration relating to such Certificate or Uncertificated Share unless and until such Person delivers a duly executed and completed Letter of Transmittal and Certificate(s) (or an affidavit loss in lieu thereof), as applicable, to the Exchange Agent.  Each Certificate or Uncertificated Share shall at any time after the Effective Time represent only the right to receive, upon compliance with these requirements, the Merger Consideration pursuant to Section 2.02 and this Section 2.03.  The delivery of a duly completed and validly executed Letter of Transmittal is a condition to each holder of Company Common Shares receiving any portion of the Merger Consideration.

(c)     Upon the Exchange Agent’s receipt of a duly executed and completed Letter of Transmittal and the surrender of the Certificates (or an affidavit loss in lieu thereof), as applicable, the Exchange Agent shall deliver, in accordance with Section 2.02(a), to such holder of Company Common Shares (i) the Merger Consideration and (ii) cash in lieu of any fractional Parent Registered Shares and any dividends and distributions with respect to the Share Consideration as contemplated in Section 2.06 or Section 2.03(g) for each Company Common Share.  The Parent Registered Shares constituting part of such Merger Consideration shall be in uncertificated book entry form.  Following the Effective Time, each Certificate or Uncertificated Share shall represent only the right to receive the Merger Consideration.  Parent, the Company and the Exchange Agent may agree on transfer procedures in addition to or different from the procedures set forth above in order to effect the exchange and payment contemplated in this Section 2.03.

(d)     If any portion of the Merger Consideration (or cash in lieu of any fractional Parent Registered Shares or any dividends and distributions with respect to the Share Consideration as contemplated by Section 2.06 or Section 2.03(g)) is to be paid to a Person other than the Person in whose name the Company Common Share is registered, it shall be a condition to such payment that (i)  all documents reasonably requested by the Exchange Agent shall be provided, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e)     The Merger Consideration paid in accordance with the terms of this Article 2 upon conversion of any Company Common Shares shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such Company Common Shares.  From and after the Effective Time, subject to the Cayman Companies Law in the case of Dissenting Shares, all holders of Company Common Shares shall cease to have any rights as shareholders of the Company other than the right to receive the Merger Consideration (and cash in lieu of any fractional Parent Registered Shares or any dividends and distributions with respect to the Share Consideration as contemplated by Section 2.06 or Section 2.03(g)) into which the shares represented by such Certificates or Uncertificated Shares have been converted pursuant to this Agreement.  After the Effective Time, there shall be no further registration or transfers of Company Common Shares.

(f)     Any portion of the Exchange Fund that remains unclaimed by the former holders of Company Common Shares as of the one year anniversary of the Effective Time shall be returned to Parent.  Any former shareholders of the Company who have not theretofore complied with this Article 2 or the Letter of Transmittal and instructions shall thereafter look only to Parent (subject to abandoned property, escheat or other similar Applicable Laws), as general creditors thereof, for payment of the Merger Consideration in respect of each Company Common Share as such shareholder held prior to the Effective Time as determined pursuant to this Agreement, in each case, without any interest thereon.  Notwithstanding the foregoing and anything to the contrary, none of Parent, HoldCo, Merger Sub, the Company, the Surviving Company, the Exchange Agent or any other Person shall be liable to any former holder of Company Common Shares for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.  Notwithstanding anything to the contrary, any portion of the Merger Consideration to be paid in accordance with this Article 2 that remains undistributed to any former holder of Company Common Shares, as of immediately prior to the date on which the Merger Consideration that would otherwise escheat to or become the property of any Governmental Authority, shall, to the maximum extent permitted by Applicable Law, automatically become the property of the Surviving Company, free and clear of all claims or interest of any Person previously entitled thereto.

(g)     Following the compliance by the holders of Company Common Shares with the requirements of this Section 2.03, Parent shall pay, or cause to be paid, without interest, to the Person in whose name the Parent Registered Shares constituting the Share Consideration have been registered, (i) in connection with the payment of the Share Consideration, (A) the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.06, and (B) the aggregate amount of all dividends or other distributions payable with respect to such Parent Registered Shares with a record date on or after the Effective Time that were paid prior to the time of such compliance, and (ii) at the appropriate payment date after the payment of the Merger Consideration, the amount of all dividends or other distributions payable with respect to whole Parent Registered Shares constituting the Share Consideration with a record date on or after the Effective Time and prior to the time of such compliance and with a payment date subsequent to the time of such compliance.  No dividends or other distributions with respect to Parent Registered Shares constituting the Share Consideration, and no cash payment in lieu of fractional shares pursuant to Section 2.06, shall be paid to the holder of any Company Common Shares with respect to such Company Common Shares prior to such holder’s compliance with the requirements of this Section 2.03.

(h)     The payment of any transfer, documentary, sales, use, stamp, registration, value added and other Taxes and fees (including any penalties and interest) incurred solely by a holder of Company Common Shares in connection with the Merger, and the filing of any related Tax Returns and other documentation with respect to such Taxes and fees, shall be the sole responsibility of such holder.

Section 2.04     Dissenting Shares.  Notwithstanding Section 2.02, and to the extent available under the Cayman Companies Law including following an exercise of the drag-along rights set forth in Article 6 of the Company Memorandum and Articles of Association in accordance with Section 6.06, Company Common Shares outstanding immediately prior to the Effective Time and held by a holder who has validly exercised and not effectively withdrawn or lost its rights to dissent from the Merger in accordance with Section 238 of the Cayman Companies Law (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration.  At the Effective Time, all Dissenting Shares shall be canceled and cease to exist, and the holders of Dissenting Shares shall only be entitled to receive the payment of the fair value of such Dissenting Shares held by them in accordance with the provisions of Section 238 of the Cayman Companies Law.  If, after the Effective Time, such holder fails to perfect or effectively withdraws or otherwise loses the right to appraisal with respect to such shares, in any case pursuant to the Cayman Companies Law, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration.  The Company shall give Parent (i) prompt notice (and in any event within two Business Days) of any notices of objection, notices of approval, notices of dissent, demands for appraisal or demands for fair value or written offers under Section 238 of the Cayman Companies Law received by the Company, attempted withdrawals of such notices or demands or offers and any other instruments served pursuant to Applicable Law of the Cayman Islands and received by the Company relating to its shareholders’ rights to dissent from the Merger or fair value rights and (ii) the opportunity to direct all communications, negotiations and proceedings with respect to any such notice or demand for appraisal under the Cayman Companies Law.  The Company shall not, except with the prior written consent of Parent, make any offers or payment with respect to any exercise by a shareholder of its rights to dissent from the Merger or any demands for appraisal or offer to settle or settle any such demands or approve any withdrawal of any such demands.  In the event that any written notices of objection to the Merger are served by any shareholders of the Company pursuant to Section 238(2) of the Cayman Companies Law, the Company shall serve written notice of the authorization of the Merger on such shareholders pursuant to Section 238(4) of the Cayman Companies Law within 20 days of the approval of the Merger by shareholders of the Company at the Company Shareholder Meeting.

Section 2.05     Adjustments.  Without limiting or affecting any of the provisions of Section 6.01 or Section 7.01, if, during the period between the date of this Agreement and the Effective Time, any change in the issued and outstanding shares of the Company or Parent shall occur as a result of any reclassification, recapitalization, share split (including reverse share split), merger, combination, exchange or readjustment of shares, subdivision or other similar transaction, or any share dividend thereon with a record date during such period, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to eliminate the effect of such event on the Merger Consideration or any such other amounts payable pursuant to this Agreement.

Section 2.06     Fractional Shares.  Notwithstanding anything in this Agreement to the contrary, no fractional Parent Registered Shares shall be issued in the Merger.  All fractional Parent Registered Shares that a holder of Company Common Shares would otherwise be entitled to receive as a result of the Merger shall be aggregated and, if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash, without interest, determined by multiplying the Parent Share Price by the fraction of a share of Parent Registered Shares to which such holder would otherwise have been entitled.

Section 2.07     Withholding Rights.  Each of the Exchange Agent, Parent and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of any Applicable Law, including U.S. federal, state, local or non-U.S. Tax law.  If the Exchange Agent, Parent or the Surviving Company, as the case may be, so withholds and pays over any amounts so withheld to the appropriate Taxing Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent or the Surviving Company, as the case may be, made such deduction and withholding.

Section 2.08     Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Company, Parent or the Exchange Agent, the posting by such Person of a bond, in such amount as the Surviving Company, Parent or the Exchange Agent may determine is reasonably necessary, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent (or if subsequent to the termination of the Exchange Fund and subject to Section 2.03(f), Parent) will pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration be paid in respect of the Company Common Shares represented by such Certificate, as contemplated by this Article 2.

Section 2.09     Fair Value.  Parent, HoldCo, Merger Sub and the Company agree that the Merger Consideration represents the fair value (or more than the fair value) of the Company Common Shares for the purposes of Section 238(8) of the Cayman Companies Law.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01     Memorandum and Articles of Association.  At the Effective Time, the memorandum and articles of association of the Surviving Company shall be amended to read in their entirety the same as the memorandum and articles of association of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by Applicable Law and such memorandum and articles of association; provided,  however, that, at the Effective Time, (a) all references in the memorandum and articles of association to the name of the Surviving Company shall be amended to refer to “Transocean Oceanus Limited” and (b) references therein to the authorized share capital of the Surviving Company shall be amended to refer to the authorized share capital of the Surviving Company as provided in the Plan of Merger.

Section 3.02     Directors and Officers.

(a)     The Parties shall take all actions necessary so that the directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Company as set out in the Plan of Merger until their successors have been duly elected and qualified or until their earlier death, resignation or removal.

(b)     Except as otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Company and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except as Previously Disclosed by the Company, the Company represents and warrants to Parent that:

Section 4.01     Corporate Existence and Power.  The Company is an exempted company incorporated with limited liability, validly existing and in good standing under the laws of the Cayman Islands and has all corporate power and authority required to carry on its business as now conducted.  The Company is duly qualified to do business as a foreign corporation and is in good standing (in jurisdictions where such concept exists) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  Prior to the date of this Agreement, the Company has made available to Parent a true, correct and complete copy of the memorandum and articles of association of the Company as in effect on the date of this Agreement (the “Company Memorandum and Articles of Association”).  Prior to the date of this Agreement, the Restructuring Agreement has been terminated in accordance with its terms, with no ongoing liabilities or obligations on the part of the Company or any of its Affiliates.

Section 4.02     Corporate Authorization.

(a)     The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company’s corporate power and authority and, except for the Company Shareholder Approval, have been duly authorized by all necessary corporate action on the part of the Company.  The authorization and approval by way of a shareholders’ special resolution of this Agreement, the Merger and the other Transactions by the affirmative vote of the holders of Company Common Shares representing at least two-thirds of the Company Common Shares present and voting in person or by proxy as a single class at the Company Shareholder Meeting in accordance with Section 233(6) of the Cayman Companies Law is the only action of the holders of any of the Company’s share capital necessary in connection with the consummation of the Merger (the “Company Shareholder Approval”).  This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Applicable Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

(b)     The Company Board has unanimously (i) determined that it is in the best interests of the Company and its shareholders, and declared it advisable, to enter into this Agreement and the Plan of Merger, (ii) approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the Transactions, (iii) directed that this Agreement (including the Merger) be submitted to a vote at an extraordinary general meeting of the Company’s shareholders, and (iv) recommended the approval and adoption of this Agreement (including the Merger) by the Company’s shareholders (such recommendation, the “Company Board Recommendation”).

Section 4.03     Governmental Authorization.  Assuming the accuracy of the representations and warranties set forth in Section 5.03, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of, or filing by the Company or any of its Subsidiaries with, any Governmental Authority other than (a) the filing of the Plan of Merger and other documents required under the Cayman Companies Law with the Registrar of Companies of the Cayman Islands and the publication of notification of the Merger in the Cayman Islands Government Gazette pursuant to the Cayman Companies Law, (b) the filing of appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business, (c) compliance with any applicable requirements with respect to the Antitrust Laws of the Requisite Jurisdictions, and (d) compliance by Parent and the Company with any applicable requirements of the Securities Act, the Exchange Act, any other applicable state or federal securities laws and the rules and regulations of the NYSE and NASDAQ.

Section 4.04     Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the memorandum and articles of association (or similar organizational documents) of the Company or any of its Subsidiaries, (b) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any Applicable Law with respect to the Company or any of its Subsidiaries, (c) assuming compliance with the matters referred to in Section 4.03, require any consent by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any Material Contract, or (d) result in the creation or imposition of any Lien (other than any Permitted Lien) on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of clause (b), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.05     Capitalization.

(a)     The authorized share capital of the Company consists of (i) 1,500,000,000 Company Class A Common Shares, (ii) 300,000,000 Company Class B Common Shares and (iii) 100,000,000 preferred shares, par value $0.01 per share (“Company Preferred Shares”).  As of the date of this Agreement, there were outstanding: (A) 91,191,468 Company Class A Common Shares, (B) 376,514 Company Class B Common Shares and (C) no Company Preferred Shares.  All issued and outstanding shares of the Company have been duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.

(b)     There are no issued, reserved for issuance or outstanding (i) shares or other voting securities or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares or other voting securities of or ownership interests in the Company or any Subsidiary of the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligations of the Company to issue, any share capital, voting securities or securities convertible into or exchangeable for share capital or voting securities of the Company, or (iv) restricted shares, share appreciation rights, performance units, contingent value rights, “phantom” shares or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share capital or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).  There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.  Neither the Company nor any of its Subsidiaries is a party to any agreement with respect to the voting of any Company Securities.  None of (A) the shares of the Company or (B) Company Securities are owned by any Subsidiary of the Company.

Section 4.06     Subsidiaries; Joint Ventures.

(a)     Each Subsidiary of the Company has been duly organized, is validly existing and in good standing (in jurisdictions where such concept exists) under the laws of its jurisdiction of organization, and has all organizational power and authority required to carry on its business as now conducted.  Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing (in jurisdictions where such concept exists) in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  Section 4.06(a) of the Company Disclosure Letter sets forth all material Subsidiaries of the Company and their respective jurisdictions of organization.

(b)     All of the outstanding share capital or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Lien, including any restriction on the right to vote, sell or otherwise dispose of such share capital or other voting securities or ownership interests, except for any Permitted Liens.  There are no issued, reserved for issuance or outstanding (i) securities of any Subsidiary of the Company convertible into, or exchangeable for, shares or other voting securities of, or ownership interests in, the Company or any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any share capital or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any share capital or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, share appreciation rights, performance units, contingent value rights, “phantom” shares or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share capital or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.  Except for the capital shares or other voting securities of, or other ownership interests in, its Subsidiaries and Joint Venture Affiliates, the Company does not own, directly or indirectly, any capital shares or other voting securities of, or other ownership interests in, any Person.

(c)     Section 4.06(c) of the Company Disclosure Letter sets forth (i) the name of each corporation, partnership, limited liability company or other entity (other than the Company’s Subsidiaries) in which the Company or any of its Subsidiaries holds a direct or indirect equity, profit, voting or other interest (a “Joint Venture Affiliate”), (ii) a description of the interests the Company or any of its Subsidiaries holds in a Joint Venture Affiliate and (iii) the name of each owner of any such interest held by the Company or any of its Subsidiaries and such owner’s percentage interest.  Section 4.06(c) of the Company Disclosure Letter sets forth each partnership, joint venture or other similar agreement or arrangement to which the Company or a Subsidiary of the Company is a party (a “Joint Venture Agreement”) relating to the formation, creation, operation, management or control of any Joint Venture Affiliate.

(d)     The interest of the Company or any of its Subsidiaries in each Joint Venture Affiliate is owned by the Company or such Subsidiary, directly or indirectly, free and clear of any Lien, including any restriction on the right to vote, sell or otherwise dispose of such share capital or other voting securities or ownership interests, except for any Permitted Liens or Liens arising from the organizational documents of such Joint Venture Affiliate.  There are no outstanding (i) securities or other interests of the Company, the Subsidiaries or any Joint Venture Affiliates convertible into or exchangeable for ownership interests in the Joint Venture Affiliates or (ii) options or other rights to acquire from the Company, any Subsidiary or any Joint Venture Affiliate or other obligations of the Company, any Subsidiary or any Joint Venture Affiliate to issue any interests in or convertible into or exchangeable into any interest in the Joint Venture Affiliates.  There are no outstanding obligations of the Company, the Subsidiaries or any Joint Venture Affiliate to repurchase, redeem or otherwise acquire any interest in any Joint Venture Affiliate.

Section 4.07     SEC Filings and the Sarbanes-Oxley Act.

(a)     The Company has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required by Applicable Law to be filed or furnished by the Company since January 1, 2016 (collectively, together with any exhibits and schedules thereto and other information incorporated by reference therein in accordance with applicable SEC regulations, the “Company SEC Documents”).  No other Subsidiary of the Company is required to file any report, schedule, form, statement, prospectus, registration statement or other document with the SEC.

(b)     As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date of this Agreement and prior to the earlier of the Closing Date and the termination of this Agreement will comply, on its face as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be.

(c)     As of their respective filing dates (and as of the date of any amendment), the Company SEC Documents filed pursuant to the Exchange Act did not, and the Company SEC Documents filed subsequent to the date of this

Agreement and prior to the earlier of the Closing Date and the termination of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided,  however, that the foregoing does not apply to statements in or omissions from any such document based upon information provided by Parent.

(d)     As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to the Company SEC Documents.  To the Company’s knowledge, as of the date of this Agreement, none of the Company SEC Documents are the subject of any ongoing SEC review or investigation.

(e)     Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not, and any Company SEC Document that is a registration statement filed subsequent to the date of this Agreement and prior to the earlier of the Closing Date and the termination of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading; provided,  however, that the foregoing does not apply to statements in or omissions from any such document based upon information provided by Parent.

(f)     Since January 1, 2013, the Company has complied in all material respects with (i) all applicable current listing and corporate governance rules and regulations of the NASDAQ and (ii) all applicable rules, regulations and requirements of the Sarbanes-Oxley Act.

(g)     The Company has established and maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act.  Such disclosure controls and procedures are reasonably designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be included in the Company’s periodic and current reports required under the Exchange Act is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared.  For the purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(h)     Since January 1, 2013, the Company, under the supervision of its principal executive officer and principal financial officer, has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15(f) or 15d-15(f), as applicable, under the Exchange Act) (“internal controls”).  Such internal controls are reasonably designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company’s financial statements for external purposes in accordance with GAAP.  The Company has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to the Company’s auditors and audit committee of the Company Board (i) all “significant deficiencies” and “material weaknesses” (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of internal controls which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls.  The Company has made available to Parent prior to the date of this Agreement a summary of any such disclosure made by management to the Company’s auditors and audit committee of the Company Board since January 1, 2013.

(i)     There are no outstanding loans or other extensions of credit, including in the form of a personal loan (within the meaning of Section 402 of the Sarbanes-Oxley Act), made by the Company to any Executive Officer or director of the Company.  The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(j)     Since January 1, 2013, each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all applicable certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications were, when made, complete and correct.

(k)     Since January 1, 2013, no Executive Officer or director of the Company has received from any former or current auditor, accountant, consultant or representative of the Company or any Governmental Authority, written notice of any material complaint or allegation, whether written or oral, that the Company has engaged in material improper accounting practices.  No attorney representing the Company has reported to the current Company Board or any committee thereof or to any current director or Executive Officer of the Company evidence of a material violation of U.S. or other securities laws or material breach of fiduciary duty by the Company or any of its officers or directors.

(l)     To the Company’s knowledge, no employee of the Company is providing, or since January 1, 2013 has provided, information to any law enforcement agency regarding any conduct which the employee reasonably believes constitutes a violation of, nor filed, caused to be filed, testified, participated in, or otherwise assisted in a Proceeding relating to an alleged material violation of, chapter 63 of title 18, U.S. Code, sections 1341, 1343, 1344, or 1348, any rule or regulation of the SEC, or any provision of Federal law relating to fraud against shareholders as described in Section 806 of the Sarbanes-Oxley Act by the Company.

(m)     Except for such items that are of the type to be set forth in the notes to the consolidated financial statements of the Company, the Company is not a party to any off-balance sheet contract or other “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Documents.

Section 4.08     Financial Statements and Financial Matters.  The consolidated financial statements (including all related notes and schedules) of the Company included in or incorporated by reference into the Company SEC Documents (i) fairly present in all material respects the consolidated financial position of the Company, as of the respective dates thereof, and the consolidated results of its operations and its consolidated cash flows for the respective periods then ended, (ii) were prepared in accordance with GAAP (except, in the case of the unaudited statements, subject to normal and recurring year-end audit adjustments and the absence of full footnote disclosure) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) have been prepared from and are in accordance with the books and records of the Company and its Subsidiaries.  The books and records of the Company and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  As of the date of this Agreement, Ernst Young (Hellas) Certified Auditors Accountants S.A. (the “Company Auditor”) has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 4.09     Disclosure Documents.  The information relating to the Company and its Subsidiaries that is provided by the Company, any of its Subsidiaries or any of their respective Representatives in writing specifically for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus will not (a) in the case of the Registration Statement, at the time the Registration Statement or any amendment or supplement thereto becomes effective and at the time of the Company Shareholder Meeting and the Parent Shareholder Meeting, and (b) in the case of the Joint Proxy Statement/Prospectus, at the time the Joint Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the shareholders of the Company and the shareholders of Parent and at the time of the Company Shareholder Meeting and the Parent Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 4.10     Fleet Assets.

(a)     Section 4.10(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all drilling units and vessels owned by the Company or any of its Subsidiaries or Joint Venture Affiliates (the “Company Fleet Assets”), including, as applicable with respect to each Company Fleet Asset: the name, registered owner, capacity (gross tonnage or deadweight tonnage, as specified therein), year built, classification society, class, IMO number, flag state, and whether any such Company Fleet Asset is “cold stacked,” “warm stacked” or is being prepared to be “cold stacked” or

“warm stacked.”  Neither the Company nor any of its Subsidiaries or Joint Venture Affiliates leases or charters-in any drilling units or vessels.

(b)     The Company or its Subsidiaries or Joint Venture Affiliates has good and marketable title to the Company Fleet Assets, as set forth on Section 4.10(a) of the Company Disclosure Letter, in each case free and clear of all Liens other than any Permitted Liens and no such Company Fleet Asset or any related asset is leased under an operating lease from a lessor that, to the Company’s knowledge, has incurred non-recourse indebtedness to finance the acquisition or construction of such Company Fleet Asset.  The Company has made available to Parent true, correct and complete copies of all current class status reports from the relevant class societies relating to Company Fleet Assets.

(c)     To the extent consistent with its operating status, each Company Fleet Asset has been maintained consistent with general practice in the offshore drilling industry and is in good operating condition and repair, subject to ordinary wear and tear.

(d)     The Company and each of its Subsidiaries and Joint Venture Affiliates operates each Company Fleet Asset, as applicable, in compliance with all Applicable Law and Maritime Guidelines, except where such failure to be in compliance has not had and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.  The Company and each of its Subsidiaries and Joint Venture Affiliates are qualified in all material respects to own and operate the Company Fleet Assets, as set forth on Section 4.10(a) of the Company Disclosure Letter, under Applicable Law, including the Applicable Laws of each Company Fleet Asset’s flag state.  To the extent consistent with its operating status, each Company Fleet Asset is seaworthy, has all material national and international operating certificates and endorsements, each of which is valid, that are required for the operation of such Company Fleet Asset in the trades and geographic areas in which it is operated.

(e)     To the extent consistent with its operating status, each Company Fleet Asset is classed by a classification society which is a member of the International Association of Classification Societies and possesses class certificates free from overdue conditions affecting class and valid through the date of this Agreement, and, to the Company’s knowledge no event has occurred and no condition exists that would cause such Company Fleet Asset’s class to be suspended or withdrawn, and is duly and lawfully documented under the laws of its flag jurisdiction.

Section 4.11     Derivative Transactions.  Section 4.11 of the Company Disclosure Letter sets forth a true, complete and correct list of all Derivative Transactions entered into by the Company or any of its Subsidiaries as of the date of this Agreement.  All such Derivative Transactions were, and any Derivative Transactions entered into after the date of this Agreement and prior to the earlier of the Closing Date and the termination of this Agreement will be, entered into in material compliance with all Applicable Laws, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by the Company and its Subsidiaries, and were, and will be, entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.  The Company and each of its Subsidiaries have, and will after the date of this Agreement and prior to the earlier of the Closing Date and the termination of this Agreement, duly performed in all material respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the knowledge of the Company, there are no material breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

Section 4.12     Customers and Suppliers.  No current customer or material supplier of the Company or any of its Subsidiaries has canceled or otherwise terminated, or to the Company’s knowledge has overtly threatened to cancel or otherwise terminate, its relationship with the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has any direct or indirect ownership interest that is material to the Company and its Subsidiaries taken as a whole in any customer or supplier of the Company or any of its Subsidiaries.

Section 4.13     Absence of Certain Changes.  Since the Company Balance Sheet Date until the date of this Agreement, there has not been any Circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  Since the Company Balance Sheet Date (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practice in all material respects and (b) other than as expressly required by this Agreement, there has not been any action taken by the Company or any of its Subsidiaries that, if taken without Parent’s prior written consent during the period from the date of this Agreement through the Effective Time, would constitute a breach of Sections 6.01(a),  6.01(b),  6.01(c),  6.01(d),  6.01(e),  6.01(f),  6.01(g),  6.01(h),  6.01(j),  6.01(k),  6.01(l),  6.01(m),  6.01(q) or 6.01(r).

Section 4.14     No Undisclosed Material Liabilities.  There are no liabilities of the Company or any of its Subsidiaries, of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities disclosed and provided for in the Company Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in connection with the Transactions, (c) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date and (d) liabilities which are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

Section 4.15     Litigation.  There are no Proceedings pending against or, to the knowledge of the Company, threatened against, (a) the Company or any of its Subsidiaries or Joint Venture Affiliates, (b) any present or former officer, director or employee of the Company or any of its Subsidiaries or Joint Venture Affiliates in their respective capacities as such, (c) any Person for whom the Company or any of its Subsidiaries or Joint Venture Affiliates may be liable with respect to such Proceeding or (d) any of the Company or its Subsidiaries’ or Joint Venture Affiliates’ assets or properties, before (or, in the case of threatened Proceedings, would be before) any Governmental Authority, except as would not, individually or in the aggregate, result in, or would be reasonably likely to result in, liabilities to the Company or any of its Subsidiaries or Joint Venture Affiliates in excess of $1,000,000.  As of the date of this Agreement, there is no Proceeding pending against or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries or Joint Venture Affiliates that challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other Transactions.  There is no agreement, judgment, decree, injunction, rule or order of any Governmental Authority outstanding or, to the knowledge of the Company threatened against, or investigation by any Governmental Authority involving, the Company or any of its Subsidiaries or Joint Venture Affiliates.

Section 4.16     Permits.  The Company and its Subsidiaries and Joint Venture Affiliates hold all material licenses, franchises, grants, registrations, clearances, authorizations, permits, consents, certifications, approvals, variances, exemptions and orders of all Governmental Authorities and have filed all material tariffs, reports, notices and other documents with all Governmental Authorities necessary for the Company and its Subsidiaries and Joint Venture Affiliates to own, lease, and operate their respective properties and assets, and to carry on their business as now conducted (the “Company Permits”).  The Company and its Subsidiaries and Joint Venture Affiliates are and have been in compliance in all material respects with the terms of the Company Permits.  Neither the Company nor any of its Subsidiaries has received notice that any material Company Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and the Company has no knowledge of any reasonable basis for any such termination, modification or nonrenewal.  The execution, delivery and performance of this Agreement and the consummation of the Merger or any other Transactions do not and will not violate any material Company Permit, or result in any termination, modification or nonrenewal thereof.

Section 4.17     Compliance with Applicable Laws.

(a)     Each of the Company and its Subsidiaries and Joint Venture Affiliates (i) is in material compliance with and, since January 1, 2013, has been in material compliance with, all Applicable Laws, (ii) has not received written notice alleging any material violation of any Applicable Law since January 1, 2013, and (iii) is not subject to a pending, or to the Company’s knowledge, threatened investigation by any Governmental Authority with respect to an alleged material violation of Applicable Laws.

(b)     Neither (i) the Company, nor any of its Subsidiaries or Joint Venture Affiliates, nor, to the Company’s knowledge, any director, officer, or employee of the Company or any of its Subsidiaries or Joint Venture Affiliates, nor (ii) to the Company’s knowledge, any Representative while acting on behalf of any of the foregoing, has directly or indirectly (A) made or offered any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns or violated any provisions of Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (collectively, the “FCPA”), the United Kingdom Bribery Act of 2010, the Cayman Islands Anti-Corruption Law (2018 Revision) or any other U.S. or non-U.S. Applicable Law relating to the prevention of corruption or bribery (collectively “Anti-Corruption Laws”), or (B) taken or directed any action, directly or indirectly, on behalf of the Company or any of its Subsidiaries or Joint Venture Affiliates that would constitute a violation of the Anti-Corruption Laws.  To the knowledge of the Company, the Company and each of its Subsidiaries has made and kept books, records, and accounts which, in reasonable detail, accurately and fairly reflect in all material respects the transactions and dispositions of the assets of the Company and each of its Subsidiaries.  The Company maintains Company Policies that are reasonably designed to ensure, and that are reasonably expected to continue to ensure, continued compliance with the Anti-Corruption Laws.  Neither the Company nor any of its Subsidiaries or Joint Venture Affiliates, nor, to the knowledge of the Company, any director, officer or employee of the Company or any of its Subsidiaries or Joint Venture Affiliates, are, or have been, subject to any actual, pending, or, to the Company’s knowledge, threatened civil, criminal, or administrative actions or governmental investigations, inquiries or enforcement actions, or made any voluntary disclosures to any Governmental Authority, involving the Company or any of its Subsidiaries or Joint Venture Affiliates relating to alleged violations of Anti-Corruption Laws.

(c)     Neither (i) the Company, any of its Subsidiaries or Joint Venture Affiliates, nor to the Company’s knowledge any employee, officer, or director of the Company or any of its Subsidiaries or Joint Venture Affiliates nor (ii) to the Company’s knowledge, any Representative of any of the foregoing, (A) is currently or has been the target of Trade Sanctions (including by being designated on the list of Specially Designated Nationals and Blocked Persons or on any other sanctions list maintained by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury), or is or has been operating, organized or resident in a country or territory that itself is the target of Trade Sanctions (currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria); or (B) has directly or, to the knowledge of the Company, indirectly, participated in any prohibited or unlawful transaction or dealing involving a Person that is the target of Trade Sanctions, or with any Person operating, organized, or resident in a country or territory that is the target of Trade Sanctions.  Each of the Company, its Subsidiaries and Joint Venture Affiliates and, to the Company’s knowledge, any Representatives of the foregoing (1) has conducted its business in compliance in all material respects with all applicable Trade Sanctions and Export Control Laws; (2) have obtained, and are in compliance in all material respects with, all required export and import licenses, license exceptions and other consents, notices, approvals, orders, permits, authorizations, declarations, classifications and filings with any Governmental Authority required for the import, export and re-export of products, software and technology; and (3) has maintained Company Policies that are reasonably designed to ensure, and that are reasonably expected to continue to ensure, continued compliance therewith.

Section 4.18     Material Contracts.

(a)     Section 4.18 of the Company Disclosure Letter, as of the date of this Agreement, sets forth a true, correct and complete list of the following contracts to which the Company or any of its Subsidiaries is a party or bound by:

(i)      any “material contract” (as such term is defined in Item 10 and in Instructions as to Exhibits of Form 20-F under the Exchange Act, other than any Company Employee Plan);

(ii)     (A) any contract, arrangement or understanding (oral or written) with any director, officer, shareholder or Affiliate of the Company or any of its Subsidiaries (other than customary employment agreements) and (B) any contract that provides for indemnification by the Company or any of its Subsidiaries to any Person other than a contract entered into in the ordinary course of business or that is not material to the Company;

(iii)    any contract containing any provision or covenant that imposes any material restriction on the right or ability of the Company or any of its Subsidiaries of any of their respective Affiliates (including post-Closing) to (A) compete with any other Person, (B) solicit any customer, or (C) acquire or dispose of the securities of another Person, or any other provision that materially restricts the conduct of any line of business by the Company or any of its Subsidiaries;

(iv)    any contract or series of contracts that (A) could reasonably be expected to result in the payment of more than $5,000,000 by the Company or any of its Subsidiaries in the fiscal year ending December 31, 2018, or (B) obligates the Company or its Subsidiaries to conduct business with any Third Party on an exclusive basis;

(v)      any contract that contains a “most favored nation” provision;

(vi)     any Labor Contracts;

(vii)    any agreement relating to indebtedness for borrowed money of the Company or any of its Subsidiaries having an outstanding principal amount in excess of $2,000,000;

(viii)   any management service, consulting, financial advisory or other similar type contract (including any engagement or retention agreement) with any investment or commercial bank or financial advisor;

(ix)     (A) any contract that grants any right of first refusal, right of first offer or similar right with respect to any securities, material assets, material rights or material properties of the Company or any of its Subsidiaries, (B) any voting agreement and (C) any registration rights agreement;

(x)      any contract or series of contracts that provides for the acquisition or disposition of any material business or asset (including any drilling unit or vessel), whether by merger, sale of shares, sale of assets or otherwise;

(xi)     any joint venture, partnership, strategic alliance or limited liability company agreement or other similar contract, including the Joint Venture Agreements;

(xii)    any contract limiting or restricting the ability of the Company or any of its Subsidiaries to, or requiring the Company or any of its Subsidiaries to, (A) make distributions or declare or pay dividends in respect of their share capital, partnership interests, membership interests or other equity interests, as the case may be, (B) redeem or repurchase any share capital, partnership interests, membership interests or other equity interests, (C) make loans or (D) grant Liens on the property of the Company or any of its Subsidiaries;

(xiii)   any contract that obligates the Company or any of its Subsidiaries to make any loans, advances or capital contributions to, or investments in excess of $1,000,000 in, any Person (other than the Company or any of its Subsidiaries);

(xiv)   any contract (A) granting the Company or any of its Subsidiaries a license or right to use any Intellectual Property or IT Asset (other than commercially available software licenses with annual fees of less than $1,000,000), (B) permitting any Third Party to use, enforce or register any Intellectual Property owned by the Company or any of its Subsidiaries, including any license agreements, coexistence agreements and covenants not to sue (other than non-exclusive licenses to customers and suppliers in the ordinary course of business) or (C) restricting the right of the Company or any of its Subsidiaries to use, commercially exploit or register any Intellectual Property owned by the Company or any of its Subsidiaries (other than any of the contracts identified in Section 4.18(a)(iii) of the Company Disclosure Letter);

(xv)    any drilling unit or vessel construction, repair, modification, life extension, overhaul or conversion contract for an amount in excess of $5,000,000 with respect to which the drilling unit or vessel has not been delivered and paid for;

(xvi)   any drilling contracts of one year or greater in remaining duration (not including any unexercised customer options);

(xvii)  any ship-sales, memorandum of agreement or other vessel acquisition contract for vessels under construction, newly constructed and secondhand vessels contracted for by the Company or any of its Subsidiaries and other contracts with respect to vessels under construction, newly constructed and secondhand vessels and the financing thereof, including performance guarantees, refund guarantees and future charters;

(xviii)  (A) any operating agreement, management agreement, crewing agreement or financial lease (including sale/leaseback or similar arrangements) with respect to any Company Fleet Asset, (B) each contract, including any option, with respect to the purchase or sale of any Company Fleet Asset and (C) each contract with a third party for the charter of any Company Fleet Asset (other than any drilling contract of less than one year in remaining duration, excluding any unexercised customer options);

(xix)    any contract that involved the receipt of more than $5,000,000 by the Company or any of its Subsidiaries in the fiscal year ending December 31, 2017 or that is expected to result in the receipt of such amount by the Company or any of its Subsidiaries in the fiscal year ending December 31, 2018 (other than any drilling contract of less than one year in remaining duration, excluding any unexercised customer options);

(xx)     any contract obligating the Company or any of its Subsidiaries not to acquire assets or securities of a Third Party or agreements by a Third Party not to acquire assets or securities of the Company (excluding standstill agreements);

(xxi)     any contract involving a standstill or similar obligation of the Company or any of its Subsidiaries;

(xxii)   the Governance Agreements; and

(xxiii)  any contract guaranteeing the performance of any Third Party in excess of $1,000,000.

All contracts of the types referred to in clauses (i) through (xxiii) above (whether or not set forth on Section 4.18 of the Company Disclosure Letter) are referred to herein as a “Company Material Contract.” The Company has made available to Parent prior to the date of this Agreement a true, complete and correct copy of each Company Material Contract that has not expired or been terminated prior to the date hereof (including all amendments, modifications, side letters, extensions, and renewals thereto and waivers thereunder) as in effect on the date of this Agreement (subject to any redaction of information contained therein reasonably determined to be necessary by the Company (after consultation with its outside legal counsel) in order to comply with any applicable Antitrust Law).

(b)     Except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole (i) neither the Company nor any of its Subsidiaries is in breach of, or default under, any Company Material Contract and, to the knowledge of the Company, no other party to any Company Material Contract is in breach of, or default under, any Company Material Contract, (ii) no event has occurred that with notice or the lapse of time or both would constitute a breach of or default under any Company Material Contract, (iii) each Company Material Contract is a valid and binding obligation of the Company or its Subsidiary, as applicable, and, to the knowledge of the Company, of each other party thereto, subject to the Bankruptcy and Equity Exception, and (iv) each Company Material Contract is in full force and effect, except for any Company Material Contracts that have expired or been terminated after the date hereof in accordance with their terms and, as applicable, Section 6.01(o).  There are no disputes pending or, to the knowledge of the Company, threatened with respect to any Company Material Contract and neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to a Company Material Contract to terminate for default, convenience or otherwise any Company Material Contract nor, to the knowledge of the Company, is any such party threatening to do so, in each case except as would not be material to the Company and its Subsidiaries, taken as a whole.

Section 4.19     Taxes.

(a)     (i) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due (taking into account extensions) in accordance with Applicable Law, and all such material Tax Returns were, at the time of filing, accurate and complete in all material respects, and (ii) each of the Company and its Subsidiaries has paid (or has had paid on its behalf) all Taxes shown as due and payable on such Tax Returns and all material Taxes otherwise due and payable, except for any such Taxes (A) contested in good faith or (B) for which adequate reserves have been established under GAAP.

(b)     As of the date of this Agreement, (i) there is no Proceeding now pending or threatened in writing by any Taxing Authority against the Company or its Subsidiaries in respect of any material Tax, (ii) no deficiencies for any material Taxes have been proposed, asserted or assessed against the Company or any of its Subsidiaries, and (iii) no requests for waivers of the time to assess any such Taxes are pending or have been granted.

(c)     Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction intended to be governed by Section 355 of the Code (i) within the past three years or (ii) in a transaction that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transactions.

(d)     Neither the Company nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Effective Time as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Effective Time, (ii) installment sale or open transaction disposition made on or prior to the Effective Time, (iii) prepaid amount received on or prior to the Effective Time, (iv) intercompany item under Treasury Regulation Section 1.1502-13, (v) change in accounting method for a Taxable period ending on or before the Effective Time, or (vi) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).

(e)     The Company has not requested, received or executed with any Taxing Authority any ruling or binding agreement which could have a material effect in a post-Closing period.

(f)     Neither the Company nor any of its Subsidiaries (i) is or has been a member of any affiliated, consolidated, combined or unitary Tax Return (other than a group of which the Company or any of its Subsidiaries is the common parent), or (ii) has any liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. income Tax law), as a transferee or successor or otherwise.

(g)     The Company and each of its Subsidiaries have withheld and paid to the appropriate Taxing Authorities all material Taxes required to be withheld and paid by them on payments to any employee, independent contractor, shareholder, creditor, customer or other third party.

(h)     There are no material Liens for Taxes on or pending against any assets of the Company or any of its Subsidiaries other than Permitted Liens.

(i)     No claim has been made in writing by any Taxing Authority in a jurisdiction where the Company or the Company’s Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Taxation by, or required to file any Tax Return in, that jurisdiction.

(j)     Neither the Company nor any of its Subsidiaries is a party to any Tax Sharing Agreement.

(k)     Neither the Company nor any of its Subsidiaries has a permanent establishment in any country other than (i) the country of its formation or (ii) any country in which it files a Tax Return.

(l)     Neither the Company nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b)(1).

(m)     The charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected in each of the consolidated balance sheets included in or incorporated by reference into the Company Balance Sheet (including the related notes and schedules) are adequate under GAAP to cover unpaid Tax liabilities accruing through the date thereof.

Section 4.20     Employee Benefit Plans.

(a)     Section 4.20(a) of the Company Disclosure Letter contains a true, correct and complete list separately identifying each Company Non-U.S. Employee Plan and each Company U.S. Employee Plan (each a “Company Employee Plan”).  The Company has delivered or made available to Parent true, correct and complete copies, together with all amendments, of each Company Employee Plan (and a written description of each unwritten Company Employee Plan), and, as applicable, all current trust agreements, insurance and group annuity contracts and other documents establishing other funding arrangements, together with all amendments thereto, and the two most recent annual financial statements and actuarial valuation reports thereof.

(b)     Each Company Employee Plan has been administered in accordance with its terms and is in compliance with all Applicable Laws, except for instances that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c)     (i) Each Company Employee Plan that is intended to qualify for favorable Tax benefits under the Applicable Laws of any jurisdiction has, to the knowledge of the Company, been operated and maintained in a manner to remain so qualified, and (ii) to the knowledge of the Company no condition exists and no event has occurred that could reasonably be expected to result in the loss or revocation of such status.  Neither the Company nor any of its Subsidiaries has incurred any obligation in connection with the termination or wind-up of, or withdrawal from, any Company U.S. Employee Plan that is a “pension plan” as defined in Section 3(2) of ERISA or any Company Non-U.S. Retirement Plan, and, to the knowledge of the Company, no condition exists and no event has occurred that would reasonably be expected to constitute grounds under Applicable Laws to terminate, wind-up or appoint a trustee to administer any such Company U.S. Employee Plan or Company Non-U.S. Retirement Plan.  To the knowledge of the Company, all benefits, contributions and premiums relating to each Company Employee Plan have been timely paid or made in accordance with the terms of such Company Employee Plan and the terms of all Applicable Laws and no request by the Company or any of its Subsidiaries has been made to waive or defer payment of any benefits, contributions or premiums that would otherwise be required to be made to any Company Employee Plan.  No claim, action, litigation, proceeding, audit, examination, investigation or administrative proceeding has been made, commenced or, to the knowledge of the Company, threatened with respect to any Company Employee Plan (other than routine claims for benefits payable in the ordinary course) that would reasonably be expected to result in a material liability of the Company or any of its Subsidiaries.  Neither the Company, nor, to the knowledge of the Company, any other Person has engaged in any prohibited transaction with any Company Employee Plan that could reasonably be expected to give rise to any material Tax or penalty for which the Company could reasonably be expected to incur any material liability.  Except to the extent it would not reasonably be expected to result in a material liability to the Company and its Subsidiaries, individually or in the aggregate, all required consents and releases necessary or desirable in connection with the amendment, modification or termination of any Company Employee Plan (or any plan, program or arrangement that would be a Company Employee Plan if it had not been amended, modified or terminated), have been validly obtained and are fully effective.  With respect to each Company Employee Plan, no event has occurred and no condition or circumstance has existed that could result in an increase in the benefits under or the expense of maintaining any such Company Employee Plan from the level of benefits or expense incurred for the most recent fiscal year ended thereof, except for any such increase as would not be material to the Company and its Subsidiaries, taken as a whole.  No Company Employee Plan has assets that include securities issued by the Company or any of its Subsidiaries.  No Company Employee Plan provides for the payment of material severance, termination, change in control or similar-type payments or benefits.

(d)     Except as would not result in any material liability to the Company or any of its Subsidiaries, each Company Employee Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) that the Company is a party to with any employee subject to U.S. income Tax either is not subject to the provisions of Section 409A of the Code or has been operated and administered in compliance in all material respects with Section 409A of the Code.

(e)     Except as would not reasonably be expected to result in any material liability to the Company or any of its Subsidiaries, each Company U.S. Employee Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Company Health Plan”) (i) is currently in compliance with the Patient Protection and Affordable Care Act, Pub. L. No. 111-148 (“PPACA”) and the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152 (“HCERA” and together with PPACA, the “Healthcare Reform Laws”), and (ii) has been in compliance in all material respects with all applicable Healthcare Reform Laws since January 1, 2012; and, to the knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject the Company, any of its Subsidiaries, or any Company Health Plan to penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code.  Neither the Company nor any of its ERISA Affiliates has incurred or expects to incur any material liability (including additional contributions, fines, taxes or penalties) as a result of a failure to administer or operate any Company U.S. Employee Plan that is a “group health plan” (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code) in compliance with the applicable requirements of Part 6 of Subtitle B of Title I of ERISA or Section 4980B of the Code (“COBRA”).

(f)     None of the Company nor any of its Subsidiaries has, within the preceding six year period, ever maintained or contributed to, or had any obligation to contribute to, any material Company U.S. Employee Plan.

(g)     None of the Company nor any of its Subsidiaries has incurred, and no Circumstance exists that would reasonably be expected to result in, any unsatisfied liability of the Company and its Subsidiaries under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA arising in connection with any Company U.S. Employee Plan covered or previously covered by Title IV of ERISA or such Sections 412 of the Code or Section 302 of ERISA.  No Company U.S. Employee Plan is a “multiple employer plan” (within the meaning of the Code or ERISA).

(h)     The present value of the accrued benefit liabilities attributable to employees and former employees of the Company and for which the Company is or may be liable under each Company Non-U.S. Employee Plan that provides pension, retirement or other similar benefits (each, a “Company Non-U.S. Retirement Plan”), determined as of the end of the most recently ended fiscal year of the Company, on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Company Non-U.S. Retirement Plan allocable to such benefit liabilities.

(i)     No Company Employee Plan provides for post-employment or retiree health, life insurance and/or other welfare benefits, and the Company does not have any obligation to provide any such benefits to any retired or former employees or active employees following such employees’ retirement or termination of service, other than any such plan the cost of which is borne by the employee.  There are no liabilities of the Company with respect to any Company Employee Plan that are not properly accrued and reflected in the financial statements in accordance with applicable accounting rules.  No condition or circumstance exists that would prevent the amendment or termination of any Company Employee Plan.

(j)     The execution of, and performance of, the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Company Employee Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or consultant of the Company and its Subsidiaries or trigger the right of any employee to terminate any employment relationship with the Company and its Subsidiaries, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or any of its Subsidiaries to amend or terminate any Company Employee Plan.

Section 4.21     Labor Matters.

(a)     The Company and the Subsidiaries are in compliance in all material respects with all Applicable Laws relating to employment and employment practices, including those relating to hiring, wages, hours, leaves of absence, collective bargaining, unemployment compensation, workers’ compensation, equal employment opportunity, discrimination, retaliation, harassment, reasonable accommodation, whistleblowers, immigration compliance and control, occupational health and safety, employee classification, information privacy and security, data privacy, employee and payroll records, independent contractors, payment and withholding of Taxes, and continuation coverage with respect to group health plans (collectively, “Labor Laws”).  Since January 1, 2013, no Governmental Authority nor any Person has initiated or sought to maintain or, to the knowledge of the Company, threatened to initiate a Proceeding against the Company or any of its Subsidiaries (i) to the effect that the Company or any of its Subsidiaries has misclassified employees or independent contractors, and the Company and its Subsidiaries have not misclassified, any Person as (A) an independent contractor rather than as an employee or (B) an employee exempt from overtime regulations, or (ii) with respect to a material violation of Labor Laws.  The Company and its Subsidiaries have paid or properly accrued all wages and other compensation due to all employees and independent contractor, including all overtime pay, vacations or paid time off (or vacation paid time off pay), holidays or holiday pay, sick days or sick pay, commissions, bonuses, and incentive compensation.  Neither the Company nor any Subsidiary is liable for any payments to any Governmental Authority, other than Taxes and routine payments to be made in the ordinary course of business.  All Persons who are performing services for the Company or any of its Subsidiaries are legally-authorized to work in the jurisdiction where such Persons perform work and the Company and its Subsidiaries maintain appropriate records documenting this authorization for all such Persons.

(b)     Neither the Company nor any of its Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union, works council, employee representative or other labor organization (a “Labor Contract”).  Neither the Company nor any of its Subsidiaries is subject to any charge, demand, petition or representation Proceeding seeking to compel, require or demand it to bargain with any labor union, works council, employee representative or other labor organization (a “Labor Union”) nor is there pending or, to the knowledge of the Company, threatened, any labor strike, slowdown, stoppage, dispute or lockout involving the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practice with respect to any Persons employed by or otherwise performing services primarily for the Company or any of its Subsidiaries, and there is no unfair labor practice complaint, grievance or other similar Proceeding against the Company or any of its Subsidiaries initiated by or pending before any Governmental Authority or, to the knowledge of the Company, threatened with respect to Persons employed by the Company or any of its Subsidiaries.  No Labor Union represents or purports to represent any Person employed by the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries has any legal duty to recognize, negotiate or bargain with any Labor Union or employee or notify any Labor Union or employee in connection with the contemplated transaction.

(c)     The Company and its Subsidiaries are in compliance in all material respects with all Applicable Laws relating to worker health and safety.  Since January 1, 2013, (i) no allegations of harassment, discrimination or retaliation have been made against any director or Executive Officer of the Company or any of its Subsidiaries, (ii) no material allegations of harassment, discrimination or retaliation have been made against Persons engaged in the hiring or supervision of Persons employed by or seeking employment with the Company or any of its Subsidiaries (whether as employees or independent contractors) and (iii) neither the Company nor any of its Subsidiaries has entered into any material settlement agreement related to allegations of harassment, discrimination, retaliation or sexual misconduct by an employee, contractor, director, officer or other Representative of the Company or any of its Subsidiaries.

(d)     Since January 1, 2013, neither the Company nor any of its Subsidiaries has effectuated a plant closing, a mass layoff, mass redundancy or termination on economic grounds, nor has the Company or any of its Subsidiaries engaged in layoffs or employment terminations sufficient in number to trigger application of any Applicable Law.

Section 4.22     Intellectual Property.

(a)     Section 4.22(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all registered trademarks and applications to register trademarks, Internet domain names, patents and patent applications and registered copyrights and applications to register copyrights owned by the Company or any of its Subsidiaries (collectively, the “Registered Intellectual Property Rights”), including an identification of the patent number, registration number or application serial number, the jurisdiction and the recorded owner for each listed item. The Registered Intellectual Property Rights are subsisting, and to the knowledge of the Company, valid and enforceable.  The Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens), all material Intellectual Property used in or necessary for the conduct of its business as currently conducted.

(b)     Neither Company nor its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person in any material respect.  To the knowledge of the Company, no Person has challenged, infringed, misappropriated or otherwise violated any Intellectual Property right owned by or licensed to the Company or its Subsidiaries in any material respect.  Neither the Company nor any of its Subsidiaries has received any written notice or otherwise has knowledge of any pending Proceeding with respect to any Intellectual Property used by the Company or any of its Subsidiaries or alleging that any services provided, processes used or equipment manufactured, used, imported, offered for sale or sold by the Company or any of its Subsidiaries infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person.

(c)     The consummation of the Transactions will not alter, encumber, impair or extinguish any Intellectual Property right of the Company or any of its Subsidiaries or impair the right of Parent to develop, use, sell, exploit, license or dispose of, or to bring any action for the infringement or misappropriation of, any Intellectual Property right of the Company or any of its Subsidiaries.

(d)     The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all material Trade Secrets owned, used or held for use by the Company or any of its Subsidiaries and no such Trade Secrets have been disclosed by the Company or any of its Subsidiaries to a third party except under a written confidentiality agreement.

(e)     The IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted.  No Person has gained unauthorized access to the IT Assets.  The Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

(f)     In connection with the collection, transfer, processing or other use of any Personal Information, the Company and each of its Subsidiaries are in compliance in all material respects with all Data Security Requirements and are not aware of any facts or circumstances that are likely to give rise to any allegation of non-compliance with any Data Security Requirements.  The Company and each of its Subsidiaries have Company Policies in place and have taken commercially reasonable physical, technical, and organizational security measures to protect all Personal Information collected by the Company or such Subsidiary from and against unauthorized access, use or disclosure.  The Company and each of its Subsidiaries: (i) to the knowledge of the Company, are not currently (and have not been) under investigation by any Governmental Authority regarding the protection, storage, use, disclosure and transfer of Personal Information; and (ii) have not received any written claim, complaint, inquiry or notice from any Governmental Authority or other Person related to the Company’s or any of its Subsidiaries’ collection, processing, use, storage, security or disclosure of Personal Information.

Section 4.23     Properties.

(a)     Neither the Company nor any of its Subsidiaries owns any real property.

(b)     The Company and its Subsidiaries have a good and valid leasehold (or, as applicable, license or other) interest in all leases, subleases and other agreements under which the Company and its Subsidiaries use or occupy or have the right to use or occupy any real property (such property subject to a lease, sublease or other agreement, the “Leased Real Property” and such leases, subleases and other agreements are, collectively, the “Real Property Leases”), in each case, free and clear of all Liens other than any Permitted Liens.  Section 4.23(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all Leased Real Property as of the date of this Agreement.  Except as would not be material to the Company and its Subsidiaries, each Real Property Lease (i) is a valid and binding obligation of the Company or its Subsidiary that is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, subject to the Bankruptcy and Equity Exception, (ii) no uncured default on the part of the Company or its Subsidiaries or the landlord thereunder, exists under any such Real Property Lease, and (iii) no Circumstance exists which, with the giving of notice, the passage of time, or both, would constitute a breach or default under any such Real Property Lease.  Neither the Company nor any of its Subsidiaries has received any written notice of the intention of any other party to a Real Property Lease to terminate for default, convenience or otherwise any Real Property Lease, nor is any such party, to the knowledge of the Company, threatening to do so.  Neither the Company nor any of its Subsidiaries are currently subleasing, licensing or otherwise granting any Person any right to use or occupy Leased Real Property.  True, correct and complete copies of each Real Property Lease, any amendment thereto and any agreement between the landlord and tenant or any third party relating to or impacting the terms and provisions of any Real Property Lease, have been made available to Parent.

(c)     To the knowledge of the Company, no petition or application to rezone or otherwise alter or amend the land use regulations affecting the Leased Real Property is pending or threatened.  Neither the Company nor any of its Subsidiaries has received any written notice of any violation of Applicable Laws, including zoning and land use regulations affecting the Leased Real Property, and to the knowledge of the Company there are no present violations of applicable zoning and land use regulations affecting the Leased Real Property.  Neither the Company nor any of its Subsidiaries has received written notice of any pending improvements, Liens or special assessments from any Governmental Authority to be made against the Leased Real Property for which the tenant under the Real Property Leases would be responsible.  To the knowledge of the Company, there are no pending or threatened proceedings in eminent domain or condemnation against any of the Leased Real Property that are material to the Company or its Subsidiaries.

Section 4.24     Environmental Matters.

(a)     (i) No material notice, notification, demand, request for information, citation, summons, or order has been received by the Company or its Subsidiaries and no material complaint has been filed, no penalty has been assessed, and no material Proceeding is pending, unresolved in any respect or, to the knowledge of the Company, is threatened by any Governmental Authority or other Person, in each case relating to the Company or its Subsidiaries and relating to or arising out of any Environmental Law or Environmental Permit; (ii) the business and operations of the Company and its Subsidiaries are, and since January 1, 2013 have at all times been, in compliance in all material respects with all Environmental Laws and all Environmental Permits; (iii) the Company and its Subsidiaries have all material Environmental Permits necessary for the conduct of their operations (including the occupation of relevant leases and concessions), each Environmental Permit is in full force and effect in all material respects and is final with all material administrative and statutory appeal periods having expired, and all material required applications for renewal or reissuance of such Environmental Permits have been timely filed; (iv) there has been no Release that the Company or its Subsidiaries have been or would be obligated to investigate, remove, remediate, or otherwise respond to or pay any part of the costs of response pursuant to any Environmental Law or any contract entered into with any other Person, or that would result in a material liability to the Company or one of its Subsidiaries; (v) except to the extent as would not result in a material liability to the Company or one of its Subsidiaries, during the term of the Company’s ownership or operation of any facility or property now or, to the knowledge of the Company, previously owned, leased, or operated by the Company or its Subsidiaries, there are and have been no (A) underground storage tanks or related piping on, in, beneath or emanating from or to any facility or property now or to the knowledge of the Company previously owned, leased, or operated by the Company or its Subsidiaries, (B) asbestos containing material in friable or damaged condition or (C) materials or equipment coated with lead-based paint; (vi) no new material expenditure will be required in order for Parent, HoldCo or Merger Sub to comply or continue to comply with any Environmental Laws in effect at the time of the Closing in connection with the operation or continued operation of the Surviving Company or any facility or property now owned or operated by the Company in a manner consistent with the current operation thereof by the Company; and (vii) there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current (or, to the knowledge of the Company or any of its Subsidiaries, former) businesses, assets or properties of the Company or any of its Subsidiary which are reasonably likely to give rise under any Environmental Law to material (A) costs, expenses, liabilities or obligations related to any cleanup, remediation, investigation, disposal or corrective action, (B) claims arising for personal injury, property damage or damage to natural resources, or (C) fines, penalties or injunctive relief.

(b)     Since January 1, 2013, there has been no material environmental investigation, study, audit, test, review, assessment, or other analysis conducted of which the Company has knowledge, in relation to the current or prior business of the Company or its Subsidiaries or any property or facility now or previously owned, leased, or operated by the Company during the period since January 1, 2013 to identify actual or potential liabilities or obligations of the Company or its Subsidiaries arising under or relating to any Environmental Law or Hazardous Substance or the presence of mold, asbestos, or lead paint that has not been made available to Parent prior to the date of this Agreement.

(c)     The Company has made available to Parent copies of all material Third Party audits, reports and assessments prepared or generated after January 1, 2013 bearing on environmental, health or safety matters relating to the past or current operations, facilities or vessels of the Company and its Subsidiaries which are in the possession of the Company or any of its Subsidiaries or Joint Venture Affiliates or under their reasonable control.

(d)     For purposes of this Section 4.24, the terms “Company” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of the Company or any of its Subsidiaries.

Section 4.25     Insurance.  Section 4.25 of the Company Disclosure Letter sets forth a true, correct and complete list of all of the material insurance policies of the Company and its Subsidiaries currently in effect (the “Insurance Policies”).  Except as would not be material to the Company and its Subsidiaries, (a) all such Insurance Policies are legal, valid, binding and enforceable in accordance with their terms and in full force and effect, (b) all premiums due and payable thereunder have been paid, (c) neither the Company nor any of its Subsidiaries is in breach or default thereunder (including any such breach or default with respect to the payment of premiums or the giving of notice), and (d) neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default of thereunder or permit termination or modification thereof.  Neither the Company nor any of its Subsidiaries has received any written notice of cancellation or termination with respect to any such Insurance Policy of the Company or any of its Subsidiaries.  Section 4.25 of the Company Disclosure Letter sets forth a true, correct and complete list of all (i) material claims made under any of the Insurance Policies since January 1, 2013 and (ii) material open claims under any of the Insurance Policies.  The Company has previously made available to Parent true, correct and complete copies of each Insurance Policy.  The Insurance Policies include (A) insurance policies and fidelity bonds covering the Company, its Subsidiaries and their respective businesses, properties, assets, directors, officers or employees, and (B) protection and indemnity, hull and machinery and war risks insurance policies and club entries covering the Company Fleet Assets in such amounts and types as are customary in the industry in which the Company and its Subsidiaries operate.

Section 4.26     Transactions with Affiliates.  As of the date of this Agreement, since January 1, 2013, (a) there have been no transactions, or series of related transactions, agreements, arrangements or understandings in effect, nor are there any currently proposed transactions, or series of related transactions, agreements, arrangements or understandings, that would be required to be disclosed under Form 20-F under the Exchange Act that have not been otherwise disclosed in the Company SEC Documents filed prior to the date hereof and (b) no employee, officer, director, shareholder or Affiliate of the Company or any of its Subsidiaries, or any individual in such employee’s, officer’s, director’s, shareholder’s or Affiliate’s family (each, a “Related Party”), is a party to any contract, arrangement or understanding with the Company or any of its Affiliates.

Section 4.27     Takeover Statutes.  The Company is not party to a shareholder rights agreement, “poison pill” or similar agreement or plan.  The Company Board has taken all necessary action so that any takeover, anti-takeover, moratorium, “business combination”, “fair price”, “moratorium”, “control share acquisition” or other similar Applicable Laws (other than the Cayman Companies Law and Antitrust Laws) (each, a “Takeover Statute”) does not, and will not, apply to this Agreement or the Transactions.

Section 4.28     Opinion of Financial Advisor.  The Company has received the opinion (to be confirmed in writing) of Credit Suisse Securities (USA) LLC, financial advisor to the Company, to the effect that, as of the date of such opinion and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be received by the Company’s shareholders is fair from a financial point of view to such shareholders.

Section 4.29     Finders’ Fees.  There is no (a) investment banker, broker, finder, consultant, advisor or other intermediary, (b) director, officer, shareholder or employee of the Company or any of its Affiliates or (c) any of the family members or Affiliates of the foregoing who will be entitled to any fee or commission from the Company or any of its Affiliates in connection with the Merger (each, a “Finder”).  Section 4.29 of the Company Disclosure Letter sets forth a true, correct and complete list of all Finders and any contract, arrangement or understanding (oral or written) between the Company or any of its Affiliates, on the one hand, and any Finder, on the other hand.

Section 4.30     No Ownership of Parent Registered Shares.  Neither the Company nor any of its Subsidiaries beneficially owns, directly or indirectly, any Parent Registered Shares or other securities convertible into, exchangeable for or exercisable for Parent Registered Shares, and neither the Company nor any of its Subsidiaries has any rights to acquire any Parent Registered Shares (other than any such securities owned by the Company or any of its Subsidiaries in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account).  There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the share capital or other equity interest of Parent or any of its Subsidiaries.

Section 4.31     Absence of Certain Actions.  To the knowledge of the Company, no Representative (including the Manager) of the Company has taken any action (or failed to take any action) that is binding upon, or affects the business, assets or liabilities of, the Company or any of its Subsidiaries or Joint Venture Affiliates that, if such action (or failure to act) were directly taken by the Company or any of its Subsidiaries or Joint Venture Affiliates, would constitute a breach of any of Section 4.04,  Section 4.10,  Section 4.11, or Section 4.13 through Section 4.30.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except as Previously Disclosed by Parent, Parent represents and warrants to the Company that:

Section 5.01     Existence and Power.  Each of Parent, HoldCo and Merger Sub is a corporation or company, as applicable, duly incorporated or formed, as applicable, validly existing and in good standing (in jurisdictions where such concept exists) under the laws of its jurisdiction of incorporation or formation, as applicable, and has all corporate or company, as applicable, power and authority required to carry on its business as now conducted, except for any failure to be in good standing which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.  Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing (in jurisdictions where such concept exists) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.  Since the date of its formation, neither HoldCo nor Merger Sub has engaged in any activities other than in connection with or as contemplated by this Agreement.  Each of HoldCo and Merger Sub was formed solely for the purpose of consummating the Merger and the Transactions.  All of the issued and outstanding shares of HoldCo and Merger Sub have been validly issued, are fully paid and nonassessable and are owned by, and at the Effective Time will be owned by a Parent or one of its Subsidiaries, free and clear of all Liens.

Section 5.02     Authorization.

(a)     The execution, delivery and performance by each of Parent, HoldCo and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions are within the corporate or company, as applicable, powers of each of Parent, HoldCo and Merger Sub and, except for the Parent Shareholder Approval and the required approval of the shareholder of HoldCo and Merger Sub in connection with the consummation of the Transactions, have been duly authorized by all necessary corporate or company, as applicable, action on the part of Parent, HoldCo and Merger Sub.  The affirmative vote of (i) at least two-thirds of the votes attached to, and the absolute majority of the par value of, the Parent Registered Shares, each as present or represented at an extraordinary general meeting of Parent’s shareholders, approving the Authorized Share Capital and the related amendments to Parent’s articles of association in connection therewith, on the basis of which the Parent Board is authorized to effect the Parent Share Issuance, and (ii) a majority of the votes attached to the Parent Registered Shares present or represented at an extraordinary general meeting of Parent’s shareholders, approving the Parent Share Issuance, are the only votes of the holders of any of Parent’s share capital necessary in connection with the consummation of the Merger (the “Parent Shareholder Approval”).  This Agreement has been duly executed and delivered by each of Parent, HoldCo and Merger Sub and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding agreement of each of Parent, HoldCo and Merger Sub enforceable against Parent, HoldCo and Merger Sub in accordance with its terms (subject to the Bankruptcy and Equity Exceptions).

(b)     The Parent Board has unanimously (i) determined that it is in the best interest of Parent and its shareholders, and declared it advisable, to enter into this Agreement and the Plan of Merger, (ii) approved the execution, delivery and performance of this Agreement and the Plan of Merger and the consummation of the Transactions, and (iii) approved the submission to a vote by shareholders at an extraordinary general meeting of Parent’s shareholders on the Authorized Share Capital, on the basis of which the Parent Board is authorized to effect the Parent Share Issuance, and any matter related thereto, including the related amendments to Parent’s articles of association.

(c)     The boards of directors of each of HoldCo and Merger Sub have (i) approved the execution, delivery and performance by HoldCo and Merger Sub, respectively, of this Agreement, the Plan of Merger and the consummation of the Transactions, and (ii) declared it advisable for HoldCo and Merger Sub, respectively, to enter into this Agreement and the Plan of Merger.

(d)     Parent, acting in the capacity as the sole shareholder of HoldCo, has approved the execution, delivery and performance by HoldCo of this Agreement, the Plan of Merger and the consummation of the Transactions.  HoldCo, acting in the capacity as the sole shareholder of Merger Sub, has approved the execution, delivery and performance by Merger Sub of this Agreement, the Plan of Merger and the consummation of the Transactions.

Section 5.03     Governmental Authorization.  Assuming the accuracy of the representations and warranties set forth in Section 4.03, the execution, delivery and performance by Parent, HoldCo and Merger Sub of this Agreement and the consummation by Parent, HoldCo and Merger Sub of the Transactions require no action by or in respect of, or filing by Parent or its Subsidiaries with, any Governmental Authority, other than (a) the filing of the Plan of Merger with the Registrar of Companies of the Cayman Islands and appropriate documents with the relevant authorities of other jurisdictions in which Parent is qualified to do business, (b) compliance with any applicable requirements with respect to the Antitrust Laws of the Requisite Jurisdictions, (c) compliance by Parent and the Company with any applicable requirements of the Securities Act, the Exchange Act, any other applicable state or federal securities laws and the rules and regulations of the NYSE and NASDAQ, and (d) the registration of the Authorized Share Capital, the Parent Share Issuance and the related amendments to Parent’s articles of association in connection therewith with the commercial register of the Canton of Zug, Switzerland, and the issuance of the Parent Registered Shares in uncertificated book-entry form.

Section 5.04     Non-contravention.  The execution, delivery and performance by Parent, HoldCo and Merger Sub of this Agreement and the consummation by Parent, HoldCo and Merger Sub of the Transactions do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the articles of association, organizational resolutions and memorandum and articles of association (or similar organizational documents) of Parent or any of its Subsidiaries, (b) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any Applicable Law with respect to Parent or any of its Subsidiaries, (c) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, (with or without the giving of notice) constitute a default under, or cause or permit (with or without the giving of notice) the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.05     Capitalization.

(a)     As of the date of this Agreement, the issued share capital of Parent consists of 462,874,389 Parent Registered Shares.  As of the date of this Agreement, there were outstanding 461,887,802 Parent Registered Shares.  The new Parent Registered Shares to be issued as Share Consideration will, upon the Parent Shareholder Approval, be duly authorized and, when issued in accordance with the terms of this Agreement, be validly issued and fully paid and nonassessable, and the issuance thereof will be free of preemptive right.  Parent owns, directly or indirectly, all of the issued and outstanding share capital of HoldCo and Merger Sub.

(b)     As of the date of this Agreement, except (i) shares reserved for issuance upon exchange of the Parent Bonds or (ii) as set forth in Section 5.05(a) of this Agreement, there are no issued, reserved for issuance or outstanding (A) shares or other voting securities or ownership interests in Parent, (B) securities of Parent convertible into or exchangeable for shares or other voting securities of or ownership interests in Parent, (C) warrants, calls, options or other rights to acquire from Parent, or other obligations of Parent to issue, any share capital, voting securities or securities convertible into or exchangeable for share capital or voting securities of Parent, or (D) restricted shares, share appreciation rights, performance units, contingent value rights, “phantom” shares or similar securities or rights, in each case issued by Parent, that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share capital or voting securities of Parent (the items in clauses (A) through (D) being referred to collectively as the “Parent Securities”).  As of the date of this Agreement, other than the Parent Bonds, there are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote.  As of the date of this Agreement, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Parent Securities.  As of the date of this Agreement, other than the Company Voting and Support Agreements and the Parent

Voting and Support Agreements, neither Parent nor any of its Subsidiaries is a party to any agreement with respect to the voting of any Parent Securities.

Section 5.06     Subsidiaries.

(a)     Each Subsidiary of Parent has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, and has all organizational power and authority required to carry on its business as now conducted, except for any failure to be in good standing as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.  Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.  All material Subsidiaries of Parent and their respective jurisdictions of organization are identified in Parent’s most recent annual report on Form 10‑K.

(b)     All of the outstanding share capital or other voting securities of, or ownership interests in, each Subsidiary of Parent is owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such share capital or other voting securities or ownership interests).  There are no issued, reserved for issuance or outstanding (i) securities of Parent or any of its Subsidiaries convertible into, or exchangeable for, shares or other voting securities of, or ownership interests in, any Subsidiary of Parent, (ii) warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, any share capital or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any share capital or other voting securities of, or ownership interests in, any Subsidiary of Parent or (iii) restricted shares, share appreciation rights, performance units, contingent value rights, “phantom” shares or similar securities or rights, in each case issued by Parent or any Subsidiary, that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share capital or other voting securities of, or ownership interests in, any Subsidiary of Parent (the items in clauses (i) through (iii) being referred to collectively as the “Parent Subsidiary Securities”).  There are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Subsidiary Securities.  Except for the capital shares or other voting securities of, or other ownership interests in, its Subsidiaries, Parent does not own, directly or indirectly, any capital shares or other voting securities of, or other ownership interests in, any Person.

Section 5.07     SEC Filings and the Sarbanes-Oxley Act.

(a)     Parent has timely filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required by Applicable Law to be filed or furnished by Parent since January 1, 2016 (collectively, together with any exhibits and schedules thereto and other information incorporated by reference therein in accordance with applicable SEC regulations, the “Parent SEC Documents”).  No other Subsidiary of Parent is required to file any report, schedule, form, statement, prospectus, registration statement or other document with the SEC.

(b)     As of its filing date (and as of the date of any amendment), each Parent SEC Document complied, and each Parent SEC Document filed subsequent to the date of this Agreement will comply, in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and other Applicable Law, as the case may be.

(c)     As of their respective filing dates (and as of the date of any amendment), the Parent SEC Documents filed pursuant to the Exchange Act did not, and the Parent SEC Documents filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)     As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to the Parent SEC Documents.  To Parent’s knowledge, as of the date of this Agreement, none of the Parent SEC Documents are the subject of any ongoing SEC review or investigation.

(e)     Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the Securities Act, as of the date such registration statement or amendment became effective, did not, and any Parent SEC Document that is a registration statement filed subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(f)     Parent has complied in all material respects with (i) all current listing and corporate governance rules and regulations of the NYSE and (ii) all rules, regulations and requirements of the Sarbanes-Oxley Act.

(g)     Parent has established and maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d‑15(e) under the Exchange Act.  Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within such entities, particularly during the periods in which the periodic reports required under the Exchange Act are prepared.  Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic and current reports required under the Exchange Act.  For the purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(h)     Since January 1, 2013, Parent, under the supervision of its principal executive officer and principal financial officer, has established and maintained internal controls.  Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent’s financial statements for external purposes in accordance with GAAP.  Parent has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to Parent’s auditors and audit committee of the Parent Board (i) all “significant deficiencies” and “material weaknesses” (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of internal controls which are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls.  Parent has made available to the Company prior to the date of this Agreement a summary of any such disclosure made by management to Parent’s auditors and audit committee of the Parent Board since January 1, 2016.

(i)     There are no outstanding loans or other extensions of credit, including in the form of a personal loan (within the meaning of Section 402 of the Sarbanes-Oxley Act), made by Parent to any Executive Officer or director of Parent.  Parent has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(j)     Since January 1, 2013, each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and the statements contained in any such certifications were, when made, complete and correct.

(k)     Since January 1, 2013, no Executive Officer or director of Parent has received from any former or current auditor, accountant, consultant or representative of Parent or any Governmental Authority, written notice of, any material complaint or allegation, whether written or oral, that Parent has engaged in material improper accounting practices.  No attorney representing Parent has reported to the current Parent Board or any committee thereof or to any current director or Executive Officer of Parent evidence of a material violation of U.S. or other securities laws or material breach of fiduciary duty by Parent or any of its officers or directors.

(l)     To Parent’s knowledge, no employee of Parent is providing, or since January 1, 2013 has provided, information to any law enforcement agency regarding any conduct which the employee reasonably believes constitutes a violation of, nor filed, caused to be filed, testified, participated in, or otherwise assisted in a Proceeding relating to an alleged material violation of, chapter 63 of title 18, U.S. Code, sections 1341, 1343, 1344, or 1348, any rule or regulation of the SEC, or any provision of Federal law relating to fraud against shareholders as described in Section 806 of the Sarbanes-Oxley Act by Parent.

(m)     Except for such items that are of the type to be set forth in the notes to the consolidated financial statements of Parent, Parent is not a party to any off-balance sheet contract or other “off-balance sheet arrangements” (as defined in Item 303(a)(4)(ii) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in the Parent SEC Documents.

Section 5.08     Financial Statements and Financial Matters.  The consolidated financial statements (including all related notes and schedules) of Parent included in or incorporated by reference into the Parent SEC Documents (i) fairly present in all material respects the consolidated financial position of Parent, as of the respective dates thereof, and the consolidated results of its operations and its consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP (except, in the case of the unaudited statements, subject to normal year-end audit adjustments and the absence of footnote disclosure, the effect of which shall not be material) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) have been prepared from and are in accordance with, in all material respects, the books and records of Parent and its Subsidiaries.  The books and records of Parent and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.  As of the date of this Agreement, Ernst & Young LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

Section 5.09     Fleet Assets.

(a)     Section 5.09(a) of the Parent Disclosure Letter sets forth a true, correct and complete list of all drilling units and vessels owned by Parent or any of its Subsidiaries (the “Parent Fleet Assets”), including, as applicable with respect to each Parent Fleet Asset: the name, registered owner, capacity (gross tonnage or deadweight tonnage, as specified therein), year built, classification society, class, IMO number, flag state, and whether any such Parent Fleet Asset is “cold stacked,” “warm stacked” or is being prepared to be “cold stacked” or “warm stacked.”  Neither Parent nor any of its Subsidiaries leases or charters-in any drilling units or vessels.

(b)     Parent or its Subsidiaries has good and marketable title to the Parent Fleet Assets, as set forth on Section 5.09(a) of the Parent Disclosure Letter, in each case free and clear of all Liens other than any Permitted Liens and no such Parent Fleet Asset or any related asset is leased under an operating lease from a lessor that, to Parent’s knowledge, has incurred non-recourse indebtedness to finance the acquisition or construction of such Parent Fleet Asset.  Parent has made available to the Company true, correct and complete copies of all current class status reports from the relevant class societies relating to Parent Fleet Assets.

(c)     To the extent consistent with its operating status, each Parent Fleet Asset has been maintained consistent with general practice in the offshore drilling industry and is in good operating condition and repair, subject to ordinary wear and tear.  To the extent consistent with its operating status, each Parent Fleet Asset is seaworthy, has all material national and international operating certificates and endorsements, each of which is valid, that are required for the operation of such Parent Fleet Asset in the trades and geographic areas in which it is operated.

(d)     Parent and each of its Subsidiaries operates each Parent Fleet Asset, as applicable, in compliance with all Applicable Law and Maritime Guidelines, except where such failure to be in compliance has not had and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on Parent.  Parent and each of its Subsidiaries are qualified in all material respects to own and operate the Parent Fleet Assets, as set forth on Section 5.09(a) of the Parent Disclosure Letter, under Applicable Law, including the Applicable Laws of each Parent Fleet Asset’s flag state.

(e)     To the extent consistent with its operating status, each Parent Fleet Asset is classed by a classification society which is a member of the International Association of Classification Societies and possesses class certificates free from overdue conditions affecting class and valid through the date of this Agreement, and, to Parent’s knowledge no event has occurred and no condition exists that would cause such Parent Fleet Asset’s class to be suspended or withdrawn, and is duly and lawfully documented under the laws of its flag jurisdiction.

Section 5.10     Disclosure Documents.  The information relating to Parent and its Subsidiaries that is provided by Parent, any of its Subsidiaries or any of their respective Representatives for inclusion or incorporation by reference in the Registration Statement or the Joint Proxy Statement/Prospectus will not (a) in the case of the Registration Statement, at the time the Registration Statement or any amendment or supplement thereto becomes effective and at the time of the Company Shareholder Meeting and the Parent Shareholder Meeting, and (b) in the case of the Joint Proxy Statement/Prospectus, at the time the Joint Proxy Statement/Prospectus or any amendment or supplement thereto is first mailed to the shareholders of the Company and the shareholders of Parent and at the time of the Company Shareholder Meeting and Parent Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 5.11     Taxes.

(a)     (i) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed when due (taking into account extensions) in accordance with Applicable Law, and all such material Tax Returns were, at the time of filing, accurate and complete in all material respects, and (ii) each of Parent and its Subsidiaries has paid (or has had paid on its behalf) all Taxes shown as due and payable on such Tax Returns and all material Taxes otherwise due and payable, except for any such Taxes (A) contested in good faith or (B) for which adequate reserves have been established under GAAP.  Parent has sought and obtained advice from external advisors concerning its Tax filing obligations and Tax compliance policies in all relevant material jurisdictions.

(b)     As of the date of this Agreement, (i) there is no Proceeding now pending or threatened in writing by any Taxing Authority against Parent or its Subsidiaries in respect of any material Tax, (ii) no deficiencies for any material Taxes have been proposed, asserted or assessed against Parent or any of its Subsidiaries, and (iii) no requests for waivers of the time to assess any such Taxes are pending or have been granted.

(c)     Neither Parent nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction intended to be governed by Section 355 of the Code (i) within the past three years or (ii) in a transaction that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the Transactions.

(d)     Neither Parent nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Effective Time as a result of any (i) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed on or prior to the Effective Time, (ii) installment sale or open transaction disposition made on or prior to the Effective Time, (iii) prepaid amount received on or prior to the Effective Time, (iv) intercompany item under Treasury Regulation Section 1.1502-13, (v) change in accounting method for a Taxable period ending on or before the Effective Time, or (vi) election under Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).

(e)     Parent has not requested, received or executed with any Taxing Authority any ruling or binding agreement which could have a material adverse effect in a post-Closing period.

(f)     Neither Parent nor any of its Subsidiaries (i) is a member of any group that files an affiliated, consolidated, combined or unitary Tax Return (other than a group of which Parent or any of its Subsidiaries is the common parent), (ii) was a member of any group that filed an affiliated, consolidated, combined or unitary Tax Return (other than a group of which Parent or any of its Subsidiaries is the common parent) for a Tax year during which Parent or any of its Subsidiaries was a member and that remains open under any applicable statute of limitations, or (iii) has any liability for the Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or non-U.S. income Tax law), as a transferee or successor or otherwise.

(g)     Parent and each of its Subsidiaries have withheld and paid to the appropriate Taxing Authorities all material Taxes required to be withheld and paid by them on payments to any employee, independent contractor, shareholder, creditor, customer or other third party.

(h)     There are no material Liens for Taxes on or pending against any assets of Parent or any of its Subsidiaries other than Permitted Liens.

(i)     No claim has been made in writing by any Taxing Authority in a jurisdiction where Parent or Parent’s Subsidiaries do not file Tax Returns that Parent or any of its Subsidiaries is or may be subject to Taxation by, or required to file any Tax Return in, that jurisdiction.

(j)     Neither Parent nor any of its Subsidiaries is a party to any Tax Sharing Agreement, but excluding any Tax Sharing Agreement entered into in the ordinary course of business and any such agreement the principal purpose of which does not relate to Taxes.

(k)     Neither Parent nor any of its Subsidiaries has a permanent establishment in any country other than (i) the country of its formation or (ii) any country in which it files a Tax Return.

(l)     Neither Parent nor any of its Subsidiaries is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b)(1).

(m)     The charges, accruals and reserves for Taxes with respect to Parent and its Subsidiaries reflected in each of the consolidated balance sheets included in or incorporated by reference into the Parent Balance Sheet (including the related notes and schedules) are adequate under GAAP to cover unpaid Tax liabilities accruing through the date thereof.

Section 5.12     Employee Benefit Plans.

(a)     Section 5.12(a) of the Parent Disclosure Letter contains a true, correct and complete list separately identifying each Parent Non-U.S. Employee Plan and each Parent U.S. Employee Plan (each a “Parent Employee Plan”).  Parent has delivered or made available to the Company true, correct and complete copies, together with all amendments, of each Parent Employee Plan that would be required to be disclosed pursuant to Item 601(b)(10) of Regulation S-K.

(b)     Each Parent Employee Plan has been administered in accordance with its terms and is in compliance with all Applicable Laws, except for instances that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(c)     (i) Each Parent Employee Plan that is intended to qualify for favorable Tax benefits under the Applicable Laws of any jurisdiction has, to the knowledge of Parent, been operated and maintained in a manner to remain so qualified, and (ii) to the knowledge of Parent no condition exists and no event has occurred that could reasonably be expected to result in the loss or revocation of such status.  Neither Parent nor any of its Subsidiaries has incurred any obligation in connection with the termination or wind-up of, or withdrawal from, any Parent U.S. Employee Plan that is a “pension plan” as defined in Section 3(2) of ERISA or any Parent Retirement Plan, and, to the knowledge of Parent, no condition exists and no event has occurred that would reasonably be expected to constitute grounds under Applicable Laws to terminate, wind-up or appoint a trustee to administer any such Parent U.S. Employee Plan or Parent Retirement Plan.  To the knowledge of Parent, all benefits, contributions and premiums relating to each Parent Employee Plan have been timely paid or made in accordance with the terms of such Parent Employee Plan and the terms of all Applicable Laws and no request by Parent or any of its Subsidiaries has been made to waive or defer payment of any benefits, contributions or premiums that would otherwise be required to be made to any Parent Employee Plan.  No claim, action, litigation, proceeding, audit, examination, investigation or administrative proceeding has been made, commenced or, to the knowledge of Parent, threatened with respect to any Parent Employee Plan (other than routine claims for benefits payable in the ordinary course) that would reasonably be expected to result in a material liability of Parent or any of its Subsidiaries.  Neither Parent, nor, to the knowledge of Parent, any other Person has engaged in any prohibited transaction with any Parent Employee Plan that could reasonably be expected to give rise to any material Tax or penalty for which Parent could reasonably be expected to incur any material liability.  Except to the extent it would not reasonably be expected to result in a material liability to Parent and its Subsidiaries, individually or in the aggregate, all required consents and releases necessary or desirable in connection with the amendment, modification or termination of any Parent Employee Plan (or any plan, program or arrangement that would be a Parent Employee Plan if it had not been amended, modified or terminated), have been validly obtained and are fully effective.  With respect to each Parent Employee Plan, no event has occurred and no condition or circumstance has existed that could result in an increase in the benefits under or the expense of maintaining any such Parent Employee Plan from the level of benefits or expense incurred for the most recent fiscal year ended thereof, except for any such increase as would not be material to Parent and its Subsidiaries, taken as a whole.  No Parent Employee Plan has assets that include securities issued by Parent or any of its Subsidiaries.  No Parent Employee Plan provides for the payment of severance, termination, change in control or similar-type payments or benefits.

(d)     Except as would not result in any material liability to Parent or any of its Subsidiaries, each Parent Employee Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) that Parent is a party to with any employee subject to U.S. income Tax either is not subject to the provisions of Section 409A of the Code or has been operated and administered in compliance in all material respects with Section 409A of the Code.

(e)     Except as would not reasonably be expected to result in any material liability to Parent or any of its Subsidiaries, each Parent U.S. Employee Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA (a “Parent Health Plan”) (i) is currently in compliance with the Healthcare Reform Laws, and (ii) has been in compliance in all material respects with all applicable Healthcare Reform Laws since January 1, 2012; and, to the knowledge of Parent, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to subject Parent, any of its Subsidiaries, or any Parent Health Plan to penalties or excise taxes under Sections 4980D, 4980H, or 4980I of the Code.  Neither Parent nor any of its ERISA Affiliates has incurred or expects to incur any material liability (including additional contributions, fines, taxes or penalties) as a result of a failure to administer or operate any Parent U.S. Employee Plan that is a “group health plan” (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code) in compliance with the applicable requirements of COBRA.

(f)     None of Parent nor any of its Subsidiaries has, within the preceding six year period, ever maintained or contributed to, or had any obligation to contribute to, any Parent U.S. Employee Plan.

(g)     None of Parent nor any of its Subsidiaries has incurred, and no Circumstance exists that would reasonably be expected to result in, any unsatisfied liability of Parent and its Subsidiaries under Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA arising in connection with any Parent U.S. Employee Plan covered or previously covered by Title IV of ERISA or such Sections 412 of the Code or Section 302 of ERISA.  No Parent U.S. Employee Plan is a “multiple employer plan” (within the meaning of the Code or ERISA).

(h)     The present value of the accrued benefit liabilities attributable to employees and former employees of Parent and for which Parent is or may be liable under each Parent Employee Plan that provides pension, retirement or other similar benefits (each, a “Parent Retirement Plan”), determined as of the end of the most recently ended fiscal year of Parent, on the basis of actuarial assumptions, each of which is reasonable, are funded at no less than the minimum legally required level of each jurisdiction in which the plan is registered and are properly reflected by adequate reserves included in the consolidated financial statements of Parent included in or incorporated by reference into the Parent SEC Documents.

(i)     No Parent Employee Plan provides for post-employment or retiree health, life insurance and/or other welfare benefits, and Parent does not have any obligation to provide any such benefits to any retired or former employees or active employees following such employees’ retirement or termination of service, other than any such plan the cost of which is borne by the employee.  There are no liabilities of Parent with respect to any Parent Employee Plan that are not properly accrued and reflected in the financial statements in accordance with applicable accounting rules.  No condition or circumstance exists that would prevent the amendment or termination of any Parent Employee Plan.

(j)     The execution of, and performance of, the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Parent Employee Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or consultant of Parent and its Subsidiaries or trigger the right of any employee to terminate any employment relationship with Parent and its Subsidiaries, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of Parent any of its Subsidiaries to amend or terminate any Parent Employee Plan.

Section 5.13     Absence of Certain Changes.  Since the Parent Balance Sheet Date until the date of this Agreement, there has not been any Circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.  Since the Parent Balance Sheet Date (a) the business of Parent and its Subsidiaries has been conducted in the ordinary course consistent with past practice in all material respects and (b) there has not been any action taken by Parent or any of its Subsidiaries that, if taken without the Company’s prior written consent during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 7.01.

Section 5.14     No Undisclosed Material Liabilities.  There are no liabilities or obligations of Parent or any of its Subsidiaries, of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than (a) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto, (b) liabilities or obligations incurred in connection with the Transactions, (c) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Parent Balance Sheet Date and which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (d) liabilities or obligations that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.15     Environmental Matters.

(a)     (i) No material notice, notification, demand, request for information, citation, summons, or order has been received by Parent or its Subsidiaries and no material complaint has been filed, no penalty has been assessed, and no material Proceeding is pending, unresolved in any respect or, to the knowledge of Parent, is threatened by any Governmental Authority or other Person, in each case relating to Parent or its Subsidiaries and relating to or arising out of any Environmental Law or Environmental Permit; (ii) the business and operations of Parent and its Subsidiaries are, and since January 1, 2013 have at all times been, in compliance in all material respects with all Environmental Laws and all Environmental Permits; (iii) Parent and its Subsidiaries have all material Environmental Permits necessary for the conduct of their operations (including the occupation of relevant leases and concessions), each Environmental Permit is in full force and effect in all material respects and is final with all material administrative and statutory appeal periods having expired, and all material required applications for renewal or reissuance of such Environmental Permits have been timely filed; (iv) there has been no Release that Parent or its Subsidiaries have been or would be obligated to investigate, remove, remediate, or otherwise respond to or pay any part of the costs of response pursuant to any Environmental Law or any contract entered into with any other Person, or that would result in a material liability to Parent or one of its Subsidiaries; (v) except to the extent as would not result in a material liability to Parent or one of its Subsidiaries, during the term of Parent’s ownership or operation of any facility or property now or, to the knowledge of Parent, previously owned, leased, or operated by Parent or its Subsidiaries, there are and have been no (A) underground storage tanks or related piping on, in, beneath or emanating from or to any facility or property now or to the knowledge of Parent previously owned, leased, or operated by Parent or its Subsidiaries, (B) asbestos containing material in friable or damaged condition or (C) materials or equipment coated with lead-based paint; and (vi) there are no past or present facts, conditions or circumstances at, on or arising out of, or otherwise associated with, any current (or, to the knowledge of Parent or any of its Subsidiaries, former) businesses, assets or properties of Parent or any of its Subsidiary which are reasonably likely to give rise under any Environmental Law to material (A) costs, expenses, liabilities or obligations related to any cleanup, remediation, investigation, disposal or corrective action, (B) claims arising for personal injury, property damage or damage to natural resources, or (C) fines, penalties or injunctive relief.

(b)     Since January 1, 2013, there has been no material environmental investigation, study, audit, test, review, assessment, or other analysis conducted of which Parent has knowledge, in relation to the current or prior business of Parent or its Subsidiaries or any property or facility now or previously owned, leased, or operated by Parent during the period since January 1, 2013 to identify actual or potential liabilities or obligations of Parent or its Subsidiaries arising under or relating to any Environmental Law or Hazardous Substance or the presence of mold, asbestos, or lead paint that has not been made available to Parent prior to the date of this Agreement.

(c)     For purposes of this Section 4.24, the terms “Parent” and “Subsidiaries” shall include any entity that is, in whole or in part, a predecessor of Parent or any of its Subsidiaries.

Section 5.16     Litigation.  There is no Proceeding pending against or, to the knowledge of Parent, threatened against, (a) Parent or any of its Subsidiaries, (b) any present or former officer, director or employee of Parent or any of its Subsidiaries in their respective capacities as such, (c) any Person for whom Parent or any of its Subsidiaries may be liable with respect to such Proceeding or (d) any of Parent or its Subsidiaries’ assets or properties, before (or, in the case of threatened Proceedings, would be before) any Governmental Authority, that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.  As of the date of this Agreement, there is no Proceeding pending against or, to the knowledge of Parent, threatened against, Parent or any of its Subsidiaries that challenges or seeks to prevent, enjoin, alter or delay the Merger or any of the other Transactions.  There is no agreement, judgment, decree, injunction, rule or order of any Governmental Authority outstanding or, to the knowledge of Parent threatened against, or investigation by any Governmental Authority involving, Parent or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.17     Compliance with Applicable Laws.

(a)     Each of Parent and its Subsidiaries (i) is in material compliance with and, since January 1, 2013, has been in material compliance with, all Applicable Laws, (ii) has not received written notice alleging any material violation of any Applicable Law since January 1, 2013, and (iii) is not subject to a pending, or to the knowledge of Parent, threatened investigation by any Governmental Authority with respect to an alleged material violation of Applicable Laws.

(b)     Neither (i) Parent, nor any of its Subsidiaries, nor, to Parent’s knowledge, any director, officer, or employee of Parent or any of its Subsidiaries, nor (ii) to Parent’s knowledge, any Representative while acting on behalf of any of the foregoing, has directly or indirectly (A) made or offered any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns or violated any provisions of the Anti-Corruption Laws, or (B) taken or directed any action, directly or indirectly, on behalf of Parent or any of its Subsidiaries that would constitute a violation of the Anti-Corruption Laws.  To the knowledge of Parent, Parent and each of its Subsidiaries has made and kept books, records, and accounts which, in reasonable detail, accurately and fairly reflect in all material respects the transactions and dispositions of the assets of Parent and each of its Subsidiaries.  Parent maintains Parent Policies that are reasonably designed to ensure, and that are reasonably expected to continue to ensure, continued compliance with the Anti-Corruption Laws.  Neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer or employee of Parent or any of its Subsidiaries, are, or have been, subject to any actual, pending, or, to Parent’s knowledge, threatened civil, criminal, or administrative actions or governmental investigations, inquiries or enforcement actions, or made any voluntary disclosures to any Governmental Authority, involving Parent or any of its Subsidiaries relating to alleged violations of Anti-Corruption Laws.

(c)     Neither (i) Parent, any of its Subsidiaries, nor to Parent’s knowledge any employee, officer, or director of Parent or any of its Subsidiaries nor (ii) to Parent’s knowledge, any Representative of any of the foregoing, (A) is currently or has been the target of Trade Sanctions (including by being designated on the list of Specially Designated Nationals and Blocked Persons or on any other sanctions list maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or Her Majesty’s Treasury), or is or has been operating, organized or resident in a country or territory that itself is the target of Trade Sanctions (currently, Crimea, Cuba, Iran, North Korea, Sudan and Syria); or (B) has directly or, to the knowledge of Parent, indirectly, participated in any prohibited or unlawful transaction or dealing involving a Person that is the target of Trade Sanctions, or with any Person operating, organized, or resident in a country or territory that is the target of Trade Sanctions.  Each of Parent, its Subsidiaries and, to Parent’s knowledge, any Representatives of the foregoing (1) has conducted its business in compliance in all material respects with all applicable Trade Sanctions and Export Control Laws; (2) have obtained, and are in compliance in all material respects with, all required export and import licenses, license exceptions and other consents, notices, approvals, orders, permits, authorizations, declarations, classifications and filings with any Governmental Authority required for the import, export and re-export of products, software and technology; and (3) has maintained Parent Policies that are reasonably designed to ensure, and that are reasonably expected to continue to ensure, continued compliance therewith.

Section 5.18     Takeover Statutes.  Assuming the representations and warranties set forth in Section 4.27 and Section 4.30 are true and correct, no Takeover Statutes apply to this Agreement or any of the Transactions.

Section 5.19     Opinion of Financial Advisor.  The Parent Board has received the opinion of Citigroup Global Markets Inc., financial advisor to Parent, to the effect that, as of the date of such opinions and based upon and subject to the factors, limitations, qualifications, assumptions and other matters set forth therein, the Merger Consideration to be paid by Parent pursuant to this Agreement is fair, from a financial point of view, to Parent.

Section 5.20     Finders’ Fees.  Except for Citigroup Global Markets Inc., financial advisor to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the Transactions.

Section 5.21     No Ownership of Company Common Shares.  Neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly, any Company Common Shares or other securities convertible into, exchangeable for or exercisable for Company Common Shares, and neither Parent nor any of its Subsidiaries has any rights to acquire any Company Common Shares (other than any such securities owned by Parent or any of its Subsidiaries in a fiduciary, representative or other capacity on behalf of other Persons, whether or not held in a separate account).  There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the share capital or other equity interest of the Company or any of its Subsidiaries.

ARTICLE 6

COVENANTS OF THE COMPANY

Section 6.01     Conduct of the Company.  Except (i) with the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned; provided that such consent will be deemed to have been given by Parent if (A) Parent’s response to the Company’s written request for such consent is not provided within three calendar days of the Company’s written request (it being acknowledged and agreed that, for purposes of this Section 6.01, an email sent to each of the Persons set forth on Section 6.01 of the Parent Disclosure Letter or their designees shall be considered a written request) and (B) the Company provides information reasonably requested by Parent with respect to matter for which consent is requested), (ii) as expressly contemplated by this Agreement, (iii) as set forth in Section 6.01 of the Company Disclosure Letter, or (iv) as required by Applicable Law, from the date of this Agreement until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (x) conduct its business in the ordinary course consistent with past practice, (y) conduct its business in material compliance with all Applicable Laws and (z) to the extent consistent with clauses (x) and (y) of this sentence, use its commercially reasonable efforts to preserve intact its current business organizations and to preserve its relationships with Third Parties (including customers, suppliers, lenders and others having business dealings with the Company or any of its Subsidiaries) (provided, that neither the Company nor any of its Subsidiaries shall be obligated to make any payments or grant any concessions to such Third Parties other than payments in the ordinary course consistent with past practice) and keep available the services of its directors, officers and key employees (provided that neither the Company nor any of its Subsidiaries shall be obligated to increase the compensation of, or make any other payments or grant any concessions to, such directors, officers and employees).  Without limiting the generality of the foregoing, except (i) with the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned, except in the case of Sections 6.01(a),  6.01(b),  6.01(c),  6.01(d),  6.01(e),  6.01(f),  6.01(g),  6.01(i),  6.01(k),  6.01(m),  6.01(p),  6.01(r) or 6.01(t), and provided that such consent will be deemed to have been given by Parent if (A) Parent’s response to the Company’s written request for such consent is not provided within three calendar days of the Company’s written request (it being acknowledged and agreed that, for purposes of this Section 6.01, an email sent to each of the Persons set forth on Section 6.01 of the Parent Disclosure Letter or their designees shall be considered a written request) and (B) the Company provides information reasonably requested by Parent with respect to matter for which consent is requested), (ii) as expressly contemplated by this Agreement, (iii) as set forth in Section 6.01 of the Company Disclosure Letter, or (iv) as required by Applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)     amend its memorandum and articles of association or other similar organizational documents (whether by merger, consolidation or otherwise);

(b)     (i) split, combine or reclassify any shares, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its share capital or set any record date therefor, except for dividends by any of its wholly owned Subsidiaries, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities;

(c)     (i) grant, issue, deliver, transfer or sell any Company Securities or Company Subsidiary Securities or (ii) amend any term of any Company Security or any Company Subsidiary Security;

(d)     (i) acquire (by merger, consolidation, acquisition of shares or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses from any other Person, or make any loans, advances, or capital contributions to or investments in any Person, having a value in excess of $1,000,000 in the aggregate, from any other Person, other than in connection with a capital expenditure permitted pursuant to Section 6.01(l), (ii) merge or consolidate with any other Person or (iii) adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other similar action;

(e)     sell, lease, license, abandon, dispose of or otherwise transfer any Subsidiary or any amount of assets, securities, properties, interests or businesses (i) to a Related Party or (ii) for consideration either (A) below market value or (B) in excess of $1,000,000 in the aggregate, other than sales or other dispositions of inventory in the ordinary course of business consistent with past practice to any Person other than a Related Party;

(f)     create, assume, incur or otherwise be liable with respect to any indebtedness for borrowed money (or amend and restate or refinance any existing indebtedness for borrowed money) or issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, or any guarantee of the foregoing or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, in each case other than (i) incurred or assumed in the ordinary course of business consistent with past practice (including any borrowings under the Company’s existing credit facilities and in respect of letters of credit) and in no event in excess of $1,000,000 in the aggregate, (ii) indebtedness incurred between or among the Company or any of its wholly owned Subsidiaries made in the ordinary course of business consistent with past practice, or (iii) accrual of interest, drawdowns, premiums, penalties, fees, expenses and breakage costs under any Company Material Contract existing as of the date hereof;

(g)     prepay, redeem, repurchase, defease, cancel or otherwise terminate (or amend, restate or refinance any existing indebtedness for borrowed money) any indebtedness for borrowed money or any debt securities or warrants of the Company or any of its Subsidiaries (other than scheduled payments of the Company’s existing indebtedness when due);

(h)     (i) grant or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement with) any Company Employee or director of the Company or any Subsidiary, (ii) increase benefits payable under any severance or termination pay policies or employment agreements existing as of the date of this Agreement, (iii) enter into any employment, deferred compensation, retention or other similar agreement (or any amendment to any such existing agreement) with any Company Employee or directors of the Company or any Subsidiary, (iv) establish, adopt or amend any Labor Contract or Company Employee Plan, or (v) increase compensation, bonus or other benefits payable to any Company Employee or director of the Company or any Subsidiary, except for retention bonuses not to exceed $6,000,000 in the aggregate that are payable to employees of the Company and its Subsidiaries (but not to employees of the Manager);

(i)     pay any success fee or bonus in connection with the Transactions other than to the Persons set forth on Section 6.01(i) of the Company Disclosure Letter in accordance with the fee arrangements disclosed to Parent prior to the date of this Agreement;

(j)     change the Company’s methods of accounting or accounting principles or practices, except as required by GAAP or in Regulation S-X of the Exchange Act and approved by its independent public accountants;

(k)     make, change or revoke any Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any amended Tax Returns or claims for Tax refunds, enter into any closing agreement, settle or compromise any Tax claim (except for Taxes that become due and payable in the ordinary course of business), audit or assessment, surrender any right to claim a Tax refund, offset or other reduction in Tax liability, or consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(l)     make any capital expenditure, or incur any obligation or liability in respect thereof, in excess of $5,000,000 in the aggregate, in excess of amounts budgeted for by the Company or its Subsidiaries as described in Section 6.01(l) of the Company Disclosure Letter other than capital expenditures relating to the maintenance of the Company Fleet Assets in the ordinary course of business consistent with past practice or capital expenditures in connection with any drilling contract the entry into which is permitted under this Section 6.01, so long as, in the case of this Section 6.01(l), no such capital expenditure is made to a Related Party;

(m)     create or incur any Lien (except for a Permitted Lien) on any material asset, except as otherwise permitted under this Section 6.01;

(n)     enter into (or, following entry, terminate, amend, modify or waive rights or claims under) any contract that would have been a Company Material Contract were the Company a party or subject thereto on the date of this Agreement other than (i) the entry into any contract that would have been a Company Material Contract pursuant to Section 4.18(a)(xvi) so long as the day rates and the terms generally are on terms consistent with market practice in the offshore drilling industry at the time of such entry or (ii) renewals of existing Company Material Contracts in the ordinary course of business consistent with past practice;

(o)     terminate or amend any Company Material Contract or Real Property Lease, or waive, release or assign any material right, claims or benefit of the Company thereunder;

(p)     terminate, renew, suspend, abrogate, amend or modify in any material respect any Company Permit other than in the ordinary course of business consistent with past practice;

(q)     settle, or offer or propose to settle, any Proceeding or other claim involving or against the Company or any Subsidiary, other than (i) the settlement of Proceedings (other than Proceedings involving any counterclaim) that require payments by the Company or any of its Subsidiaries in an amount not to exceed $2,500,000 in the aggregate, or (ii) the settlement of Proceedings (other than Proceedings involving any counterclaim) disclosed, reflected or reserved against in the most recent financial statements (or notes thereto) of the Company included in the Company SEC Documents for an amount not in excess of the amount so disclosed, reflected or reserved; provided,  however, that the foregoing clauses (i) and (ii) shall not permit the Company or any of its Subsidiaries to settle any Proceeding (A) that would involve injunctive or equitable relief, impose any restrictions or changes on the business or operations of the Company or any of its Subsidiaries, involve any admission of any wrongdoing by the Company or any of its Subsidiaries, or involve any license, cross license or similar arrangement with respect to material Intellectual Property owned by the Company or any of its Subsidiaries, (B) for which such settlement is not permitted pursuant to Section 8.08 or (C) that is listed on Section 6.01(q) of the Company Disclosure Letter (the “Specified Litigation”); provided,  further, that for the avoidance of doubt, to the extent of any conflict between Section 6.01(k) and this Section 6.01(q),  Section 6.01(k) shall control;

(r)     fail to use commercially reasonable efforts to maintain existing material insurance policies or comparable replacement policies;

(s)     authorize any of, or commit or agree to take any of, the foregoing actions in the preceding Sections 6.01(h),  6.01(j),  6.01(l),  6.01(n),  6.01(o) or 6.01(q); or

(t)     authorize any of, or commit or agree to take any of, the foregoing actions in the preceding Sections 6.01(a),  6.01(b),  6.01(c),  6.01(d),  6.01(e),  6.01(f),  6.01(g),  6.01(i),  6.01(k),  6.01(m),  6.01(p) or 6.01(r).

Section 6.02     Voting of Shares.  The Company shall vote all Parent Registered Shares beneficially owned by it or any of its Subsidiaries in favor of the Parent Share Issuance at the Parent Shareholder Meeting.

Section 6.03     Access to Information.  From the date of this Agreement until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall (a) give Parent and its Representatives, upon reasonable notice, reasonable access during normal business hours to the offices, properties, books and records of the Company and its Subsidiaries, (b) furnish to Parent and its Representatives such financial and operating data and other information as such Persons may reasonably request to the extent not already included in the Company SEC Documents and (c) instruct its Representatives to cooperate with Parent in its investigation of the Company and its Subsidiaries.  Nothing in this Section 6.03 shall require the Company to provide any access, or to disclose any information (i) if providing such access or disclosing such information could reasonably be expected to violate any Applicable Law (including antitrust or privacy laws) or any binding agreement entered into prior to the date of this Agreement or (ii) protected by attorney-client privilege to the extent such privilege cannot be protected by the Company through exercise of its reasonable efforts; provided, however, that if the Company does not provide access or information in reliance on the preceding clause, it shall provide notice to Parent that it is withholding such access or information and shall use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate Applicable Law or binding agreement or risk the waiver of attorney-client privilege.

Section 6.04     No Solicitation; Other Offers.

(a)     General Prohibitions.  Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their Representatives to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent the Company Board Recommendation (or recommend an Acquisition Proposal or take any action or make any statement inconsistent with the Company Board Recommendation) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries, (v) approve any transaction under, or any Person becoming an “interested stockholder” under, any Takeover Statutes or (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal.  It is agreed that any violation of the restrictions on the Company set forth in Section 6.04 by any Representative of the Company or any of its Subsidiaries shall be a breach of Section 6.04 by the Company.

(b)     Exceptions.  Notwithstanding Section 6.04(a), at any time prior to the Company Shareholder Approval:

(i)     the Company, directly or indirectly through advisors, agents or other intermediaries, may (A) engage in negotiations or discussions with any Third Party and its Representatives that, subject to the Company’s compliance with Section 6.04(a), has made after the date of this Agreement a bona fide, written Acquisition Proposal that the Company Board reasonably believes will lead to a Superior Proposal and (B) furnish to such Third Party or its Representatives or financing sources non-public information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party;

(ii)     Subject to compliance with Section 6.04(d), the Company Board may make an Adverse Recommendation Change following receipt of a Superior Proposal;

in each case referred to in the foregoing clauses (i) and (ii) only if the Company Board determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under any Applicable Law.

In addition, nothing contained herein shall prevent the Company Board from complying with Rule 14e-2(a) under the Exchange Act with regard to an Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 6.04;  provided that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Company Board reaffirms the Company Board Recommendation in such statement or in connection with such action.

(c)     Required Notices.  The Company Board shall not take any of the actions referred to in Section 6.04 unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and, after taking such action, the Company shall continue to advise Parent on a prompt basis of the status and terms of any discussions and negotiations with the Third Party.  In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or, if received by any of the Company’s Representatives, after the Company is informed by such Representative) of any Acquisition Proposal, any indication that a Third Party is considering making an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that may be considering making, or has made, an Acquisition Proposal.  The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Acquisition Proposal, indication or request.  The Company shall keep Parent informed, on a prompt basis, of the status, terms of any discussions and details of any such Acquisition Proposal, indication or request, and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all correspondence and written materials that describe any terms or conditions of any Acquisition Proposal sent or provided to the Company or any of its Subsidiaries.  Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of the Company’s compliance with this Section 6.04(c).

(d)     “Last Look”.  Further, the Company Board shall not make an Adverse Recommendation Change in response to an Acquisition Proposal (or terminate this Agreement pursuant to Section 10.01(d)(i)), unless (i) the Company promptly notifies Parent, in writing at least three Business Days before taking that action, of its intention to do so, attaching in the case of an Adverse Recommendation Change to be made following receipt of a Superior Proposal, the most current version of any proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the Third Party making the Acquisition Proposal, and (ii) Parent does not make, within three Business Days after its receipt of that written notification, an offer that in the case of any Adverse Recommendation Change to be made following receipt of a Superior Proposal, is at least as favorable to the shareholders of the Company as such Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and a new three Business Day period under this Section 6.04(d)).

(e)     Definition of Superior Proposal.  For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal for at least 62.5% of the outstanding Company Common Shares or at least 62.5% of the consolidated assets of the Company and its Subsidiaries, on terms that the Company Board determines in good faith by a majority vote, after considering the written advice of a financial advisor of internationally recognized reputation and outside legal counsel and taking into account all of the applicable terms, conditions, impacts and all legal, financial, regulatory, fiduciary and other aspects of such Acquisition Proposal, including the identity of the Third Party making the proposal, any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable from a financial point of view to the Company’s shareholders than as provided under this Agreement (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.04(d)), which the Company Board determines is reasonably likely to be consummated in accordance with its terms, and either (i) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably expected by the Company Board to be available or (ii) the Company Board determines, after considering the advice of a financial advisor of internationally recognized reputation, that the Third Party making such Acquisition Proposal has sufficient cash on hand to consummate the Acquisition Proposal without financing.

(f)     Obligation to Terminate Existing Discussions.  The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Acquisition Proposal.

Section 6.05     Financing Assistance.

(a)     The Company shall, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause each of their respective Representatives (including legal, tax, regulatory and accounting advisors) to, provide such cooperation as may be reasonably requested by Parent in connection with the Debt Financing (provided that such cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), which cooperation shall, to the extent requested, include:

(i)     as promptly as reasonably practicable and in any event no later than the tenth Business Day preceding the Closing Date (such date, the “Delivery Deadline”) provide Parent and the Financing Sources with (A) all historical consolidated balance sheets and related audited and unaudited statements of income, comprehensive income, shareholders’ equity and cash flows of the Company and other historical financial information regarding the Company and its Subsidiaries, in either case required to be provided to the Financing Sources by the terms of any commitment letter or agreement entered into with any Financing Source, (B) audited consolidated balance sheets and related audited statements of income, comprehensive income, shareholders’ equity and cash flows of the Company for each of the three fiscal years most recently ended more than 90 days prior to the Closing Date, and unaudited consolidated balance sheets and related unaudited statements of income, comprehensive income, shareholders’ equity and cash flows of the Company for each subsequent fiscal quarter ended more than 45 days prior to the Closing Date, all such audited and unaudited statements complying with the requirements of Form F-4 for persons being acquired and Regulation S-X under the Securities Act for a non-issuer entity whose financial statements are filed in a registered offering of securities solely to satisfy Rule 3-05 of Regulation S-X, without giving effect to Rule 3-05(b)(4) of Regulation S-X (clauses (A) and (B), collectively, the “Required Financial Information”) and (C) such other historical financial and other information regarding the Company and its Subsidiaries as Parent may reasonably request;

(ii)     as promptly as reasonably practicable, and in any event no later than the Delivery Deadline, provide Parent and the Financing Sources with such information (financial or otherwise) relating to the Company and its Subsidiaries (including information to be used in the preparation of an information package regarding the business, operations and financial condition of Parent and the Company) reasonably necessary for Parent’s preparation of customary offering or information documents to be used for the completion of the Debt Financing;

(iii)    cooperate and assist with the reasonable due diligence, rating agency processes and syndication and marketing efforts of Parent, its Representatives and the Financing Sources, including participating in a reasonable number of meetings (including one-on-one meetings with representatives of the Financing Sources, prospective lenders and prospective investors, on the one hand, and senior management and Representatives of the Company, in each case with appropriate seniority and expertise, on the other hand), due diligence sessions (including accounting due diligence sessions), drafting sessions and road shows, at reasonable times and on reasonable notice; provided that the Company and its Representatives will only be required to travel or attend any in person meetings for a period not to exceed five Business Days and each such Representative shall be reasonably compensated for his or her reasonable costs and expenses;

(iv)    assist Parent in preparing customary offering memoranda, rating agency presentations, lender and investor presentations, confidential information memoranda, private placement memoranda, prospectuses, filings with the SEC and other similar documents prepared in connection with the Debt Financing, including delivery and consenting to the inclusion or incorporation of the Required Financial Information and all other historical financial and other information regarding the Company and its Subsidiaries reasonably requested by Parent for use in any offering or information documents to be prepared in connection with the Debt Financing;

(v)     make available, on a customary and reasonable basis and upon reasonable notice, appropriate personnel, including Representatives of the Company and its Subsidiaries, documents and information relating to the Company and its Subsidiaries, in each case, as may be reasonably requested by Parent, the Financing Sources, or as may be requested by the SEC in connection with the completion of the Debt Financing;

(vi)     provide to Parent and the Financing Sources promptly, and in any event at least five Business Days prior to the Closing Date, all documentation and other information about the Company and its Affiliates requested in writing by Parent and required by the Financing Sources or regulatory authorities with respect to the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(vii)    (A) request customary comfort letters from the Company’s independent registered public accounting firm (including customary “negative assurances”), (B) request the Company’s independent registered public accounting firm to consent to the inclusion or incorporation of their audit reports with respect to the Required Financial Information in any filing or registration statement of Parent with the SEC or any prospectus, offering memoranda, private placement memoranda, marketing material or similar documentation, including by providing customary representation letters, and (C) request the Company’s independent registered public accounting firm to reasonably cooperate with Parent and its Representatives, including by participating in accounting due diligence sessions at times and at locations reasonably acceptable to the Company and its independent registered public accounting firm;

(viii)   subject to customary confidentiality provisions, provide customary authorization letters (in a form and on terms reasonably acceptable to the Company) to the Financing Sources authorizing the distribution of information to prospective lenders or investors, including, if requested, containing a representation to the Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Affiliates;

(ix)     deliver notices of prepayment and/or notices for termination of commitments within the time periods required by the Credit Agreement and obtain payoff letters, lien terminations and releases and instruments of discharge, all in customary form, to be delivered at Closing providing for the payoff in full on the Closing Date of any amounts due under the Credit Agreement and for the termination of all obligations thereunder (other than other such obligations under the Credit Agreement that expressly by their terms survive such payoff, discharge and termination) and releasing, discharging and terminating any liens and other security interests created under any security documents in connection with the Credit Agreement and all related obligations thereunder and  under each security documents (other than obligations under such security documents that expressly by their terms survive such payoff, discharge and termination);

(x)      assisting in the preparation of, and executing and delivering, one or more credit agreements, unsecured notes, indentures and other definitive financing documents or other customary certificates (but not solvency certificates) and customary documents as may be reasonably requested by Parent which are necessary and customary in connection with the Debt Financing (which agreements, notes, indentures and other documents to which the Company is a party will be conditioned on the consummation of the Transactions);

(xi)     consent to the use of the trademarks, service marks and logos of the Company or any of its Subsidiaries in connection with the Debt Financing; provided that such trademarks, service marks and logos are used solely in a manner that is not intended to or is not reasonably likely to harm or disparage the Company or any of its Subsidiaries; and

(xii)    taking all other corporate actions, subject to the occurrence of the Closing, as may be reasonably necessary to permit the consummation of the Debt Financing.

Notwithstanding the foregoing, (1) neither the Company nor any of its Subsidiaries shall be required to pay any fees, expenses or costs or incur any liability or obligations in connection with the Debt Financing, unless Parent reimburses or is required to indemnify the Company and its Subsidiaries pursuant to this Agreement or otherwise, (2) none of the Company, its Subsidiaries or their respective officers, directors or employees shall be required to execute or enter into or perform under any agreement with respect to the Debt Financing that is not contingent upon the Closing occurring or that would be effective prior to the Effective Time (other than authorization letters contemplated by Section 6.05(a)(viii)), (3) none of the Company, its Subsidiaries or their respective officers, directors or employees shall be required to deliver any certificate that such Person reasonably believes, in good faith, contains any untrue certifications or opinions, and

(4) none of the Company, its Subsidiaries or their respective officers, directors or employees shall be required to provide any information the disclosure of which is prohibited or restricted under Applicable Law or the Company’s organizational documents or which is legally privileged or which is otherwise subject to the confidentiality provisions.

(b)     The Company shall provide the Required Financial Information, together with the other information required under Section 6.05(a), to Parent in a manner that does not contain any untrue statement of a material fact or omit to state a material fact necessary to make such information, in light of the circumstances under which the statements contained in such information were made, not misleading.  The Company shall notify Parent in writing if the Company determines that (i) any untrue statement of a material fact or omission of any material fact necessary to make such information, in light of the circumstances under which the statements contained in such information were made, not misleading exists with regard to any such information, (ii) any Required Financial Information must be restated or (iii) the Company’s independent registered public accounting firm has withdrawn any audit opinion with respect to any financial statements contained in the Required Financial Information.

(c)     Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented attorneys’ fees) incurred by the Company or any of its Subsidiaries in satisfying its obligations under this Section 6.05.  Parent, HoldCo and Merger Sub shall, on a joint and several basis, indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives (each an “Indemnified Party”) from and against any and all losses, claims, damages, liabilities, costs, reasonable attorneys’ fees, judgments, fines, penalties and amounts (including amounts paid in settlement and all interest, assessments and other charges paid or payable in connection with or in respect of any thereof), joint or several, to which such Indemnified Party may become subject, under the Securities Act, the Exchange Act, other Federal or state statutory or other laws or regulations or otherwise, insofar as such losses, claims, damages, liabilities costs, reasonable attorney’s fees, judgements fines, penalties, and amounts paid in settlement (or actions in respect thereof) arise out of or are based upon or suffered or incurred in connection with any action taken (or failure to act) by the Financing Sources, Parent, its Subsidiaries, or any of their respective Affiliates or the Company, any of its Subsidiaries or any of their respective Representatives pursuant to this Section 6.05 (other than the use of any information provided by the Company, any of its Subsidiaries or any of their respective Representatives in writing for use in connection with the Debt Financing), except to the extent such losses, claims, damages, liabilities, costs, reasonable attorneys’ fees, judgments, fines, penalties and amounts paid in settlement are determined by a final non-appealable judgment of a court of competent jurisdiction to have arisen out of, or resulted from, the gross negligence or willful misconduct of, or a Willful Breach by, the Company, any of its Subsidiaries or any of their respective Representatives.

Section 6.06     Drag-Along.  The Company shall not take any action to interfere with, delay or frustrate the exercise of the drag-along rights set forth in Article 6 of the Company Memorandum and Articles of Association.  The Company shall take all actions necessary to ensure that (a) the Joint Proxy Statement/Prospectus (and all other proxy materials for the Company Shareholder Meeting) includes a description acceptable to Parent of the drag-along rights set forth in Article 6 of the Company Memorandum and Articles of Association and (b) any proxy card distributed in connection with the Company Shareholder Meeting includes an option allowing holders to propose and vote to effect the Transactions as a Drag-Along Sale pursuant to Article 6 of the Company Memorandum and Articles of Association and grant their proxy to Parent to deliver any required notices on their behalf pursuant to such Drag-Along Sale.  The Company shall also take all actions reasonably requested by Parent to cause the Transactions to be consummated as a Drag-Along Sale, including, if necessary, holding more than one extraordinary general meeting of the shareholders of the Company entitled to vote on the Transactions at which meeting or meetings the Company shall seek the Company Shareholder Approval; provided that such meeting or meetings shall be held at such time or times as are reasonably requested by Parent.

Section 6.07     Termination of Certain Agreements.  Prior to or at the Effective Time, the Company shall terminate the Management Services Agreements and the transactions contemplated thereby in accordance with and to the extent set forth in Section 6.07 of each of the Company Disclosure Letter and the Parent Disclosure Letter.

ARTICLE 7

COVENANTS OF PARENT

Section 7.01     Conduct of Parent.  Except with the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), as contemplated by this Agreement, as set forth in Section 7.01 of the Parent Disclosure Letter or as required by Applicable Law, from the date of this Agreement until the Effective Time, neither Parent, HoldCo or Merger Sub shall:

(a)     amend its articles of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b)     (i) split, combine or reclassify any shares, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its share capital, other than such dividends or distributions paid at levels approved by Parent’s shareholders or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Parent Securities or any Parent Subsidiary Securities, other than in connection with any share buyback or similar program approved by the Parent Board;

(c)     (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Parent Registered Shares, other than the issuance of (A) share options, warrants or other equity compensation arrangements in the ordinary course of business consistent with past practices, (B) any Parent Registered Shares upon the exercise of Parent share options, warrants or other equity compensation arrangements that are outstanding on the date of this Agreement or issued in compliance with the preceding clause (A), in each case in accordance with the terms of those options, warrants or other equity compensation arrangements, (C) any Parent Subsidiary Securities to Parent or any other Subsidiary of Parent, (D) shares upon the conversion, exercise or exchange of the Parent Bonds or any portion of the Debt Financing or (E) shares pursuant to any merger, business combination transaction or corporate acquisition; or

(d)     agree, resolve or commit to do any of the foregoing.

Section 7.02     Obligations of HoldCo and Merger Sub.  Parent shall take all action necessary to cause HoldCo and Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03     Voting of Shares.  Parent shall vote all Company Common Shares beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Shareholder Meeting.

Section 7.04     Access to Information.  From the date of this Agreement until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, Parent shall (a) give the Company and its Representatives, upon reasonable notice, reasonable access during normal business hours to the offices, properties, books and records of Parent and its Subsidiaries, (b) furnish to the Company and its Representatives such financial and operating data and other information as such Persons may reasonably request to the extent not already provided in the Parent SEC Documents and (c) instruct its Representatives to cooperate with the Company in its investigation of Parent and its Subsidiaries.  Nothing in this Section 7.04 shall require Parent to provide any access, or to disclose any information (i) if providing such access or disclosing such information could reasonably be expected to violate any Applicable Law (including antitrust or privacy laws) or any binding agreement entered into prior to the date of this Agreement or (ii) protected by attorney-client privilege to the extent such privilege cannot be protected by Parent through exercise of its reasonable efforts; provided, however, that if Parent does not provide access or information in reliance on the preceding clause, it shall provide notice to the Company that it is withholding such access or information and shall use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate Applicable Law or binding agreement or risk the waiver of attorney-client privilege.

Section 7.05     Director and Officer Liability.  Parent shall, and Parent shall cause the Surviving Company, and the Surviving Company hereby agrees, to do the following:

(a)     For six years after the Effective Time, Parent and the Surviving Company shall indemnify and hold harmless the present and former officers and directors of the Company and its Subsidiaries (each, an “Indemnified Person”) against any liability, Proceeding, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur (i) by reason of their own actual fraud or willful default, or (ii) as a result of the insurance policy maintained by the Company not available due to such person’s willful failure to disclose to the insurance provider (where, in the absence of such failure to disclose, the insurance maintained by the Company would have otherwise been available).

(b)     For six years after the Effective Time, Parent shall cause to be maintained in effect all provisions in the Surviving Company’s memorandum and articles of association regarding (i) elimination of liability of directors and managers, (ii) indemnification of officers, directors and managers, and (iii) advancement of expenses, in each case, that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c)     Prior to the Effective Time, the Company shall, or, if the Company is unable to or does not, Parent shall and shall cause the Surviving Company as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of six years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance, with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the Transactions); provided that neither the Company nor the Surviving Company shall purchase such a “tail” policy for a premium amount for any one year in excess of 200% of the annual premium currently paid by the Company for such insurance (the “Tail Cap”); provided, further, that if the premiums of such “tail” policy exceed the Tail Cap, the Company, after prior consultation with Parent, may obtain such a “tail” policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding the Tail Cap.  If the Company or the Surviving Company for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, either (i) continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date of this Agreement with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date of this Agreement with respect to claims related to any period of time at or prior to the Effective Time or (ii) purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date of this Agreement with respect to claims related to any period of time at or prior to the Effective Time; provided that in no event shall Parent or the Surviving Company be required to expend for such policies pursuant to this sentence a premium amount for any one year in excess of the Tail Cap; and provided, further, that if the premiums of such insurance coverage with respect to any policy year exceed the Tail Cap, the Surviving Company shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding the Tail Cap.

(d)     The rights of each Indemnified Person under this Section 7.04 shall be in addition to any rights such Person may have under the memorandum and articles of association and other governing documents of the Company or any of its Subsidiaries, under Applicable Law under any agreement of any Indemnified Person with the Company or any of its Subsidiaries.  These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

Section 8.01     Regulatory Undertakings.

(a)     Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as practicable (and in any event prior to the End Date), the Transactions, including (i) obtaining and maintaining all necessary actions or nonactions, waivers, consents, licenses, permits, authorizations, orders and approvals (collectively, “Approvals”) from Governmental Authorities and the making of all other necessary registrations and filings, (ii) obtaining all Approvals from third parties that are necessary or desirable in connection with the Transactions, (iii) the execution and delivery of any additional instruments necessary to consummate any of the Transactions and to fully carry out the purposes of this Agreement and (iv) providing all such information concerning such Party, its Affiliates, its Affiliates’ officers, directors, employees and partners as may reasonably be requested in connection with any of the matters set forth in this Section 8.01.  None of the Parties shall, nor shall it permit any of its Affiliates to, acquire or enter into any agreement to acquire (by merger, consolidation, acquisition of equity securities or assets, joint venture or otherwise) any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof, if such acquisition would reasonably be expected to impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Approvals from any Governmental Authority with respect to the Transactions.  Nothing set forth in this Section 8.01 limits, modifies, waives, amends or otherwise adversely affects (A) the Company’s rights under Section 6.04 or (B) any Party’s rights under Article 10.

(b)     Subject to Section 8.01(c), each of Parent and the Company shall (i)  make or cause to be made the filings required of such Party or any of its Affiliates under the Antitrust Laws of the Requisite Jurisdictions as soon as reasonably practicable after the date of this Agreement, but not later than the respective timeframes set forth on Section 8.01(b) of each of the Company Disclosure Letter and the Parent Disclosure Letter, (ii) comply with any request for additional information, documents or other materials received by such Party or any of its Affiliates from any Governmental Authority in the Requisite Jurisdictions when practicable and advisable as mutually agreed by the Parties and (iii) subject to Section 8.01(e), cooperate in good faith with the other Party in obtaining all Approvals required under the Antitrust Laws of the Requisite Jurisdictions and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any Applicable Laws with respect to any such filing or any such Approval.

(c)     Parent and the Company shall coordinate with respect to the overall strategy relating to the Antitrust Laws, including with respect to any filings, notifications, submissions and communications with or to any antitrust regulatory authority; provided,  however, that subject to the other provisions of this Section 8.01, Parent shall make the final determination as to the appropriate course of action and neither Parent nor the Company shall be constrained from complying with Applicable Law.  Each Party shall (i) consult and cooperate with the other Party regarding, allow the other Party to have a reasonable opportunity to review in advance prior to their submission (if applicable), and consider in good faith the views of the other Party regarding the form and content of, any filings, correspondence, written communications, analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with proceedings under or relating to any Antitrust Laws, (ii) promptly furnish the other Party with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives, on the one hand, and any such Governmental Authority or its respective staff on the other hand, with respect to this Agreement and the Transactions and (iii) give the other Party the opportunity to attend and participate in any in-person meetings, and to the extent reasonably practicable, substantive telephone calls with any Governmental Authority (to the extent permitted by such Governmental Authority) with respect to the subject matter of this Section 8.01 (including with respect to any of the actions referred to in Section 8.01(d) and Section 8.01(e)) and, if the other Party is prohibited by Applicable Laws or such Governmental Authority from attending and participating in any such meetings or calls, keep the other Party reasonably apprised with respect thereto to the extent permitted under Applicable Law.  Each Party shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any Applicable Law in connection with the Transactions.  Neither Party will directly or indirectly extend any waiting period under the Antitrust Laws of the Requisite Jurisdictions or enter into any agreement with a Governmental Authority related to this Agreement or the Transactions except with the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed).  Notwithstanding any provisions of this Section 8.01 to the contrary, (A) materials provided to the other Party pursuant to this Section 8.01 may be redacted (1) to remove references concerning the valuation of Parent, the Company or any of their Subsidiaries, (2) as necessary to comply with contractual arrangements, and (3) as necessary to address privilege or confidentiality concerns and (B) each Party shall have the right to designate any information as attorneys’ eyes only.

(d)     In connection with and without limiting Section 8.01(a), but subject to Section 8.01(e), each of Parent and the Company shall use its reasonable best efforts to take such action as may be required to cause the expiration or termination of the waiting periods under the Antitrust Laws of the Requisite Jurisdictions with respect to the Transactions as soon as practicable after the execution of this Agreement (and in any event prior to the End Date), including using its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Authority under any federal, state or foreign statues, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”).

(e)     Notwithstanding anything to the contrary in this Agreement, (i) the Company shall not, without the written consent of Parent, agree to or effect any Antitrust Action and (ii) Parent shall not be required to take or effect any Antitrust Action.

(f)     Parent shall pay, at the time of filing, all applicable fees relating to the filings made by the Parties pursuant to this Section 8.01.

Section 8.02     Certain Filings; SEC Matters.

(a)     As promptly as practicable following the date of this Agreement and in any event on or prior to September 28, 2018, (i) the Company and Parent shall jointly prepare and file with the SEC a proxy statement relating to the Company Shareholder Meeting and the Parent Shareholder Meeting (together with all amendments and supplements thereto, the “Joint Proxy Statement/Prospectus”) in preliminary form, and (ii) Parent shall prepare and file with the SEC a Registration Statement on Form S-4 which shall include the Joint Proxy Statement/Prospectus (together with all amendments and supplements thereto, the “Registration Statement”) relating to the registration of the Parent Registered Shares to be issued to the shareholders of the Company pursuant to the Parent Share Issuance.  The Joint Proxy Statement/Prospectus and Registration Statement shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and other Applicable Law.

(b)     Each of the Company and Parent shall use its reasonable best efforts to have the Joint Proxy Statement/Prospectus cleared by the SEC as promptly as practicable after its filing, and Parent shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after its filing and keep the Registration Statement effective for so long as necessary to consummate the Merger.  Each of the Company and Parent shall, as promptly as practicable after the receipt thereof, provide the other Party with copies of any written comments and advise the other Party of any oral comments with respect to the Joint Proxy Statement/Prospectus and the Registration Statement received by such Party from the SEC, including any request from the SEC for amendments or supplements to the Joint Proxy Statement/Prospectus and the Registration Statement, and shall provide the other Party with copies of all material or substantive correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand.  Notwithstanding the foregoing, prior to filing the Registration Statement or mailing the Joint Proxy Statement/Prospectus or responding to any comments of the SEC with respect thereto, each of the Company and Parent shall provide the other Party and its counsel a reasonable opportunity to review such document or response (including the proposed final version of such document or response) and consider in good faith the comments of the other Party in connection with any such document or response.  None of Parent or the Company or any of their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Registration Statement or the Joint Proxy Statement/Prospectus unless it consults with Parent or the Company, as applicable, in advance and, to the extent permitted by the SEC, allows Parent or the Company, as applicable, to participate.  Parent shall advise the Company, promptly after receipt of notice thereof, of the time of effectiveness of the Registration Statement, and the issuance of any stop order relating thereto or the suspension of the qualification of Parent Registered Shares for offering or sale in any jurisdiction, and each of the Company and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.  Each of the Company and Parent shall use its reasonable best efforts to take any other action required to be taken by it under the Securities Act, the Exchange Act, the Cayman Companies Law (solely in the case of the Company) and the rules of the NYSE (solely in the case of Parent) and the NASDAQ (solely in the case of the Company), or requested by the Financial Industry Regulatory Authority, in connection with the filing and distribution of the Joint Proxy Statement/Prospectus and the Registration Statement, and the solicitation of proxies from the shareholders of the Company and the shareholders of Parent thereunder.  Subject to Section 6.04, the Joint Proxy Statement/Prospectus shall include the Company Board Recommendation.

(c)     The Company, in connection with an Adverse Recommendation Change made in compliance with the terms hereof, may amend or supplement the Joint Proxy Statement/Prospectus solely with respect to the Company Shareholder Meeting pursuant to an amendment or supplement (including by incorporation by reference) to the extent it contains (i) an Adverse Recommendation Change, (ii) a statement of the reason of the Company Board for making such an Adverse Recommendation Change, and (iii) additional information reasonably related to the foregoing.  The Company shall not have any right, and Parent shall have no obligation under this Agreement, to amend or supplement the Joint Proxy Statement/Prospectus with respect to the Parent Shareholder Meeting or the Registration Statement as a result of an Adverse Recommendation Change.

(d)     Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do or cause to be done all things, necessary, proper or advisable under Applicable Laws and the rules and policies of the NYSE and the SEC to list the Parent Registered Shares being registered pursuant to the Registration Statement on the NYSE no later than the Closing Date, subject to official notice of issuance.  Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the Transactions (provided that in no event shall Parent be required to qualify to do business in any jurisdiction in which it is not now so qualified or file a general consent to service of process).

(e)     Each of the Company and Parent shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable Party) shareholders and such other matters as may be reasonably necessary or advisable (or as otherwise required in accordance with Applicable Law) in connection with any statement, filing, notice or application made by or on behalf of the Company, Parent or any of their respective Subsidiaries, to the SEC, the NYSE or the NASDAQ in connection with the Merger and the other Transactions, including the Registration Statement and the Joint Proxy Statement/Prospectus.  In addition, each of the Company and Parent shall use its reasonable best efforts to provide information concerning it necessary to enable the Company and Parent to prepare required pro forma financial statements and related footnotes in connection with the preparation of the Registration Statement and the Joint Proxy Statement/Prospectus, if applicable.  Each of the Company and Parent shall use its reasonable best efforts to deliver such representations, reports, historical financial information and other information, and use reasonable best efforts to cause the Company Auditor and Parent Auditor to deliver such consents, as are requested by Parent or the Company in order to comply with the rules and regulations of the SEC and other Applicable Laws applicable to Parent or the Company, including Item 2.01 of Form 8-K and Rule 3-05 of Regulation S-X of the Securities Act.

(f)     If at any time prior to the later of the time of the receipt of the Company Shareholder Approval and the receipt of the Parent Shareholder Approval, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that, in the reasonable judgment of the Company or Parent, should be set forth in an amendment or supplement to either of the Registration Statement or the Joint Proxy Statement/Prospectus, so that either of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under Applicable Law, disseminated to the shareholders of the Company and the shareholders of Parent.

Section 8.03     Shareholder Meetings.

(a)     As promptly as practicable following the effectiveness of the Registration Statement, the Company shall, in consultation with Parent, in accordance with Applicable Law and its organizational documents, (i) establish a record date (the “Company Record Date”) for, duly call and give notice of an extraordinary general meeting of the shareholders of the Company entitled to vote on the Transactions (the “Company Shareholder Meeting”) at which meeting the Company shall seek the Company Shareholder Approval, which record date shall be no later than 10 days after the date on which the Registration Statement is declared effective under the Securities Act, (ii) cause the Joint Proxy Statement/Prospectus (and all other proxy materials for the Company Shareholder Meeting) to be mailed to its shareholders and (iii) as promptly as practicable and in any event within 45 days after the date of mailing of the Joint Proxy Statement/Prospectus, duly convene and hold the Company Shareholder Meeting.  Subject to Section 6.04, the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Company Shareholder Approval to be received at the Company Shareholder Meeting or any adjournment or postponement thereof, and shall comply with all legal requirements applicable to the Company Shareholder Meeting.  The Company shall not, without the prior written consent of Parent, adjourn, postpone or otherwise delay the Company Shareholder Meeting; provided that the Company may, without the prior written consent of Parent, adjourn, postpone or delay the commencement or conclusion of the Company Shareholder Meeting, after consultation with Parent, if the Company believes in good faith that such adjournment, postponement or delay is reasonably necessary to allow reasonable additional time to (A) solicit additional proxies necessary to obtain the Company Shareholder Approval, or (B) distribute any supplement or amendment to the Joint Proxy Statement/Prospectus that the Company Board has determined in good faith after consultation with outside legal counsel is necessary under Applicable Law and for such supplement or amendment to be reviewed by the Company’s shareholders prior to the Company Shareholder Meeting.

(b)     As promptly as practicable following the effectiveness of the Registration Statement, Parent shall, in consultation with the Company, in accordance with Applicable Law and its organizational documents, (i) establish a record date (the “Parent Record Date”) for, duly call and give notice of an extraordinary general meeting of the shareholders of Parent to vote on the Authorized Share Capital, the Parent Share Issuance, the related amendments to Parent’s articles of association in connection therewith, any other Transactions (as necessary) and one or more “routine” matters under the rules of the New York Stock Exchange (the “Parent Shareholder Meeting”) at which meeting Parent shall seek the Parent Shareholder Approval, (ii) cause the Joint Proxy Statement/Prospectus (and all other proxy materials for the Parent Shareholder Meeting) to be mailed to its shareholders within 10 days after the date on which the Registration Statement is declared effective under the Securities Act (the “Mailing Date”) and (iii) as promptly as practicable and in any event within 45 days after the Mailing Date, duly convene and hold the Parent Shareholder Meeting.  Parent shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part to cause the Parent Shareholder Approval to be received at the Parent Shareholder Meeting or any adjournment or postponement thereof, and shall comply with all legal requirements applicable to the Parent Shareholder Meeting.  Parent shall not, without the prior written consent of the Company, adjourn, postpone or otherwise delay the Parent Shareholder Meeting; provided that Parent may, without the prior written consent of the Company, adjourn, postpone or delay the commencement or conclusion of the Parent Shareholder Meeting, after informing the Company, if Parent believes in good faith that such adjournment, postponement or delay is reasonably necessary to allow reasonable additional time to (A) obtain a quorum, (B) solicit additional proxies necessary to obtain the Parent Shareholder Approval, or (C) distribute any supplement or amendment to the Joint Proxy Statement/Prospectus that Parent has determined in good faith after consultation with outside legal counsel is necessary under Applicable Law and for such supplement or amendment to be reviewed by Parent’s shareholders prior to the Parent Shareholder Meeting.

(c)     Notwithstanding (i) any Adverse Recommendation Change, (ii) the public proposal or announcement or other submission to the Company or any of its Representatives of an Acquisition Proposal or (iii) anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with its terms, the obligations of the Company and Parent under Section 8.02 and this Section 8.03 shall continue in full force and effect.

Section 8.04     Public Announcements.  Except in connection with actions taken pursuant to, and otherwise in accordance with, Section 6.04 and Article 10, each of Parent and the Company shall (a) not issue any such press release or make any such other public statement with respect to this Agreement or the Transactions without the prior consent of the other Party, which shall not be unreasonably withheld, conditioned or delayed, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, in which case such Party shall use reasonable best efforts to consult with the other Party to extent practicable and (b) consult with each other before scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the Transactions.

Section 8.05     Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and on behalf of the Company, HoldCo or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, HoldCo or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

Section 8.06     Confidentiality.  Prior to the Effective Time and after any termination of this Agreement, each of the Parties shall hold, and shall use its best efforts to cause its Representatives to hold, in confidence, unless compelled to disclose by Applicable Law, all confidential documents and information concerning the other Party furnished to it or its Affiliates in connection with the Transactions, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis by such Party, (b) in the public domain through no fault of such Party or (c) later lawfully acquired by such Party from sources other than the other Party; provided that each of the Parties may disclose such information to its Representatives in connection with the Transactions and to any Financing Source so long as such Party informs such Persons of the confidential nature of such information and directs them to treat it confidentially.  Each of the Parties shall satisfy its obligation to hold any such information in confidence if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information.  If this Agreement is terminated, each of the Parties shall, and shall use its best efforts to cause its Representatives to, destroy or deliver to the other Party, upon request, all documents and other materials, and all copies thereof, that it or its Affiliates obtained, or that were obtained on their behalf, from the other Party in connection with this Agreement and that are subject to such confidence.

Section 8.07     Notices of Certain Events.  Each of the Company and Parent shall promptly notify the other of:

(a)     any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

(b)     any notice or other communication from any Governmental Authority in connection with the Transactions;

(c)     any Proceedings commenced or threatened against, relating to, involving or otherwise affecting the Company any of its Subsidiaries or Parent, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the Transactions;

(d)     any Circumstance that has had or would reasonably be expected to have a Material Adverse Effect on the Company or a Material Adverse Effect on Parent, as applicable; and

(e)     any Circumstance that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided that a failure to comply with this Section 8.07 shall not constitute the failure of any condition set forth in Article 9 to be satisfied unless the underlying Circumstance would independently result in the failure of a condition set forth in Article 9 to be satisfied.

Section 8.08     Transaction Litigation.  Each of the Company and Parent shall promptly notify the other of any shareholder Proceedings (including derivative claims) commenced against it or its respective directors or officers relating to this Agreement or any of the Transactions or any matters relating thereto (collectively, “Transaction Litigation”) and shall keep the other Party informed regarding any Transaction Litigation and the Specified Litigation.  The Company shall cooperate with Parent in the defense or settlement of any Transaction Litigation and the Specified Litigation and shall give Parent the opportunity to direct the defense or settlement of such Transaction Litigation and Specified Litigation and shall give Parent’s advice due consideration with respect to such Transaction Litigation and Specified Litigation.  Prior to the Effective Time, none of the Company or any of its Subsidiaries shall settle or offer to settle any Transaction Litigation or the Specified Litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.09     Stock Exchange Delisting.  Each of the Company and Parent agrees to cooperate with the other Party in taking, or causing to be taken, all actions necessary to delist the Company Class A Common Shares from the NASDAQ and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until the Effective Time.

Section 8.10     Dividends.  Each of the Company and Parent shall coordinate with the other regarding the declaration and payment of dividends in respect of Company Common Shares and Parent Registered Shares and the record dates and payment dates relating thereto, it being the intention of the Company and Parent that no holder of Company Common Shares or Parent Registered Shares shall receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to its Company Common Shares, on the one hand, and Parent Registered Shares any holder of Company Common Shares receives pursuant to the Merger, on the other.

Section 8.11     Takeover Statutes.  If any Takeover Statute is or may become applicable to any of the Transactions, the Parties shall use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to any of the Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary (including, in the case of the Company and the Company Board, grant all necessary approvals) so that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, including all actions to eliminate or lawfully minimize the effects of such Takeover Statute on the Merger and the other Transactions.

Section 8.12     Tax Rulings.

(a)     Parent shall use reasonable best efforts in promptly obtaining, and the Company shall use reasonable best efforts in supporting Parent in promptly obtaining, on behalf of Parent, prior to the Effective Time a Tax ruling from the Swiss Federal Tax Administration (the “SFTA Tax Ruling”) relating to (A) the exemption of the Merger and the Parent Share Issuance from the issuance stamp duty and the securities transfer stamp duty and (B) the creation of paid-in capital (reserves from capital contribution) for purposes of Swiss dividend withholding Tax.

(b)     The Company shall promptly provide Parent with all information and documents necessary in connection with obtaining the SFTA Tax Ruling and in furtherance thereof shall promptly inform Parent of any developments which may affect the ruling process.  Each Party shall cooperate with the other Parties in obtaining the SFTA Tax Ruling and shall take the other Parties’ reasonable comments into account.

Section 8.13     Transaction Structure.  Either Parent or the Company may propose changes to the terms of this Agreement in order to change the method of effecting the business combination of Parent and the Company in order to (a) permit or expedite the satisfaction of the conditions to the Parties’ obligations to effect the Merger set forth in Article 9 or (b) address the Tax consequences of the Transactions to Parent, the Company or their respective shareholders, and the Parties shall consider such proposed changes in good faith and shall use their reasonable best efforts to enter into amendments to this Agreement to effect such changes as may be mutually agreed by the Parties; provided, that no such change shall (i) alter or change the amount, kind or allocation of the Merger Consideration provided for in this Agreement, (ii) increase any Taxes payable by the holders of Company Common Shares as a result of receiving their portion of the Merger Consideration, (iii) materially impede or delay the receipt of any consents or approvals of or the completion of any filings or registrations with any Governmental Authority in connection with the Transactions, or (iv) materially impede or delay consummation of the Transactions.

Section 8.14     No Control of Other Party’s Business.  Subject to the terms and conditions of this Agreement, nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement is intended to give the Company, directly or indirectly, the right to control Parent’s or its Subsidiaries’ operations prior to the Effective Time.

Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control over its and its Subsidiaries’ respective operations.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01     Conditions to the Obligations of Each Party.  The obligations of Parent, HoldCo, Merger Sub and the Company to consummate the Merger are subject to the satisfaction of the following conditions:

(a)     the Company Shareholder Approval shall have been obtained in accordance with the Cayman Companies Law;

(b)     the Parent Shareholder Approval shall have been obtained in accordance with the rules of the NYSE and Applicable Law of Switzerland;

(c)     no Applicable Law shall prohibit the consummation of the Merger;

(d)     all applicable waiting periods (or extensions thereof) relating to each Party’s filings made in connection with the Merger under the Antitrust Laws of any of the Requisite Jurisdictions shall have expired or been terminated, and all pre-Closing approvals or clearances reasonably required thereunder shall have been obtained;

(e)     the Authorized Share Capital, the Parent Share Issuance and the related amendments to Parent’s articles of association in connection therewith shall have been registered with the commercial register of the Canton of Zug, Switzerland;

(f)     the Registration Statement shall have been declared effective, no stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for such purpose shall be pending before threatened by the SEC; and

(g)     the Parent Registered Shares to be issued in the Parent Share Issuance shall have been approved for listing on the NYSE, subject to official notice of issuance.

Section 9.02     Conditions to the Obligations of Parent, HoldCo and Merger Sub.  The obligation of Parent, HoldCo and Merger Sub to consummate the Merger is further subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a)     the representations and warranties of the Company set forth in (i) Article 4 (other than Section 4.01,  Section 4.02,  Section 4.04,  Section 4.05,  Section 4.06,  Section 4.27 and Section 4.29) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” Material Adverse Effect and similar qualifiers contained in such representations and warranties except in the case of the first sentence of Section 4.13) have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (ii) Section 4.05 shall be true and correct (without regard to “materiality,” Material Adverse Effect and similar qualifiers contained in such representations and warranties) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for de minimis inaccuracies, and (iii) Section 4.01,  Section 4.02,  Section 4.04,  Section 4.06,  Section 4.27 and Section 4.29 shall be true and correct (without regard to “materiality,” Material Adverse Effect and similar qualifiers contained in such representations and warranties) in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date and period;

(b)     the Company and its Subsidiaries shall have performed and complied in all material respects with the covenants and obligations under this Agreement, other than the covenants and obligations of the Company set forth in

Section 6.05, contemplated to be performed or complied with by the Company or its Subsidiaries prior to the Effective Time;

(c)     since the date of this Agreement, there shall not have been a Willful Breach of Section 6.05 by the Company or any of its Subsidiaries;

(d)     since the date of this Agreement, there shall not have been any Circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(e)     the Management Services Agreements shall have been terminated, in each case in accordance with the terms of Section 6.07 of each of the Company Disclosure Letter and the Parent Disclosure Letter; and

(f)     the Company shall have delivered to Parent a certificate signed by an executive officer of the Company dated as of the date of the Effective Time certifying that the conditions specified in Section 9.02(a),  Section 9.02(b) and Section 9.02(c) have been satisfied.

Section 9.03     Conditions to the Obligations of the Company.  The obligation of the Company to consummate the Merger is further subject to the satisfaction at or prior to the Effective Time of each of the following conditions:

(a)     the representations and warranties of Parent set forth in (i) Article 5 (other than Section 5.01,  Section 5.02,  Section 5.04,  Section 5.05,  Section 5.06,  Section 5.18 and Section 5.20) shall be true and correct both at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except where such failures to be so true and correct (without regard to “materiality,” Material Adverse Effect and similar qualifiers contained in such representations and warranties except in the case of the first sentence of Section 5.13) have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, (ii) Section 5.05 shall be true and correct (without regard to “materiality,” Material Adverse Effect and similar qualifiers contained in such representations and warranties) at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for de minimis inaccuracies, and (iii) Section 5.01,  Section 5.02,  Section 5.04,  Section 5.06,  Section 5.18 and Section 5.20 shall be true and correct (without regard to “materiality,” Material Adverse Effect and similar qualifiers contained in such representations and warranties) in all material respects at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date; provided, however, that representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth in clauses (i), (ii) and (iii), as applicable) only as of such date and period;

(b)     Parent and its Subsidiaries shall have performed and complied in all material respects with the covenants and obligations under this Agreement contemplated to be performed or complied with by Parent and its Subsidiaries prior to the Effective Time;

(c)     Parent shall have delivered to the Company a certificate signed by an executive officer of Parent dated as of the date of the Effective Time certifying that the conditions specified in Section 9.03(a) and Section 9.03(b) have been satisfied; and

(d)     since the date of this Agreement, there shall not have been any Circumstance that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 9.04     Frustration of Closing Conditions.  Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 9.01,  Section 9.02 or Section 9.03, as the case may be, to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement or failure in any material respect to use the standard of efforts required from such Party to consummate the Merger and the other Transactions.

ARTICLE 10

TERMINATION

Section 10.01     Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

(a)     by mutual written agreement of the Company and Parent;

(b)     by either the Company or Parent, if:

(i)     the Merger has not been consummated on or before March 31, 2019 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any Party whose breach in any material respect of any provision of this Agreement (other than Section 6.05) results in the failure of the Merger to be consummated by such time; provided,  further, that if the conditions set forth in Section 9.01(d) (or, with respect to matters addressed in Section 9.01(d),  Section 9.01(c)) have not been satisfied or waived on or prior to such date, but all other conditions set forth in Article 9 have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing and are capable of being satisfied by such date), then the End Date may be extended for up to an additional two months for each such extension, by either the Company or Parent, with such extensions permitted on one or more occasions, by notice delivered to the other Party, until a date for all such extensions that is no later than September 3, 2019 (in which case the End Date shall be deemed for all purposes to be the latest of such dates);

(ii)     there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such injunction shall have become final and nonappealable (each, a “Regulatory Impediment”);

(iii)     at the Company Shareholder Meeting (including after taking into account any adjournment or postponement thereof in accordance with this Agreement), the Company Shareholder Approval shall not have been obtained; or

(iv)     at the Parent Shareholder Meeting (including after taking into account any adjournment or postponement thereof in accordance with this Agreement), the Parent Shareholder Approval shall not have been obtained; or

(c)     by Parent, if:

(i)     (A) an Adverse Recommendation Change shall have occurred, (B) prior to the receipt of the Company Shareholder Approval, the Company Board shall have failed to reaffirm the Company Board Recommendation within five Business Days after receipt of any written request to do so from Parent following the public announcement of an Acquisition Proposal, or (C) after receipt of the Company Shareholder Approval, the Company Board shall have failed to confirm publicly its intention to (subject to all of the applicable conditions contained herein) complete the Transactions within five Business Days after receipt of any written request to do so from Parent following the public announcement of an Acquisition Proposal;

(ii)     the Company shall have committed a Willful Breach of any of its obligations under Section 6.04,  Section 8.02(c) or Section 8.03 in any material respect; provided that in no event shall Parent be entitled to terminate this Agreement on the basis of any breach of Section 8.03 following the receipt of the Company Shareholder Approval; or

(iii)     a breach of any representation or warranty or failure to perform any covenant or agreement (other than the covenants and agreements set forth in Section 6.05) on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) or Section 9.02(b) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

(d)     by the Company, if:

(i)     at any time prior to (but not after) receipt of the Company Shareholder Approval (A) the Company Board authorizes the Company, in accordance with Section 6.04, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal that did not result from a Willful Breach of Section 6.04, (B) concurrently with the termination of this Agreement the Company, in accordance with Section 6.04, enters into an Alternative Acquisition Agreement with respect to a Superior Proposal that did not result from a Willful Breach of Section 6.04 and (C) prior to or concurrently with such termination, the Company pays to Parent the Company Termination Fee pursuant to Section 10.03; or

(ii)     a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent, HoldCo or Merger Sub set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 9.03(a) or Section 9.03(b) not to be satisfied and to be incapable of being satisfied by the End Date.

The Party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other Party.

Section 10.02     Effect of Termination.  Except as provided in Section 10.03, if this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to the other Parties; provided that if such termination shall result from a Willful Breach, such Party shall be fully liable for any and all liabilities and damages (which the Parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs) incurred or suffered as a result of such failure.  The provisions of this Section 10.02 and Sections 6.05(c),  10.03,  11.06,  11.07,  11.08,  11.09 and 11.10 shall survive any termination of this Agreement pursuant to Section 10.01.

Section 10.03     Expenses; Termination Fees.

(a)     If this Agreement is terminated by the Company or Parent pursuant to Section 10.01(b)(iv), then Parent shall pay to the Company $60,000,000 (such amount being the parties’ reasonable estimate of the Expenses of the Company) within one Business Day after such termination.

(b)     If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or Section 10.01(c)(ii), then the Company shall pay to Parent $90,000,000 (the “Company Termination Fee”) within one Business Day after such termination.

(c)     If this Agreement is terminated by the Company pursuant to Section 10.01(d)(i) then the Company shall pay to Parent the Company Termination Fee immediately before and as a condition to such termination.

(d)     If (i) this Agreement is terminated by Parent or the Company pursuant to Section 10.01(b)(i),  Section 10.01(b)(iii) or Section 10.01(c)(iii) and at the time of termination all conditions to the consummation of the Merger set forth in Article 9, other than the condition set forth in Section 9.01(a), have been satisfied or waived, (ii) an Acquisition Proposal shall have been made (or, in the case of termination by Parent or the Company pursuant to Section 10.01(b)(iii), publicly announced) after the date of this Agreement and not withdrawn prior to the Company Shareholder Meeting or the applicable breach, as the case may be, and (iii) within 12 months following the date of such termination, the Company or any Subsidiary enters into a definitive agreement with respect to an Acquisition Proposal (which is thereafter consummated) or an Acquisition Proposal shall have been consummated (provided that for purposes of this clause (e), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “62.5%”), then the Company shall pay to Parent the Termination Fee after the consummation of the applicable transaction.

(e)     Any payment of the Company Termination Fee shall be made by wire transfer of immediately available funds to an account designated in writing by Parent to the Company.

(f)     Each Party acknowledges that the agreements contained in this Section 10.03 are an integral part of this Agreement, and that, without these agreements, Parent, HoldCo, Merger Sub and the Company would not enter into this Agreement; accordingly, if the Company fails to promptly pay any applicable amount when due pursuant to this Section 10.03, and, in order to obtain such payment, Parent, HoldCo or Merger Sub, as applicable, commences a Proceeding that results in a judgment against the Company for the fee set forth in this Section 10.03 or any portion of such fee, then the Company shall pay to Parent all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Parent, its Affiliates and Representatives in connection with such suit, together with interest on such amount at the prime rate published in The Wall Street Journal on the date such payment was required to be made through the date of payment.  Except as set forth in the preceding sentence or in the case of fraud, Parent, HoldCo and Merger Sub agree that, upon any termination of this Agreement under circumstances where the Company Termination Fee is payable by the Company pursuant to this Section 10.03 and such Company Termination Fee is paid in full, Parent, HoldCo and Merger Sub shall be precluded from any other remedy against the Company, at law or in equity or otherwise, and neither Parent, HoldCo nor Merger Sub shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the Transactions.

(g)     Parent shall pay, or cause to be paid, to the Company a fee equal to $132,500,000 (the “Parent Termination Fee”) if this Agreement is terminated (i) by the Company or Parent pursuant to Section 10.01(b)(i) (in the case of termination by Parent, only under circumstances in which the Company has a concurrent right to terminate pursuant to Section 10.01(b)(i)) and, as of the End Date, one or more of the conditions set forth in Section 9.01(d) (or, with respect to matters addressed in Section 9.01(d),  Section 9.01(c)) shall not have been satisfied or waived and all other conditions set forth in Article 9 to the obligation of Parent to consummate the Merger have been satisfied or waived (other than any such conditions that by their nature cannot be satisfied until the Closing Date but subject to such conditions being capable of being satisfied or waived by Parent if the Closing Date were the date of termination), or (ii) by the Company or Parent pursuant to Section 10.01(b)(ii) in the event a Regulatory Impediment relates to an Antitrust Law; provided that, solely in the case of Section 10.03(g)(ii), Parent shall have no obligation to pay, or cause to be paid, to the Company the Parent Termination Fee if (A) there shall have been a Willful Breach of this Agreement by the Company or any of its Subsidiaries or (B) the condition set forth in Section 9.02(d) shall not have been satisfied.  The Parent Termination Fee shall be paid within one Business Day after such termination by wire transfer of immediately available funds to an account designated in writing by the Company to Parent.  Each Party acknowledges that the agreements contained in this Section 10.03(g) are an integral part of this Agreement, and that, without these agreements, Parent, HoldCo, Merger Sub and the Company would not enter into this Agreement; accordingly, if Parent fails to promptly pay any applicable amount when due pursuant to this Section 10.03(g), and, in order to obtain such payment, the Company commences a Proceeding that results in a judgment against Parent for the fee set forth in this Section 10.03(g) or any portion of such fee, then Parent shall pay to the Company all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Company, its Affiliates and Representatives in connection with such suit, together with interest on such amount at the prime rate published in The Wall Street Journal on the date such payment was required to be made through the date of payment.  Except as set forth in the preceding sentence or in the case of fraud, the Company agrees that, upon any termination of this Agreement under circumstances where the Parent Termination Fee is payable by Parent pursuant to this Section 10.03(g) and such Parent Termination Fee is paid in full, the Company shall be precluded from any other remedy against Parent, at law or in equity or otherwise, and the Company shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Parent or any of Parent’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the Transactions.

ARTICLE 11

MISCELLANEOUS

Section 11.01     Notices.  All notices, requests and other communications to any Party hereunder shall be in writing (including electronic mail transmission) and shall be given,

if to Parent, to:

Transocean Ltd.

Turmstrasse 30

CH-6312 Steinhausen

Switzerland

Attention:  Sandro Thoma

Email:        sandro.thoma@deepwater.com

if to HoldCo or Merger Sub, to:

c/o Ogier Global (Cayman) Limited

89 Nexus Way

Camana Bay

Grand Cayman

Cayman Islands KY1-9009

Attention:  Steve McFadin

Email:        steve.mcfadin@deepwater.com

with a copy to:

King & Spalding LLP

125 Old Broad Street

London EC2N 1AR

Attention:  Martin J. Hunt

Email:        mhunt@kslaw.com

King & Spalding LLP

1180 Peachtree Street

Atlanta, Georgia  30309

Attention:  Keith M. Townsend

Zachary L. Cochran

E-mail:      ktownsend@kslaw.com

zcochran@kslaw.com

Homburger AG

Prime Tower

Hardstrasse 201

CH-8005 Zürich

Attention:  David Oser

Email:        david.oser@homburger.ch

Ogier

89 Nexus Way

Camana Bay

Grand Cayman

Cayman Islands KY1-9009

Attention:  Bradley Kruger

Email:        bradley.kruger@ogier.com

if to the Company, to:

Ocean Rig UDW Inc.

Ocean Rig Cayman Management Services SEZC Limited

3rd Floor Flagship Building

Harbour Drive, Grand Cayman

Cayman Islands KY1-1003

Attention:  Pankaj Khanna

Email:        pk@ocean-rig.com

with a copy to:

Seward & Kissel LLP

One Battery Park Plaza

New York, New York  10004

Attention:  James E. Abbott

Gary J. Wolfe

Keith Billotti

Email:        abbott@sewkis.com

wolfe@sewkis.com
billotti@sewkis.com

or to such other address or electronic mail address as such Party may hereafter specify for the purpose by notice to the other Parties.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02     Survival.  The representations, warranties, covenants and agreements contained in this Agreement and in any certificate or other writing delivered pursuant to this Agreement shall not survive the Effective Time, except for the covenants and agreements set forth in Article 2,  Section 7.04 and this Article 11.

Section 11.03     Amendments and Waivers.

(a)     Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement or, in the case of a waiver, by each Party against whom the waiver is to be effective; provided that after the Company Shareholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the shareholders of the Company under Applicable Law without such approval having first been obtained; provided further that this Section 11.03,  Section 11.06,  Section 11.15 and any other provision of this Agreement permitting an amendment, supplement, waiver or other modification of this Section 11.03,  Section 11.06 or Section 11.15 may not be amended, supplemented, waived or otherwise modified without the prior written consent of the Financing Sources.

(b)     No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04     Expenses.  Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the Party incurring such cost or expense.

Section 11.05     Disclosure Letter and SEC Document References.

(a)     The Parties agree that any reference in a particular Section of either the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant Party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such Party that are contained in this Agreement to the extent that such disclosure is set forth with such specificity that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Sections.  The mere inclusion of an item in either the Company Disclosure Letter or the Parent Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact or Circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company or a Material Adverse Effect on Parent, as applicable.

(b)     The Parties agree that in no event shall any disclosure contained in any part of any Company SEC Document or Parent SEC Document entitled “Risk Factors”, “Forward-Looking Statements,” “Cautionary Statement Regarding Forward-Looking Statements,” “Special Note on Forward Looking Statements” or “Forward Looking Information” or containing a description or explanation of “Forward-Looking Statements” or any other disclosures in any Company SEC Document or Parent SEC Document that are cautionary, predictive or forward-looking in nature be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any Party contained in this Agreement.

Section 11.06     Binding Effect; Benefit; Assignment.

(a)     The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the Parties and their respective successors and assigns, other than: (i) with respect to the provisions of Section 7.05 which shall inure to the benefit of the persons or entities benefiting therefrom who are intended to be third-party beneficiaries thereof, (ii) at and after the Effective Time, the rights of the former holders of Company Common Shares to receive the Merger Consideration in accordance with the terms and conditions of this Agreement, in each case, in accordance with the terms and conditions of this Agreement, and (iii) the Financing Sources with respect to the provisions of Section 11.03, this Section 11.06 and Section 11.15.

(b)     No Party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other Party, except that Parent may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any Person after the Closing, and HoldCo and Merger Sub each may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to any other wholly owned Subsidiary of Parent; provided that such transfer or assignment shall not (i) relieve Parent, HoldCo or Merger Sub of its obligations hereunder or enlarge, alter or change any obligation of any other Party or due to Parent, HoldCo or Merger Sub or (ii) materially delay the consummation of the Merger or any of the other Transactions.

Section 11.07     Governing Law.  This Agreement shall be interpreted, construed and governed by and in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof.  Notwithstanding the foregoing, the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the laws of the Cayman Islands in respect of which the Parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands:  the Merger, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of Merger Sub in the Company, the cancellation of the Company Common Shares, the rights provided in Section 238 of the Cayman Companies Law, the fiduciary or other duties of the Company Board and the board of directors of Merger Sub and the internal corporate affairs of the Company and Merger Sub.

Section 11.08     Jurisdiction; Venue; Process Agent.

(a)     Subject to Section 11.07, each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process in any Proceeding relating to the Transactions, on behalf of itself or its property, in accordance with Section 11.01 and Section 11.08(b) or in such other manner as may be permitted by Applicable Law, and nothing in this Section 11.08 shall affect the right of any Party to serve legal process in any other manner permitted by Applicable Law, (ii) irrevocably and unconditionally consents and submits itself and its property to the exclusive general jurisdiction of the Chosen Courts in connection with any dispute that arises out of this Agreement or the Transactions, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Courts, (iv) agrees that any actions or proceedings arising in connection with this Agreement or the Transactions shall be brought, tried and determined only in the Chosen Courts, (v) waives any objection that it may now or hereafter have to the venue of any such Proceeding in any such Chosen Courts or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it shall not bring any action relating to this Agreement or the Transactions in any court other than the Chosen Courts.  Each of Parent, HoldCo, Merger Sub and the Company agrees that a final judgment in any Proceeding in the Chosen Courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.

(b)     EACH OF PARENT, HOLDCO, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY DESIGNATES THE CORPORATION TRUST COMPANY (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT 111 EIGHTH AVENUE, 13TH FLOOR, NEW YORK, NEW YORK, 10011, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 11.01 OF THIS AGREEMENT.  EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN NEW YORK, NEW YORK.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW.

Section 11.09     WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 11.10     WAIVERS IRREVOCABLE.  EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE WAIVERS IN SECTION 11.08(A) AND SECTION 11.09 ARE INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF NEW YORK AND OF THE U.S.

Section 11.11     Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each Party shall have received a counterpart of this Agreement signed by all of the other Parties.  Until and unless each Party has received a counterpart of this Agreement signed by all of the other Parties, this Agreement shall have no effect and no Party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  The exchange of a fully executed Agreement by electronic transmission in .PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

Section 11.12     Entire Agreement.  This Agreement and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the Parties with respect to the subject matter of this Agreement.

Section 11.13     Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 11.14     Specific Performance.  The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms of this Agreement and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Chosen Courts, or the courts of the Cayman Islands in respect of any Cayman Islands matters set forth in Section 11.07, in addition to any other remedy to which they are entitled at law or in equity, and the Parties hereby waive any requirement for the posting of any bond or similar collateral in connection therewith.  The Parties hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for temporary restraining order) the defense that a remedy at law would be adequate.

Section 11.15     No Recourse to Financing Sources.

(a)     Notwithstanding anything herein to the contrary, each Party agrees that neither it, nor any of its former, current or future Related Parties, shall have any claim against any Financing Source, any lender participating in the Debt Financing or any of their respective former, current or future general or limited partners, stockholders, managers, members, agents, representatives, Affiliates, successors or assigns (each, a “Finance Related Party”), nor shall any Finance Related Party have any liability whatsoever to any former, current or future Related Party, in connection with the Debt Financing or in any way relating to this Agreement, whether at law, in equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Finance Related Party.

(b)     Notwithstanding anything to the contrary in this Agreement, (i) no amendment or modification to this Section 11.15 (or amendment or modification with respect to any related definitions as they affect this Section 11.15) shall be effective without the prior written consent of each Financing Source or Finance Related Party and (ii) each Financing Source and Finance Related Party shall be an express third party beneficiary of, and shall have the right to enforce, this Section 11.15.

(c)     Each of the Parties agrees that, Section 11.07 notwithstanding, this Section 11.15 shall be interpreted, and any Proceeding relating to this Section 11.15, shall be governed by the Laws of the State of New York without regard to the conflict of laws provisions thereof that would cause the laws of another state to apply.

(d)     Notwithstanding anything to the contrary contained elsewhere herein (including Section 11.07), the Parties hereby further agree that no Party will bring any Proceeding against any Financing Source in any way relating to this Agreement, the Debt Financing, or any of the transactions contemplated hereby or thereby, including any dispute arising out of or relating in any way to a commitment letter, engagement letter or any other letter or agreement related to any of the Debt Financing or the performance thereof, in any forum other than any New York State court sitting in the borough of Manhattan (and appellate courts thereof), or, if, under Applicable Law, exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof) and each of the Parties consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein.

[The remainder of this page has been intentionally left blank; signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

OCEAN RIG UDW INC.

By:	/s/ Iraklis Sbarounis
Name: Iraklis Sbarounis
Title: Director / Chief Financial Officer and Secretary

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

TRANSOCEAN LTD.

By:	/s/ Sandro Thoma
Name: Sandro Thoma
Title: Corporate Secretary

TRANSOCEAN OCEANUS HOLDINGS LIMITED

By:	/s/ C. Stephen McFadin
Name: C. Stephen McFadin
Title: President

TRANSOCEAN OCEANUS LIMITED

By:	/s/ C. Stephen McFadin
Name: C. Stephen McFadin
Title: President

APPENDIX B – FORM OF OCEAN RIG VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), is dated as of [●], 2018, by and among Transocean Ltd., a Swiss corporation (“Parent”), and the shareholders of Ocean Rig UDW Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), listed on the signature pages hereto (each, a “Shareholder” and collectively, the “Shareholders”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Company is considering whether to enter into an Agreement and Plan of Merger with Parent, Transocean Oceanus Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Holdco”), and Transocean Oceanus Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of HoldCo (“Merger Sub”), substantially in the form of the draft, dated September 3, 2018, previously furnished to the Shareholders (the “Merger Agreement”).

WHEREAS, the Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company, with the Company surviving the Merger, pursuant to which each Company Common Share (other than Company Common Shares held by the Company as treasury shares or owned by any Subsidiary of the Company or Parent, Merger Sub or any of their Subsidiaries prior to the Effective Time and the Dissenting Shares) shall be converted into the right to receive (i) 1.6128 fully paid and non-assessable shares of Parent Common Shares and (ii) $12.75 in cash, without interest.

WHEREAS, as of the date hereof, each Shareholder is the legal or beneficial owner of the number of Company Common Shares set forth on Exhibit A hereto (together with such additional Company Common Shares that become legally or beneficially owned by such Shareholder, whether by purchase, share dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, conversion of convertible securities or otherwise, after the date hereof, the “Company Owned Shares”).

WHEREAS, as a condition to Parent’s willingness to enter into and perform its obligations under the Merger Agreement, Parent has required that each Shareholder agree, and each Shareholder has agreed, to enter into this Agreement.

NOW,  THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

1.         Agreement to Vote.

1.1       Agreement to Vote Company Owned Shares. Each Shareholder hereby agrees that, from the date of execution of the Merger Agreement until the earliest of (i) the time that the Company Shareholder Approval has been obtained and (ii) termination of this Agreement in accordance with Section 6.1 (the “Company Voting Period”), at any meeting of the shareholders of the Company at which the approval and adoption of the Merger Agreement and the other transactions contemplated by the Merger Agreement (including the Merger) is to be voted upon, however called, or any adjournment or postponement thereof, or in connection with any written consent of the shareholders of the Company, such Shareholder shall be present (in person or by proxy, or cause to be present) and vote (or cause to be voted), or give written consent (or cause written consent to be given) covering, all of its Company Owned Shares at such time:

(a)        in favor of (A) approval and adoption of the Merger Agreement and the Transactions, (B) any other matter necessary or appropriate to consummate the Transactions, and (C) the approval of any proposal to adjourn or postpone the meeting to a later date, if there are not sufficient votes for the approval and adoption of the Merger Agreement, any of the Transactions or any other matter necessary or appropriate to consummate the Transactions on the date on which such meeting is held; and

(b)        against (A) any Acquisition Proposal or any other action, proposal, agreement or transaction made in opposition to or competition with, or inconsistent with, the Merger Agreement and the Transactions, and (B) any other action, proposal, agreement or transaction that would reasonably be expected, or the effect of which would reasonably be expected, to prevent, nullify, materially impede, interfere with, frustrate, delay, postpone, discourage or adversely affect the timely consummation of the Transactions or the performance by the Shareholder of its obligations under this Agreement, including (1) any extraordinary dividend or distribution by the Company, (2) any material change in the capital structure or corporate structure or business of the Company or any Subsidiary of the Company, (3) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, material business transaction, sale of assets, reorganization, recapitalization, dissolution, liquidation or winding up of the Company, or any other action or transaction involving the Company, (4) any election of new members to the Company Board, other than the re-election of the members of the Company Board who are serving as directors of the Company on the date of this Agreement (collectively, the “Existing Directors”) or any new member(s) whose nomination(s) is approved by a majority of the Existing Directors, and (5) any amendment of the Company’s organizational documents.

Notwithstanding anything herein to the contrary, this Section 1.1 shall not require any Shareholder to be present (in person or by proxy) or vote (or cause to be voted), or give written consent (or cause written consent to be given) covering, any of its Company Owned Shares to amend, modify or waive any provision of the Merger Agreement in a manner that would (i) decrease the amount or change the form of the Merger Consideration, (ii) impose any material restrictions or additional material conditions on the payment of the Merger Consideration to shareholders of the Company or (iii) extend the End Date.

1.2       Agreement to Vote Parent Owned Shares.  Each Shareholder hereby agrees that, from the date of execution of the Merger Agreement until the earliest of (i) the time that the Parent Shareholder Approval has been obtained and (ii) termination of this Agreement in accordance with Section 6.1 (the “Parent Voting Period”), at any meeting of the shareholders of Parent at which the Parent Shareholder Approval and the Merger Agreement and the other transactions contemplated by the Merger Agreement (including the Merger) are to be voted upon, however called, or any adjournment or postponement thereof, such Shareholder shall be present (in person or by proxy, or cause to be present) and vote (or cause to be voted), all of its Parent Owned Shares (as defined below) which such Shareholder beneficially owns as of the record date for such meeting at such time in favor of (A) the Authorized Share Capital, (B) the Parent Share Issuance, (C) the related amendments to Parent’s articles of association in connection therewith, (D) any other Transactions (as necessary) and (E) one or more “routine” matters under the rules of the New York Stock Exchange (the proposals referred to in clauses (A), (B), (C), (D) and (E) being collectively referred to as the “Parent Proposals”).  Parent hereby agrees to provide each Shareholder with at least ten (10) calendar days’ advance notice of the record date for any shareholder meeting of the Parent held during the Parent Voting Period.  For purposes of this Agreement, “Parent Owned Shares” means the Parent Registered Shares beneficially owned by such Shareholder as of the date hereof together with such additional Parent Registered Shares that become beneficially owned by such Shareholder, whether by purchase, share dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, conversion of convertible securities or otherwise, after the date hereof less any Parent Registered Shares that have been Transferred pursuant to a Permitted Transfer.

2.         Representations and Warranties of Shareholders.  Each Shareholder hereby represents and warrants to Parent, as of the date of this Agreement, as of the Company Shareholder Meeting, and, if such Shareholder beneficially owns any Parent Registered Shares as of the Parent Shareholder Meeting, as of the Parent Shareholder Meeting, as follows:

2.1       Power; Due Authorization; Binding Agreement. Such Shareholder has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation by such Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate, partnership or other applicable action on the part of such Shareholder, and no other proceedings on the part of such Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of such Shareholder, enforceable against such

Shareholder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

2.2       Ownership of Shares.

(i)         The Company Owned Shares set forth opposite such Shareholder’s name on Exhibit A hereto as adjusted for Company Owned Shares Transferred pursuant to a Permitted Transfer are owned legally or beneficially by such Shareholder, free and clear of any Liens (including any restriction on the right or power to vote, consent with respect to, or otherwise dispose of the Company Owned Shares, other than pursuant to this Agreement), except for any Liens that (x) could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Shareholder to perform fully its obligations hereunder on a timely basis or (y) are incurred with Parent’s prior written consent (“Permitted Liens”). For the avoidance of doubt, the fact that such Shareholder’s Company Owned Shares may be loaned by such Shareholder as part of customary securities lending arrangements shall constitute a Permitted Lien so long as such Shareholder is entitled to vote any such loaned Company Owned Shares at any shareholder meeting of the Company held during the Voting Period (including by recalling such loaned Company Owned Shares prior to the record date for such meeting as necessary).  Parent hereby agrees to provide each Shareholder with at least ten (10) calendar days’ advance notice of the record date for any shareholder meeting of the Company held during the Company Voting Period.  Other than the restrictions in favor of Parent pursuant to this Agreement, any Permitted Liens, any transfer restrictions of general applicability under applicable securities laws, or as disclosed by such Shareholder on a Schedule 13D filed with respect to the Company Common Shares, as amended as of the date hereof, such Shareholder has, and at any shareholder meeting of the Company held during the Company Voting Period to vote regarding the Merger Agreement and the Transactions such Shareholder will have, either (A) sole voting power and sole dispositive power with respect to the matters set forth in Section 1.1 in respect of all of the Company Owned Shares of such Shareholder or (B) voting power and dispositive power with respect to the matters set forth in Section 1.1 in respect of all of the Company Owned Shares of such Shareholder that is shared with one or more of the other Shareholders hereto or their respective transferees in accordance with Section 4.1 of this Agreement.

(ii)       As of the date hereof, except for the Company Owned Shares set forth on Exhibit A hereto, such Shareholder does not legally or beneficially own any (a) common, ordinary or restricted shares or any other voting securities of the Company, (b) securities of the Company convertible into or exchangeable for common shares, preferred shares or voting securities of the Company or (c) options, warrants or other rights to acquire from the Company any common shares, preferred shares or any other voting securities of the Company or securities convertible into or exchangeable for common shares, preferred shares or voting securities of the Company, or rights the value of which is linked to the price or value of any common shares, preferred shares or voting securities of the Company. Except for this Agreement, any Permitted Liens or as disclosed by such Shareholder on a Schedule 13D filed with respect to the Company Common Shares, as amended as of the date hereof, none of the Company Owned Shares is subject to any voting trust or other agreement, arrangement, understanding or instrument with respect to the voting of, or exercise of voting power with respect to, or the Transfer (as defined below) of, such shares.

For purposes of this Agreement, to “Transfer” any securities shall mean (a) to sell, assign, transfer, pledge, encumber, distribute, gift or otherwise dispose of (including by merger or otherwise by operation of law) such securities or any interest in such securities, (b) to tender such securities in any tender or exchange offer, or (c) to create or permit to exist any Liens (other than Permitted Liens), or (d) enter into any contract, option, agreement or other arrangement or understanding with respect to any of the actions contemplated by the preceding clauses (a) through (c). The term “sell,” “sale” or any derivatives thereof used in this Agreement with respect to any securities of the Company shall include (w) any sale, transfer or disposition of legal or beneficial ownership, or both, of such securities, (x) any short sale with respect to such securities, (y) any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving such securities and (1) has, or would reasonably be expected to have, the effect of reducing or limiting such Shareholder’s economic interest in such securities or (2) grants a third party the right to vote or direct the voting of such securities, or (z) any transaction that has the same effect as any of the foregoing.

2.3       Non-Contravention.  The execution and delivery of this Agreement by such Shareholder does not, and the performance by such Shareholder of its obligations under this Agreement will not, (i) conflict with or violate any Applicable Law with respect to such Shareholder or by which any of its assets or properties (including any Company Owned Shares or Parent Owned Shares) are bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the properties or assets of such Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which such Shareholder or any of its assets or properties (including any Company Owned Shares or Parent Owned Shares) are bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of such Shareholder to perform fully its obligations hereunder on a timely basis. The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by such Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any (A) Governmental Authority, except for filings that may be required to be made with the SEC under the Exchange Act or (B) third party (including with respect to individuals, trusts, any co-trustee or beneficiary).

2.4       Acknowledgment.  Such Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Shareholder’s execution, delivery and performance of this Agreement.

3.         Representations and Warranties of Parent.  Parent hereby represents and warrants to each of the Shareholders, as of the date of this Agreement, as of the Company Shareholder Meeting, and as of the Parent Shareholder Meeting as follows: (a) Parent has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (b) the execution and delivery of this Agreement and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent, and no other proceedings on the part of Parent are necessary to authorize this Agreement or to consummate the transactions contemplated hereby; and (c) this Agreement has been duly and validly executed and delivered by Parent and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of Parent.

4.         Certain Covenants of the Shareholders.

4.1       Restriction on Transfer, Proxies and Non-Interference.

(i)        Each Shareholder hereby agrees, during the Company Voting Period, not to, directly or indirectly, (a) Transfer, cause or permit any Transfer of, or make any offer regarding any Transfer of, any of the Company Owned Shares of such Shareholder or any other securities of the Company, in each case, other than (1) any such transaction as to which Parent, Holdco, Merger Sub or any of their respective Affiliates are the sole counterparty, (2) any Permitted Liens or (3) any Transfer to (A) any Affiliate of such Shareholder or (B) any Person who has, prior to the Transfer, filed a Schedule 13D or Schedule 13G with respect to the Company Common Shares indicating that such Person is the beneficial owner of 5% or greater of the outstanding Company Common Shares (each, a “Permitted Person”) who (x) is a party to an agreement with Parent with substantially identical terms to this Agreement or (y) executes a joinder to this Agreement in form and substance reasonably acceptable to Parent pursuant to which such Permitted Person agrees to be bound by the terms hereof applicable to such Shareholder as to any such Company Owned Shares (each a “Permitted Transfer”), (b) grant any proxies or powers of attorney with respect to the Company Owned Shares or the Parent Owned Shares of such Shareholder, deposit any such Company Owned Shares or Parent Owned Shares into a voting trust or enter into a voting agreement or understanding with any Person to vote or give instructions with respect to any such Company Owned Shares or Parent Owned Shares in any manner inconsistent with the terms of this Agreement, in each case with respect to any vote on the approval and adoption of the Merger Agreement or any other matters set forth in Section 1.1 or Section 1.2 of this Agreement, (c) make any public statements in support of or recommending the adoption or consummation of any Opposing Proposal (as defined below), or (d) commit or agree to take any of the foregoing actions.  If any involuntary Transfer of any of the Company Owned Shares shall occur (including a sale by a Shareholder’s trustee in any bankruptcy, liquidator in any liquidation or winding-up or provisional liquidator in any restructuring by way of provisional liquidation, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, to the extent permitted by Applicable Law, take and hold such Company Owned Shares subject to all of the restrictions, liabilities, obligations and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement.

(ii)       During the Company Voting Period, each Shareholder will not, and will not permit any Person under such Shareholder’s control to, (a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Rule 14a1 under the Exchange Act) (A) with respect to an Opposing Proposal or (B) seeking votes or consents against the approval or adoption of the Merger Agreement or the Transactions, (b) initiate a shareholders’ vote with respect to an Opposing Proposal or (c) except by virtue of this Agreement, become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of the Company with respect to an Opposing Proposal. For purposes of this Agreement, the term “Opposing Proposal” means any of the actions or proposals described in clause (b) of Section 1.1.

(iii)      During each of the Company Voting Period and the Parent Voting Period, each Shareholder agrees that it will not take any action designed to, or that has the effect of, frustrating, delaying or impeding the ability of the Company to obtain the approval or adoption of the Merger Agreement or the Transactions, including the Merger, or frustrating, delaying or impeding the ability of Parent to obtain the approval or adoption of the Parent Proposals.

(iv)       During each of the Company Voting Period and the Parent Voting Period, each Shareholder agrees that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any Proceeding in law or in equity, in any court or before any Governmental Authority, which alleges that the execution and delivery of the Merger Agreement by the Company, Parent, Holdco or Merger Sub or the approval of the Merger Agreement and the Transactions by the Company Board or the board of directors or similar governing body, as applicable, of Parent, Holdco or Merger Sub, breaches any fiduciary duty of such governing body or any member thereof or which otherwise challenges the Merger Agreement and the Transactions.

4.2       Acquisition of Additional Shares.  During the Company Voting Period, each Shareholder shall notify Parent promptly in writing of the acquisition or Transfer (other than Permitted Liens) of legal or beneficial ownership of additional Company Common Shares after the date hereof.

4.3       Agreement not to Exercise Dissenters’ Rights.  Each Shareholder hereby waives, and agrees not to exercise or assert, if applicable, any appraisal and dissenter rights under Section 238 of the Cayman Companies Law in connection with the Merger Agreement and the Transactions.

4.4       Non-Solicitation; No Acquisition Proposal.  Each Shareholder hereby agrees that it shall not (and it shall cause its Subsidiaries and controlled Affiliates and shall instruct and use its reasonable commercial efforts to cause its and their respective Representatives not to), directly or indirectly, take any action that, if taken by the Company, would constitute a breach of Section 6.04 of the Merger Agreement. Each Shareholder agrees immediately to cease and cause to be terminated all discussions or negotiations, if any, conducted by such Shareholder prior to the date of this Agreement with any Third Party with respect to any Acquisition Proposal.

5.         Drag-Along Sale.

5.1       Each Shareholder shall take all actions reasonably requested by Parent in order to consummate the Transactions as a Drag-Along Sale (as defined below) in accordance with Article 6.4 of the Company’s Second Amended and Restated Memorandum and Articles of Association (the “Articles”), including (i) executing and delivering all such other agreements, notices, certificates, instruments or documents as Parent may reasonably request in order to consummate such Drag-Along Sale and (ii) allowing Parent to execute and deliver, in each such Shareholder’s name and on its behalf, any notice of such Drag-Along Sale required under Article 6.2 of the Articles.

5.2       Each Shareholder shall take all actions (other than purchasing additional Company Common Shares) reasonably requested by Parent in order to consummate the Transactions as a Drag-Along Sale in accordance with Article 6.2 of the Articles, including (i) executing and delivering all such other agreements, notices, certificates, instruments or documents as Parent may reasonably request in order to consummate such Drag-Along Sale and (ii) allowing Parent to execute and deliver, in each such Shareholder’s name and on its behalf, any notice of such Drag-Along Sale required under

Article 6.2 of the Articles.  Each Shareholder agrees that this Agreement constitutes such Shareholder’s “proposal to effect” the Transactions within the meaning of Article 6.2.1 of the Articles.

5.3       No Shareholder shall take any action to in any way interfere with, delay or frustrate the exercise of the drag-along rights set forth in Article 6 of the Articles with respect to the Transactions.

5.4       For the purposes of this Section 5, the term “Drag-Along Sale” has the meaning assigned to such term in the Articles.

6.         Miscellaneous.

6.1       Termination of this Agreement. This Agreement, and all obligations, terms and conditions contained herein, shall automatically terminate without any further action required by any person upon the earliest to occur of: (i) the termination of the Merger Agreement in accordance with its terms; (ii) the Effective Time; (iii) the making of any change, by amendment, waiver or other modification to any provision of the Merger Agreement that (x) decreases the amount or changes the form of the Merger Consideration, (y) imposes any material restrictions on or additional material conditions on the payment of the Merger Consideration to the shareholders of the Company or (z) extends the End Date; (iv) if the Company Board makes an Adverse Recommendation Change following receipt of a Superior Proposal; (v) the End Date, as it may be extended in accordance with the provisions of the Merger Agreement; and (vi) the mutual written consent of the parties.

6.2       Effect of Termination.  In the event of termination of this Agreement pursuant to Section 6.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no such termination shall relieve any party hereto from any liability for any willful and intentional breach of this Agreement occurring prior to such termination and the provisions of this Article 6 shall survive any such termination.

6.3       Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter of this Agreement.

6.4       Amendments and Waivers.

6.4.1    Any provision of this Agreement may be amended or waived prior to the termination of this Agreement in accordance with its terms if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

6.4.2    No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

6.5       Binding Effect; Benefit; Assignment.

6.5.1    The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, other than with respect to the provisions of Section 6.14 which shall inure to the benefit of the Company, and the Company shall be an express third-party beneficiary of Section 6.14.

6.5.2    No party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto.

6.6       Notices. All notices, requests and other communications to any party hereto under this Agreement shall be in writing (including electronic mail transmission) and shall be given:

If to any Shareholder:

[•]

E-mail: [•]

Facsimile: [•]
Attn: [•]

with a copy to:

[•]

E-mail: [•]

Facsimile: [•]

Attn: [•]

and

Seward & Kissel LLP

One Battery Park Plaza

New York, NY 10004

Attention:   Gary J. Wolfe

Jim Abbott

Keith Billotti

E-mail:       wolfe@sewkis.com

abbott@sewkis.com

billotti@sewkis.com

If to Parent:

[•]

E-mail: [•]

Facsimile: [•]

Attn: [•]

with a copy to each of:

King & Spalding LLP

125 Old Broad Street

London EC2N 1AR

Attention:  Martin J. Hunt

Email:  mhunt@kslaw.com

King & Spalding LLP

1180 Peachtree Street

Atlanta, Georgia  30309

Attention:  Keith M. Townsend

Zachary L. Cochran

E-mail:      ktownsend@kslaw.com

zcochran@kslaw.com

or to such other address or electronic mail address as such party hereto may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

6.7         Governing Law.  This Agreement shall be interpreted, construed and governed by and in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof.  Notwithstanding the foregoing, the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the laws of the Cayman Islands in respect of which the parties hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands:  the Merger, the Articles, voting rights, the Drag-Along Sale and the rights provided in Section 238 of the Cayman Companies Law.

6.8         Venue.

(a)        Subject to Section 6.7, each of the parties irrevocably agrees that any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (a “Proceeding”), arising out of or relating to this Agreement brought by any party against any other party shall be brought and determined in the court of any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction, then any New York state court sitting in the Borough of Manhattan of The City of New York (collectively, the “Chosen Courts”). Each of the parties hereto irrevocably and unconditionally consents and submits itself and its property in any Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Courts, (iv) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the Chosen Courts, (v) waives any objection that it may now or hereafter have to the venue of any such Proceeding in any such Chosen Courts or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chosen Courts.  Each of the parties hereto agrees that a final judgment in any Proceeding in the Chosen Courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.

(b)        EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)        EACH PARTY HERETO EXPRESSLY ACKNOWLEDGES THAT THE WAIVERS IN SECTION 6.8(A) AND SECTION 6.8(B) ARE INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF NEW YORK AND OF THE U.S.

6.9         Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms of this Agreement and that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Chosen Courts or the courts of the Cayman Islands in respect of any Cayman Islands matter set forth in Section 6.7, in addition to any other remedy to which they are entitled at law or in equity.

6.10       Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart of this Agreement signed by all of the other parties hereto.  Until and unless each party hereto has received a counterpart of this Agreement signed by all of the other parties hereto, this Agreement shall have no effect and no party hereto shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  The exchange of a fully executed Agreement by electronic transmission in .PDF format shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

6.11       Descriptive Headings.  The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

6.12       Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto.  Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

6.13       Other.  Nothing contained herein, and no action taken by any Shareholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

6.14       Disclosure.  Each Shareholder (i) consents to and authorizes the publication and disclosure by Parent and the Company of such Shareholder’s identity and holding and legal or beneficial ownership of the Company Owned Shares and the nature of its commitments and obligations under this Agreement in any press release and in any disclosure required by the SEC or other Governmental Authority, including the Registration Statement and the Joint Proxy Statement/Prospectus, and any amendment or supplement to either of them, and (ii) agrees promptly to give to Parent and the Company any additional information Parent or the Company may reasonably request for the preparation of any such disclosure documents so long as such information is required by Applicable Law to be disclosed therein.  Nothing in this Agreement shall preclude any Shareholder from making such filings as are required by Applicable Law in connection with the entering into of this Agreement, including an amendment to any Schedule 13D or Schedule 13G previously filed by any Shareholder with the SEC.

6.15       No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Company Owned Shares or Parent Owned Shares.  Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Company Owned Shares and the Parent Owned Shares shall remain vested in and belong to the Shareholders.

6.16       Further Assurances. Subject to the terms and conditions of this Agreement, upon request of the Parent, each Shareholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill such Shareholder’s obligations under this Agreement.

6.17       Interpretation.  The following rules of interpretation shall apply to this Agreement: (i) the words “hereof,” “hereby,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the words “party” or “parties” refers to the parties to this Agreement; (iii) references to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified; (iv) all Exhibits and schedules annexed to this Agreement or referred to in this Agreement are incorporated in and made a part of this Agreement as if set forth in full in this Agreement; (v) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and references to any gender shall include all genders; (vi) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import; (vii) “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (viii) references to any Applicable Law shall be deemed to refer to such Applicable Law as amended from time to time and to any rules or regulations promulgated thereunder; (ix) references to any contract are to that contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (x) references to any Person include the successors and permitted assigns of that Person; (xi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”; (xii) the terms “beneficial ownership,” “beneficially own,” “beneficial owner” and any correlative phrases thereof shall be determined within the meaning of Rule 13d-3 promulgated under the Exchange Act and (xiii) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

6.18       [Shareholder Capacity.  Each Shareholder is executing and entering into this Agreement solely in such Shareholder’s capacity as a shareholder of the Company, and not in such Shareholder’s capacity as a director, officer, employee, agent or consultant of the Company. Notwithstanding anything herein to the contrary, nothing herein shall in any way restrict a director of the Company in the taking of any actions (or failure to act) in his or her capacity as a director of the Company, or in the exercise of his or her fiduciary duties as a director of the Company, or prevent or be construed to create any obligation on the part of any director or officer of the Company from taking any action in his or her capacity as such director, and no action taken solely in the capacity as a director of the Company shall be deemed to constitute a breach of this Agreement.]1

[remainder of page intentionally blank]

1     To be included in agreements with directors and related entities only.

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

PARENT:

By:
Name:
Title:

SHAREHOLDERS:

[_______________]

By:
Name:
Title:

APPENDIX C – FORM OF TRANSOCEAN VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), is dated as of [●], 2018, by and among Ocean Rig UDW Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (the “Company”), and the shareholder of Transocean Ltd., a Swiss corporation (“Parent”), listed on the signature pages hereto (the “Shareholder”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Parent is considering whether to enter into an Agreement and Plan of Merger with the Company, Transocean Oceanus Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Holdco”), and Transocean Oceanus Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of HoldCo (“Merger Sub”), substantially in the form of the draft, dated September 3, 2018, previously furnished to the Shareholder (the “Merger Agreement”).

WHEREAS, the Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company, with the Company surviving the Merger, pursuant to which each Company Common Share (other than Company Common Shares held by the Company as treasury shares or owned by any Subsidiary of the Company or Parent, Merger Sub or any of their Subsidiaries prior to the Effective Time and the Dissenting Shares) shall be converted into the right to receive (i) 1.6128 fully paid and non-assessable shares of Parent Common Shares and (ii) $12.75 in cash, without interest.

WHEREAS, as of the date hereof, the Shareholder is the legal or beneficial owner of the number of Parent Registered Shares set forth on Exhibit A hereto (together with such additional Parent Registered Shares that become legally or beneficially owned by the Shareholder, whether by purchase, share dividend, distribution, split-up, recapitalization, combination, exchange of shares or the like, conversion of convertible securities or otherwise, after the date hereof, the “Parent Owned Shares”).

WHEREAS, as a condition to the Company’s willingness to enter into and perform its obligations under the Merger Agreement, the Company has required the Shareholder agree, and the Shareholder has agreed, to enter into this Agreement.

NOW,  THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt of which is hereby acknowledged, the parties agree as follows:

1.           Agreement to Vote Parent Owned Shares.  The Shareholder hereby agrees that, from the date of execution of the Merger Agreement until the earliest of (i) the time that the Parent Shareholder Approval has been obtained and (ii) termination of this Agreement in accordance with Section 5.1 (the “Parent Voting Period”), at any meeting of the shareholders of Parent at which the Parent Shareholder Approval is to be voted upon, however called, or any adjournment or postponement thereof, the Shareholder shall be present (in person or by proxy, or cause to be present) and vote (or cause to be voted), all of its Parent Owned Shares (as defined below) which the Shareholder beneficially owns as of the record date for such meeting at such time in favor of (A) the Authorized Share Capital, (B) the Parent Share Issuance, (C) the related amendments to Parent’s articles of association in connection therewith, (D) any other Transactions (as necessary) and (E) one or more “routine” matters under the rules of the New York Stock Exchange (the proposals referred to in clauses (A), (B), (C), (D) and (E) being collectively referred to as the “Parent Proposals”); provided, however, that nothing in this Section 1.1 shall require any Shareholder beneficially owning any securities convertible into or exercisable or exchangeable for Parent Registered Shares to convert, exercise or exchange such securities.

2.           Representations and Warranties of the Shareholder.  The Shareholder hereby represents and warrants to the Company, as of the date of this Agreement and as of the Parent Shareholder Meeting, as follows:

2.1       Power; Due Authorization; Binding Agreement.  The Shareholder has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation by the Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate, partnership or other applicable action on the part of the Shareholder, and no other proceedings on the part of the Shareholder are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by the Shareholder and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of the Shareholder, enforceable against the Shareholder in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Applicable Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

2.2       Ownership of Shares.

(i)         The Parent Owned Shares set forth opposite the Shareholder’s name on Exhibit A hereto are owned legally or beneficially by the Shareholder, free and clear of any Liens (including any restriction on the right or power to vote, consent with respect to, or otherwise dispose of the Parent Owned Shares, other than pursuant to this Agreement), except for any Liens that (x) could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Shareholder to perform fully its obligations hereunder on a timely basis or (y) are incurred with the Company’s prior written consent (“Permitted Liens”).  For the avoidance of doubt, the fact that the Shareholder’s Parent Owned Shares may be loaned by the Shareholder as part of customary securities lending arrangements shall constitute a Permitted Lien so long as the Shareholder is entitled to vote any such loaned Parent Owned Shares at any shareholder meeting of Parent held during the Parent Voting Period (including by recalling such loaned Parent Owned Shares prior to the record date for such meeting as necessary).  The Company hereby agrees to provide the Shareholder with at least ten (10) calendar days’ advance notice of the record date for any shareholder meeting of Parent held during the Parent Voting Period.  Other than the restrictions in favor of the Company pursuant to this Agreement, any Permitted Liens, any transfer restrictions of general applicability under applicable securities laws, or as disclosed by the Shareholder on a Schedule 13D filed with respect to the Parent Registered Shares, as amended as of the date hereof, the Shareholder has, and at any shareholder meeting of Parent held during the Parent Voting Period to vote regarding the Merger Agreement and the Transactions the Shareholder will have, either (A) sole voting power and sole dispositive power with respect to the matters set forth in Section 1.1 in respect of all of the Parent Owned Shares of the Shareholder or (B) voting power and dispositive power with respect to the matters set forth in Section 1.1 in respect of all of the Parent Owned Shares of the Shareholder that is shared with one or more transferees in accordance with Section 4.1 of this Agreement.

(ii)        As of the date hereof, except for the Parent Owned Shares set forth on Exhibit A hereto, the Shareholder does not legally or beneficially own any (a) common, ordinary or restricted shares or any other voting securities of Parent, (b) securities of Parent convertible into or exchangeable for common shares, preferred shares or voting securities of Parent or (c) options, warrants or other rights to acquire from Parent any common shares, preferred shares or any other voting securities of Parent or securities convertible into or exchangeable for common shares, preferred shares or voting securities of Parent, or rights the value of which is linked to the price or value of any common shares, preferred shares or voting securities of Parent.  Except for this Agreement, any Permitted Liens or as disclosed by the Shareholder on a Schedule 13D filed with respect to the Parent Registered Shares, as amended as of the date hereof, none of the Parent Owned Shares is subject to any voting trust or other agreement, arrangement, understanding or instrument with respect to the voting of, or exercise of voting power with respect to, or the Transfer (as defined below) of, such shares.

For purposes of this Agreement, to “Transfer” any securities shall mean (a) to sell, assign, transfer, pledge, encumber, distribute, gift or otherwise dispose of (including by merger or otherwise by operation of law) such securities or any interest in such securities, (b) to tender such securities in any tender or exchange offer, or (c) to create or permit to exist any Liens (other than Permitted Liens), or (d) enter into any contract, option, agreement or other arrangement or understanding with respect to any of the actions contemplated by the preceding clauses (a) through (c); provided that any conversion, exercise or exchange of any securities convertible into or exercisable or exchangeable for Parent Registered Shares by any Shareholder shall not constitute a Transfer to the extent the Parent Registered Shares underlying such security continue to be beneficially owned by the Shareholder following such conversion, exercise or exchange.  The term “sell,” “sale” or any derivatives thereof used in this Agreement with respect to any securities of the Company shall include (w) any sale, transfer or disposition of legal or beneficial ownership, or both, of such securities, (x) any short sale with respect to such securities, (y) any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction, collar transaction or any other similar transaction (including any option with respect to any such transaction) or combination of any such transactions, in each case involving such securities and (1) has, or would reasonably be expected to have, the effect of reducing or limiting the Shareholder’s economic interest in such securities or (2) grants a third party the right to vote or direct the voting of such securities, or (z) any transaction that has the same effect as any of the foregoing; provided that any conversion, exercise or exchange of any securities convertible into or exercisable or exchangeable for Parent Registered Shares by any Shareholder shall not constitute a sale to the extent the Parent Registered Shares underlying such security continue to be beneficially owned by the Shareholder following such conversion, exercise or exchange.

2.3       Non-Contravention.  The execution and delivery of this Agreement by the Shareholder does not, and the performance by the Shareholder of its obligations under this Agreement will not, (i) conflict with or violate any Applicable Law with respect to the Shareholder or by which any of its assets or properties (including any Parent Owned Shares) are bound or (ii) conflict with, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of any Lien on the properties or assets of the Shareholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Shareholder is a party or by which the Shareholder or any of its assets or properties (including any Parent Owned Shares) are bound, except for any of the foregoing as could not reasonably be expected, either individually or in the aggregate, to materially impair the ability of the Shareholder to perform fully its obligations hereunder on a timely basis. The execution and delivery of this Agreement by the Shareholder does not, and the performance of this Agreement by the Shareholder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any (A) Governmental Authority, except for filings that may be required to be made with the SEC under the Exchange Act or (B) third party (including with respect to individuals, trusts, any co-trustee or beneficiary).

2.4       Acknowledgment.  The Shareholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon the Shareholder’s execution, delivery and performance of this Agreement.

3.           Representations and Warranties of the Company.  The Company hereby represents and warrants the Shareholder, as of the date of this Agreement and as of the Parent Shareholder Meeting, as follows: (a) the Company has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby; (b) the execution and delivery of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, and no other proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby; and (c) this Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery hereof by the other parties hereto, constitutes a valid and binding agreement of the Company.

4.           Certain Covenants of the Shareholder.

4.1       Restriction on Transfer, Proxies and Non-Interference.

(i)         The Shareholder hereby agrees, during the Parent Voting Period, not to, directly or indirectly, (a) Transfer, cause or permit any Transfer of, or make any offer regarding any Transfer of, any of the Parent Owned Shares of the Shareholder or any other securities of Parent, in each case, other than (1) any such transaction as to which the Company or any of its Affiliates are the sole counterparty, (2) any Permitted Liens or (3) any Transfer to (A) any Affiliate of the Shareholder or (B) any Person who has, prior to the Transfer, filed a Schedule 13D or Schedule 13G with respect to the Parent Registered Shares indicating that such Person is the beneficial owner of 5% or greater of the outstanding Parent Registered Shares (each, a “Permitted Person”) who (x) is a party to an agreement with the Company with substantially identical terms to this Agreement or (y) executes a joinder to this Agreement in form and substance reasonably acceptable to the Company pursuant to which such Permitted Person agrees to be bound by the terms hereof applicable to the Shareholder as to any such Parent Owned Shares, (b) other than a proxy granted or voting instructions issued to Parent in connection with the Parent Shareholder Meeting, grant any proxies or powers of attorney with respect to the Parent Owned Shares of the Shareholder, deposit any such Parent Owned Shares into a voting trust or enter into a voting agreement or understanding with any Person to vote or give instructions with respect to any such Parent Owned Shares in any manner inconsistent with the terms of this Agreement, in each case with respect to any vote on the matters set forth in Section 1.1 of this Agreement, or (c) commit or agree to take any of the foregoing actions; provided,  however, that nothing in this Section 4.1(i) shall prohibit the Shareholder from Transferring, directly or indirectly, or taking any other action with regard to any Parent Bonds (or, so long as such Parent Bonds have not been exchanged for Parent Owned Shares,  any Parent Owned Shares issuable upon exchange of any such Parent Bonds) beneficially owned by the Shareholder.  If any involuntary Transfer of any of the Parent Owned Shares shall occur (including a sale by a Shareholder’s trustee in any bankruptcy, liquidator in any liquidation or winding-up or provisional liquidator in any restructuring by way of provisional liquidation, or a sale to a purchaser at any creditor’s or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall, to the extent permitted by Applicable Law, take and hold such Parent Owned Shares subject to all of the restrictions, liabilities, obligations and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement.

(ii)        During the Parent Voting Period, the Shareholder agrees that it will not take any action designed to, or that has the effect of, frustrating, delaying or impeding the ability of Parent to obtain the approval or adoption of the Parent Proposals.

(iii)      During the Parent Voting Period, the Shareholder agrees that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any Proceeding in law or in equity, in any court or before any Governmental Authority, which alleges that the execution and delivery of the Merger Agreement by the Company, Parent, Holdco or Merger Sub or the approval of the Merger Agreement and the Transactions by the Board of Directors or similar governing body, as applicable, of Parent, Holdco or Merger Sub or the Board of Directors of the Company, breaches any fiduciary duty of such governing body or any member thereof or which otherwise challenges the Merger Agreement and the Transactions.

4.2       Acquisition of Additional Shares.  During the Parent Voting Period, the Shareholder shall notify the Company promptly in writing of the acquisition or Transfer of legal or beneficial ownership of additional Parent Registered Shares after the date hereof.

5.           Miscellaneous.

5.1       Termination of this Agreement.  This Agreement, and all obligations, terms and conditions contained herein, shall automatically terminate without any further action required by any person upon the earliest to occur of: (i) the termination of the Merger Agreement in accordance with its terms; (ii) the Effective Time; (iii) the making of any change, by amendment, waiver or other modification to any provision of the Merger Agreement that (x) decreases the amount or changes the form of the Merger Consideration, (y) imposes any material restrictions on or additional material conditions on the payment of the Merger Consideration to the shareholders of the Company or (z) extends the End Date; (iv) if the Company Board makes an Adverse Recommendation Change following receipt of a Superior Proposal; (v) the End Date, as it may be extended in accordance with the provisions of the Merger Agreement; and (vi) the mutual written consent of the parties.

5.2       Effect of Termination.  In the event of termination of this Agreement pursuant to Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto; provided, however, no such termination shall relieve any party hereto from any liability for any willful and intentional breach of this Agreement occurring prior to such termination and the provisions of this Article 5 shall survive any such termination.

5.3       Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the parties hereto with respect to the subject matter of this Agreement.

5.4       Amendments and Waivers.

5.4.1    Any provision of this Agreement may be amended or waived prior to the termination of this Agreement in accordance with its terms if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

5.4.2    No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

5.5       Binding Effect; Benefit; Assignment.

5.5.1    The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, other than with respect to the provisions of Section 5.14 which shall inure to the benefit of Parent, and Parent shall be an express third-party beneficiary of Section 5.14.

5.5.2    No party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto.

5.6       Notices. All notices, requests and other communications to any party hereto under this Agreement shall be in writing (including electronic mail transmission) and shall be given:

If to any Shareholder:

[•]

E-mail: [•]

Facsimile: [•]

Attn: [•]

with a copy to each of:

King & Spalding LLP

125 Old Broad Street

London EC2N 1AR

Attention:  Martin J. Hunt

Email:  mhunt@kslaw.com

King & Spalding LLP

1180 Peachtree Street

Atlanta, Georgia  30309

Attention:   Keith M. Townsend

Zachary L. Cochran

E-mail:       ktownsend@kslaw.com

zcochran@kslaw.com

If to the Company:

[•]

E-mail: [•]

Facsimile: [•]

Attn: [•]

with a copy to each of:

[•]

E-mail: [•]

Facsimile: [•]

Attn: [•]

and

Seward & Kissel LLP

One Battery Park Plaza

New York, NY 10004

Attention:    Gary J. Wolfe

Jim Abbott

Keith Billotti

E-mail:        wolfe@sewkis.com

abbott@sewkis.com

billotti@sewkis.com

or to such other address or electronic mail address as such party hereto may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

5.7         Governing Law.  This Agreement shall be interpreted, construed and governed by and in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof.

5.8         Venue.

(a)        Subject to Section 5.7, each of the parties irrevocably agrees that any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative and whether formal or informal (a “Proceeding”), arising out of or relating to this Agreement brought by any party against any other party shall be brought and determined in the court of any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction, then any New York state court sitting in the Borough of Manhattan of The City of New York (collectively, the “Chosen Courts”).  Each of the parties hereto irrevocably and unconditionally consents and submits itself and its property in any Proceeding to the exclusive general jurisdiction of the Chosen Courts in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such Chosen Courts, (iv) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the Chosen Courts, (v) waives any objection that it may now or hereafter have to the venue of any such Proceeding in any such Chosen Courts or that such Proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the Chosen Courts.  Each of the parties hereto agrees that a final judgment in any Proceeding in the Chosen Courts shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Applicable Law.  Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient.

(b)        EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(c)        EACH PARTY HERETO EXPRESSLY ACKNOWLEDGES THAT THE WAIVERS IN SECTION 5.8(A) AND SECTION 5.8(B) ARE INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF NEW YORK AND OF THE U.S.

5.9         Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms of this Agreement and that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in the Chosen Courts, in addition to any other remedy to which they are entitled at law or in equity.

5.10     Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart of this Agreement signed by all of the other parties hereto.  Until and unless each party hereto has received a counterpart of this Agreement signed by all of the other parties hereto, this Agreement shall have no effect and no party hereto shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  The exchange of a fully executed Agreement by electronic transmission in .PDF format shall be sufficient to bind the parties hereto to the terms and conditions of this Agreement.

5.11     Descriptive Headings.  The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

5.12     Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party hereto.  Upon such a determination, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

5.13     Other.  Nothing contained herein, and no action taken by any Shareholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

5.14     Disclosure.  The Shareholder (i) consents to and authorizes the publication and disclosure by Parent and the Company of the Shareholder’s identity and holding and legal or beneficial ownership of the Parent Owned Shares and the nature of its commitments and obligations under this Agreement in any press release and in any disclosure required by the SEC or other Governmental Authority, including the Registration Statement and the Joint Proxy Statement/Prospectus, and any amendment or supplement to either of them, and (ii) agrees promptly to give to Parent and the Company any additional information Parent or the Company may reasonably request for the preparation of any such disclosure documents so long as such information is required by Applicable Law to be disclosed therein.  Nothing in this Agreement shall preclude any Shareholder from making such filings as are required by Applicable Law in connection with the entering into of this Agreement, including an amendment to any Schedule 13D or Schedule 13G previously filed by any Shareholder with the SEC.

5.15     No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to any Parent Owned Shares.  Except as provided in this Agreement, all rights, ownership and economic benefits relating to the Parent Owned Shares shall remain vested in and belong to the Shareholder.

5.16     Further Assurances. Subject to the terms and conditions of this Agreement, upon request of the Parent, the Shareholder shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary to fulfill the Shareholder’s obligations under this Agreement.

5.17     Interpretation.  The following rules of interpretation shall apply to this Agreement: (i) the words “hereof,” “hereby,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the words “party” or “parties” refers to the parties to this Agreement; (iii) references to Articles, Sections and Exhibits are to Articles, Sections and Exhibits of this Agreement unless otherwise specified; (iv) all Exhibits and schedules annexed to this Agreement or referred to in this Agreement are incorporated in and made a part of this Agreement as if set forth in full in this Agreement; (v) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and references to any gender shall include all genders; (vi) whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import; (vii) “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (viii) references to any Applicable Law shall be deemed to refer to such Applicable Law as amended from time to time and to any rules or regulations promulgated thereunder; (ix) references to any contract are to that contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; (x) references to any Person include the successors and permitted assigns of that Person; (xi) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other theory extends and such phrase shall not mean “if”; (xii) the terms “beneficial ownership,” “beneficially own,” “beneficial owner” and any correlative phrases thereof shall be determined within the meaning of Rule 13d-3 promulgated under the Exchange Act, and (xiii) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.

[remainder of page intentionally blank]

IN WITNESS WHEREOF, the parties hereto have caused this Voting Agreement to be duly executed as of the day and year first above written.

THE COMPANY:

By:
Name:
Title:

SHAREHOLDER:

[ ]

By:
Name:
Title:

APPENDIX D – AUTHORIZED SHARE CAPITAL

New Authorized Share Capital

[1] Der Verwaltungsrat ist ermächtigt, das Aktienkapital jederzeit bis zum 29. November 2020 im Maximalbetrag von CHF 14'770'019.50 durch Ausgabe von höchstens 147'700'195 vollständig zu liberierenden Aktien zu erhöhen im Zusammenhang mit dem Erwerb von Ocean Rig UDW Inc., einer nach dem Recht der Kaimaninseln organisierten Gesellschaft (Ocean Rig), im Wege eines Merger nach dem Recht der Kaimaninseln von Ocean Rig mit einer direkten oder indirekten, nach dem Recht der Kaimaninseln organisierten Tochtergesellschaft der Gesellschaft (die Transaktion).

[1] The Board of Directors is authorized to increase the share capital at any time until November 29, 2020, by a maximum amount of CHF 14,770,019.50 by issuing a maximum of 147,700,195 fully paid up Shares in connection with the acquisition of Ocean Rig UDW Inc., a company organized under the laws of the Cayman Islands (Ocean Rig), by way of a merger pursuant to the laws of the Cayman Islands between Ocean Rig and a direct or indirect subsidiary of the Company organized under the laws of the Cayman Islands (the Transaction).

[2] Eine Erhöhung des Aktienkapitals in Teilbeträgen ist zulässig.	2 An increase of the share capital in partial amounts shall be permissible.

[3] Die Bezugsrechte der Aktionäre werden für die Zwecke der Abwicklung der Transaktion entzogen und einem oder mehreren Umtauschagent(en) zugewiesen, der oder die im eigenen Namen aber auf Rechnung der Inhaber von Kategorie A Aktien und Kategorie B Aktien von Ocean Rig handelt oder handeln, die unmittelbar vor Wirksamkeit der Transaktion ausstehend sind (die Ocean Rig Aktien) und deren Inhaber nach dem Recht der Kaimaninseln, der Satzung von Ocean Rig und/oder dem für die Transaktion massgeblichen Vertrag einen Anspruch auf Aktien erworben haben (die Berechtigten Ocean Rig Aktionäre).

[3] The pre-emptive rights of the shareholders are excluded for the purposes of the execution of the Transaction and allotted to one or several exchange agent(s) acting in its/their own name(s), but on behalf of the holders of Class A shares and Class B shares of Ocean Rig outstanding immediately prior to the effectiveness of the Transaction (the Ocean Rig Shares) who have acquired, pursuant to the laws of the Cayman Islands, the Memorandum of Association of Ocean Rig and/or based on the agreement that governs the Transaction a right to receive Shares (the Entitled Ocean Rig Shareholders).

[4] Der Verwaltungsrat legt den (i) Zeitpunkt der Ausgabe, (ii) den Ausgabebetrag, (iii) die Art, wie die neuen Aktien zu liberieren sind (unter ausdrücklicher Zulassung der Liberierung der neuen Aktien im Wege einer Umwandlung frei verwendbarer Reserven in Aktienkapital zwecks Abwicklung der Transaktion und damit des Erwerbs von Ocean Rig), (iv) die etwaige zusätzliche Entschädigung, welche den Inhabern von Ocean Rig Aktien im Rahmen der Transaktion zu leisten ist, (v) den Beginn der Dividendenberechtigung, (vi) die Bedingungen für die Ausübung der zugewiesenen Bezugsrechte und (vii) die Verwendung der zugewiesenen Bezugsrechte, die vom oder von den Umtauschagenten aufgrund eines von Inhabern von Ocean Rig Aktien (die Widerspruchsaktionäre) eingeleiteten, auf die Transaktion anwendbares "Dissent"-Verfahren nach dem Recht der Kaimaninseln nicht ausgeübt werden, fest. Solche nicht-ausgeübte Bezugsrechte kann der Verwaltungsrat insbesondere (x) verfallen lassen oder (y) einem Dritten (einschliesslich einer Tochtergesellschaft der Gesellschaft) zuweisen zwecks (A) Bereitstellung von Aktien an Widerspruchsaktionäre, die gegebenenfalls einen Anspruch auf Aktien erwerben, und/oder (B) direkter oder indirekter Finanzierung oder Refinanzierung von Wertansprüchen von Widerspruchsaktionären, wie insbesondere im Wege einer Platzierung von Aktien zu Marktkonditionen bei Investoren.

[4] The Board of Directors shall determine (i) the time of the issuance, (ii) the issue price, (iii) the manner in which the new Shares have to be paid in (whereby a conversion of freely available reserves into nominal share capital for purposes of the execution of the Transaction and thus the acquisition of Ocean Rig shall be expressly permitted), (iv) the additional consideration that may be payable to holders of Ocean Rig Shares, (v) the date from which the Shares carry the right to dividends, (vi) the conditions for the exercise of the allotted pre-emptive rights and (vii) the use of allotted pre-emptive rights not exercised by the exchange agent(s) on account of dissent proceedings pursuant to Cayman Islands law initiated by holders of Ocean Rig Shares (the Dissenting Shareholders). The Board of Directors may, in particular, allow such non-exercised pre-emptive rights (x) to lapse, or (y) allot them to a third party (including a subsidiary of the Company) for purposes of (A) the provision of Shares to Dissenting Shareholders who may acquire a right to receive Shares and/or (B) the direct or indirect financing or refinancing of monetary claims of Dissenting Shareholders, including by way of a placement of Shares to investors at market conditions.

[5] Die neuen Aktien unterliegen den Eintragungsbeschränkungen in das Aktienbuch von Artikel 7 und 9 dieser Statuten.	[5] The new Shares shall be subject to the limitations for registration in the share register pursuant to Articles 7 and 9 of these Articles of Association.

D-1

APPENDIX E – FAIRNESS OPINION OF CITIGROUP GLOBAL MARKETS INC.

Confidential

September 3, 2018

The Board of Directors

Transocean Ltd.

Turmstrasse 30

Steinhausen, Switzerland

CH-6312

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to Transocean Ltd., a Swiss corporation (“Transocean”) of the Merger Consideration (defined below) to be paid by Transocean pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of September 3, 2018 (the “Merger Agreement”) among Transocean, Ocean Rig UDW Inc., an exempted company incorporated with limited liability under the laws of the Cayman Islands (“Ocean Rig”), Transocean Oceanus Holdings Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Transocean (“HoldCo”) and Transocean Oceanus Limited, an exempted company incorporated with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of HoldCo (“Merger Sub”).  As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into Ocean Rig (the “Merger”) with Ocean Rig as the surviving corporation and (ii) each outstanding share of the common stock, par value $0.01 per share, of Ocean Rig (“Ocean Rig Common Stock”) will be converted into the right to receive (a) $12.75 in cash and (b) 1.6128 of a share of the common stock, par value CHF 0.10, of Transocean (“Transocean Common Stock” and, such cash amount and shares of Transocean Common Stock, collectively, the “Merger Consideration”).

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of Transocean concerning the business, operations and prospects of Ocean Rig.  We examined certain publicly available business and financial information relating to Transocean and Ocean Rig as well as certain financial forecasts and other information and data relating to Transocean and Ocean Rig which were provided to or discussed with us by the management of Transocean, including information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Transocean to result from the Merger.  We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things:  current and historical market prices and trading volumes of Transocean Common Stock and Ocean Rig Common Stock; the historical and projected earnings and other operating data of Transocean and Ocean Rig; and the capitalization and financial condition of Transocean and Ocean Rig.  We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Transocean and Ocean Rig.  We also evaluated certain potential pro forma financial effects of the Merger on Transocean.  In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion.  The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of Transocean that they are not aware of any relevant information that has been omitted or that remains undisclosed to us.  With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us relating to Ocean Rig and, in the case of certain potential pro forma financial effects of, and strategic implications and operational benefits resulting from, the Merger, Transocean, in each case, that we have been directed to utilize in our analyses, we have been advised by the management of Transocean that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Transocean as to the future financial performance of Ocean Rig and Transocean and the strategic implications and operational benefits and the other matters covered thereby, and have assumed, with your consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Merger) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected.

We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Ocean Rig or the contemplated benefits to Transocean of the Merger.  We are not expressing any view or opinion as to the actual value of Transocean Common Stock or any other securities when issued, redeemed or acquired in connection with the Merger or the prices at which Transocean Common Stock, Ocean Rig Common Stock or any other securities will trade or otherwise be transferable at any time, including following the announcement or consummation of the Merger.  We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Ocean Rig or Transocean nor have we made any physical inspection of the properties or assets of Ocean Rig or Transocean.

Our opinion does not address any terms (other than the Merger Consideration to the extent expressly specified herein) or other aspects or implications of the Merger, including, without limitation, the form or structure of the Merger or any terms, aspects or implications of any voting agreement or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger.  We express no view as to, and our opinion does not address, the underlying business decision of Transocean to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Transocean or the effect of any other transaction in which Transocean might engage.  We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration.  Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to Transocean in connection with the proposed Merger and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger.  We also will receive a fee in connection with the delivery of this opinion.  In addition, Transocean has agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement.  As you are aware, we and our affiliates in the past have provided, and are currently providing, services to Transocean unrelated to the proposed Merger, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, during the two year period prior to the date hereof, having acted in October 2017 as lead bookrunner in connection with the issuance of $750 million in senior unsecured notes; having acted in June 2018 as joint lead arranger in connection with the extension of a $1 billion revolving credit facility to Transocean; having acted in June and July 2018 as joint bookrunner in connection with the issuance of senior secured notes offerings of $750 million and $600 million, respectively; and with the various other loan portfolio management and treasury and trade solutions services.  In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Transocean and Ocean Rig for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.  In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Transocean, Ocean Rig and their respective affiliates.

Our advisory services and the opinion expressed herein are provided solely for the information of the Board of Directors of Transocean in its evaluation of the proposed Merger, and may not be relied upon by any third party or used for any other purpose.  Our opinion may not be quoted, referred to or otherwise disclosed, in whole or in part, nor may any public reference to Citigroup Global Markets Inc. be made, without our prior written consent.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid by Transocean in the Merger is fair, from a financial point of view, to Transocean.

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

APPENDIX F – FAIRNESS OPINION OF CREDIT SUISSE SECURITIES (USA) LLC

September 3, 2018

Ocean Rig UDW Inc.

c/o Ocean Rig Cayman Management Services SEZC Limited

3rd Floor Flagship Building, Harbour Drive,

Grand Cayman, Cayman Islands

Attention: Board of Directors

Members of the Board:

You have asked us to advise you in your capacity as the Board of Directors (the “Board”) of Ocean Rig UDW Inc. (the “Company”) with respect to the fairness, from a financial point of view, to the holders of Class A common shares and Class B common shares, each with par value $0.01 per share (together, the “Company Common Shares”), of the Company, of the Consideration (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger to be entered into by and among the Company, Transocean Ltd. (the “Acquiror”), Transocean Oceanus Holdings Limited, a wholly owned subsidiary of the Acquiror (“HoldCo”), and Transocean Oceanus Limited, a wholly owned subsidiary of HoldCo (“Merger Sub”).  We understand that the Agreement provides for, among other things, the merger of the Company with Merger Sub (the “Transaction”) pursuant to which the Company will become a wholly owned subsidiary of Holdco and each outstanding Company Common Share will be converted into the right to receive (i) 1.6128 shares (the “Share Consideration”), par value CHF 0.10 per share (the “Acquiror Common Shares”), of the Acquiror and (ii) $12.75 in cash, without interest (the “Cash Consideration” and, together with the Share Consideration, the “Consideration”).

In arriving at our opinion, we have reviewed an execution version of the Agreement made available to us on September 3, 2018 and certain publicly available business and financial information relating to the Company and the Acquiror.  We have also reviewed certain other information relating to the Company and the Acquiror, including (x) financial forecasts, reflecting alternative economic and operating scenarios, relating to the Company for the fiscal years ending December 31, 2018 through December 31, 2023 prepared and provided to us by the management of the Company (the “Company Projections”), (y) financial forecasts, reflecting alternative economic and operating scenarios, relating to the Acquiror for the fiscal years ending December 31, 2018 through December 31, 2023 prepared and provided to us by the management of the Company (the “Company Projections for the Acquiror”) and (z) certain estimates of selected forward looking financial information relating to the Acquiror prepared and provided to us by the management of the Acquiror, and have met with the managements of the Company and the Acquiror and certain of their respective representatives to discuss the business and prospects of the Company and the Acquiror.  We have also considered certain financial and stock market data of the Company and the Acquiror, and we have compared that data with similar data for other companies with publicly traded equity securities in businesses we deemed similar to those of the Company and the Acquiror, respectively, and we have considered, to the extent publicly available, the financial terms of certain other business combinations and other transactions which have been effected.  We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not independently verified any of the foregoing information and, with your consent, we have assumed and relied upon such information being complete and accurate in all respects material to our analyses and this opinion.  With respect to the Company Projections that we have relied upon for purposes of our analyses, we have been advised by the management of the Company, and we have assumed with your consent, that such forecasts and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company.  With respect to the Company Projections for the Acquiror that we have relied upon for purposes of our analyses, we have been advised by the management of the Company, and we have assumed with your consent, that such forecasts and estimates have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Acquiror.  At your direction, we have assumed that the Company Projections and the Company Projections for the Acquiror are a reasonable basis upon which to evaluate the Company, the Acquiror and the Transaction and at your direction we have relied upon the Company Projections and the Company Projections for the Acquiror for purposes of our analyses and this opinion.  We express no view or opinion with respect to the Company Projections or the Company Projections for the Acquiror, or the assumptions and methodologies upon which they are based.

We have assumed, with your consent, that, in the course of obtaining any regulatory or third party consents, approvals or agreements in connection with the Transaction, no modification, delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, the Acquiror or the contemplated benefits of the Transaction and that the Transaction will be consummated in compliance with all applicable laws and regulations and in accordance with the terms of the  Agreement without waiver, modification or amendment of any term, condition or agreement thereof that is material to our analyses or this opinion.  In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company or the Acquiror, nor have we been furnished with any such evaluations or appraisals.  With your consent, we have further assumed that the final form of the Agreement, when executed by the parties thereto, will conform to the draft reviewed by us in all respects material to our analyses and this opinion.

Our opinion addresses only the fairness, from a financial point of view, to the holders of Company Common Shares of the Consideration to be received by such holders in the Transaction pursuant to the Agreement and does not address any other aspect or implication of the Transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise, including, without limitation, the form or structure of the Transaction and the fairness of the amount or nature of, or any other aspect relating to, any compensation, if any, or consideration (other than the Consideration) to be received or otherwise payable to any officers, directors, employees, securityholders or affiliates of any party to the Transaction, or class of such persons, relative to the Consideration or otherwise.  In that regard, our opinion does not address any aspect or implication relating to the contemplated termination, including any compensation that may be payable by the Company as a result of such termination, of certain management services or similar agreements between the Company and certain of its affiliates (including TMS Offshore Services Ltd., a company that provides certain management services to the Company and may be deemed to be beneficially owned by the Chairman of the Company’s Board).  Furthermore, we are not expressing any advice or opinion regarding matters that require legal, regulatory, accounting, insurance, intellectual property, tax, environmental, executive compensation or other similar professional advice. We have assumed that the Company has or will obtain such advice or opinions from the appropriate professional sources.  The issuance of this opinion was approved by our authorized internal committee.

Our opinion is necessarily based on information made available to us as of the date hereof and upon financial, economic, market and other conditions as they exist and can be evaluated on the date hereof.  In addition, as you are aware, the financial projections and estimates that we have reviewed relating to the future financial performance of the Company and the Acquiror reflect certain assumptions regarding the oil and gas industry that are subject to significant uncertainty and that, if different than assumed, could have a material impact on our analyses and this opinion.  We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof.  We are not expressing any opinion as to what the value of Acquiror Common Shares actually will be when issued to the holders of Company Common Shares pursuant to the Agreement or the prices or ranges of prices at which Company Common Shares or Acquiror Common Shares may be purchased or sold at any time.  We have assumed that the Acquiror Common Shares to be issued in the Transaction will be approved for listing on the New York Stock Exchange prior to the consummation of the Transaction.  Our opinion does not address the relative merits of the Transaction as compared to alternative transactions or strategies that might be available to the Company, nor does it address the underlying business decision of the Board or the Company to proceed with or effect the Transaction.  With your consent, for purposes of our analyses and this opinion, we have not taken into account the individual circumstances affecting any particular holder’s interest in Company Common Shares or any aspect or implication thereof. You have advised us that the Class B common shares are unlisted securities that are convertible into Class A common shares and that the Class A common shares and Class B common shares have identical economic and voting rights, and consequently for purposes of our analyses and this opinion, at your direction, we have treated the Class A common shares and the Class B common shares as identical in all respects as if they constituted shares of a single class.

We have acted as financial advisor to the Company in connection with the Transaction and will receive a fee for our services, a substantial portion of which is contingent upon the consummation of the Transaction.  We also became entitled to receive a fee upon the rendering of our opinion.  In addition, the Company has agreed to reimburse us for certain of our expenses and to indemnify us and certain related parties for certain liabilities and other items arising out of or related to our engagement.  We and our affiliates have in the past provided and currently are providing investment banking and other financial advice and services to the Company and its affiliates for which advice and services we and our affiliates have received and would expect to receive compensation, including among other things, during the past two years, having acted as an agent in connection with the repurchase of senior secured notes issued by a subsidiary of the Company and having been a lender to the Company or one or more of its affiliates.  In addition, as has previously been disclosed to the Company, an affiliate of Credit Suisse has a personal banking relationship, including related lending activity in connection therewith, with a member of the Board.  We and our affiliates have in the past provided investment banking and other financial advice and services to the Acquiror and its affiliates for which advice and services we and our affiliates have received and would expect to receive compensation, including among other things, during the past two years, having acted as a counterparty to the Acquiror in connection with certain currency and derivative transactions, as an agent in connection with certain equity offerings of the Acquiror, and as a co-manager in connection with offerings by the Acquiror of various debt securities in October 2017, November 2016 and July 2016.  We and our affiliates may in the future provide investment banking and other financial advice and services to the Company, the Acquiror and their respective affiliates for which advice and services we and our affiliates would expect to receive compensation. We also in the past have provided, currently are providing and in the future may provide investment banking and other financial advice and services to financial investment firms with investments in the Company Common Shares, for which advice and services we and our affiliates have received and would expect to receive compensation.  We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial advice and services.  In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, the Acquiror and any other company that may be involved in the Transaction, as well as provide investment banking and other financial advice and services to such companies and their affiliates.

It is understood that this letter is for the information of the Board (in its capacity as such) in connection with its consideration of the Transaction and does not constitute advice or a recommendation to any security holder of the Company as to how such security holder should vote or act on any matter relating to the proposed Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Company Common Shares in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Credit Suisse Securities (USA) LLC

CREDIT SUISSE SECURITIES (USA) LLC

APPENDIX G – CAYMAN ISLANDS COMPANIES LAW (2018 REVISION) – SECTION 238

Cayman Islands Companies Law (2018 Revision) – Section 238

238.

(1)          A member of a constituent company incorporated under this Law shall be entitled to payment of the fair value of his shares upon dissenting from a merger or consolidation.

(2)          A member who desires to exercise his entitlement under subsection (1) shall give to the constituent company, before the vote on the merger or consolidation, written objection to the action.

(3)          An objection under subsection (2) shall include a statement that the member proposes to demand payment for his shares if the merger or consolidation is authorised by the vote.

(4)          Within twenty days immediately following the date on which the vote of members giving authorisation for the merger or consolidation is made, the constituent company shall give written notice of the authorisation to each member who made a written objection.

(5)          A member who elects to dissent shall, within twenty days immediately following the date on which the notice referred to in subsection (4) is given, give to the constituent company a written notice of his decision to dissent, stating-

(a)          his name and address;

(b)          the number and classes of shares in respect of which he dissents; and

(c)          a demand for payment of the fair value of his shares.

(6)          A member who dissents shall do so in respect of all shares that he holds in the constituent company.

(7)          Upon the giving of a notice of dissent under subsection (5), the member to whom the notice relates shall cease to have any of the rights of a member except the right to be paid the fair value of his shares and the rights referred to in subsections (12) and (16).

(8)          Within seven days immediately following the date of the expiration of the period specified in subsection (5), or within seven days immediately following the date on which the plan of merger or consolidation is filed, whichever is later, the constituent company, the surviving company or the consolidated company shall make a written offer to each dissenting member to purchase his shares at a specified price that the company determines to be their fair value; and if, within thirty days immediately following the date on which the offer is made, the company making the offer and the dissenting member agree upon the price to be paid for his shares, the company shall pay to the member the amount in money forthwith.

(9)          If the company and a dissenting member fail, within the period specified in subsection (8), to agree on the price to be paid for the shares owned by the member, within twenty days immediately following the date on which the period expires-

(a)          the company shall (and any dissenting member may) file a petition with the Court for a determination of the fair value of the shares of all dissenting members; and

(b)          the petition by the company shall be accompanied by a verified list containing the names and addresses of all members who have filed a notice under subsection (5) and with whom agreements as to the fair value of their shares have not been reached by the company.

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(10)        A  copy of any petition filed under subsection (9)(a) shall be served on the other party; and where a dissenting member has so filed, the company shall within ten days after such service file the verified list referred to in subsection (9)(b).

(11)        At the hearing of a petition, the Court shall determine the fair value of the shares of such dissenting members as it finds are involved, together with a fair rate of interest, if any, to be paid by the company upon the amount determined to be the fair value.

(12)        Any member whose name appears on the list filed by the company under subsection (9)(b) or (10) and who the Court finds are involved may participate fully in all proceedings until the determination of fair value is reached.

(13)        The order of the Court resulting from proceeding on the petition shall be enforceable in such manner as other orders of the Court are enforced, whether the company is incorporated under the laws of the Islands or not.

(14)        The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances; and upon application of a member, the Court may order all or a portion of the expenses incurred by any member in connection with the proceeding, including reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares which are the subject of the proceeding.

(15)        Shares acquired by the company pursuant to this section shall be cancelled and, if they are shares of a surviving company, they shall be available for re-issue.

(16)        The enforcement by a member of his entitlement under this section shall exclude the enforcement by the member of any right to which he might otherwise be entitled by virtue of his holding shares, except that this section shall not exclude the right of the member to institute proceedings to obtain relief on the ground that the merger or consolidation is void or unlawful.

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